   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 2001
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                               RAILAMERICA, INC.
             (Exact name of Registrant as specified in its charter)

             DELAWARE                             3845                            65-0328006
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                             ---------------------
                         5300 BROKEN SOUND BLVD., N.W.
                           BOCA RATON, FLORIDA 33487
                                 (561) 994-6015
    (Address, including zip code and telephone number including area code of
                   Registrant's principal executive offices)
                                 GARY O. MARINO
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                               RAILAMERICA, INC.
                         5300 BROKEN SOUND BLVD., N.W.
                           BOCA RATON, FLORIDA 33487
                                 (561) 994-6015
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

              FERN SILVER WATTS, ESQ.                            JOHN M. SALMANOWITZ, ESQ.
              GREENBERG TRAURIG, P.A.                            STEINHART & FALCONER LLP
         1221 BRICKELL AVENUE, SUITE 2200                      333 MARKET STREET, SUITE 3200
               MIAMI, FLORIDA 33131                               SAN FRANCISCO, CA 94105
                  (305) 579-0500                                      (415) 777-3999
               (305) 579-0717 (FAX)                                (415) 442-0856 (FAX)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of the Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
             TITLE OF EACH CLASS                 PROPOSED MAXIMUM AGGREGATE               AMOUNT OF
        OF SECURITIES TO BE REGISTERED                OFFERING PRICE(1)              REGISTRATION FEE(1)
--------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share.......           $30,000,000                       $7,170
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                PARKSIERRA CORP.
                           211 GATEWAY ROAD WEST #401
                             NAPA, CALIFORNIA 94558

                             ---------------------

                               December 17, 2001

To ParkSierra's shareholders:

     The board of directors of ParkSierra Corp. have agreed to a merger in which RailAmerica, Inc. will acquire ParkSierra. ParkSierra will become a subsidiary of RailAmerica. The accompanying proxy statement/prospectus provides you with detailed information about the transaction. ParkSierra and RailAmerica urge you to read it carefully.

     Although the final exchange ratios cannot be determined until the closing of the merger, RailAmerica and ParkSierra estimate that each share of ParkSierra common stock will convert into approximately $29.41 in cash and approximately
3.90 shares of RailAmerica stock based on:

     - the amount of debt at ParkSierra on September 30, 2001,

     - the working capital of ParkSierra as of the closing date being $4,400,000,

     - no dissenting ParkSierra shareholders, and

     - the average stock price of RailAmerica common stock for the ten days ended November 19, 2001 of $13.09.

     In addition, at least $2.0 million of the cash that would otherwise have been distributed to the ParkSierra shareholders will be held in escrow in accordance with the indemnification and escrow provisions of the merger agreement. The merger and the merger agreement are described more fully in the accompanying proxy statement/prospectus. RailAmerica common stock is traded on the Nasdaq National Market under the symbol "RAIL."

     YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless the shareholders of ParkSierra approve it. ParkSierra has scheduled a special meeting for its shareholders for this purpose, which will take place as follows:

                        Monday, January 7, 2002; 10 a.m. PST
                              Steinhart & Falconer
                               333 Market Street
                                   32nd Floor
                            San Francisco, CA 94105

     Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to RailAmerica.

     Neither the SEC nor any state securities regulators have approved or disapproved of the RailAmerica common stock to be issued in the merger or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     These securities are subject to investment risks, which are discussed beginning on page 10.

     The proxy statement/prospectus is dated December 17, 2001 and is first
being mailed to shareholders on or about December   , 2001.

                                PARKSIERRA CORP.
                           211 GATEWAY ROAD WEST #401
                             NAPA, CALIFORNIA 94558

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 7, 2002
                             ---------------------

TO THE SHAREHOLDERS OF PARKSIERRA CORP.:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of ParkSierra Corp., a California corporation will be held on Monday, January 7, 2002, at 10 a.m., local time, at the offices of Steinhart & Falconer, 333 Market Street, 32nd Floor, San Francisco, CA 94105 to consider and vote upon the following proposal:

          To approve and adopt the Amended and Restated Agreement and Plan of Merger dated as of November 26, 2001 by and among RailAmerica, ParkSierra Acquisition Corp., and ParkSierra in the form attached as ANNEX A to this proxy statement/prospectus, and the transactions contemplated by it in order to effect the merger of ParkSierra with and into ParkSierra Acquisition Corp., a wholly-owned subsidiary of RailAmerica.

     Information regarding these agreements, the merger and related matters is contained in this proxy statement/prospectus and its appendices.

     ParkSierra shareholders of record at the close of business on December 4, 2001 are entitled to notice of, and to vote at, the ParkSierra special meeting and any adjournments or postponements of the special meeting.

     All shareholders are cordially invited to attend the ParkSierra special meeting in person. Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. FAILURE TO RETURN A PROPERLY EXECUTED PROXY OR TO VOTE AT THE PARKSIERRA SPECIAL MEETING WILL GENERALLY HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

     THE BOARD OF DIRECTORS OF PARKSIERRA UNANIMOUSLY RECOMMENDS THAT PARKSIERRA SHAREHOLDERS VOTE TO ADOPT AND APPROVE THE MERGER AGREEMENT AND APPROVE THE MERGER.

                                          By order of the ParkSierra board of
                                          directors,

                                          DAVID L. PARKINSON
                                          Chairman and Chief Executive Officer
Napa, California
December 17, 2001

     The accompanying proxy statement/prospectus provides you with detailed information about the transaction. ParkSierra and RailAmerica urge you to read it carefully. The proxy statement/prospectus also incorporates important business and financial information about RailAmerica that is included in the accompanying documents. You may obtain additional information about RailAmerica from documents filed with the Securities and Exchange Commission or you may obtain them without charge upon written request to, or by calling, RailAmerica. See "Where You Can Find More Information" on page 74 for details.

     RailAmerica has supplied all of the information contained in this proxy statement/prospectus relating to RailAmerica and ParkSierra Acquisition Corp., and ParkSierra has supplied all of the information relating to ParkSierra.

     You should rely only on the information contained in this proxy statement/prospectus. None of RailAmerica, ParkSierra Acquisition Corp. or ParkSierra has authorized anyone to give you any information or to make any representations about either the merger or the other transactions that are discussed in this proxy statement/prospectus other than the information or representations contained in this proxy statement/prospectus. If you are given any information about these matters that is not discussed in this proxy statement/prospectus, you must not rely on that information.

     This proxy statement/prospectus is not an offer to sell or a solicitation of an offer to buy securities in any location where, or to, any person to whom RailAmerica is not permitted to offer or to sell securities under applicable law.

     The delivery of this proxy statement/prospectus or the common stock of RailAmerica offered by this proxy statement/prospectus does not, under any circumstances, mean that there has not been a change in the affairs of RailAmerica or ParkSierra since the date of this proxy statement/prospectus. It also does not mean that the information in this proxy statement/prospectus is correct after this date.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     RailAmerica and ParkSierra has each made forward-looking statements in this document and in the documents that are annexed hereto that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of RailAmerica or ParkSierra. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Shareholders should note that many factors, some of which are discussed elsewhere in this proxy statement/prospectus and in the documents annexed hereto, could affect the future financial results of RailAmerica or ParkSierra and could cause those results to differ materially from those expressed in the forward-looking statements contained in this proxy statement/prospectus or included in the annexes attached hereto. These factors include the risk factors that appear in the section entitled "Risk Factors" beginning on page 8.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
QUESTIONS AND ANSWERS.......................................     1
SUMMARY.....................................................     4
SELECTED UNAUDITED PRO FORMA HISTORICAL FINANCIAL DATA......     6
  Selected Unaudited Pro Forma Financial Data...............     6
  RailAmerica Selected Historical Consolidated Financial
     Data...................................................     7
RISK FACTORS................................................     8
  Risk Factors Relating to the Merger.......................     8
  Risks Relating to RailAmerica's Ongoing Operations........     9
THE COMPANIES...............................................    17
THE PARKSIERRA SPECIAL MEETING..............................    18
  Purpose, Time and Place...................................    18
  Record Date; Voting Power.................................    18
  Votes Required............................................    18
  Voting of Proxies.........................................    18
  Revocability of Proxies...................................    19
  Joinder to Merger Agreement and Escrow Agreement..........    19
  Solicitation of Proxies...................................    19
THE MERGER..................................................    21
  Background of the Merger..................................    21
  Reasons for the Merger....................................    22
  Recommendation of ParkSierra Board of Directors...........    24
  Completion of the Merger; Effective Time..................    24
  Conversion of Shares; Procedures for Exchange of
     Certificates...........................................    24
  Interests of Certain Persons in the Merger................    25
  Material Federal Income Tax Consequences of the Merger....    26
  Accounting Treatment......................................    29
  Resale of RailAmerica Common Stock........................    29
  Listing of RailAmerica Common Stock.......................    29
  Regulatory and Other Approvals............................    29
  Dissenters' Rights........................................    29
THE MERGER AGREEMENT........................................    31
DESCRIPTION OF THE MERGER...................................    31
  Terms of the Merger.......................................    31
  Exchange of Certificates..................................    32
  No Fractional Shares......................................    32
  Stock Options.............................................    33
  Dividends and Distributions...............................    33
  Transfers.................................................    33
  ParkSierra Representations and Warranties.................    33
  RailAmerica's Representations and Warranties..............    34
  ParkSierra Shareholder Representations and Warranties.....    34

                                       (i)

                                                               PAGE
                                                               ----
  Covenants.................................................    34
  Indemnification and Insurance.............................    35
  Exclusivity...............................................    36
  Conditions to the Merger..................................    36
  Termination of the Merger Agreement.......................    37
  Termination Fees and Expenses.............................    38
  Indemnification...........................................    38
  Escrow Agreement..........................................    38
  Joinder Agreement to Merger Agreement and Escrow
     Agreement..............................................    39
  Affiliate Letters.........................................    39
  Shareholders' Agreement...................................    40
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION.........    42
BUSINESS OF PARKSIERRA......................................    49
DESCRIPTION OF RAILAMERICA CAPITAL STOCK....................    53
  Common Stock..............................................    53
  Preferred Stock...........................................    53
  Warrants..................................................    53
  Convertible Notes.........................................    54
  Junior Convertible Subordinated Debentures................    54
  Provisions With Possible Anti-takeover Effect.............    54
  Transfer Agent and Registrar..............................    55
COMPARISON OF RIGHTS OF STOCKHOLDERS OF RAILAMERICA AND
  PARKSIERRA................................................    56
REGULATORY MATTERS..........................................    66
VALIDITY OF COMMON STOCK....................................    67
EXPERTS.....................................................    67
WHERE YOU CAN FIND MORE INFORMATION.........................    67

ANNEXES

Annex A  Amended and Restated Agreement and Plan of Merger dated as of November 26, 2001
Annex B  Escrow Agreement
Annex C  Joinder to Merger Agreement and Joinder Agreement
Annex D  Shareholders' Agreement
Annex E  Excerpt from California General Corporation Law Regarding
         Dissenters' Rights
Annex F  RailAmerica's Annual Report on Form 10-K for the year ended
         December 31, 2000
Annex G  RailAmerica's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001
Annex H  RailAmerica's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001
Annex I  RailAmerica's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001
Annex J  RailAmerica's Proxy Statement for its 2001 Annual Meeting
Annex K  RailAmerica's Current Report on Form 8-K dated August 31,
         2000

                                       (ii)

         QUESTIONS AND ANSWERS ABOUT THE RAILAMERICA/PARKSIERRA MERGER

Q.  WHAT AM I BEING ASKED TO VOTE UPON?

A. You are being asked to approve the merger and adopt and approve the merger agreement, which provides for the acquisition of ParkSierra through a merger. The ParkSierra board of directors has unanimously approved the merger and recommends voting FOR the merger and the adoption of the merger agreement attached hereto as Annex A.

Q.  WHAT VOTES ARE REQUIRED TO COMPLETE THE TRANSACTION?

A. The approval of the proposal requires the affirmative vote of a majority of the shares of ParkSierra common stock outstanding. As a condition to closing the transaction, the holders of at least 90% of the outstanding shares of ParkSierra must deliver executed joinder agreements to RailAmerica.

Q.  WHAT IS THE PURPOSE OF THE JOINDER AGREEMENT?

A. The joinder agreement, attached hereto as Annex C, has the effect of making a shareholder a party to the merger agreement and the escrow agreement. By signing the joinder agreement, you make representations regarding your share ownership and the absence of any actual knowledge that the representations of ParkSierra in the merger agreement are incorrect. It also constitutes your acceptance of the terms and conditions of the escrow agreement, substantially in the form attached hereto as Annex B.

Q.  WHAT WILL I RECEIVE AS A RESULT OF THE MERGER?

A. As a ParkSierra shareholder, you will receive a combination of RailAmerica common stock, cash and a contingent right to receive additional cash from escrow, in amounts as determined by formulas contained in the merger agreement.

     RailAmerica and ParkSierra estimate that each share of ParkSierra common stock will convert into approximately $29.41 in cash, approximately 3.90 shares of RailAmerica stock and a contingent right to an additional $4.06 in cash out of escrow based on:

     the amount of debt at ParkSierra on September 30, 2001,

     the working capital of ParkSierra as of the closing date being $4,400,000,

     no dissenting ParkSierra shareholders, and

     the average stock price of RailAmerica common stock for the ten days ended November 19, 2001 of $13.09.

The merger agreement provides that the total merger consideration payable to ParkSierra shareholders shall be equal to the following formulas:

     (1) the number of shares of RailAmerica common stock (each valued at the weighted average price per share of RailAmerica's common stock as quoted on NASDAQ for the 10 trading days ending on the 3rd day preceding the closing date) equal in value to $30,000,000 less the principal balance of all long-term debt of ParkSierra as of the closing date,

     (2) cash equal to $18,000,000 less (x) the amount of money to be placed in escrow and (y) the principal balance of all short-term debt incurred by ParkSierra from June 30, 2001 through the closing date, determined as of the closing date, as adjusted by the amount, if any, that ParkSierra's working capital as of the closing date is greater or less than $4,400,000, and

     (3) a contingent right to receive an amount of cash deposited in escrow. The amount deposited into escrow will equal $2,000,000 plus the product of
     (x) the number of dissenting shares that exceed 24,650 dissenting shares multiplied by (y) 20% of the quotient of (i) the total merger consideration to be received by all of the ParkSierra shareholders, in the aggregate (calculated on the assumption that there were no dissenting shares) divided by (ii) 493,002, the number of outstanding shares of ParkSierra common stock.

Q.  WHEN ARE AMOUNTS IN THE ESCROW ACCOUNT PAYABLE TO PARKSIERRA SHAREHOLDERS?

A. On each of the first two anniversaries of the closing of the merger, the escrow agent will release to the ParkSierra shareholders, on a pro rata basis, their share of $500,000, less any amounts paid on indemnification claims or held for pending indemnification claims. Under the shareholders' agreement, attached hereto as Annex D, the above amount will be decreased by any amounts withheld on the direction of the ParkSierra shareholders' representative as compensation to him if the initial $25,000 for payment of his compensation and appropriate costs and expenses in accordance with the shareholders' agreement is inadequate.

     On the day after the third anniversary of the closing of the merger, the escrow agent will release the balance in the escrow less any amounts held for pending indemnification claims, or amounts withheld at the discretion of the ParkSierra Shareholders' representative. An annual distribution from escrow will be made to the ParkSierra shareholders to pay for their taxes on any interest accrued on the escrow funds and attributed as income to the ParkSierra shareholders.

     To the extent RailAmerica is entitled to be indemnified under the terms of the merger agreement, the amount of money ultimately received by each ParkSierra shareholder from the escrow will be decreased. Any interest earned on the portion of the escrow deposit paid to ParkSierra's shareholders will be paid to them upon termination of the escrow agreement.

Q.  AM I ENTITLED TO APPRAISAL RIGHTS?

A. You may dissent from the merger and seek appraisal of the fair market value of your shares by complying with all the procedures required under Chapter 13 of the California General Corporation Law as more fully described in this proxy statement/prospectus beginning on page 29 under the section entitled "The Merger -- Dissenters' Rights." Chapter 13 of the California General Corporation Law is reproduced in its entirety as Annex E to this proxy statement/prospectus.

Q. IF THE MERGER IS COMPLETED, WHEN CAN I EXPECT TO RECEIVE THE MERGER CONSIDERATION FOR MY SHARES OF STOCK?

A. RailAmerica will pay the cash portion of the merger consideration to a bank account designated by David L. Parkinson, as shareholder representative, who will be responsible for distributing the cash consideration to the ParkSierra shareholders. The share portion of the merger consideration will be delivered at closing following receipt of your share certificate(s) and other required documents, including signed stock powers and joinder agreements. In addition, you may receive additional cash consideration or you may be required to remit a portion of the cash contribution based on an adjustment to the purchase price which will be determined within 45 days of the closing. Further, you will have the contingent right to receive additional cash on the first and second anniversaries of the closing and on the day after the third anniversary of the closing to the extent the funds placed in escrow are not used to meet indemnification obligations.

Q.  WHAT DO I NEED TO DO NOW?

A. Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible so that your shares will be represented at the shareholders' meeting. If you are voting in favor of the proposal you should sign and send with your proxy the joinder agreement and the shareholders' agreement. In any event, you will be required to sign a joinder agreement in order to receive payment for your shares at the closing.

Q.  CAN I CHANGE OR REVOKE MY PROXY?

A. You may withdraw your proxy up to and including the day of the shareholders' meeting by following the directions on page 18 and either change your vote or attend the shareholders' meeting and vote in person.

Q.  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. Yes. The merger agreement provides that, on the closing date, each ParkSierra shareholder holding a certificate or certificates representing ParkSierra shares of common stock must deliver those certificates to RailAmerica, endorsed in blank together with duly executed stock powers transferring the shares represented by those ParkSierra certificates to RailAmerica. In order to facilitate this process, each ParkSierra shareholder should send in to ParkSierra, along with the proxy: the executed joinder; the executed shareholders' agreement; and the ParkSierra shareholder's stock certificates, endorsed in blank together with duly executed stock powers transferring the shares represented by those ParkSierra certificates to RailAmerica. PARKSIERRA AND THE PARKSIERRA SHAREHOLDERS' REPRESENTATIVE WILL HOLD EACH OF THESE CERTIFICATES IN ESCROW PENDING THE CLOSING OF THE MERGER. IF THE MERGER IS TERMINATED AND THE CLOSING DOES NOT OCCUR, YOUR CERTIFICATES WILL PROMPTLY BE RETURNED TO YOU ALONG WITH THE STOCK POWERS.

 IF YOU HAVE MORE QUESTIONS ABOUT THE MERGER TRANSACTIONS, YOU SHOULD CONTACT:

                                ParkSierra Corp.
                        221 Gateway Road West, Suite 401
                             Napa, California 94558
                           Attention: David Parkinson
                                 (707) 254-1414

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes, and the documents to which RailAmerica has referred you. See "Where You Can Find More Information" on page 67. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

THE COMPANIES (PAGE 17)

RAILAMERICA, INC.

5300 Broken Sound Boulevard, N.W.
Boca Raton, Florida 33487
(561) 994-6015

     RailAmerica is a leading owner and operator of short line and regional freight railroads. RailAmerica owns and operates 39 freight railroads with approximately 11,000 miles of track in the United States, Australia, Canada and Chile.

PARKSIERRA CORP.
221 Gateway Road West, Suite 401
Napa, California 94558
(707) 254-1414

     ParkSierra is engaged in the operation and management of short line railroads with a focus on the western portion of North America. ParkSierra owns and operates three railroads, Arizona & California Railroad Company, California Northern Railroad Company, and Puget Sound & Pacific Railroad Company, comprising over 700 miles of track.

PARKSIERRA ACQUISITION CORP.
5300 Broken Sound Boulevard, N.W.
Boca Raton, Florida 33487
(561) 994-6015

     ParkSierra Acquisition Corp. is a wholly-owned subsidiary of RailAmerica, which was organized solely to be merged with ParkSierra. Upon completion of the merger, the surviving corporation will be a subsidiary of RailAmerica.

THE MERGER (PAGE 21)

     The proposed merger is an acquisition by RailAmerica of the stock of ParkSierra. In the merger, ParkSierra will become a wholly-owned subsidiary of RailAmerica. Although the final exchange ratios cannot be determined until the closing of the merger, RailAmerica and ParkSierra estimate that each share of ParkSierra common stock will convert into approximately $29.41 in cash and approximately 3.90 shares of RailAmerica stock based on:

     - the amount of debt at ParkSierra on September 30, 2001,

     - the working capital of ParkSierra as of the closing date being $4,400,000,

     - no dissenting ParkSierra shareholders, and

     - the average stock price of RailAmerica common stock for the ten days ended November 19, 2001 of $13.09.

     In addition, at least $2.0 million will be held in escrow in accordance with the indemnification and escrow provisions of the merger agreement.

REASONS FOR THE MERGER (PAGE 22)

     We believe that the acquisition of ParkSierra by RailAmerica will combine the complementary expertise and resources of the two companies. A number of synergies may be realized by this combination. These and other factors led the board of directors of each Company to determine that the merger is fair to, advisable and in the best interests of its shareholders. ParkSierra and RailAmerica are working to complete the merger as soon as possible after the special meeting.

TAX CONSEQUENCES OF THE MERGER (PAGE 26)

     The merger is intended to qualify as a partially tax-free reorganization for federal income tax purposes, with shareholders of ParkSierra generally recognizing capital gain only to the extent of cash received. Your tax consequences will depend on your personal situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you. RailAmerica and ParkSierra cannot assure you that the merger will constitute a partially tax-free reorganization for federal income tax purposes. To the extent the merger does qualify as a tax-free reorganization, the tax on any gain related to the RailAmerica shares received will be deferred until those shares are sold or otherwise disposed of in a taxable transaction.

ACCOUNTING TREATMENT OF THE MERGER (PAGE 29)

     RailAmerica will account for the merger as a purchase of a business, which means that the assets and liabilities of ParkSierra, including intangible assets, will be recorded in RailAmerica's financial statements at their fair value. ParkSierra's results of operations will be included in RailAmerica's consolidated financial statements beginning on the closing date.

PER SHARE MARKET PRICE INFORMATION

     RailAmerica's common stock is traded on the Nasdaq National Market under the symbol "RAIL." ParkSierra's common stock is not traded on any securities market or exchange. On November 5, 2001, the last full trading day prior to the public announcement of the proposed merger, RailAmerica common stock closed at $12.87. On December 14, 2001, the last practicable trading day for which information was available before printing of this proxy statement/prospectus, RailAmerica common stock closed at $13.10

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS (PAGE 50)

     On the record date, directors and executive officers of ParkSierra and its affiliates beneficially owned 215,791 shares or approximately 45.59% of the voting power of ParkSierra common stock outstanding.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 25)

     In considering the ParkSierra board's recommendation to approve the merger, you should be aware that a number of ParkSierra directors and executive officers have interests in the merger as employees and/or directors that are different from, or in addition to, yours as a ParkSierra shareholder. These interests include:

     - RailAmerica will enter into a consulting and noncompetition agreement with David L. Parkinson at closing;

     - Mr. Parkinson will be compensated on an hourly basis for his duties as the ParkSierra shareholders' representative under the escrow agreement.

     - RailAmerica will enter into an employment agreement with Thomas L. Schlosser at closing;

     - Prior to the closing, ParkSierra will purchase outstanding options to purchase its common stock, including those held by Mr. Parkinson and Mr. Schlosser;

     - At closing, ParkSierra will forgive notes owed by Mr. Parkinson and Mr. Schlosser; and

     - At closing, Mr. Schlosser will receive a cash bonus in the amount of $400,000.

                          SELECTED UNAUDITED PRO FORMA
                           HISTORICAL FINANCIAL DATA

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

     RailAmerica is providing the following selected unaudited pro forma financial data to help shareholders analyze the financial aspects of significant transactions recently completed or to be completed by RailAmerica. This information is only a summary and you should review the more detailed pro forma condensed financial information included elsewhere in this proxy statement/prospectus. You should also read it in conjunction with the historical consolidated financial statements (and related notes) included in the annual reports on Form 10-K and quarterly reports on Form 10-Q that are included in the annexes to this proxy statement/prospectus. You should not rely on the pro forma information as being indicative of the results that would have been achieved or the future results that the company will experience. See "Unaudited Pro Forma Condensed Financial Information" on page 42 and "Where You Can Find More Information" on page 67.

                                                                              NINE MONTHS
                                                              YEAR ENDED         ENDED
                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 2000            2001
                                                             ------------    -------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Total revenues.............................................    $371,562        $278,588
Income from continuing operations..........................      13,488          12,974
Income per share from continuing operations:
  Basic....................................................        0.49            0.46
  Diluted..................................................        0.49            0.44
Weighted average number of common shares:
  Basic....................................................      26,184          27,369
  Diluted..................................................      26,411          31,294

                                                              SEPTEMBER 30,
                                                                  2001
                                                              -------------
                                                                   (IN
                                                               THOUSANDS)
BALANCE SHEET DATA
Working capital.............................................    $ 39,571
Total assets................................................     880,737
Long-term debt, less current maturities.....................     437,564
Stockholders' equity........................................     203,074

RAILAMERICA SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 2000, are derived from RailAmerica's audited consolidated financial statements. The selected consolidated financial data presented below for, and as of the end of the nine-month periods ended September 30, 2000 and 2001, are derived from RailAmerica's unaudited consolidated financial statements. The selected historical financial information includes the effects of the acquisitions of RailTex as of February 1, 2000, Toledo, Peoria and Western Railroad as of September 1, 1999, RaiLink as of August 1, 1999 and Freight Australia as of May 1, 1999. Additionally, the results of RailAmerica's trailer manufacturing segment, which was sold in December 2000, are included in discontinued operations. These selected consolidated financial data should be read in conjunction with RailAmerica's audited consolidated financial statements and notes and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations" that are included in the annexes to this proxy statement/prospectus.

                                                                                                  NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                             -------------------------------------------------   -------------------
                                              1996      1997      1998       1999       2000       2000       2001
                                             -------   -------   -------   --------   --------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating revenue..........................  $12,020   $24,496   $39,136   $129,818   $357,488   $267,611   $278,588
Operating expenses.........................    9,491    21,131    33,355    104,539    287,366    211,844    222,005
Operating income...........................    2,529     3,365     5,781     25,279     70,122     55,767     56,583
Income (loss) from continuing operations
  before income taxes......................      777      (127)     (887)     5,238     12,558     11,942     17,049
Income from continuing operations..........      478       288       113      6,025      9,608      8,543     12,096
Net income.................................      505     1,939     4,401      9,921     11,661      4,608     11,860
BASIC EARNINGS PER COMMON SHARE:
Continuing operations......................  $  0.10   $  0.02   $  0.01   $   0.45   $   0.50   $   0.45   $   0.58
Net income per share.......................  $  0.10   $  0.23   $  0.46   $   0.80   $   0.61   $   0.23   $   0.57
DILUTED EARNINGS PER COMMON SHARE:
Continuing operations......................  $  0.09   $  0.02   $  0.01   $   0.43   $   0.49   $   0.43   $   0.53
Net income per share.......................  $  0.10   $  0.22   $  0.45   $   0.77   $   0.60   $   0.23   $   0.52
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic......................................    4,966     8,304     9,553     11,090     18,040     17,847     20,491
Diluted....................................    5,114     8,587     9,778     11,665     18,267     20,404     24,416

                                                                    DECEMBER 31,
                                                 --------------------------------------------------   SEPTEMBER 30,
                                                  1996      1997       1998       1999       2000         2001
                                                 -------   -------   --------   --------   --------   -------------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)......................  $ 2,199   $ 1,407   $ 18,492   $ 23,958   $ (7,571)    $(11,205)
Total assets...................................   65,215    95,141    130,964    443,929    839,703      829,961
Long-term debt, excluding current maturities...   37,788    47,603     62,770    145,016    338,298      294,774
Subordinated debt, excluding current
  maturities...................................    2,212     2,212         --    122,449    141,411      142,790
Redeemable convertible preferred stock.........       --        --      6,882      8,830      6,613           --
Stockholders' equity...........................   15,992    26,814     34,760     69,467    123,434      152,298

                                  RISK FACTORS

     You should read and consider carefully each of the following factors, as well as the other information contained in, or attached to this document, before you vote on the transaction. Certain of the following factors relate specifically to the transaction that RailAmerica is proposing for your consideration. Others are factors more generally associated with the businesses of the companies.

RISK FACTORS RELATING TO THE MERGER

COMPLETION OF THE MERGER IS SUBJECT TO VARIOUS REGULATORY APPROVALS BY THE SURFACE TRANSPORTATION BOARD

     Receiving exemption or approval by the Surface Transportation Board is a condition to the completion of the merger. If RailAmerica and ParkSierra are unable to obtain this approval without the imposition of any adverse condition, the merger may not be completed. In addition, as a condition to the closing of the merger, ParkSierra must obtain from the Surface Transportation Board favorable rulings on a petition for exemption to

     - obtain an exemption to lease an approximately four-mile long track in Schellville, California or a ruling that approval was not required; and

     - obtain an exemption for the overhead trackage rights totaling approximately 10.5 miles between Lombard and Schellville, California or a ruling that approval was not required.

If any of these STB rulings contain any limitations, conditions, penalties or obligations which, individually or in the aggregate, would be materially adverse to ParkSierra, RailAmerica will have ten days from the date of any such ruling, in its sole and absolute discretion, to terminate the merger agreement. To the extent favorable rulings are not obtained but RailAmerica decides to waive this condition to closing, there is a risk that RailAmerica could face substantial fines and penalties from the STB.

     An exemption obtained by means of a petition for exemption may be challenged by a petition to revoke filed by a third party at any time before or after the effective date of the exemption. The grounds for revocation are that a full regulatory proceeding is necessary to carry out the transportation policy of the ICC Transportation Act of 1995. The Surface Transportation Board may also revoke an exemption on its own initiative on the same grounds. RailAmerica and ParkSierra cannot predict whether a petition to revoke will be filed by a third party with respect to the petition for exemption or how the Surface Transportation Board would rule on any petition to revoke. RailAmerica and ParkSierra also cannot predict whether the Surface Transportation Board would initiate a revocation proceeding on its own initiative. A party seeking revocation may also seek a stay of the effective date of the exemption, but only prior to the effective date.

RAILAMERICA MAY EXPERIENCE DIFFICULTY IN INTEGRATING THE OPERATIONS OF THE TWO COMPANIES AND IN REALIZING THE BENEFITS OF THE MERGER

     The merger involves the integration of separate companies that have previously operated independently and have different corporate cultures, locations, employees, policies and systems. The process of combining the companies and any future acquisitions, including StatesRail, Inc. and its affiliates, may be disruptive to their businesses and may cause an interruption of, or a loss of momentum in, these businesses as a result of the following difficulties, among others:

     - loss of key employees or customers;

     - possible inconsistencies in standards, controls, procedures and policies among the two companies and the need to implement company-wide financial, accounting, information and other systems;

     - failure to maintain the quality of services that the companies have historically provided; and

     - the diversion of management's attention from the day-to-day business of RailAmerica as a result of the need to deal with the above disruptions and difficulties and the need to add management resources to do so.

     These disruptions and difficulties, if they occur, may cause RailAmerica to fail to realize the cost savings, revenue enhancements and other benefits that it currently expects to result from that integration and may cause material adverse short- and long-term effects on the operating results and financial condition of RailAmerica.

RAILAMERICA MAY NOT REALIZE THE ANTICIPATED COST SAVINGS AND OTHER BENEFITS

     Even if RailAmerica is able to integrate the operations of ParkSierra, StatesRail and other acquired businesses into its operations, RailAmerica may not realize the full benefits of the cost savings, revenue enhancements or other benefits that it has projected in making its decision to make such acquisitions. The potential benefits are based on analyses completed by members of RailAmerica's management. These analyses necessarily involve assumptions as to future events, including general business and industry conditions, costs to operate RailAmerica's business and competitive factors, many of which are beyond the control of RailAmerica and may not materialize. While RailAmerica believes these analyses and their underlying assumptions are reasonable, they are estimates which are difficult to predict and inherently speculative. Even if RailAmerica achieves the expected benefits, they may not be achieved within the anticipated time frame. Also, the cost savings and other synergies from these acquisitions may be offset by costs incurred in integrating the companies, increases in other expenses, operating losses or problems in the business unrelated to these acquisitions.

AN INCREASED NUMBER OF SHARES OF RAILAMERICA COMMON STOCK IN THE MARKET MAY ADVERSELY IMPACT THE MARKET PRICE OF ITS COMMON STOCK

     Sales of large amounts of RailAmerica common stock in the public market after completion of the transaction could adversely affect the prevailing market price of the common stock, even if RailAmerica's business is doing well. These potential sales could also impair RailAmerica's ability to raise additional capital through the sale of equity securities. If the merger is completed and ParkSierra's long-term debt is at September 30, 2001 levels, approximately 1,904,278 shares of RailAmerica common stock would be issued to ParkSierra shareholders and approximately 25,790,834 million shares of RailAmerica common stock would be outstanding, based upon the number of outstanding shares and the ten-day weighted average market price of common stock of RailAmerica as of November 19, 2001. All of these shares of RailAmerica common stock issued in connection with the merger will be either freely tradeable without restriction or eligible for resale subject to the requirements of Rule 145 under the Securities Act of 1933. In addition, approximately 1,500,000 shares of RailAmerica common stock will be issued upon completion of the acquisition of StatesRail. RailAmerica has agreed to file a resale registration statement with respect to shares issued in connection with the StatesRail acquisition within 45 days after closing the StatesRail transaction.

RISKS RELATING TO RAILAMERICA'S ONGOING OPERATIONS

RAILAMERICA HAS SUBSTANTIAL DEBT AND DEBT SERVICE REQUIREMENTS WHICH COULD HAVE ADVERSE CONSEQUENCES ON ITS BUSINESS

     On a pro forma basis as if the acquisition of Park Sierra and the related financings had occurred on September 30, 2001, RailAmerica would have had approximately $437.6 million of total indebtedness outstanding. On a pro forma basis as if the acquisitions of Park Sierra and RailTex and the related financings, including RailAmerica's borrowings under the senior credit facility and its issuance of its 12 7/8% senior subordinated notes, had occurred on January 1, 2000, RailAmerica's cash interest expense, excluding any related financing costs, would have been approximately $46.7 million for the year ended December 31, 2000 and approximately $35.7 million for the nine months ended September 30, 2001. In addition, taking into account the acquisition of StatesRail as if it had occurred on January 1, 2000,

RailAmerica would have had an additional $35.2 million of total indebtedness and additional cash interest expense, excluding any related financing costs, of approximately $3.4 million for the year ended December 31, 2000 and approximately $2.0 million for the nine months ended September 30, 2001. The degree to which RailAmerica is leveraged could have important consequences, including the following:

     - RailAmerica's ability to obtain additional financing in the future for working capital, capital expenditures, potential acquisition opportunities, general corporate purposes or other purposes may be limited, or financing may not be available on favorable terms or at all;

     - a substantial portion of RailAmerica's cash flow from operations is used to pay interest expense and repay debt, which reduces the funds otherwise available for operations and future business opportunities;

     - RailAmerica may be more vulnerable to economic downturns, may be limited in its ability to withstand competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions; and

     - fluctuations in market interest rates will affect the cost of RailAmerica's borrowings to the extent not covered by interest rate hedge agreements because interest under its credit facilities is payable at variable rates.

DESPITE CURRENT INDEBTEDNESS LEVELS, RAILAMERICA AND ITS SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT, WHICH WILL INTENSIFY THE RISKS DISCUSSED ABOVE

     RailAmerica's revolving credit facility allows it to borrow up to a total of $50.0 million. As of September 30, 2001, RailAmerica had $14.0 million of borrowings under its revolving credit facility. RailAmerica's indebtedness may further increase if it makes additional acquisitions, subject to the limitations in the indentures. If new debt is added to RailAmerica's and its subsidiaries' current debt levels, the related risks that it and they now face could intensify.

RAILAMERICA MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET ITS DEBT SERVICE REQUIREMENTS

     RailAmerica cannot assure you that its future cash flows will be sufficient to meet its debt obligations and commitments. Any insufficiency would have a negative impact on RailAmerica's business. RailAmerica's ability to generate cash flow from operations sufficient to make scheduled payments on its debt as they become due will depend on RailAmerica's future performance and its ability to implement its business strategy successfully. RailAmerica's performance will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Most of these factors are beyond RailAmerica's control. Failure to pay RailAmerica's interest expense or make its principal payments would result in a default. A default, if not waived, could result in acceleration of RailAmerica's indebtedness, in which case the debt would become immediately due and payable. If this occurs, RailAmerica may be forced to reduce or delay capital expenditures and implementation of its business strategy, sell assets, obtain additional equity capital or refinance or restructure all or a portion of its outstanding debt. In the event that RailAmerica is unable to do so, RailAmerica may be left without sufficient liquidity and may not be able to repay its debt and the lenders will be able to foreclose on its assets. Even if new financing is available, it may not be on terms that are acceptable to RailAmerica.

RAILAMERICA'S CREDIT FACILITIES AND INDENTURE CONTAIN COVENANTS THAT SIGNIFICANTLY RESTRICT ITS OPERATIONS

     RailAmerica's credit facilities and the indenture governing its high-yield notes contain numerous covenants imposing significant financial and operating restrictions on its business. These covenants place restrictions on RailAmerica's ability to, among other things:

     - incur more debt;

     - pay dividends, redeem or repurchase its stock or make other distributions;

     - make acquisitions or investments;

     - use assets as security in other transactions;

     - enter into transactions with affiliates;

     - merge or consolidate with others;

     - dispose of assets or asset sale proceeds;

     - create liens on its assets; and

     - extend credit.

     The credit facilities also contain a number of financial covenants that require RailAmerica to meet a number of financial ratios and tests. RailAmerica's ability to meet these and other provisions of its credit facilities and indenture can be affected by changes in economic or business conditions or other events beyond its control. RailAmerica's failure to comply with the obligations in its credit facilities and indenture could result in an event of default under the credit facilities or the indenture, which, if not cured or waived, could permit acceleration of the indebtedness or other indebtedness, which could have a material adverse effect on RailAmerica.

RAILAMERICA'S INABILITY TO CONTINUE TO ACQUIRE OTHER RAILROADS OR SUCCESSFULLY INTEGRATE THE RAILROADS ACQUIRED COULD HAVE ADVERSE CONSEQUENCES ON ITS BUSINESS

     RailAmerica has experienced significant growth through acquisitions and intends to continue to maintain an acquisition program. RailAmerica has acquired 54 railroads since it commenced operations in 1992. Acquisitions result in greater administrative burdens and operating costs and, to the extent financed with debt, additional interest costs. RailAmerica may not be able to successfully manage or integrate the acquired companies or businesses. The risks involved in attempting to integrate any acquired companies or businesses would be the same types of risks described above with respect to the merger.

RAILAMERICA EXPECTS TO CONTINUE TO ACQUIRE OTHER RAILROADS, WHICH MAY ADVERSELY AFFECT ITS OPERATING RESULTS, FINANCIAL CONDITION AND EXISTING BUSINESS

     RailAmerica plans to continue to acquire additional railroad properties. For example, it is currently in the process of bidding on National Rail and FreightCorp., which are being sold by governmental entities in Australia. The success of RailAmerica's acquisition program will depend on, among other things:

     - the availability of suitable candidates;

     - competition from other companies for the purchase of available candidates;

     - RailAmerica's ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

     - the availability of funds to finance acquisitions;

     - RailAmerica's ability to fund acquisitions in accordance with the restrictions contained in its senior credit facilities and the indentures; and

     - the availability of management resources to oversee the integration and operation of the acquired businesses.

     Financing for acquisitions may come from several sources, including cash on hand and proceeds from the incurrence of indebtedness or the issuance of additional common stock, preferred stock, convertible debt or other securities. The issuance of any additional securities could, among other things:

     - result in substantial dilution of the percentage ownership of the stockholders of RailAmerica at the time of issuance;

     - result in substantial dilution of RailAmerica's earnings per share;

     - adversely affect the prevailing market price for the common stock of RailAmerica; and

     - result in increased indebtedness, which could negatively affect RailAmerica's liquidity and operating flexibility.

RAILAMERICA FACES COMPETITION FROM OTHER MODES OF TRANSPORTATION AND FROM OTHER RAIL OPERATORS

     RailAmerica competes directly with other modes of transportation, including motor carriers and, to a lesser extent, ships and barges. Competition is based primarily upon the rate charged and the transit time required, as well as the quality and reliability of the service provided. While RailAmerica must build or acquire and maintain its rail system, trucks are able to use public roadways. Any future improvements or expenditures materially increasing the quality of these alternative modes of transportation in the locations in which RailAmerica operates, or legislation granting materially greater latitude for motor carriers with respect to size, weight limitations or other operating restrictions, could have a material adverse effect on RailAmerica's results of operations and financial condition.

     In addition, RailAmerica competes for domestic acquisition opportunities with other short-line operators and for foreign acquisitions with other U.S. and foreign entities. Some of these competitors have significantly greater resources than RailAmerica does and may possess greater local market knowledge as well.

RAILAMERICA IS SUBJECT TO THE RISKS OF DOING BUSINESS IN FOREIGN COUNTRIES

     RailAmerica has railroad operations in Australia, Chile and Canada. It may also consider acquisitions in other foreign countries. The risks of doing business in foreign countries include:

     - adverse changes in the economy of those countries;

     - adverse effects of currency exchange controls;

     - restrictions on the withdrawal of foreign investment and earnings;

     - government policies against ownership of businesses by non-nationals; and

     - the potential instability of foreign governments.

     RailAmerica's operations in foreign countries are also subject to economic uncertainties, including among others, risk of renegotiation or modification of existing agreements or arrangements with governmental authorities, exportation and transportation tariffs, foreign exchange restrictions and changes in taxation structure.

BECAUSE SOME OF RAILAMERICA'S SIGNIFICANT SUBSIDIARIES TRANSACT BUSINESS IN FOREIGN CURRENCIES, FUTURE EXCHANGE RATE FLUCTUATIONS MAY ADVERSELY AFFECT ITS RESULTS OF OPERATIONS

     Some of RailAmerica's significant subsidiaries transact business in foreign currencies, including the Australian dollar, the Canadian dollar and the Chilean peso. Changes in the relation of these and other currencies to the U.S. dollar could affect RailAmerica's revenues, result in exchange losses and result in the writedown of its investments in those foreign countries. While Freight Australia's revenues increased in terms of Australian dollars, in U.S. dollars Freight Australia's revenues decreased to $76.5 million for the nine months ended September 30, 2001 from $77.8 million for the nine months ended September 30, 2000. During this period the Australian dollar declined approximately 13%. Furthermore, Freight Australia's operating income was reduced for the nine months ended September 30, 2001 by $2.2 million due to the decline in the Australian dollar exchange rate during the nine-month period. Most of RailAmerica's contracts with customers in Chile are paid in Chilean pesos indexed to the U.S. dollar based on an average exchange rate for 30 days prior to the payments. This average may vary significantly from the exchange rate on the date of payment. The impact of future exchange rate fluctuations on RailAmerica's results of operations cannot be accurately predicted. Historically, RailAmerica has not engaged in hedging transactions with respect to foreign currency exchange rates. However, if circumstances change, RailAmerica may seek to limit its exposure to the risk of currency fluctuations by engaging in hedging or other transactions. RailAmerica cannot assure you that it will successfully manage its exposure to currency fluctuations.

RAILAMERICA IS SUBJECT TO SIGNIFICANT GOVERNMENTAL REGULATION OF ITS RAILROAD OPERATIONS AND THE FAILURE TO COMPLY WITH THESE REGULATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON IT

     RailAmerica is subject to governmental regulation by a number of foreign, federal, state and local regulatory authorities with respect to its railroad operations, the rates it charges and a variety of health, safety, labor, environmental, maintenance and other matters. RailAmerica's failure to comply with applicable laws and regulations could have a material adverse effect on RailAmerica. Governments may change the legislative framework within which RailAmerica operates without providing it with any recourse for any adverse effects that the change may have on its business. Also, some of the regulations require it to obtain and maintain various licenses, permits and other authorizations and RailAmerica cannot be sure that it will continue to be able to do so.

RAILAMERICA COULD INCUR SIGNIFICANT COSTS FOR VIOLATIONS OF APPLICABLE ENVIRONMENTAL LAWS AND REGULATIONS

     RailAmerica's railroad and manufacturing operations and real estate ownership are subject to extensive foreign, federal, state and local environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters, and the handling, storage, transportation and disposal of waste and other materials and cleanup of hazardous materials or petroleum releases. Environmental liability can extend to previously owned and/or operated properties, leased properties and properties owned by third parties, as well as properties currently owned and/or operated by RailAmerica. Environmental liabilities may also arise from claims asserted by adjacent landowners or other third parties in toxic tort litigation. RailAmerica may be subject to allegations or findings to the effect that it has violated these laws or regulations. RailAmerica could incur significant costs as a result. RailAmerica may be required to incur significant expenses to remediate this contamination. In addition, some transactions, including RailAmerica's acquisitions, may subject it to various requirements to investigate and remediate contamination at other properties.

BECAUSE RAILAMERICA AND PARKSIERRA DEPEND ON CLASS I CARRIERS FOR THEIR NORTH AMERICAN OPERATIONS, THEIR BUSINESS AND FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED IF RAILAMERICA'S AND PARKSIERRA'S RELATIONSHIPS WITH THEM DETERIORATE

     The railroad industry in the United States and Canada is dominated by a small number of Class I carriers that have substantial market control and negotiating leverage. Almost all of the traffic on RailAmerica's and ParkSierra's North American railroads is interchanged with Class I carriers. A decision by any of these Class I carriers to discontinue transporting commodities or to use alternate modes of transportation, such as motor carriers, could have a material adverse effect on RailAmerica's and ParkSierra's business and results of operations. The ability to provide rail service to customers in North America depends in large part upon RailAmerica's and ParkSierra's ability to maintain cooperative relationships with Class I carriers with respect to, among other matters, freight rates, car supply, reciprocal switching, interchange and trackage rights. A deterioration in the operations of or service provided by those interchange partners, or in their relationship with these interchange partners, would adversely affect RailAmerica's and ParkSierra's business. In addition, much of the freight transported by RailAmerica's and ParkSierra's railroads in North America moves on railcars supplied by Class I carriers. If the number of railcars supplied by Class I carriers is insufficient, RailAmerica might not be able to obtain replacement railcars on favorable terms and shippers may seek alternative forms of transportation. A decision by one of the six Class I carriers to merge with another Class I carrier could have a material adverse effect on the relationships between RailAmerica and ParkSierra and the newly merged Class I carrier or the other Class I carriers.

     Portions of RailAmerica's and ParkSierra's North American rail properties are operated under leases, operating agreements or trackage rights agreements with Class I carriers. Failure of RailAmerica's and/or ParkSierra's railroads to comply with these leases and agreements in all material respects could result in the loss of operating rights with respect to these rail properties, which would adversely affect RailAmerica's and ParkSierra's results of operations and financial condition. In addition, traditionally Class I carriers also have been significant sources of business for RailAmerica, as well as sources of potential acquisition candidates as they continue to divest themselves of branch lines to short line rail operators. Because RailAmerica and ParkSierra depend on Class I carriers for their North American operations, RailAmerica's and ParkSierra's business and financial results may be adversely affected if the relationships with those carriers deteriorate.

SOME OF RAILAMERICA'S EMPLOYEES BELONG TO LABOR UNIONS AND STRIKES OR WORK STOPPAGES COULD ADVERSELY AFFECT ITS OPERATIONS

     RailAmerica is party to collective bargaining agreements with various labor unions in the United States, Australia, Chile and Canada, some of which expire within the next two years. Under those agreements RailAmerica currently employs approximately 475 full-time employees. The inability to negotiate acceptable contracts with these unions could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers. If the unionized workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized or the terms and conditions in future labor agreements were renegotiated, RailAmerica could experience a significant disruption of its operations and higher ongoing labor costs.

LOSS OF KEY PERSONNEL COULD MATERIALLY ADVERSELY AFFECT RAILAMERICA'S BUSINESS.

     RailAmerica's operations and prospects depend in large part on the performance of its senior management team. RailAmerica cannot be sure that it would be able to find qualified replacements for any of these individuals if their services were no longer available. The loss of the services of one or more members of RailAmerica's senior management team, particularly Gary O. Marino, RailAmerica's chairman, president and chief executive officer, could have a material adverse effect on its business, financial condition and results of operations.

RAILAMERICA MAY FACE LIABILITY FOR CASUALTY LOSSES THAT ARE NOT COVERED BY INSURANCE

     RailAmerica has obtained insurance coverage for losses arising from personal injury and for property damage in the event of derailments or other accidents or occurrences. However, losses or other liabilities may arise that are not covered by insurance. In addition, under catastrophic circumstances, RailAmerica's liability could exceed the insurance limits. Insurance is available from a limited number of insurers and there can be no assurance that insurance protection at current levels will continue to be available or, if available, will be obtainable on terms acceptable to RailAmerica.

RISING FUEL COSTS COULD MATERIALLY ADVERSELY AFFECT RAILAMERICA'S BUSINESS

     Fuel costs constitute a significant portion of RailAmerica's transportation expenses. Fuel costs were approximately 17.2% of RailAmerica's historical transportation expenses for the nine months ended September 30, 2001, 18.9% for the year ended December 31, 2000 and 13.9% for the year ended December 31, 1999. Fuel prices and supplies are influenced significantly by international political and economic circumstances. If a fuel supply shortage were to arise from OPEC production curtailments, a disruption of oil imports or otherwise, higher fuel prices and any price increases would materially affect RailAmerica's operating results.

RAILAMERICA MAY BE ADVERSELY AFFECTED BY CHANGES IN GENERAL ECONOMIC CONDITIONS

     RailAmerica's operations may be adversely affected by changes in the economic conditions of the industries and geographic areas that produce and consume the freight that RailAmerica transports. Many of the goods and commodities RailAmerica carries experience cyclical demand. RailAmerica's results of operations can be expected to reflect this cyclicality because of the significant fixed costs inherent in railroad operations. RailAmerica's revenues may be affected by prevailing economic conditions and, if an economic slowdown or recession occurs in key markets, the volume of rail shipments RailAmerica carries is likely to be reduced. For example, the recent economic slowdown has had an adverse effect on RailAmerica's revenues, particularly in the automobile, lumber and chemical markets. Significant reductions in RailAmerica's volume of rail shipments could have a material adverse effect on RailAmerica's business, financial condition and results of operations.

ADDITIONAL RISKS RELATING TO RAILAMERICA'S AUSTRALIAN OPERATIONS

  RAILAMERICA MAY INCUR SIGNIFICANT EXPENSES AND REVENUE REDUCTIONS IN CONNECTION WITH AUSTRALIA'S OPEN ACCESS REGIME

     In Australia, where a significant portion of RailAmerica's operations are located, the applicable legislative framework enables third party rail operators to gain access to the railway infrastructure on which RailAmerica operates for access fees. As part of this regime, RailAmerica has executed and may be required to execute access agreements governing access to the railway infrastructure. RailAmerica may be required to make significant expenditures and to incur significant expenses in order to comply with the applicable regulatory framework and these access agreements. Additionally, RailAmerica may lose customers or be forced to reduce rates to compete with third party rail operators.

  RAILAMERICA MAY BE REQUIRED TO PAY PENALTY FEES UNDER SOME CIRCUMSTANCES TO A THIRD PARTY RAIL OPERATOR THAT HAS ACCESS TO THE AUSTRALIAN RAILWAYS

     RailAmerica's access agreement with V/Line Passenger in Australia contains penalty provisions if passenger trains using the railway infrastructure are delayed, early or cancelled under a variety of circumstances resulting from RailAmerica's actions. The formulas for calculation of the penalty are complex. The penalties apply unless the penalty event is primarily due to acts of God, which includes, but is not limited to, events such as natural disasters, war, changes in applicable laws and power shortages. RailAmerica cannot assure you that it will not incur significant penalties under the Australian access agreement.

  RAILAMERICA'S LONG-TERM LEASE OF THE RAILWAY INFRASTRUCTURE IN AUSTRALIA MAY BE TERMINATED FOLLOWING SPECIFIED DEFAULTS

     The director of public transport for the State of Victoria, Australia may terminate RailAmerica's long-term railway infrastructure lease in specified circumstances, including: (1) if RailAmerica fails to maintain all necessary accreditations; (2) if RailAmerica fails to maintain railway infrastructure; and
(3) if RailAmerica fails to maintain insurance. The termination of the lease would have a material adverse effect on RailAmerica's financial condition, results of operations and business.

  TERMINATION OF RAILAMERICA'S AGREEMENT WITH AWB, LIMITED WOULD ADVERSELY AFFECT ITS FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     RailAmerica's Australian subsidiary generates approximately 19% of its revenues under a five-year arrangement with AWB, Limited, the sole exporter of Australian wheat. If RailAmerica fails to perform its obligations under its agreement with AWB, Limited, they may terminate the agreement by giving RailAmerica one month's notice in writing. Before giving RailAmerica this one month's notice, AWB, Limited must give RailAmerica the opportunity to remedy the failure by giving RailAmerica six weeks notice of its failure to perform. In addition to terminating the agreement for RailAmerica's failure to perform, AWB, Limited may terminate the agreement if RailAmerica ceases to exist in its present form as a result of a restructuring or merger and a conflict of interest arises as a result. If the agreement is terminated, for any reason, RailAmerica's financial condition and results of operations would be adversely affected.

  FREIGHT AUSTRALIA'S BUSINESS MAY BE ADVERSELY AFFECTED BY NEGATIVE CONDITIONS IN THE AGRICULTURAL INDUSTRY BECAUSE A SUBSTANTIAL PORTION OF ITS RAILROAD TRAFFIC CONSISTS OF AGRICULTURAL COMMODITIES

     Factors that negatively affect the agricultural industry in the regions in which Freight Australia operates could have a material adverse effect on its results of operations and financial condition. These factors include weather conditions, export and domestic demand and total world supply, and fluctuations in agricultural prices. For the year ended December 31, 2000 approximately 45% of Freight Australia's revenues and for the nine months ended September 30, 2001 approximately 47% of Freight Australia's revenues were derived from the agricultural industry. As a result, Freight Australia will continue to be affected by unfavorable conditions affecting the agricultural industry in general and particularly in the areas served by Freight Australia.

                                 THE COMPANIES

RAILAMERICA

     RailAmerica is a leading owner and operator of short line and regional freight railroads. RailAmerica owns and operates 39 freight railroads with approximately 11,000 miles of track in the United States, Australia, Canada and Chile.

     RailAmerica is a Delaware corporation with executive offices located at 5300 Broken Sound Boulevard, N.W., Boca Raton, Florida 33487. Its telephone number is (561) 994-6015.

  RECENT DEVELOPMENTS

     On October 12, 2001, RailAmerica entered into a merger agreement with StatesRail, Inc. and its shareholders, and a stock purchase agreement with StatesRail, L.L.C., an affiliate of StatesRail, Inc. Under the terms of the two agreements, RailAmerica will acquire all of the outstanding common stock of StatesRail, Inc. through a merger and New StatesRail Holdings, Inc., a subsidiary of StatesRail, L.L.C., through the purchase of its common stock for an aggregate purchase price of approximately $90 million, comprised of approximately $70 million in cash and assumption of debt, and approximately $20 million in RailAmerica common stock. Following completion of the StatesRail merger and stock purchase and the ParkSierra merger, RailAmerica anticipates that StatesRail shareholders will own approximately 4.7% of RailAmerica's common stock. In order to complete the merger and stock purchase, RailAmerica and StatesRail must obtain any necessary regulatory approvals and satisfy customary closing conditions. Under the StatesRail transactions, RailAmerica will be acquiring an additional eight railroads (including seven freight railroads and a tourist railroad in Hawaii) with approximately 1,650 miles of track in 11 states, including Arizona, Florida, Alabama, Kansas, Nebraska, Colorado, Oklahoma, Arkansas, Texas, Hawaii and California. RailAmerica cannot assure you that the StatesRail acquisition will be completed.

  PRIVATE PLACEMENT

     In December 2001, RailAmerica closed into escrow a private placement sale of approximately 4.3 million shares of its common stock for $12.50 per share, resulting in gross proceeds of approximately $54 million. The placement agent received approximately $3 million in commission and a 18-month warrant to purchase 100,000 shares of RailAmerica common stock for $13.75 per share. RailAmerica expects to use the proceeds to fund its acquisitions of ParkSierra and StatesRail following receipt of a waiver and amendment of its senior credit agreement and for general working capital purposes.

PARKSIERRA

     ParkSierra is a California corporation engaged in the operation and management of short line railroads with a focus on the western portion of North America. ParkSierra owns and operates three railroads, Arizona & California Railroad Company, California Northern Railroad Company, and Puget Sound & Pacific Railroad Company, comprising over 700 miles of track. The railroads combine to transport approximately 62,000 carloads of freight annually.

     ParkSierra's principal executive offices are located at 221 Gateway Road West, Suite 401, Napa, CA 94558, and the telephone number of its offices is
(707) 254-1414.

                         THE PARKSIERRA SPECIAL MEETING

PURPOSE, TIME AND PLACE

     ParkSierra is sending this proxy statement/prospectus to its shareholders in connection with the solicitation of proxies by its board of directors for use at the special meeting of its shareholders. The merger will only occur if the proposal is approved.

     The ParkSierra special meeting will be held at the offices of Steinhart & Falconer, 333 Market Street, 32nd Floor, San Francisco, California 94105 on Monday, January 7, 2002, at 10 a.m., local time. The purpose of the ParkSierra special meeting is to consider and vote upon the approval and adoption of the merger agreement and approval of the merger. Holders of ParkSierra common stock may also consider and vote upon such other matters as may properly come before the ParkSierra special meeting.

     THE PARKSIERRA BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS A VOTE BY THE SHAREHOLDERS OF PARKSIERRA FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

RECORD DATE; VOTING POWER

     Only holders of record of ParkSierra common stock at the close of business on the ParkSierra record date, December 4, 2001, will be entitled to notice of and to vote at the ParkSierra special meeting. At the close of business on the ParkSierra record date, there were 493,002 shares of ParkSierra common stock outstanding and entitled to vote.

     Each holder of record of ParkSierra common stock on the ParkSierra record date will be entitled to one vote for each share held on all matters to be voted upon at the ParkSierra special meeting.

VOTES REQUIRED

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of ParkSierra common stock entitled to vote at the ParkSierra special meeting is necessary to establish a quorum.

     Approval of the proposal requires approval of a majority of the outstanding shares of ParkSierra common stock as of the ParkSierra record date. All votes will be tabulated by ParkSierra's corporate secretary, who will separately tabulate affirmative and negative votes and abstentions. Abstentions will be counted towards the tabulation of votes cast on the proposal presented to the stockholders, but for purposes of determining if the required approval has been obtained, will have the same effect as a vote against approval of the matters being voted upon.

     As a condition to closing the transaction, holders of at least 90% of the outstanding shares of ParkSierra must execute joinder agreements and deliver them to RailAmerica.

VOTING OF PROXIES

     The form of proxy accompanying this proxy statement/prospectus is being solicited on behalf of the ParkSierra board of directors for use at the ParkSierra special meeting. ParkSierra asks you to please complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to ParkSierra. Each of the persons named in the ParkSierra proxy as a proxy holder is a director of ParkSierra. All shares of ParkSierra common stock that are entitled to vote and that are represented at the ParkSierra special meeting by properly executed proxies received prior to or at the ParkSierra special meeting and not duly and timely revoked will be voted at the ParkSierra special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, proxies will be voted for the approval and adoption of the merger agreement and approval of the merger. If any other matters are properly presented for consideration at the ParkSierra special meeting, unless otherwise indicated on a proxy, the person named as proxy and acting thereunder will have the discretion to vote on such matters in accordance with his or her best judgment.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed ParkSierra proxy card does not preclude a shareholder from voting in person.

     Any person giving a proxy to vote at the ParkSierra special meeting has the power to revoke it at any time before it is voted. It may be revoked by filing with the corporate secretary of ParkSierra at the ParkSierra principal offices, at 221 Gateway Road West, Suite 401, Napa, California 94558, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

     ParkSierra does not expect to adjourn its special meeting for a period of time long enough to require the setting of a new record date for such meeting. If an adjournment occurs, it will have no effect on the ability of ParkSierra stockholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

JOINDER TO MERGER AGREEMENT AND ESCROW AGREEMENT

     In order for a ParkSierra shareholder to receive the consideration for his or her shares of ParkSierra common stock, each ParkSierra shareholder must provide to RailAmerica an executed copy of the joinder agreement. When a ParkSierra shareholder executes and delivers the joinder agreement at the appropriate time, he/she will be doing the following:

     - confirming that the shareholder is the owner of the ParkSierra common stock indicated on a schedule attached to the joinder agreement;

     - agreeing to be bound by the terms and provisions of the merger agreement, so that by executing the joinder agreement, the shareholder will be considered a "shareholder" under the terms of the merger agreement as if the shareholder had executed the merger agreement as a "shareholder" as of November 26, 2001; and

     - agreeing to be bound by the terms and provisions of the escrow agreement, so that by executing the joinder agreement, the shareholder will be considered a "shareholder" under the terms of the escrow agreement upon the effectiveness of the escrow agreement.

     The joinder agreement will be considered irrevocable once it has been executed by the shareholder and delivered to RailAmerica in order to receive payment for the shareholder's shares of ParkSierra common stock.

SOLICITATION OF PROXIES

     ParkSierra intends to mail this proxy statement/prospectus on or about
December   , 2001 to all shareholders entitled to vote at the shareholder meeting. This proxy statement/prospectus constitutes notice of the ParkSierra special meeting in accordance with California law.

     ParkSierra will bear the cost of soliciting proxies from its own shareholders except that RailAmerica and ParkSierra intend to share equally the printing and related costs associated with this proxy statement/ prospectus, including related filing fees. In addition to solicitation by mail, the directors, officers and employees of ParkSierra may solicit proxies from shareholders by telephone, telegram, fax, e-mail or in person.

      SHAREHOLDERS SHOULD SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

SHAREHOLDERS WHO ARE IN FAVOR OF THE PROPOSAL SHOULD SIGN AND SEND A COPY OF THE
 JOINDER AGREEMENT AND THE SHAREHOLDERS' AGREEMENT WITH THEIR PROXY CARDS. ANY
     SHAREHOLDER SEEKING PAYMENT OF THE MERGER CONSIDERATION FOR HIS OR HER PARKSIERRA SHARES WILL BE REQUIRED TO EXECUTE AND DELIVER A JOINDER AGREEMENT

                                   THE MERGER

     This section of the proxy statement/prospectus, and the next section entitled "The Merger Agreement" describe certain aspects of the proposed merger. These sections highlight key information about the merger and the merger agreement, but they may not include all the information that a stockholder would like to know. The merger agreement is attached as Annex A to this proxy statement/ prospectus. RailAmerica and ParkSierra urge shareholders to refer to the merger agreement in its entirety.

BACKGROUND OF THE MERGER

     In November 2000, David L. Parkinson, Chairman of the Board and Chief Executive Officer of ParkSierra, met at the Boca Raton headquarters of RailAmerica with Gary O. Marino, Chairman of the Board, President and Chief Executive Officer of RailAmerica, to explore opportunities for partnership and collaboration. That meeting resulted in a suggestion by Mr. Marino that RailAmerica acquire ParkSierra.

     Pursuant to a Letter of Confidentiality between ParkSierra and RailAmerica, dated December 11, 2000, Walter S. Zorkers, Senior Vice President Strategic Planning of RailAmerica, and Mr. Parkinson, began discussing RailAmerica's potential acquisition of ParkSierra during January 2001. These discussions continued for several weeks with emphasis on the strategic fit of the regional short lines of the two companies and possible synergies available from a potential merger. Mr. Parkinson shared financial and operating results and projections for ParkSierra with Mr. Zorkers to assist in the evaluation of ParkSierra and the determination of its enterprise value.

     To more fully evaluate the opportunity, Mr. Zorkers, Gary M. Spiegel, Executive Vice President and Chief Operating Officer of RailAmerica and Alfred Sauer, Senior Vice President Business Development of RailAmerica traveled to ParkSierra's headquarters in Napa, California and met with Mr. Parkinson and Thomas L. Schlosser, President and Chief Operating Officer of ParkSierra in March 2001.

     In April of 2001, RailAmerica made an offer to acquire ParkSierra. This was first conveyed orally by Mr. Zorkers to Mr. Parkinson and was later reduced to a written letter of intent, the terms of which were not acceptable to ParkSierra's board of directors. Subsequent negotiations throughout April resulted in several amended draft letters of intent being issued by RailAmerica, none of which were acceptable to ParkSierra's board of directors.

     On April 26, 2001 at a regularly scheduled meeting of the board of directors of RailAmerica, and after hearing presentations from Mr. Marino and Mr. Zorkers, the board of directors approved the acquisition of ParkSierra. The board of directors authorized Mr. Marino to enter into all documentation in connection with the acquisition of ParkSierra This decision was based on RailAmerica's preliminary due diligence and information provided by ParkSierra. The consideration to be paid for the acquisition of ParkSierra as ultimately negotiated by RailAmerica representatives and its legal counsel fell into the scope of the terms upon which the RailAmerica board of directors approved the transaction.

     Beginning in May 2001, discussions were suspended for several months due to an inability to reach a mutually agreeable purchase price and terms.

     In early August 2001, RailAmerica resumed discussions with ParkSierra, and on August 14, 2001, ParkSierra entered into a letter of intent and an exclusivity agreement with RailAmerica concerning a potential transaction between the companies.

     In late August, RailAmerica conducted extensive due diligence on all of ParkSierra's properties including inspections by RailAmerica personnel. This process was lead by Mr. Zorkers and Mr. Robert W. Libby, Vice President -- North American Acquisition, Planning and Implementation for RailAmerica. Additional due diligence continued until November 2001.

     On August 31, 2001, RailAmerica's legal counsel delivered the first draft of a definitive merger agreement to ParkSierra and its legal counsel.

     The principal terms of the merger, as set forth in the executed letter of intent, were approved by the board of directors of ParkSierra at a meeting held on August 31, 2001. The ParkSierra board authorized management of ParkSierra to continue to negotiate the terms of the transaction within the parameters established by the board at that meeting. During September, October and November 2001, representatives of ParkSierra and RailAmerica and their legal counsel were in frequent contact to negotiate the terms of the merger agreement and the related definitive documentation. The principal areas of negotiation included:

          (1) the price and price protection mechanisms to be contained in the merger agreement, including the range of working capital for which there would be adjustments to the purchase price to be received by the ParkSierra shareholders;

          (2) the terms relating to the stock consideration to be received by the ParkSierra shareholders, including the registration of the RailAmerica shares;

          (3) the representations and warranties to be made by RailAmerica, ParkSierra and its shareholders;

          (4) the covenants governing the conduct of business by ParkSierra from the date of the merger agreement until the completion of the merger;

          (5) the covenants governing the general conduct of ParkSierra and RailAmerica from the date of the merger agreement until the completion of the merger and thereafter;

          (6) the conditions to each party's obligation to complete the merger;

          (7) the rights of each party to terminate the merger agreement prior to completion of the merger; and

          (8) the parties' indemnification obligations and the related escrow agreement.

     On October 23, 2001, the ParkSierra directors met to consider the proposed merger and to discuss the points described in this proxy statement/prospectus under "Recommendation of ParkSierra Board of Directors and Reasons for the Merger." On October 23, 2001, the ParkSierra board of directors unanimously approved the merger, the merger agreement and the related documents on the terms presented to the board. The ParkSierra board of directors authorized management to complete and execute the definitive merger agreement and related documentation.

     After negotiations to finalize the merger agreement were completed, on November 5, 2001, RailAmerica, ParkSierra Acquisition Corp. and ParkSierra executed the merger agreement and the related documentation. The parties then announced the transaction on the morning of November 6, 2001.

     On November 9, 2001, RailAmerica sent a draft amended and restated merger agreement to ParkSierra to reflect some technical changes to the original agreement relating to registration rights. Following negotiations, both parties signed the amended and restated merger agreement on November 26, 2001.

REASONS FOR THE MERGER

  RAILAMERICA REASONS FOR THE MERGER

     At its meeting on April 26, 2001, the RailAmerica board of directors determined that the proposed merger was in the best interests of RailAmerica shareholders and delegated to RailAmerica's management the authority to negotiate and execute a transaction with limits specified by the RailAmerica board of directors. The RailAmerica board of directors based its determination on a number of factors, including the following:

     RailAmerica and ParkSierra have similar operations and RailAmerica anticipates a number of synergies may be realized by combining the two companies and eliminating duplicate efforts and expenses;

          - the geographical and commodity distribution of ParkSierra's operations complements that of RailAmerica's current operations;

          - the expectation that the combined company would be better positioned to take advantage of short-line freight acquisition opportunities in the U.S.;

          - the purchase price as it relates to historical and expected performance of ParkSierra; the likelihood that the transaction would receive necessary regulatory approvals and the anticipated timing of and possible conditions that may be imposed with respect to those approvals; and the historical and projected financial performance of ParkSierra.

     The RailAmerica board of directors also considered a number of risks in the proposed transaction including:

          - the cost of debt issued to finance the merger may be higher than anticipated; and

          - the difficulties involved in integrating the two companies.

     These factors were not all of the factors that the RailAmerica board of directors considered, but they are the material factors upon which it based its decision. In view of the wide variety of information that the RailAmerica board of directors considered in the course of its deliberations, the board of directors did not find it practical to, and did not quantify or otherwise assign any relative or specific weights to any of the factors. Individual directors may have given differing weights to different factors.

     In the view of the RailAmerica board of directors, the potentially negative factors were not sufficient either individually or collectively to outweigh the potential advantages.

  PARKSIERRA REASONS FOR THE MERGER

     As described above in the section entitled "Background of the Merger," the ParkSierra board of directors unanimously approved the merger, the merger agreement and the transactions contemplated by that agreement at a meeting of the board of directors on October 23, 2001. The ParkSierra board believes that the terms of the merger, the merger agreement and the other transactions contemplated by that agreement are fair to, and in the best interests of, ParkSierra and its shareholders. In reaching its conclusion to approve the merger and the merger agreement, the ParkSierra board consulted with management and made inquiries of counsel. The board considered ParkSierra's short-term and long-term interests and those of its shareholders. In particular, the ParkSierra board considered the following factors that it believes could contribute to the success of ParkSierra as a part of the RailAmerica organization, all of which it deemed favorable, in reaching its decision to approve the merger and the merger agreement:

          (1) the combination of expertise and resources of the two companies, including, for example, in the area of short-line railroads;

          (2) the fact that the transaction is structured with the intent that the RailAmerica common stock received by the ParkSierra shareholders in the merger generally would not be taxable until the subsequent disposition by a shareholder of the RailAmerica common stock received thereby;

          (3) the historical financial performance, business operations, financial condition and prospects of RailAmerica;

          (4) the financial and other significant terms of the proposed merger, including the terms and conditions of the merger agreement;

          (5) the fact that the total merger consideration represents a significant premium to the price at which the ParkSierra shareholders initially purchased their shares: the original investment was $8.50 per share; in this transaction, and assuming that ParkSierra's debt is at September 30, 2001 levels, that there are no dissenters and that the working capital of ParkSierra as of the closing date is $4,400,000, the cash consideration plus stock consideration yields a per share price of approximately $85; and

          (6) the liquidity that the transaction would provide to the ParkSierra shareholders.

     The ParkSierra board of directors also considered potentially negative factors that could arise in connection with the merger. These included:

          (1) the substantial management time and effort required to effectuate the merger;

          (2) the transaction costs associated with the merger;

          (3) the risk that RailAmerica may not be able to integrate the operations of ParkSierra successfully;

          (4) the business risks of RailAmerica's existing business;

          (5) the market risks of holding publicly traded stock; and

          (6) the fact that the merger consideration received by the ParkSierra shareholders generally is taxable to the extent of cash received.

     If the merger is not completed, ParkSierra will continue to pursue its existing business strategy. In addition, ParkSierra may consider other business combination opportunities or financing alternatives if the merger is not completed.

     In view of the wide variety of factors considered by the ParkSierra board, the ParkSierra board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. The ParkSierra board viewed its position and recommendation as being based on the totality of the information presented to and considered by it. After taking into consideration all the factors set forth above, the board determined that the potential benefits of the proposed merger outweighed the potential detriments associated with the proposed merger.

RECOMMENDATION OF PARKSIERRA BOARD OF DIRECTORS

     After careful consideration, the full ParkSierra board of directors unanimously determined that the terms of the merger agreement, the related agreements and the merger are advisable, are fair to and are in the best interests of ParkSierra and its shareholders. The ParkSierra board of directors has approved the merger agreement, the related agreements and the merger on the terms and conditions set forth in the merger agreement and the related agreements and unanimously recommends that the shareholders of ParkSierra vote "for" the approval and adoption of the merger agreement and the approval of the merger.

COMPLETION OF THE MERGER; EFFECTIVE TIME

     The merger agreement provides that the merger will be completed if the ParkSierra shareholders vote to approve the merger and related transactions, RailAmerica receives executed joinder agreements from the holders of at least 90% of the outstanding shares of ParkSierra, and all other conditions to the merger are satisfied or waived. The effective time of the merger will occur when the articles of merger are filed with the Secretary of State of each of Delaware and California. At completion, ParkSierra will merge into a subsidiary of RailAmerica and each outstanding share of ParkSierra common stock will be converted into the right to receive cash, RailAmerica common stock and a contingent right to receive from escrow cash based on the formulas provided in the merger agreement and the escrow agreement. See "The Merger
Agreement -- Conditions to the Merger" and "The Merger Agreement -- Termination of the Merger Agreement" at pages 36 through 37.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     The conversion of ParkSierra common stock into the right to receive cash, RailAmerica common stock and a contingent right to receive from escrow cash based on the formulas provided in the merger agreement and the escrow agreement will occur automatically at the Effective Time.

     In order to receive payment for his or her shares, each ParkSierra shareholder holding a certificate or certificates representing ParkSierra shares of common stock must deliver those certificates, endorsed in blank together with duly executed stock powers transferring the shares represented by those ParkSierra certificates to RailAmerica, and also execute a joinder agreement. The joinder agreement will have the effect of making the applicable ParkSierra shareholder a party to the merger agreement and the escrow agreement. Upon surrender of the ParkSierra certificates, a stock power and a joinder agreement to RailAmerica, RailAmerica will distribute to each ParkSierra shareholder his, her or its portion of the cash consideration and the stock consideration, and the contingent right to receive the escrow consideration upon the periodic release of such funds from escrow. The cash consideration will be remitted to a bank account designated by the shareholders' representative, who will be responsible for distributing the cash consideration to the ParkSierra shareholders.

     After the Effective Time, ParkSierra will not permit any share transfers on its stock transfer books. Any certificate presented for transfer will be canceled and exchanged for the appropriate number of shares of RailAmerica common stock and an appropriate amount of cash. After the Effective Time and until surrendered, shares of ParkSierra common stock will only represent the right to acquire the number of shares of RailAmerica common stock, cash and contingent right to receive cash from escrow into which the shares were convertible at the Effective Time. See "The Merger Agreement -- Exchange of Certificates" on page 32.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     David L. Parkinson Consulting and Noncompetition Agreement. David L. Parkinson, Chairman and CEO of ParkSierra and holder, through a trust, of over 92,000 shares of ParkSierra common stock will, upon completion of the merger, enter into a consulting and noncompetition agreement with RailAmerica. Mr. Parkinson will serve as an independent contractor and will provide advice to RailAmerica with respect to the former operations of ParkSierra and various other services requested by RailAmerica from time to time. Under this consulting and noncompetition agreement, Mr. Parkinson will be paid an annual amount of $170,000 and have use of a RailAmerica automobile, though he will not receive employee benefits of any kind from RailAmerica. The term of this consulting and noncompetition agreement is for one year with a one year extension by mutual agreement of the parties, and it contains a noncompetition clause effective during the term of the agreement.

     ParkSierra Shareholders' Agreement. David L. Parkinson will be the ParkSierra shareholders' representative pursuant to the terms of the shareholders' agreement. As compensation for his services, he will be paid $100.00 per hour. The ParkSierra shareholders will authorize the ParkSierra shareholders' representative under the terms of the shareholders' agreement to withhold from the cash consideration to be paid to each ParkSierra shareholder, on a pro-rata basis, the amount of $25,000 to cover costs and expenses, including compensation, incurred in accordance with the shareholders' agreement. To the extent the funds will not cover the reasonably anticipated compensation and expenses thereunder, the ParkSierra shareholders' representative may direct the escrow agent to withhold from any distributions from the escrow funds additional amounts as may be required for the payment of compensation and reimbursement of his expenses. In the event that the withholdings from the escrow funds are ultimately insufficient for the payment of his compensation and expenses, the ParkSierra shareholders agree that they will establish a separate fund to which each of the ParkSierra shareholders will contribute pro-rata in such amounts and at such times as the ParkSierra shareholders' representative may request for the payment of such compensation and expenses.

     Thomas L. Schlosser Employment Agreement. Thomas L. Schlosser, President and Chief Operating Officer of ParkSierra and holder of over 5,700 shares of ParkSierra common stock will, upon completion of the merger, enter into an employment agreement with RailAmerica. Mr. Schlosser will serve as Senior Vice President of the Pacific Corridor for RailAmerica. Mr. Schlosser will be paid an annual salary of $140,000, adjusted annually to reflect any cost of living increases. Mr. Schlosser has a target bonus set at 40% of his salary and is entitled to participate in RailAmerica's employee benefits plans, including its 401(k) plan and medical plans. RailAmerica will grant to Mr. Schlosser, within 90 days of the effectiveness of the employment agreement, the option to purchase 15,000 shares of RailAmerica common stock at 100% of the closing share price on the day this option is granted. The options will vest 1/3 on the date of grant and 1/3 on each of the next two anniversary dates of the granting of these options. The term of this employment agreement is for three years with one or more annual extensions by mutual agreement of the parties, and it contains a noncompetition clause effective for one year after Mr. Schlosser's employment at RailAmerica has ended.

     Cancellation of Stock Options. ParkSierra will cancel its 11,000 employee stock options prior to the completion of the merger. The recipients will be paid the net value between the exercise price of $60.00 per share (except for David
L. Parkinson, whose exercise price is $66.00 per share) and the merger price, approximately $85 per share. Below is a list of the executive officers and directors who have stock options, the number of stock options held by each such employee and approximate the net income each will receive upon cancellation of his or her options:

David L. Parkinson..........................................   3,000   $ 57,000
Thomas L. Schlosser.........................................   2,000   $ 50,000
All employees...............................................  11,000   $257,000

     Forgiveness of Loans to Officers. Certain officers of ParkSierra have notes payable to ParkSierra that will be forgiven upon completion of the merger:

David L. Parkinson..........................................   $100,000.00
Thomas L. Schlosser.........................................   $ 50,000.00

     Closing Bonus. At closing, a number of employees will receive closing bonuses. Mr. Schlosser will receive a cash bonus of $400,000.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a discussion of the material U.S. federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code, the regulations promulgated thereunder and existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, including rules relating to shareholders that are not United States persons, shareholders that are financial institutions, tax-exempt organizations, insurance companies or dealers in securities, or shareholders who acquired their ParkSierra shares through the exercise of options or otherwise as compensation. Further, this discussion assumes that you hold your ParkSierra shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code. You should realize that the statements set forth in this discussion do not bind the Internal Revenue Service or the courts. Furthermore, neither ParkSierra nor RailAmerica has requested or intends to request a ruling from the Internal Revenue Service regarding the tax consequences of the merger. Accordingly, no assurance can be given that the statements set forth in this discussion will not be challenged by the Internal Revenue Service or, if challenged, will be sustained by the courts. ParkSierra has obtained advice from EideBailly, LLP with respect to the structure and federal income tax consequences of the merger.

     The merger is intended to be a "reorganization" under Section 368(a) of the Internal Revenue Code. If the merger does not qualify as a reorganization, the disposition of ParkSierra stock pursuant to the merger will be a taxable transaction to all holders of ParkSierra capital stock, and ParkSierra will be treated as if it sold all of its assets in a fully taxable transaction.

  TREATMENT OF PARKSIERRA SHAREHOLDERS GENERALLY

     Provided the merger qualifies as a reorganization, a ParkSierra shareholder will not recognize gain or loss in respect of the receipt of RailAmerica stock in exchange for ParkSierra stock pursuant to the merger. Generally, in a merger that qualifies as a reorganization, if a shareholder of the acquired corporation, which in the present case is a ParkSierra shareholder, receives cash, the shareholder recognizes gain equal to the lesser of (1) the amount of cash received and (2) the amount of gain realized, which is the excess of the sum of the amount of cash and the fair market value of property received pursuant to the merger over the adjusted basis of the shareholder's stock in the acquired corporation. In the present case, however, the tax treatment of the cash that a ParkSierra shareholder will receive (including cash received as a result of the purchase price adjustment or from escrow but excluding cash received in lieu of a fractional share) is subject to uncertainty, because the federal income tax treatment of the escrow arrangement is subject to uncertainty. You are urged to consult your tax adviser with respect to the tax treatment of cash you receive pursuant to the merger.

     Because cash payable from escrow can be paid to ParkSierra shareholders in one or more years after the year in which the merger occurs, the installment method of reporting gain may apply to ParkSierra shareholders that realize a gain on their exchange of ParkSierra stock for RailAmerica stock and cash pursuant to the merger. In general, under the installment method of reporting, a ParkSierra shareholder would pay tax on the cash he receives each year that is treated as proceeds of the disposition of his or her ParkSierra stock reduced by the portion of his or her basis in his or her ParkSierra stock that is allocable to that cash. Under the general basis rule applicable to reorganizations, a ParkSierra shareholder's tax basis in the RailAmerica stock received pursuant to the merger will be equal to the shareholder's basis in the ParkSierra stock surrendered, increased by the amount of gain recognized and decreased by the amount of cash received. Under that rule, in general, a ParkSierra shareholder's basis in his or her ParkSierra stock would be allocated first to the RailAmerica stock received pursuant to the merger, up to the fair market value of that stock as of the date of the merger. If his or her basis in his or her ParkSierra stock is less than the fair market value of the RailAmerica stock received, none of that basis would be allocable to cash received pursuant to the merger, and therefore all of that cash, to the extent treated as proceeds from the disposition of the ParkSierra stock, would be recognized as taxable gain. If his or her basis in his or her ParkSierra stock exceeds the fair market value of the RailAmerica stock he or she receives, only the excess would be allocable to cash received pursuant to the merger. That excess would be allocated proportionately among the cash payments that are treated as proceeds from the disposition of the ParkSierra stock by assuming that the shareholder will receive the maximum amount of cash he or she potentially could receive from escrow, that is, by assuming that the full escrow deposit ultimately is distributed to all of the ParkSierra shareholders. In addition, a portion of the cash that a shareholder receives in a year after the year of the merger would be characterized as ordinary interest income under the original issue discount provisions of the Internal Revenue Code, and only the remainder would be treated as proceeds from the disposition of the ParkSierra stock. All of the cash received in the year of the merger will be treated as proceeds from the disposition of the ParkSierra stock. If the amount of any payment from escrow ultimately is less than the basis allocable to that payment, it appears that the excess basis may be applied to succeeding payments, if any, with any remaining basis deductible in the year the escrow terminates to the extent it exceeds payments in that year that are treated as proceeds from the disposition of the ParkSierra stock.

     In general, gain that a ParkSierra stockholder recognizes should be capital gain unless the ParkSierra shareholder owns RailAmerica shares and his or her proportionate equity interest in RailAmerica is not meaningfully less than his or her proportionate equity interest in ParkSierra, in which case his or her gain, but not in excess of his or her ratable share of ParkSierra's accumulated earnings and profits, will be treated as ordinary dividend income. If any gain is treated as dividend income, the installment method of reporting gain, as described above, will not apply. A ParkSierra shareholder who owns or acquires RailAmerica shares should consult his or her own tax advisers regarding the treatment of his or her gain recognized as capital gain or ordinary income. Capital gain recognized by a ParkSierra shareholder will be long-term capital gain if the ParkSierra shareholder held his or her ParkSierra shares for more than one year at the time of the merger. Net capital gain, that is, an excess of net long-term capital gains over net short-term capital losses, is subject to tax at a preferential rate in the case of noncorporate taxpayers.

     If a ParkSierra shareholder realizes a loss pursuant to the merger, that is, if his basis in his ParkSierra shares exceeds the fair market value of the RailAmerica shares plus the amount of cash he receives, that loss will not be deductible.

     As noted above, a ParkSierra shareholder's tax basis in the RailAmerica stock he receives pursuant to the merger will be equal to the shareholder's basis in the ParkSierra stock surrendered, increased by the amount of gain recognized and decreased by the amount of cash received that is treated as proceeds from the disposition of the ParkSierra stock. A shareholder's holding period for tax purposes (but not for securities law purposes) in the RailAmerica stock received pursuant to the merger generally will include the shareholder's holding period in the ParkSierra stock surrendered.

     As also noted above, the federal income tax treatment of the escrow arrangement is subject to uncertainty. It is possible, for example, that the Park Sierra shareholders would be taxable on the full amount of cash placed in escrow in the year of the merger as if they had received that cash at that time. In that event, the tax treatment of payments from escrow also would differ from the tax treatment described above. You are urged to consult your tax advisers with respect to the tax consequences of the merger and in particular the tax treatment of the escrow.

  CASH RECEIVED FROM ESCROW

     The escrow agreement reflects an agreement among the parties that income earned on funds in escrow is taxable to the ParkSierra shareholders, and a portion of that income representing an assumed tax payable on that income will be distributed to the shareholders' representative for the benefit of the ParkSierra shareholders.

     A distribution from escrow that represents income earned on funds in escrow that the shareholder previously has included in gross income should not be taxable to the shareholder and therefore should be disregarded in computing the portion of escrow distributions that are characterized as ordinary income under the original issue discount rules of the Internal Revenue Code and the portion of escrow distributions that are treated as proceeds from the disposition of the ParkSierra stock. The remainder of cash received from escrow should be taxed in the manner described in "Material Federal Income Tax Consequences of the Merger -- Treatment of ParkSierra Shareholders Generally" above.

     The federal income tax treatment of income earned on funds in escrow is subject to uncertainty, and you are urged to consult your tax adviser with respect to the tax treatment of that income.

  FRACTIONAL SHARES

     Cash received by a ParkSierra shareholder in lieu of a fractional share of RailAmerica stock generally should be treated as if the shareholder received the fractional share in the merger and then exchanged it for cash. The shareholder will recognize gain or loss to the extent of the difference between his or her tax basis in the fractional share and the amount of cash received.

  REPORTING REQUIREMENTS

     Each ParkSierra shareholder that participates in the merger will be required to retain records and attach a statement to his or her tax return for the taxable year in which the merger is completed that contains facts relating to the merger, including the cost or other basis of stock surrendered in the merger and the amount of stock and cash received in the merger. All ParkSierra shareholders are urged to consult their own tax advisers to determine the specific information they may need to retain and/or file with the Internal Revenue Service.

     The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax consequences or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your personal tax adviser to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the merger to you.

ACCOUNTING TREATMENT

     RailAmerica will account for the merger under the purchase method of accounting in accordance with generally accepted accounting principles. Under the purchase method of accounting, RailAmerica will allocate the purchase price, including the aggregate combined value of the RailAmerica common stock and the cash paid in the merger, including direct costs of the merger, to the identifiable assets and liabilities of ParkSierra based upon estimates of the fair value of the identifiable assets and liabilities as of the closing date. The amount, if any, by which the purchase price exceeds the fair value of ParkSierra's net identifiable assets will constitute goodwill. After the merger, RailAmerica will include ParkSierra's financial condition and results of operations in its consolidated financial condition and results of operations.

RESALE OF RAILAMERICA COMMON STOCK

     All of the RailAmerica common stock issued in the merger will be freely transferable except any shares that affiliates of ParkSierra or RailAmerica receive. An affiliate of a corporation is someone who controls, is controlled by, or is under common control with that corporation. The term generally includes executive officers and directors and principal shareholders of the corporation. Shares received by affiliates of ParkSierra may be resold in accordance with the requirements of Rule 145 under the Securities Act of 1933.

LISTING OF RAILAMERICA COMMON STOCK

     RailAmerica has agreed to use its reasonable best efforts to list the shares of RailAmerica common stock issuable in the merger on the Nasdaq National Market. The merger agreement requires that they be listed prior to the closing. RailAmerica has applied for the listing. The trading symbol for RailAmerica common stock is "RAIL."

REGULATORY AND OTHER APPROVALS

     Other than Surface Transportation Board exemption or approval and the filing of the merger agreement and to Articles of Merger with the California and Delaware Secretaries of State in accordance with applicable law, no federal or state regulatory requirements remain to be complied with in order to complete the merger.

DISSENTERS' RIGHTS

     If the merger agreement is approved and not abandoned, any ParkSierra shareholder who does not vote in favor of approval of the merger agreement has the right, upon compliance with the procedures set forth in Chapter 13 of the California Corporations Code, to receive payment in cash for the fair market value of his or her shares as of November 5, 2001, the business day before the terms of the merger were first publicly announced.

     Any shareholder electing to exercise his right to have ParkSierra purchase some or all of his shares for cash, referred to as a dissenting shareholder, must, as to those shares, referred to as dissenting shares, satisfy the following requirements:

          he or she must not vote in favor, with respect to his or her dissenting shares, of the approval of the merger agreement;

          he or she must make written demand from ParkSierra to purchase his or her dissenting shares, and such demand must be received by ParkSierra or its transfer agent within 30 days after the mailing by ParkSierra of a notice to the shareholders of ParkSierra that the principal terms of the merger agreement have been approved; and
          within the same 30-day period he or she must submit the share certificates representing his or her dissenting shares to ParkSierra or its transfer agent for endorsement with a statement that they represent dissenting shares.

     ParkSierra will mail to each ParkSierra shareholder who does not consent to the approval of the merger agreement a notice of approval of the merger agreement within 10 days after approval, stating the price determined by ParkSierra to represent the fair market value of the dissenting shares and the procedure to be followed to exercise dissenting shareholders' rights. The statement of fair market value of the dissenting shareholder's shares will constitute an offer by ParkSierra to buy his or her shares at that price.

     Any ParkSierra shareholder of record who does not consent, with respect to all of his or her shares, to the approval of the merger agreement and who intends to enforce his or her dissenters' rights must, within 30 days after the mailing by ParkSierra of such notice to ParkSierra's shareholders, submit to ParkSierra at its principal office, or to its transfer agent, a written demand that ParkSierra purchase for cash some or all of his or her shares with respect to which consent was not given. This demand shall state the number and class of shares which such shareholder demands that ParkSierra purchase and the amount which such shareholder claims to be the fair market value of those shares as of November 5, 2001, excluding any appreciation or depreciation in consequence of the merger.

     Such demand is not effective for any purpose unless it is received by ParkSierra or its transfer agent within the 30-day period. The statement of the fair market value of the dissenting shareholder's shares will constitute an offer to sell his or her shares to ParkSierra at that price.

     In addition, within 30 days after ParkSierra mails to him or her notice of the approval of the merger agreement, a dissenting shareholder must submit to ParkSierra or its transfer agent, certificates representing the dissenting shares which he or she demands that ParkSierra purchase, to be stamped or endorsed with a statement that the shares are dissenting shares, or to be exchanged for certificates of appropriate denomination so stamped or endorsed. The notice of approval of the merger agreement will specify the date by which the submission of certificates must be made to ParkSierra or its transfer agent, and a submission made after such date will not be effective for any purpose.

     If ParkSierra and a dissenting shareholder agree that the shares are dissenting shares and agree upon the price of the shares, ParkSierra upon receipt and endorsement of the certificates, will pay that amount plus interest thereon from the date of agreement on price within 30 days after such agreement.

     If ParkSierra denies that the shares are dissenting shares, or if ParkSierra and a dissenting shareholder fail to agree on the fair market value of the shares, the dissenting shareholder may, within six months after the date on which notice of the approval of the merger agreement was mailed to such dissenting shareholder, file a complaint, or intervene in any action pending on a complaint filed, in the Superior Court of Napa County, California, requesting that the court determine whether the shares are dissenting shares or the fair market value of such dissenting shares or both. The costs of the action will be assessed or apportioned as the court considers equitable, but, if the fair market value is determined to exceed the price offered to the shareholders by ParkSierra, ParkSierra will be required to pay the costs. Under certain circumstances, attorney's fees may also be awarded.

     Under the merger agreement, Park Sierra must consult with RailAmerica before taking any of the foregoing actions with regard to dissenting shares and receive RailAmerica's consent.

     The foregoing is a summary of the rights of dissenting shareholders. It does not purport to be a complete statement thereof and is qualified in its entirety by reference to the applicable statutory provisions of the California General Corporation Law which is attached to this proxy statement/prospectus as APPENDIX E.

                              THE MERGER AGREEMENT
                           DESCRIPTION OF THE MERGER

     The description of the merger agreement set forth below highlights the material terms of the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. This description may not include all of the information that interests you. RailAmerica and ParkSierra urge you to read the merger agreement carefully and in its entirety.

TERMS OF THE MERGER

  GENERAL

     Under the merger agreement, ParkSierra will be merged with and into ParkSierra Acquisition Corp., a wholly-owned subsidiary of RailAmerica. After the merger, ParkSierra Acquisition Corp. will survive as a wholly-owned subsidiary of RailAmerica and will change its name to "ParkSierra Corp." Completion of the merger will occur upon the effective filing of the articles of merger with the Secretary of State for the State of California and the Secretary of State for the State of Delaware. The ParkSierra shareholders will, by executing the shareholders' agreement, appoint David L. Parkinson as the shareholders' representative. As shareholders' representative, Mr. Parkinson will have full power and authority on behalf of each ParkSierra shareholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, such ParkSierra shareholders under the merger agreement and the escrow agreement.

  THE MERGER CONSIDERATION

     Upon completion of the merger, all of the outstanding shares of ParkSierra common stock will be converted into the right to receive cash and RailAmerica's common stock in the aggregate amount of $48,000,000 less (i) the principal balance of all long-term interest bearing liabilities of ParkSierra as of the closing date, including the current portion, which RailAmerica refers to as the existing ParkSierra debt, and (ii) all of the principal balance of all non-long-term interest bearing liabilities of ParkSierra incurred from June 30, 2001 through the closing date, determined as of the closing date, which RailAmerica refers to as the new ParkSierra debt. The aggregate consideration is subject to adjustment based on the difference between the current assets and the current liabilities, not including the current portions of the existing ParkSierra debt or the new ParkSierra debt, of ParkSierra as of the closing date. RailAmerica refers to such differential as the ParkSierra working capital. To the extent that the ParkSierra working capital is greater than $4,400,000, the aggregate consideration will be increased, and to the extent that the ParkSierra working capital is less than $4,400,000, the aggregate consideration will be decreased. The aggregate consideration to be received in exchange for the ParkSierra common stock will be further reduced based upon the number of shares of ParkSierra common stock of which the holders thereof shall have exercised their dissenters' rights in accordance with the California General Corporation Law. Additionally, $2,000,000, or up to $2,420,000 if there are dissenting shares, of the cash amount to be received by the ParkSierra shareholders will be put into escrow for a period of three years, with yearly release mechanisms, to secure the indemnification obligations of the ParkSierra shareholders under the terms of the merger agreement.

     The shareholders' agreement provides that $25,000 of the merger consideration will be withheld, on a pro rata basis, from the cash consideration to be received by each ParkSierra shareholder as a fund for payment of compensation to the ParkSierra shareholders' representative and for his costs and expenses incurred in accordance with the shareholders' agreement.

     Each outstanding share of ParkSierra common stock (other than dissenting shares) will be converted into the right to receive:

          (i) a certificate representing the number of shares of RailAmerica's common stock (each of RailAmerica's shares to be valued at the weighted average closing price per share of RailAmerica's common stock as quoted on NASDAQ for the ten trading days ending on the third day preceding the closing date) equal in value to the quotient determined by dividing (a) $30,000,000 less the existing ParkSierra debt, by (b) 493,002;

          (ii) cash in an amount equal to the quotient determined by dividing
     (a) the sum of $18,000,000 less (x) the amount of money to be placed in escrow (approximately between $2,000,000 and $2,420,000) and (y) the new ParkSierra debt, as adjusted by the amount, if any, that the estimated ParkSierra working capital is greater or less than $4,400,000, by (b) 493,002 and less, under the shareholders' agreement and on a pro-rata basis among each ParkSierra shareholder, $25,000; and

          (iii) the contingent right to receive cash in an amount equal to the quotient determined by dividing (a) the amounts distributable to the ParkSierra shareholders (except for those holding dissenting shares) out of the escrow in accordance with the terms and conditions of the escrow agreement, by (b) 493,002 and less, under the shareholders' agreement and on a pro-rata basis among each ParkSierra shareholder, any amounts withheld on the direction of the ParkSierra shareholders' representative for payment of compensation to the ParkSierra shareholders' representative and the costs and expenses incurred in accordance with the shareholders' agreement.

     Five business days prior to the closing date, ParkSierra will estimate the amount of the ParkSierra closing date working capital, and this estimate will be used for purposes of calculating the cash consideration to be delivered by RailAmerica to the shareholders' representative at closing. Within 45 days following the closing date, RailAmerica will determine the actual amount of ParkSierra's closing date working capital and provide to the shareholders' representative a written notice of ParkSierra's actual closing date working capital, with appropriate supporting documentation.

     Within three business days following receipt by the shareholders' representative of the notice of the actual ParkSierra closing date working capital, RailAmerica will pay to the shareholders' representative any excess of the actual closing date working capital over the estimated closing date working capital or the shareholders' representative will pay to RailAmerica the excess of the estimated ParkSierra closing date working capital over the actual ParkSierra closing date working capital. The shareholders agreement obligates each ParkSierra shareholder to pay his or her pro rata share of any amount due to RailAmerica.

EXCHANGE OF CERTIFICATES

     On the closing date, each ParkSierra shareholder holding a certificate or certificates representing ParkSierra shares of common stock must deliver those certificates, endorsed in blank together with duly executed stock powers transferring the shares represented by those ParkSierra certificates to RailAmerica, and must also execute a joinder agreement. The joinder agreement will have the effect of making the applicable ParkSierra shareholder a party to the merger agreement and the escrow agreement. Upon surrender of the ParkSierra certificates, stock powers and joinder agreements to RailAmerica, RailAmerica will distribute to each ParkSierra shareholder his, her or its portion of the cash consideration and the stock consideration, and ParkSierra shareholders will have the contingent right to receive the escrow consideration upon the periodic release of such funds from escrow. The cash consideration will be remitted to a bank account designated by the shareholders' representative, who will be responsible for distributing the cash consideration to the ParkSierra shareholders. In order to facilitate this process, each ParkSierra shareholder should send in to ParkSierra, along with the proxy, the executed joinder, the executed shareholders' agreement, and the ParkSierra shareholder's stock certificates, endorsed in blank together with duly executed stock powers transferring the shares represented by those ParkSierra stock certificates to RailAmerica. ParkSierra and the ParkSierra shareholders' representative will hold each of these certificates in escrow pending the closing of the merger.

NO FRACTIONAL SHARES

     RailAmerica will not issue any fractional shares of RailAmerica's stock in the merger. In lieu of issuing fractional shares, RailAmerica will pay cash to each holder of fractional shares. The amount paid to each holder will be equal to a fraction of one of RailAmerica's shares to which they are entitled multiplied by the weighted average trading price per share of RailAmerica's Stock as quoted on NASDAQ for all transactions during the 10 trading days ending on the 3rd trading day preceding the closing date of the merger.

STOCK OPTIONS

     ParkSierra will cause or provide that all outstanding options to acquire any of its shares of common stock granted under any stock option plan, program or similar arrangement either be exercised prior to the closing date or cancelled as of the closing date.

DIVIDENDS AND DISTRIBUTIONS

     No dividends or other distributions declared or made with respect to RailAmerica's common stock with a record date after the effective time will be paid to a ParkSierra shareholder until the shareholder surrenders his or her ParkSierra stock certificate(s).

TRANSFERS

     As soon as RailAmerica completes the merger, the stock transfer books of ParkSierra will be closed and there will be no further registration of transfers of ParkSierra common stock. To the extent after such time any ParkSierra certificate(s) are presented to the surviving corporation for any reason, they will be cancelled and exchanged as provided above.

PARKSIERRA REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various representations and warranties made to RailAmerica by ParkSierra relating to, among other things:

- Its organization and qualification and    - Brokers;
  its subsidiaries;
- Capitalization;                           - Intellectual property;
- Its authority relative to the merger      - Title to and condition of property;
  agreement;
- Receipt of consents and approvals         - Labor matters;
  required for the merger;
- Financial statements; liabilities and     - Material customers;
  accounts receivable;
- Absence of changes or events which        - Environmental matters;
  would have a material adverse affect on
  ParkSierra;
- Undisclosed liabilities;                  - Transactions with affiliates;
- The accuracy of information supplied by   - Absence of bribes;
  ParkSierra in connection with this
  document;
- Full disclosure and no knowledge of any   - Material contracts;
  inaccuracy of RailAmerica's
  representations;
- Employee benefit plans;                   - Insurance;
- Absence of litigation;                    - Other compensation arrangements;
- Permits; Compliance with laws;            - Taxes.

RAILAMERICA'S REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various representations and warranties made to ParkSierra and the ParkSierra shareholders by RailAmerica and ParkSierra Acquisition Corp. relating to, among other things:

- RailAmerica's organization and            - Brokers;
  qualification and its subsidiaries;
- Capitalization;                           - Absence of changes or events;
- RailAmerica's authority relative to the   - Cash consideration available;
  merger agreement;
- Receipt of consents and approvals         - No knowledge of any inaccuracy of
  required for the merger;                    ParkSierra's representations; and
- SEC reports and financial statements;     - Absence of material negotiations with
                                            third parties for certain transactions.

PARKSIERRA SHAREHOLDER REPRESENTATIONS AND WARRANTIES

     In order to obtain the total merger consideration, each ParkSierra shareholder must execute a joinder agreement. Once executed and delivered, the applicable ParkSierra shareholder will be making to RailAmerica, on his or her own behalf and not on behalf of any other ParkSierra shareholder, the following representations and warranties:

- Good title to ParkSierra shares of        - Absence of conflicts or required
  common stock;                             consents; and
- Authority relative to the merger          - No knowledge of falsity of any
  agreement;                                  representations made by ParkSierra.

COVENANTS

     ParkSierra has agreed it will:

     - conduct its business in the ordinary course of business and consistent with past practice;

     - not (a) declare or pay any dividends on its common stock except for dividends or distributions that, in the good faith judgment of ParkSierra's board of directors are not likely to cause ParkSierra's working capital as of the closing date to be less than $2,000,000, (b) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) acquire any shares of its securities;

     - not issue, pledge or otherwise encumber any shares of its common stock;

     - not amend its certificate of incorporation or by-laws;

     - not acquire other businesses;

     - not sell, lease or otherwise encumber any of its assets;

     - except for working capital borrowings in the ordinary course under its existing credit facility and a revolving loan in an amount not to exceed $1,500,000, not incur any debt, guarantee any debt securities of another person, or make any loans or capital contributions to any other person;

     - confer with RailAmerica on a frequent basis, report on operational matters and advise RailAmerica of any changes that could have a materially adverse effect on ParkSierra;

     - not materially change its accounting methods and practices;

     - not waive the benefits of, or agree to modify in any way, any confidentiality, standstill or similar agreement to which it is a party;

     - not alter any current, or enter into any new, employee compensation plan (whether by increasing or terminating such plan), arrangement or agreement, or pay any benefit or compensation not contractually required, unless done in the ordinary course of business consistent with past practice;

     - not modify, amend or terminate any material contract or waive, release or assign any material rights of ParkSierra;

     - not dissolve;

     - not make or change any material tax election or settle any material income tax liability;

     - pay all taxes when due other than those being contested in good faith, with adequate reserves set aside;

     - keep in effect its insurance policies;

     - continue to effect its transportation services on the same terms and with the same prices and rate structures as have historically been offered by ParkSierra, other than changes as market conditions may dictate consistent with sound business practices;

     - (1) call, give notice of, convene and hold a special meeting of its shareholders to vote upon the merger agreement and the merger, (2) include in this proxy statement the recommendation of its Board of Directors that the ParkSierra shareholders approve and adopt the merger agreement and approve the consummation of the merger and the transactions contemplated thereby and (3) include in the proxy materials being solicited from the ParkSierra shareholders the joinder agreement;

     - use its commercially reasonable efforts not to take any actions that would reasonably be expected to result in any of any closing conditions to not be materially satisfied;

     - use its commercially reasonable efforts to cause all conditions precedent to RailAmerica's obligations under the merger agreement to be satisfied; and

     - deliver to RailAmerica a list of names and addresses of those persons who are "affiliates" of ParkSierra within the meaning of Rule 145 promulgated under the Securities Act and use its reasonable efforts to deliver or cause to be delivered to RailAmerica, from each of the affiliates, an affiliate letter.

     RailAmerica has agreed RailAmerica will:

     - confer with ParkSierra on a frequent basis, report on operational matters and advise them of any changes that could have a materially adverse effect on RailAmerica;

     - not dissolve;

     - use RailAmerica's commercially reasonable efforts not to take any actions that would reasonably be expected to result in any of the closing conditions to not be materially satisfied; and

     - use RailAmerica's commercially reasonable efforts to cause all conditions precedent to ParkSierra's obligations under the merger agreement to be satisfied.

INDEMNIFICATION AND INSURANCE

     Under the merger agreement, RailAmerica has agreed that all rights to indemnification in effect as of the closing date for acts or omissions occurring prior to the effective time of the merger in favor of ParkSierra's current and former directors, officers and employees as provided in its articles of incorporation or by-laws or existing indemnification contracts or under applicable law, will continue after the effective time of the merger for a period of six years. However, to the extent anyone so indemnified is also a shareholder of ParkSierra, such shareholder will not be able to seek any of the foregoing indemnification in connection with any liability due to the shareholder breaching his or her representation that he or she had no knowledge that any of ParkSierra's representations given under the merger agreement were false or untrue in any material respect.

EXCLUSIVITY

     ParkSierra has agreed that until the merger is completed or terminated it will not, and will cause its officers, directors, employees, financial advisors, legal counsel, accountants, and other agents and representatives not to, directly or indirectly, propose, enter into or participate in any discussions with any person, other than RailAmerica, relating to any acquisition of any type of interest in ParkSierra. ParkSierra has agreed that it will recommend that its shareholders approve and adopt the merger agreement.

CONDITIONS TO THE MERGER

     RailAmerica's and ParkSierra's respective obligations to complete the merger depend upon the fulfillment of each of the following conditions:

     - that all parties receive all authorizations, consents, orders and approvals of all governmental entities and officials and all third party consents necessary for the consummation of the merger without imposition of any conditions other than the imposition by the Surface Transportation Board of standard labor protective conditions;

     - exemption or approval for the transactions contemplated by the merger agreement shall have been obtained from the Surface Transportation Board, and shall be in full force and effect;

     - no governmental entity or regulatory body (including any court of competent jurisdiction) shall have enacted or enforced any law or any type of order that has the effect of making illegal, materially restricting or in any way preventing or prohibiting the merger;

     - the merger agreement has been approved and adopted and the merger has been approved by holders of at least a majority of the outstanding shares of common stock of ParkSierra;

     - there shall not have occurred and be continuing at closing any general suspension of, or limitation on the prices for, trading in securities on the NASDAQ National Market for more than one trading day;

     - there shall not have occurred and be continuing at closing a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

     - there shall not have occurred and be continuing at closing any direct material limitation by any government entity on the extension of credit by banks or other lending institutions;

     - any of the immediately preceding three items existing as of November 26, 2001 have not materially accelerated or worsened;

     - the representations and warranties made by the other party, subject to materiality qualifications, are true and correct, as of the date of the merger agreement and as of the effective time, or as of the date specified in the representation except (other than capitalization) where such failure to be true and correct would not reasonably be likely to have a material adverse effect on the party making the representation or warranty;

     - the other party has performed in all material respects the obligations required to be performed by it under the merger agreement prior to the time the merger is completed;

     - no material adverse change in the financial condition or results of operations of the other party shall have occurred on or after November 26, 2001;

     - the registration statement filed by RailAmerica shall have been declared effective by the SEC;

     - all third party assignments and consents, the failure to obtain which would prevent the consummation of the merger or have, individually or in the aggregate, a material adverse effect on the party seeking such third party consent, shall have been obtained by that party;

     - each party shall have received, in form and substance reasonably acceptable to that party, a legal opinion delivered by the other party's legal counsel; and

     - the total number of RailAmerica's shares to be issued at the effective time will not exceed the number of RailAmerica's shares that would require the approval of RailAmerica's stockholders under the rules and regulations of the NASDAQ National Market.

     RailAmerica may choose not to complete the merger if any of the following has occurred:

     - ParkSierra has not obtained from the Surface Transportation Board a favorable ruling on (i) a petition for exemption for two segments of railroad over which it may not have the necessary regulatory authority; and (ii) a pleading clarifying the proper party in a proceeding;

     - ParkSierra's net worth is materially less than $20,000,000;

     - the aggregate number of dissenting shares exceeds 10% of ParkSierra's shares of common stock;

     - RailAmerica is not provided with copies of joinder agreements executed by holders of more than 90% of the shares of ParkSierra's common stock;

     - RailAmerica has not received David L. Parkinson's consulting agreement executed by Mr. Parkinson;

     - RailAmerica has not received Thomas J. Schlosser's employment agreement executed by Mr. Schlosser;

     - RailAmerica has not received executed affiliate letters from all of the affiliates of ParkSierra; and

     - the escrow agreement has not been executed by the escrow agent.

     ParkSierra may choose not to complete the merger if any of the following has occurred:

     - it has not received Thomas J. Schlosser's employment agreement executed by RailAmerica;

     - it has not received David L. Parkinson's consulting agreement executed by RailAmerica; and

     - RailAmerica has not delivered the cash consideration and stock consideration to the shareholders' representative and the escrow consideration to the escrow agent.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the effective time of the merger by:

     - by mutual written consent of RailAmerica and ParkSierra;

     - by either party if the merger has not been completed on or by January 31, 2002;

     - by the non-breaching party if a material breach of any representation, warranty, obligation, covenant, or agreement set forth in the merger agreement occurs and such material breach has not been cured by the 10th day after the breaching party becomes aware of such material breach; or

     - by either party if any governmental order, writ, injunction or decree preventing the consummation of the merger shall have been entered by a court of competent jurisdiction and shall have become final and nonappealable.

     RailAmerica may terminate the merger agreement within 10 days of ParkSierra obtaining from the Surface Transportation Board a ruling on (1) a petition for exemption for two segments of railroad over which it may not have the necessary regulatory authority; and (2) a pleading clarifying the proper party in a proceeding, which ruling contains limitations, conditions, penalties or obligations which, individually or in the aggregate, would be materially adverse to ParkSierra.

TERMINATION FEES AND EXPENSES

     All expenses incurred in the merger will be paid by the party incurring such expenses.

INDEMNIFICATION

     Under the terms of the merger agreement, RailAmerica and ParkSierra Acquisition Corp., and RailAmerica's respective officers, directors, employees, shareholders, representatives and agents, are indemnified against all damages, losses and liabilities of any kind (including the fees and expenses of counsel) resulting from, or in respect of, any misrepresentation, breach of warranty or non-fulfillment of any covenant or other obligation of ParkSierra or its shareholders. After the closing date, the escrow will be the only source of payment of the indemnification obligations of ParkSierra and its Shareholders, except as provided below and except for tort claims (including fraud) arising out of or in connection with the merger agreement or any transaction contemplated thereby. These indemnification obligations will continue, depending on the particular representation or warranty or covenant that has been breached, for a period of between 18 months and three years from the closing date.

     In order to seek indemnification from any ParkSierra shareholder for the breach of a shareholder representation, RailAmerica and ParkSierra Acquisition Corp. may not look to the escrow fund. Instead, to the extent any ParkSierra shareholder has breached any representation or warranty in the merger agreement, RailAmerica and ParkSierra Acquisition Corp. must seek indemnification directly from that ParkSierra shareholder, severally and not jointly. However, no ParkSierra shareholder will have any contractual liability for any breach of any representation or warranty in excess of the total amount of merger consideration such ParkSierra shareholder received, or is entitled to receive, in the merger. These indemnification obligations will continue for a period of between three and five years from the closing date.

     Other than in the case of a claim for indemnification in respect of any breach of a representation or warranty by a ParkSierra shareholder, or for any amount in connection with payments made or to be made to any dissenting shareholders, RailAmerica and ParkSierra Acquisition Corp. will not be entitled to the payment of any indemnification until their damages have exceeded $300,000, which represents a deductible and not a threshold. Furthermore, for claims relating to environmental matters, RailAmerica will only be entitled to receive 90% of its damages, losses and liabilities.

     In order to secure RailAmerica's right to indemnification, $2,000,000 will be put into an escrow account, along with an additional amount based on the number of dissenting shares in the merger. These amounts will be released to the ParkSierra shareholders as set forth below in the description of the escrow agreement.

     Under the terms of the merger agreement, the ParkSierra shareholders are indemnified against all damages, losses and liabilities of any kind (including the fees and expenses of counsel) resulting from, or in respect of, any misrepresentation, breach of warranty or non-fulfillment of any covenant or other obligation of RailAmerica or ParkSierra Acquisition Corp. These indemnification obligations will continue for a period of 18 months from the closing date.

ESCROW AGREEMENT

     As part of the terms of the merger agreement, to secure RailAmerica's right to indemnification under the merger agreement, at the closing of the merger RailAmerica will deposit in an interest-bearing escrow account with an escrow agent agreed to by RailAmerica and ParkSierra, an aggregate amount of $2,000,000 plus an amount in connection with any dissenting shares for a period of three years and one day.

     One business day prior to the closing date, ParkSierra will notify RailAmerica of the total number of dissenting shares. An additional amount will then be added to the $2,000,000 to be placed into escrow based on the following calculation: the product of (x) the number of dissenting shares that exceed 24,650 dissenting shares multiplied by (y) 20% of the quotient of (i) the total merger consideration calculated on the assumption that the there were no dissenting shares divided by (ii) 493,002. The maximum anticipated amount of additional escrow funds is approximately $420,000, based on holders of 10% of ParkSierra's common stock dissenting.

     On each of the first two anniversaries of the closing date, the escrow agent will release to the ParkSierra shareholders on a pro rata basis their share of $500,000, less any amounts paid on indemnification claims and less any amounts held for pending indemnification claims. On the day after the third anniversary of the closing date, the escrow agent will release the balance in the escrow less any amounts held for pending indemnification claims. Under the shareholders' agreement the amount of each distribution will be decreased by any amounts withheld on the direction of the ParkSierra shareholders' representative for payment of compensation to him and for his costs and expenses in accordance with the shareholders' agreement. Also, an annual distribution from escrow will be made to the Park Sierra shareholders to pay for any taxes they may owe on the interest from the escrow funds. Any interest earned on the portion of the escrow deposit paid out to ParkSierra's shareholders will be paid out to them upon the termination of the escrow agreement.

     The escrow agreement will generally terminate on the date that is three years and one day after the closing of the merger but may continue beyond such period if claims have been made against the escrow prior to the expiration of such period. Certain provisions, such as the obligation to indemnify the escrow agent, survive the termination of the escrow agreement.

     Unless there is negligence or willful misconduct on the part of the escrow agent RailAmerica and the ParkSierra shareholders will, jointly and severally, indemnify and hold harmless the escrow agent for any and all claims, liabilities, expenses and losses of any nature which it may incur or with which it may be threatened by reason of its acting as escrow agent, and will indemnify the escrow agent against any and all expenses, including reasonable attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity, both at the trial and appellate levels. The escrow agreement contains mechanisms for the treatment of claims made against the escrow agent to secure any indemnification obligations of the ParkSierra shareholders owed to RailAmerica under the merger agreement.

JOINDER AGREEMENT TO MERGER AGREEMENT AND ESCROW AGREEMENT

     In order for a ParkSierra shareholder to receive the total merger consideration for his, her or its shares of ParkSierra common stock, each ParkSierra shareholder must provide to RailAmerica an executed copy of the joinder agreement to merger agreement and escrow agreement. When a ParkSierra shareholder executes and delivers the joinder agreement at the appropriate time, the ParkSierra shareholder will be:

     - confirming that he or she is the owner of the ParkSierra common stock on a schedule attached to the joinder agreement;

     - agreeing to be bound by the terms and provisions of the merger agreement, such that by executing the joinder agreement, the shareholder will be considered a "shareholder" under the terms of the merger agreement as if the shareholder had executed the merger agreement, as a "shareholder," as of November 26, 2001; and

     - agreeing to be bound by the terms and provisions of the escrow agreement, such that by executing the joinder agreement, he or she will be considered a "shareholder" under the terms of the escrow agreement upon the effectiveness of the escrow agreement.

AFFILIATE LETTERS

     Each ParkSierra shareholder who may be deemed to be an "affiliate" of ParkSierra within the meaning of Rule 145 promulgated under the Securities Act will be required to execute an affiliate letter. Such affiliate letter will set forth that the applicable ParkSierra shareholder understands that RailAmerica is under no obligation to register the sale, transfer or other disposition of any of the stock consideration received by him or her and that the provisions of Rule 145 limit such ParkSierra shareholder's public resales of the stock consideration based on the length of time that the ParkSierra shareholder has held the stock consideration and the amount of shares of the stock consideration the ParkSierra shareholder may attempt to sell from time to time.

     Rule 145 allows resales through broker transactions when the total number of shares sold by the affiliate in a three month period is less than the greater of one percent of RailAmerica's outstanding common stock and the average weekly trading volume on Nasdaq of RailAmerica common stock during the four weeks preceding the proposed sale. Once the ParkSierra affiliate has beneficially owned the shares of RailAmerica common stock for one year, provided the ParkSierra affiliate is not an affiliate of RailAmerica, the ParkSierra affiliate can freely trade the shares of RailAmerica common stock. Once the ParkSierra affiliate has beneficially owned the shares of RailAmerica common stock for two years, provided that the ParkSierra affiliate has not been an affiliate of RailAmerica for the past three months, the ParkSierra affiliate can freely trade the shares of RailAmerica common stock. RailAmerica will have the right to require counsel representing the ParkSierra shareholder and reasonably satisfactory to RailAmerica, to advise RailAmerica in a written opinion letter satisfactory to RailAmerica and its legal counsel, and upon which RailAmerica and RailAmerica's legal counsel may rely, that no registration under the Securities Act would be required in connection with any proposed sale, transfer or other disposition by a ParkSierra affiliate.

SHAREHOLDERS' AGREEMENT

     Under the shareholders' agreement which each ParkSierra shareholder must sign in conjunction with approval of the merger, David L. Parkinson, the Chairman and Chief Executive Officer of ParkSierra, has been designated as the shareholders' representative for all purposes related to the escrow agreement and the merger agreement. As the ParkSierra shareholders' representative, Mr. Parkinson will have full power and authority on behalf of each ParkSierra shareholder, in order to facilitate the transactions and actions contemplated by the merger agreement and the escrow agreement, to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, such shareholders under the merger agreement and the escrow agreement.

     The ParkSierra shareholders' representative will have no liability to any ParkSierra shareholder, and will be fully indemnified for any losses he may incur, for any action taken or omitted on behalf of the ParkSierra shareholders unless the ParkSierra shareholders' representative did not reasonably believe in good faith that the action or failure to take action was within the scope of his authority under the shareholders' agreement or the action taken or failure to take action constituted willful misconduct or gross negligence on the part of the ParkSierra shareholders' representative. Notices or communications to or from Mr. Parkinson in his capacity as the ParkSierra shareholders' representative will constitute notice to or from each of the ParkSierra shareholders.

     If Mr. Parkinson resigns or becomes unable to fulfill his duties by reason of death or disability, a successor ParkSierra shareholders' representative is named in the shareholders' agreement. If the successor ParkSierra shareholders' representative declines or is unable to serve as the shareholders' representative, a successor ParkSierra shareholders' representative may be appointed by the vote of the holders of not less than 75% of the ParkSierra common stock prior to the merger. Any successor ParkSierra shareholders' representative will be required to sign an appropriate agreement adopting and agreeing to be bound by the shareholders' agreement.

     In connection with the merger agreement, the ParkSierra shareholders' representative may take any and all actions that the ParkSierra shareholders' representative determines necessary or desirable, including without limitation:

     - facilitating the calculation and distribution of the cash consideration

     - delivering the executed joinders, stock powers and certificates of ParkSierra common stock of each of the ParkSierra shareholders to RailAmerica on the closing date

     - receiving on behalf of each ParkSierra shareholder payment of the total merger consideration payable to such ParkSierra shareholder, establishing bank accounts as may be required for this purpose and distributing to each ParkSierra shareholder the shares of RailAmerica common stock that he, she or it will receive as part of the total merger consideration

     - if the actual closing date working capital exceeds the estimated working capital, receiving on behalf of the ParkSierra shareholders the difference and distributing to the ParkSierra shareholders their pro rata share of such increase in the cash consideration

     - if the actual closing date working capital is less than the estimated working capital, collecting from the ParkSierra shareholders their pro rata share of the difference for payment to RailAmerica, which pro rata amount each ParkSierra shareholder will severally agree to pay promptly after notice thereof from the ParkSierra shareholders' representative

As compensation for his services, the ParkSierra shareholders' representative will be paid $100.00 per hour. The ParkSierra shareholders will authorize the ParkSierra shareholders' representative under the terms of the shareholders' agreement to withhold from the cash consideration to be paid to each ParkSierra shareholder, on a pro-rata basis, the amount of $25,000 to serve as a source of his compensation, costs and expenses. Thereafter, to the extent the funds will not cover the reasonably anticipated compensation, costs and expenses thereunder, the ParkSierra shareholders' representative may direct the escrow agent to withhold from any distributions from the escrow funds additional amounts as may be required for the payment of his compensation and reimbursement of his expenses. In the event that the withholdings from the escrow funds is ultimately insufficient for the payment of his compensation and expenses, the ParkSierra shareholders agree that they will establish a separate fund to which each of the ParkSierra shareholders will contribute pro-rata in such amounts and at such times as the ParkSierra shareholders' representative may request for the payment of such compensation and expenses.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     The pro forma condensed statement of income data is presented for the twelve months ended December 31, 2000 and the nine months ended September 30, 2001 and were prepared as if the merger took place on January 1, 2000. The pro forma condensed balance sheet is presented at September 30, 2001 and was prepared as if the transaction took place on September 30, 2001. The financial statements give pro forma effect to (i) the issuance of 4.3 million shares of RailAmerica common stock in a private placement in December 2001 for which the proceeds will be used for the ParkSierra transaction; and (ii) certain financing transactions that occurred during the pro forma periods presented and their effect as if they occurred on January 1, 2000.

     The unaudited pro forma condensed financial data are provided for illustrative purposes only. They do not purport to represent what RailAmerica's results of operations and financial position would have been had the above transactions actually occurred as of the dates indicated, and they do not purport to project RailAmerica's future results of operations or financial condition.

                               RAILAMERICA, INC.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 2001
                                 (IN THOUSANDS)

                                                     RAIL AMERICA    EQUITY     CONSOLIDATED
                                                         (A)        OFFERING      BALANCES
                                                     ------------   --------    ------------
Cash...............................................    $ 13,450     $50,776B      $ 64,226
Restricted Cash....................................       2,511                      2,511
Accounts and notes receivable......................      59,203                     59,203
Other current assets...............................      13,589                     13,589
                                                       --------     -------       --------
  Total current assets.............................      88,753      50,776        139,529
Property, plant and equipment......................     720,261
                                                                                   720,261
Other assets.......................................    $ 20,947                     20,947
                                                       --------     -------       --------
Total assets.......................................    $829,961     $50,776       $880,737
                                                       ========     =======       ========
Current maturities of long-term debt...............    $ 23,561                   $ 23,561
Accounts payable...................................      34,561                     34,561
Accrued expenses...................................      41,836                     41,836
                                                       --------     -------       --------
  Total current liabilities........................      99,958                     99,958
Long-term debt.....................................     294,774                    294,774
Subordinated debt..................................     142,790                    142,790
Deferred income taxes..............................      83,455                     83,455
Other liabilities..................................      56,686                     56,686
Common stock.......................................          24           4B
                                                                                        28
Additional paid in capital.........................     167,902      50,772B
                                                                                   218,674
Retained earnings..................................      40,725                     40,725
Accumulated other comprehensive loss...............     (56,353)                   (56,353)
                                                       --------     -------       --------
Total equity.......................................     152,298      50,776        203,074
                                                       --------     -------       --------
Total liabilities and equity.......................    $829,961     $50,776       $880,737
                                                       ========     =======       ========

 See accompanying notes to unaudited pro forma condensed financial information.

                               RAILAMERICA, INC.

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
                            AS OF SEPTEMBER 30, 2001

A   Represents the historical balance sheet as of September 30, 2001.

B Represents the net proceeds from the issuance of 4,344,300 shares of common stock for $12.50 per share less issuance costs in December 2001. The proceeds from the private placement will be used for the ParkSierra transaction and for general corporate requirements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

               UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     FINANCING     CONSOLIDATED
                                                  RAIL AMERICA(A)   TRANSACTIONS     BALANCES
                                                  ---------------   ------------   ------------
Operating revenue...............................     $278,588                        $278,588
Operating expenses:
  Transportation................................      158,171          $  720C        158,891
  Selling, general & administrative.............       45,735                          45,735
  Net gain on sale of assets....................       (1,879)                         (1,879)
  Depreciation and amortization.................       19,978            (158)C        19,820
                                                     --------          ------        --------
     Total operating expenses...................     $222,005             562        $222,567
                                                     ========          ======        ========
Operating income................................       56,583            (562)         56,021
Interest expense................................      (41,006)          1,679B
                                                                          299C        (39,028)
Other income....................................        1,472                           1,472
                                                     --------          ------        --------
Income before income taxes......................       17,049           1,416          18,465
Provision for income taxes......................        4,953             538D
                                                                                        5,491
                                                     --------          ------        --------
Income from continuing operations...............     $ 12,096          $  878        $ 12,974
                                                     ========          ======        ========
Weighted average shares outstanding
  Basic.........................................       20,491                          27,369
  Diluted.......................................       24,416                          31,294
Earnings per share from continuing operations
  Basic.........................................     $   0.58                        $   0.46
  Diluted.......................................     $   0.53                        $   0.44

 See accompanying notes to unaudited pro forma condensed financial information.

                               RAILAMERICA, INC.

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                ($ IN THOUSANDS)

A Represents the historical consolidated statement of income for the nine months ended September 30, 2001.

B Represents interest savings on the prepayment of $19,100 of senior debt with proceeds from the June 2001 sale of common stock at a weighted average interest rate of 7.59%. Based on this prepayment, an extraordinary charge of approximately $252, net of taxes, would have been recorded from the write-off of deferred loan costs from this early extinguishment of debt. Also includes the interest savings of approximately $712, representing all the interest expense on RailAmerica's revolver during the nine months ended September 30, 2001, related to the pay down of the revolver with proceeds from the sale of common stock.

C Represents the additional rent expense partially offset by the lower interest and depreciation costs from the sale leaseback transactions completed in June 2001. Under those transactions, RailAmerica sold off certain locomotives for net proceeds of approximately $8,400. The proceeds were used to repay debt with an average interest rate of 7.11%

D   Represents the tax effect of the pro forma adjustments at a 38% tax rate.

                       RAILAMERICA, INC. AND SUBSIDIARIES
               UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME
                     TWELVE MONTHS ENDED DECEMBER 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    RAILAMERICA    FINANCING                     RAILTEX     CONSOLIDATED
                                                        (A)       TRANSACTIONS   RAILTEX (B)   ADJUSTMENTS     BALANCES
                                                    -----------   ------------   -----------   -----------   ------------
Operating revenue.................................   $357,488                      $14,074                     $371,562
Operating expenses:
  Transportation..................................    211,428       $ 4,636D         7,676                      223,740
  Selling, general & administrative...............     60,582                        3,213          (565)H       63,230
  Net gain on sale of assets......................    (11,184)                          --                      (11,184)
  Depreciation and amortization...................     26,540        (1,140)D        1,480       $   (77)I       26,803
                                                     --------       -------        -------       -------       --------
    Total operating expenses......................   $287,366         3,496         12,369          (642)       302,589
                                                     --------       -------        -------       -------       --------
Operating income..................................     70,122        (3,496)         1,705           642         68,973
Interest expense..................................    (55,950)        3,637C          (633)       (1,339)J
                                                                      2,824D
                                                                     (1,546)E                                   (51,400)
                                                                      1,607F
Other (expense) income............................     (1,614)                                     2,979K         1,365
                                                     --------       -------        -------       -------       --------
Income before income taxes........................     12,558         3,026          1,072         2,282         18,938
Provision for income taxes........................      2,950         1,150G           483           867L
                                                                                                                  5,450
                                                     --------       -------        -------       -------       --------
Income from continuing operations.................   $  9,608       $ 1,876        $   589       $ 1,415       $ 13,488
                                                     ========       =======        =======       =======       ========
Weighted average shares Outstanding:
  Basic...........................................     18,040                                                    26,184
  Diluted.........................................     18,267                                                    26,411
Earnings per share from continuing operations
  Basic...........................................   $   0.50                                                  $   0.49
  Diluted.........................................   $   0.49                                                  $   0.49

 See accompanying notes to unaudited pro forma condensed financial information.

                               RAILAMERICA, INC.

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000
                                ($ IN THOUSANDS)

A Represents the historical consolidated statement of income for the twelve months ended December 31, 2000.

B Represents the historical consolidated statement of income for RailTex for the month of January 2000, the time period during the twelve month period ended December 31, 2000 which was prior to RailAmerica's acquisition of RailTex.

C Represents interest savings on the repayment of $19,100 of senior debt with proceeds from the June 2001 sale of common stock at a weighted average interest rate of 9.57%. Based on this prepayment, an extraordinary charge of approximately $280, net of tax, would have been recorded from the writeoff of deferred loan costs from this early extinguishment of debt. Also includes the interest savings, representing all the interest on the revolver during the twelve months ended December 31, 2000, related to the assumed pay down of the revolver with proceeds from the sale of common stock.

D Represents the additional rent expense partially offset by the lower interest and depreciation costs from the sale leaseback transactions completed in December 2000 and June 2001. Under those transactions, RailAmerica sold off certain locomotives for net proceeds of approximately $29,500. The proceeds were used to repay debt with an average interest rate of 9.57%.

E Represents the increase in interest expense from the replacement of existing indebtedness with the issuance of the Senior Subordinated Notes for the period from January 1, 2000 through August 14, 2000 (the date which the Senior Subordinated Notes were issued).

F Represents the net decrease in amortization of deferred loan costs as a result of the senior credit facility and bridge loans used to finance the RailTex acquisition.

G   Represents the tax effect of the pro forma adjustments at a 38% tax rate.

H Represents the elimination of certain executive and board level costs which were contractually severed as of the closing of the acquisition of RailTex.

I Represents the adjustment to the depreciation expense from the revaluation of RailTex's assets.

J Represents additional interest expense from RailAmerica's senior credit facility to finance the acquisition of RailTex.

K Reflects the elimination of a foreign exchange loss resulting from the extinguishment of debt used to finance RailAmerica's acquisition of V/Line Freight in April 2000. Such debt was refinanced in connection with the acquisition of RailTex.

L   Reflects the income tax effect of the pro forma adjustments.

                             BUSINESS OF PARKSIERRA

     The ParkSierra rail group was formed in 1990 to acquire and operate short line and regional railroads. ParkSierra operates three railroads:

     - the Arizona & California Railroad, acquired in 1991 from Burlington Northern Santa Fe,

     - the California Northern Railroad, lease and trackage rights acquired in 1993 from Union Pacific Railroad, and

     - the Puget Sound & Pacific Railroad, acquired in 1997 from Burlington Northern Santa Fe.

     These three railroads comprise over 700 miles of track and combine to transport approximately 62,000 carloads of freight annually.

     The Arizona & California Railroad offers the most direct route between the Pacific Coast and Phoenix, Arizona. The 297-mile railroad, including 50 miles of trackage rights, currently handles approximately 18,000 carloads annually. The principal source of revenues is cement, lumber and petroleum freight traffic from local sources and overhead traffic provided from an operating agreement with Burlington Northern Santa Fe. Based at Parker, Arizona, the Arizona & California Railroad interchanges with Burlington Northern Santa Fe at Cadiz, California and Phoenix, Arizona. The Arizona & California Railroad also serves the Lower Colorado River Valley with a 49-mile branch line in California that extends from Rice to Blythe.

     The California Northern Railroad serves the industrial and agricultural area of northern California. The 254-mile railroad, comprised of a combination of lease and trackage rights from Union Pacific on a 20-year basis, currently handles approximately 30,000 carloads annually. Annual revenues are derived primarily from oil/gas transmission pipe, minerals, beer, food products and grain/rice freight traffic. Based at American Canyon, California, the California Northern Railroad interchanges with Union Pacific at Davis, Suisan, Tehama and Tracy, California, and two local railroads. The local railroads are Northwestern Pacific and Napa Valley.

     The Puget Sound & Pacific Railroad serves the timber producing, industrial and agricultural areas of Western Washington. The 149-mile railroad, of which 17 miles are trackage rights, currently handles approximately 14,000 carloads annually. Based at Elma, Washington, the Puget Sound & Pacific Railroad interchanges with Burlington Northern Santa Fe at Centralia, Washington and the Union Pacific at Blakeslee Jct., Washington. The Puget Sound & Pacific Railroad transports lumber, plywood, pulp, chemicals, propane, fertilizers, feed grain, logs, aluminum, scrap and other metal products, as well as special components for the U.S. Navy.

     COMPETITION. ParkSierra's railroads are typically one of the only rail carriers directly serving its customers; however, ParkSierra's railroads compete with other rail carriers as well as with other modes of transportation, principally motor carriers and, to a lesser extent, ship and barge operators. The extent of this competition varies among ParkSierra's railroads. Competition is based primarily upon the rate charged and the transit time required, as well as the quality and reliability of the service provided, for an origin-to-destination package. To the extent other carriers are involved in transporting a shipment, ParkSierra cannot control the cost and quality of service. Cost reductions achieved by rail carriers over the past several years have generally improved their ability to compete with alternate modes of transportation.

     EMPLOYEES. Currently, ParkSierra has approximately 100 full-time railroad employees in the United States of America. None are subject to collective bargaining agreements. ParkSierra believes that its relationship with its employees is good.

     REGULATION. ParkSierra is subject to various safety and other laws and regulations by numerous government agencies, including (1) regulation by the Surface Transportation Board, or STB, and the Federal Railroad Administration, or FRA, (2) labor related statutes including the Railway Labor Act, Railroad Retirement Act, the Railroad Unemployment Insurance Act, and the Federal Employer's Liability Act, and (3) regulation by agencies in the states in which it does business. As a result of the enactment in 1980 of the Staggers Rail Act, which amended the Interstate Commerce Act, and the enactment of the ICC Termination Act of 1995, there has been a significant relaxation in regulation governing rail carriers.

     The STB has jurisdiction over, among other matters, the construction, acquisition, or abandonment of rail lines, the consolidation or merger of railroads, the assumption of control of one railroad by another railroad, the use by one railroad of another railroad's tracks through lease, joint use or trackage rights, the rates charged for their transportation services, and the service provided by rail carriers. The ICC Termination Act replaced the Interstate Commerce Commission, or ICC, with the STB.

     As a result of the Staggers Rail Act, railroads have received considerable rate and market flexibility including the ability to obtain exemptions from numerous provisions of the Interstate Commerce Act. The Staggers Rail Act allowed the deregulation of all containerized and truck trailer traffic handled by railroads. On regulated traffic, railroads and shippers are permitted to enter into contracts for rates and provision of transportation services without the need to file tariffs. Moreover, on regulated traffic, the Staggers Rail Act allows railroads considerable freedom to raise or lower rates without objection from captive shippers. Although the ICC Termination Act retained maximum rate regulation on traffic over which railroads have exclusive control, the new law relieved railroads from the requirements of filing tariffs and rate contracts with the STB on all traffic other than agricultural products.

     The FRA regulates railroad safety and equipment standards, including track maintenance, handling of hazardous shipments, locomotive and rail car inspection and repair requirements, and operating practices and crew qualifications. FRA personnel conduct periodic inspections of ParkSierra's rail lines and the locomotives and rail cars on the property at the time of the inspection.

     LITIGATION. In the ordinary course of conducting ParkSierra's business, ParkSierra becomes involved in various legal actions and other claims, some of which are currently pending. Litigation is subject to many uncertainties and ParkSierra may be unable to accurately predict the outcome of individual litigated matters. Some of these matters possibly may be decided unfavorably to ParkSierra. It is the opinion of ParkSierra's management that the ultimate liability, if any, with respect to these matters will not be material. Other than ordinary routine litigation incidental to ParkSierra's business, no other litigation exists.

     SECURITY OWNERSHIP. The following table sets forth, as of December 4, 2001, the number of shares of ParkSierra common stock that were owned beneficially by (i) each person who is known by ParkSierra to beneficially own more than 5% of the ParkSierra common stock, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers of ParkSierra as a group:

                                                                                 PERCENTAGE
NAME AND ADDRESS                                         NUMBER OF SHARES      OF OUTSTANDING
OF BENEFICIAL OWNER                                    BENEFICIALLY OWNED(1)     SHARES(1)
-------------------                                    ---------------------   --------------
David L. Parkinson...................................           92,666(2)          18.78%
  3099 Dry Creek Road
  Napa, CA 94558
John M. Bryan........................................           19,406(3)           3.94
  600 Montgomery St., 35th Floor
  San Francisco, CA 94111
Christopher Motley...................................           18,497              3.75
  311 Beacon Bay Place
  Davis, CA 95616
Thomas L. Schlosser..................................            5,769(4)           1.17
  2204 Cobblestone Avenue
  Fairfield, CA 94533
All directors and executive officers of ParkSierra as          136,338             26.29
  a group............................................

                                                                                 PERCENTAGE
NAME AND ADDRESS                                         NUMBER OF SHARES      OF OUTSTANDING
OF BENEFICIAL OWNER                                    BENEFICIALLY OWNED(1)     SHARES(1)
-------------------                                    ---------------------   --------------
Irvine Family Trust..................................           34,840(5)           7.07
  PMB 508
  26741 Portola Parkway, Suite 1-E
  Foothill Ranch, CA 92610
Linda Irvine Smith Trust dated October 8, 1996.......           34,838(6)           7.07
  P. O. Box 1
  East Irvine, CA 92650
Katherine Lorene Armagnac 1999 Trust.................           80,453             18.32
  1483 Sutter Street, #903
  San Francisco, CA 94109

     --------------------

     (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days have been exercised. Unless otherwise noted, ParkSierra believes that all persons named in the table have sole voting and investment power with respect to all shares of ParkSierra common stock beneficially owned by them.

     (2) Includes 408 shares of ParkSierra common stock held by Sancy M. Parkinson, the wife of David L. Parkinson, and 92,258 shares of ParkSierra common stock held by the David L. Parkinson Revocable Trust. Does not include David L. Parkinson's options to purchase 3,000 shares of ParkSierra common stock which will be cancelled prior to the closing of the merger.

     (3) Includes 19,406 shares of ParkSierra common stock held by the John M. & Florence E. Bryan Trust. Does not include 8,239 shares of ParkSierra common stock held by Amanda A. Bryan, 8,239 shares of ParkSierra common stock held by Anne L. Bryan or 8,239 shares of ParkSierra common stock held by Suzanne E. Bryan, each an adult child of John and Florence Bryan. The John M. & Florence E. Bryan Trust disclaims beneficial ownership of these shares of ParkSierra common stock not held by the Oliver Family Trust.

     (4) Does not include Thomas Schlosser's options to purchase 2,000 shares of ParkSierra common stock which will be cancelled prior to the closing of the merger.

     (5) Does not include 34,838 shares of ParkSierra common stock held by the Linda Irvine Smith Trust dated October 8, 1996, 2,612 shares of ParkSierra common stock held by the Diana L. Gaede Revocable Trust, 2,612 shares of ParkSierra common stock held by the Tracy L. Gaede Revocable Trust, 1,742 shares of ParkSierra common stock held by Jeremy
         M. Irvine or 1,742 shares of ParkSierra common stock held by Jorine M. Irvine. The Irvine Family Trust disclaims beneficial ownership of all of these shares of ParkSierra common stock.

     (6) Does not include 34,840 shares of ParkSierra common stock held by the Irvine Family Trust, 2,612 shares of ParkSierra common stock held by the Diana L. Gaede Revocable Trust, 2,612 shares of ParkSierra common stock held by the Tracy L. Gaede Revocable Trust, 1,742 shares of ParkSierra common stock held by Jeremy M. Irvine or 1,742 shares of ParkSierra common stock held by Jorine M. Irvine. The Linda Irvine Smith Trust dated October 8, 1996 disclaims beneficial ownership of all of these shares of ParkSierra common stock.

EXECUTIVE COMPENSATION OF THOMAS SCHLOSSER

                                                                                             OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                   YEAR   SALARY($)   BONUS($)   COMPENSATION(1)
---------------------------                                   ----   ---------   --------   ---------------
Thomas Schlosser............................................  2000   $125,000    $53,000       $
  President and Chief.......................................  1999    115,000     48,000
  Operating Officer.........................................  1998    103,000     43,000

    -------------------

     (1) The aggregate amount of perquisites and other personal benefits provided to Mr. Schlosser is less than 10% of his total amount of salary and bonus.

BIOGRAPHY OF THOMAS SCHLOSSER.

     Thomas L. Schlosser -- Mr. Schlosser serves as President and Chief Operating Officer of ParkSierra Corp. and has held similar positions with its railroad affiliates since joining the company in May 1995. In this capacity, Mr. Schlosser is responsible for all aspects of transportation, maintenance of way, mechanical, marketing and administrative functions including railroad operation performance. Prior to joining ParkSierra Corp. and beginning in April 1981, Mr. Schlosser served in various management capacities with Grand Trunk Western Railroad, Inc., most recently as General Superintendent Transportation. Before joining Grand Trunk Western Railroad, Inc., Mr. Schlosser spent 10 years with the Detroit, Toledo and Ironton Railroad Company in various capacities.

INTERESTED TRANSACTIONS.

     Thomas L. Schlosser will, upon completion of the merger, enter into an employment agreement with RailAmerica. Mr. Schlosser will serve as Senior Vice President of the Pacific Corridor for RailAmerica. Mr. Schlosser will be paid an annual salary of $140,000, adjusted annually to reflect any cost of living increases. Mr. Schlosser has a target bonus set at 40% of his salary and is entitled to participate in RailAmerica's employee benefits plans, including its 401(k) plan and medical plans. RailAmerica will grant to Mr. Schlosser, within 90 days of the effectiveness of the employment agreement, the option to purchase 15,000 shares of RailAmerica common stock at 100% of the closing share price on the day this option is granted. The options will vest 1/3 on the date of grant and 1/3 on each of the next two anniversary dates of the granting of these options. The term of this employment agreement is for three years with one or more annual extensions by mutual agreement of the parties, and it contains a noncompetition clause effective for one year after Mr. Schlosser's employment at RailAmerica has ended.

     ParkSierra will cancel 2,000 employee stock options held by Mr. Schlosser prior to the completion of the merger. Mr. Schlosser was issued these options in February 2001. He will be paid the net value between the exercise price of $60.00 per share and the merger price, approximately $85 per share, or an aggregate amount of approximately $50,000. Mr. Schlosser will also have a note payable in the amount of $50,000 be forgiven upon completion of the merger, as well as receiving a closing bonus, in cash, in the amount of $400,000.

     Mr. Schlosser received a $15,000 loan from ParkSierra in April of 1998 to purchase interests in the Arizona & California Railroad Company Limited Partnership, which was subsequently purchased by ParkSierra on October 1, 2000. The loan, which carries a 5% interest rate, matures in January 2002 and will be paid in full by Mr. Schlosser prior to the closing.

                    DESCRIPTION OF RAILAMERICA CAPITAL STOCK

     RailAmerica's current authorized capital stock consists of 61,000,000 shares, of which 60,000,000 are designated common stock, with a par value of $0.001 per share, and 1,000,000 shares are designated preferred stock, with a par value of $0.01 per share. As of November 21, 2001, 23,949,601 shares of common stock and no shares of preferred stock were outstanding. This section summarizes the terms of RailAmerica's capital stock. Because this summary does not address all of the details a stockholder may be interested in knowing, all stockholders are encouraged to read RailAmerica's certificate of incorporation and by-laws in their entirety. See "Where You Can Find More Information on page. 67."

COMMON STOCK

     The holders of the common stock are entitled to one vote per share of record on all matters to be voted upon by stockholders and to vote together as a single class for the election of directors and in respect of other corporate matters. At a meeting of stockholders at which a quorum is present, for all matters other than the election of directors, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the certificate of incorporation or by-laws. Directors are elected by a plurality of the votes of the shares present at a meeting. There is no cumulative voting with respect to the election of directors or any other matter.

     The holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. Subject to the rights of holders of preferred stock, if any, in the event of a liquidation, dissolution or winding up of RailAmerica, holders of common stock are entitled to participate equally and ratably in all assets remaining after payment of liabilities and distribution of any preferential amount.

     The holders of common stock are entitled to receive ratably any dividends declared by the board of directors of funds legally available therefor, when and if so declared, subject to any preference in favor of outstanding shares of preferred stock, if any. The payment of dividends, if any, rests within the discretion of its board of directors and will depend upon its results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the board of directors.

PREFERRED STOCK

     RailAmerica's certificate of incorporation authorizes the issuance of 1,000,000 shares of "blank check" preferred stock with the designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is authorized, without action by the shareholders, to issue preferred stock from time to time with the dividend, liquidation, conversion, voting and other rights and restrictions as it may determine.

WARRANTS

     In April 1999, in connection with the US$100 million bridge loan provided by Barclays Bank PLC for the acquisition of the business of V/Line Freight Corporation, RailAmerica issued to Barclays Bank warrants to purchase 750,000 shares of its common stock at an exercise price of $9.75 per share, subject to adjustment under selected circumstances. These warrants are exercisable during the five-year period ending April 30, 2004.

     In August 1999, RailAmerica issued warrants to purchase an aggregate of 676,363 shares of common stock in connection with a private offering of $22.5 million principal amount of its junior convertible subordinated debentures. The warrants are exercisable during the five-year period ending August 5, 2004 at an exercise price of $10.50 per share, subject to adjustment under selected circumstances. Of these, 586,513 of the warrants are outstanding as of the date hereof.

     On November 30, 1999, RailAmerica issued warrants to purchase 50,000 shares of RailAmerica's common stock at an exercise price of $7.875 to Barclays Bank in connection with the Freight Australia financing. These warrants are exercisable during the five-year period ending November 30, 2004.

     In August 2000, RailAmerica issued warrants to purchase an aggregate of 1,411,414 shares of common stock in connection with the private placement of its 12 7/8% senior subordinated notes due 2010. The warrants are exercisable during the ten-year period ending August 15, 2010.

     RailAmerica has also issued warrants to placement agents in connection with previous securities offerings, including warrants to purchase 200,000 shares of common stock at an exercise price of $11.825 per share during the period ending December 26, 2002.

     The exercise prices may be adjusted under selected circumstances.

CONVERTIBLE NOTES

     In January 1998, RailAmerica issued $1.0 million principal amount of its convertible subordinated promissory notes in connection with the acquisition of its trailer manufacturing operations in Canada. Interest on the promissory note is payable quarterly beginning in November 1999 at the prime rate (as adjusted annually). The promissory note matures in January 2008 and is convertible at the election of the holder into RailAmerica common stock in an amount equal to the principal amount of the note divided by $2.25. Currently, there is approximately $415,000 outstanding on the note.

JUNIOR CONVERTIBLE SUBORDINATED DEBENTURES

     In August 1999, RailAmerica issued $22.5 million aggregate principal amount of its junior convertible subordinated debentures. Interest on the debentures accrues at the rate of 6% per annum and is payable semi-annually, commencing January 31, 2000. The debentures are convertible, at the option of the holder, into shares of RailAmerica common stock equal to the aggregate principal amount of the debentures being converted divided by $10.00, subject to adjustment in selected circumstances. The debentures mature on July 31, 2004, are general unsecured obligations and rank subordinate in right of payment to all senior indebtedness (as the term is defined in the debentures). At RailAmerica's option, the debentures may be redeemed at par (plus accrued but unpaid interest thereon to the date of redemption), in whole or in part, if the closing price of RailAmerica's common stock is above 200% of the conversion price for 10 consecutive trading days.

PROVISIONS WITH POSSIBLE ANTI-TAKEOVER EFFECT

     Selected provisions of Delaware law and of RailAmerica's certificate of incorporation, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in his best interest, including attempts that may result in payment of a premium over the market price for shares held by stockholders. These provisions may also have the effect of rendering changes in the board of directors and management of RailAmerica more difficult. Any discouraging effect upon takeover attempts could potentially depress the market price of the common stock or inhibit temporary fluctuations in the market price of the common stock that otherwise could result from actual or rumored takeover attempts.

     DELAWARE ANTI-TAKEOVER LAW. RailAmerica is a Delaware corporation and is subject to Section 203 of Delaware Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with certain Delaware corporations for three years following the date that person became an interested stockholder unless (1) the corporation has elected in its certificate of incorporation not to be governed by Section 203;
(2) before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (3) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be voted or tendered in a tender or exchange offer); or (4) following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. The restrictions in Section 203 also do not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or a person who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock.

     RIGHTS PLAN. In January 1998, RailAmerica implemented a Common Stock Purchase Rights Plan and distributed one right for each share of its common stock outstanding. Each right has an initial exercise price of $36 for one share of RailAmerica common stock. The rights are not exercisable or transferable, apart from the common stock, until after a person or group acquires, or has the right to acquire, beneficial ownership of 15% (except in specific instances) or more of the common stock (which threshold may, under some circumstances, be reduced to 10%) or announces a tender or exchange offer to acquire 15% or more of RailAmerica's common stock. Upon this occurrence, each right, other than rights owned by the person or group, will entitle the holder to purchase from RailAmerica, or the particular acquiring person or group under some circumstances and conditions, the number of shares of RailAmerica's, or, the person's or group's, common stock having a market value equal to twice the exercise price of the right. The rights are redeemable by RailAmerica's board of directors under circumstances set forth in the rights agreement. The rights plan could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of RailAmerica without negotiating with RailAmerica's board of directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for RailAmerica common stock is American Stock Transfer and Trust Company.

       COMPARISON OF RIGHTS OF STOCKHOLDERS OF RAILAMERICA AND PARKSIERRA

GENERAL

     Upon completion of the merger, ParkSierra shareholders will become stockholders of RailAmerica. The rights of ParkSierra shareholders are currently governed by California law, ParkSierra's amended and restated articles of incorporation and ParkSierra's by-laws. The rights of RailAmerica stockholders are governed by Delaware law, RailAmerica's amended and restated certificate of incorporation and RailAmerica's by-laws. The following discussion summarizes the material differences between the rights of the ParkSierra shareholders and those of RailAmerica stockholders, the differences between the ParkSierra articles of incorporation and by-laws and the RailAmerica certificate of incorporation and by-laws and the relevant provisions of California and Delaware law. Please note that Delaware law refers to holders of common stock as "stockholders" while California law uses the term "shareholder." For more information, stockholders/shareholders should refer to the California General Corporation Law and the Delaware General Corporation Law. If any section does not contain a discussion of the provisions in the applicable articles of incorporation, certificate of incorporation or by-laws, then the relevant provision in the document is substantively identical to the discussion of the law for that section.

AUTHORIZED CAPITAL

     RailAmerica is authorized to issue 61,000,000 shares of capital stock, consisting of 60,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

     ParkSierra is authorized to issue 1,000,000 shares of capital stock, consisting entirely of common stock with no par value.

PREEMPTIVE RIGHTS

     Under Delaware law, a stockholder does not have preemptive rights unless the corporation's certificate of incorporation specifically grants such rights. The RailAmerica certificate of incorporation is silent as to the issue of preemptive rights, and therefore its stockholders do not have preemptive rights.

     Similarly, under California law, a shareholder does not have preemptive rights unless the Corporation's articles of incorporation specifically grant such rights. The ParkSierra articles of incorporation also are silent as to the issue of preemptive rights, and therefore, like RailAmerica's stockholders, ParkSierra's shareholders have no preemptive rights.

CUMULATIVE VOTING

     In cumulative voting for directors, each share of stock otherwise having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may cast all such votes for a single nominee or may allocate them among as many nominees as the stockholder may choose.

     Delaware law permits cumulative voting for the election of directors, but only if provided by the charter. The RailAmerica certificate of incorporation does not provide for cumulative voting and the by-laws expressly prohibit cumulative voting.

     California law requires that corporations that are not listed on an exchange permit cumulative voting for directors, provided that shareholders wishing to cumulate their votes follow the appropriate procedure for doing so. Thus, the shareholders of ParkSierra, an unlisted corporation, have cumulative voting rights.

CHARTER AMENDMENTS

     A Delaware corporation's certificate of incorporation generally may only be amended by a majority vote of the outstanding stock entitled to vote. RailAmerica's certificate of incorporation requires the affirmative vote of (1) the holders of at least 66 2/3% of the outstanding stock entitled to vote or (2) a majority of the disinterested directors and the holders of at least 51% of the outstanding stock entitled to vote.

     Under California law, a corporation's articles of incorporation may be amended by the board of directors and the shareholders if (1) the board approves the proposed amendment and (2) the holders of at least a majority of the outstanding shares entitled to vote approve such amendment by affirmative vote, unless the corporation's articles of incorporation require the vote of a greater number of shares. The ParkSierra articles of incorporation do not alter this requirement.

BY-LAW AMENDMENTS

     Delaware law grants the power to amend a corporation's by-laws to the stockholders unless a corporation's certificate of incorporation confers that power upon the directors. Conferring that power on the directors, however, will not divest the stockholders of the power to amend the by-laws. RailAmerica may amend its by-laws by resolution of a majority of its disinterested directors.

     Under California law, a corporation's by-laws may be amended either by the vote of a majority of the outstanding shares entitled to vote or by the approval of the board of directors. Neither ParkSierra's articles of incorporation nor its by-laws alter these rights.

SPECIAL MEETINGS OF STOCKHOLDERS

     Special meetings of the stockholders of a Delaware corporation may be called by the board of directors or by the persons authorized in the corporation's certificate of incorporation or by-laws. RailAmerica's certificate of incorporation provides that special meetings may be called only by the chairman, the president, the secretary or the board of directors.

     Special meetings of a California corporation's stockholders may be called by its board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than ten percent of the votes at the meeting or such additional persons as may be provided in the articles of incorporation or by-laws. Neither ParkSierra's articles nor by-laws differ from the law with respect to the identity of those entitled to call a special meeting.

QUORUM FOR STOCKHOLDER MEETINGS

     Delaware law allows a corporation's certificate of incorporation or by-laws to specify the number of shares whose holders shall be present or represented by proxy at any meeting in order to constitute a quorum, but requires the quorum to consist of at least one-third of the shares entitled to a vote at the meeting. If not otherwise provided in the certificate of incorporation or the by-laws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a stockholders' meeting and in all matters other than the election of directors. Neither RailAmerica's certificate of incorporation nor its by-laws alter these quorum requirements.

     Under California law, unless a corporation's articles of incorporation provides otherwise, a majority of the votes entitled to be cast on a matter constitutes a quorum. Neither ParkSierra's articles of incorporation nor its by-laws provide a different definition of a quorum.

VOTING REQUIREMENTS FOR STOCKHOLDER ACTION

     A Delaware corporation's certificate of incorporation or its by-laws may specify the votes that are necessary for the transaction of business. If a quorum exists, unless otherwise provided in the certificate of incorporation or the by-laws, the stockholders may approve an action by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote. RailAmerica's by-laws provide that actions are approved if the votes cast in favor of the action exceed the votes cast opposing the action. Accordingly, under the by-laws, abstentions generally have no impact on the outcome of a vote.

     California law provides that if a quorum exists, action on a matter (other than the election of directors) by the shareholders is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the articles of incorporation or a provision of the by-laws adopted by the shareholders requires a greater number of affirmative votes. ParkSierra's by-laws state that (except in an election of directors) the affirmative vote of the majority of the shares represented and voting at a meeting in which a quorum is present is necessary for shareholder action.

     Under both Delaware and California law, directors are generally elected at a stockholders' meeting. Both Delaware and California law provide that directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election. Neither RailAmerica's certificate of incorporation nor ParkSierra's articles of incorporation alter this requirement.

VOTE REQUIRED FOR MERGERS

     Under Delaware law, a merger or consolidation generally must be approved by the affirmative vote of the holders of a majority of all of the outstanding shares of each constituent corporation. Shareholders of the surviving corporation need not authorize a merger if:

          (a) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation,

          (b) each share of stock of the surviving corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, and

          (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under this plan do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the effective date of the merger.

     California law requires that the principal terms of a merger be approved by the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon, except that, unless required by its articles of incorporation, no authorizing shareholder vote is required of a corporation surviving a merger if the shareholders of such corporation shall own, immediately after the merger, more than five-sixths of the voting power of the surviving or acquiring corporation or its parent. California law further requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon if

          (a) the surviving corporation's articles of incorporation will be amended and would otherwise require shareholder approval or

          (b) shareholders of such corporation will receive shares of the surviving corporation having different rights, preferences, privileges or restrictions (including shares in a foreign corporation) than those surrendered.

PROXIES

     Under Delaware law, a proxy executed by a stockholder will remain valid for a period of three years unless the proxy provides for a longer period. Under California law, a proxy is effective only for a period of 11 months unless otherwise provided in the proxy.

ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

     Unless otherwise provided for in a corporation's certificate of incorporation, Delaware law provides that actions which can be taken at an annual or special meeting of stockholders can be taken by the written consent of the holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting of stockholders at which all shares entitled to vote were present. Delaware law requires, however, that notice of action taken by written consent be given to stockholders who have not given a written consent. RailAmerica's certificate of incorporation and by-laws provide for stockholder action by written consent.

     Similarly, under California law, unless otherwise provided in the articles of incorporation, any action which may be taken at a meeting of shareholders may also be taken without a meeting and without prior notice by the execution of a written consent of the holders of at least the same number of outstanding shares as would be necessary to take such action at a meeting on which all shares entitled to vote were present and voted, except that the election of directors by written consent requires the unanimous consent of all shares entitled to vote in such election. ParkSierra's by-laws provide for shareholder action by written consent.

BOARD RECOMMENDATIONS REGARDING MERGER

     Both Delaware and California law generally provide that the stockholders of a corporation must approve a merger. Delaware further requires that the board of directors make a declaration of the merger's advisability. Additionally, Delaware law provides that the terms of the merger agreement may require that the merger agreement be submitted to the stockholders whether or not the board of directors subsequently determines that the agreement is no longer advisable. California law allows a board to abandon a merger, subject to the contractual rights of the other parties, without further approval by the outstanding shares.

MERGER WITH SUBSIDIARY

     Under Delaware and California law, a parent corporation may merge with its subsidiary, without stockholder approval, where the parent corporation owns at least 90% of the outstanding shares of each class of capital stock of its subsidiary.

CONSIDERATION FOR STOCK

     Under Delaware law, shares cannot be issued for less than their par value. The par value must be paid in any combination of cash, property or past services. The balance may be paid by a promissory note or other binding obligation.

     California law has eliminated the requirement of par value. ParkSierra's common stock has no par value.

SIZE OF THE BOARD OF DIRECTORS

     Delaware law states that the board of directors shall consist of one or more members, with the number of directors to be fixed as provided in the by-laws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. RailAmerica's board of directors may consist of such number of directors as the board may determine from time to time, but not less than three.

     Under California law, the number of directors is determined by the articles of incorporation or by-laws, but the minimum number of directors for a corporation with more than two shareholders is three. A by-law changing the number of directors may only be adopted by approval of a majority of the outstanding shares. ParkSierra's by-laws provide that the board may consist of no less than three directors and no more than five directors until changed by an amendment to the articles of incorporation or the by-laws. The current board size has been fixed by shareholder resolution at four.

BOARD VACANCIES

     Delaware law provides that, unless otherwise provided in the certificate of incorporation or by-laws, vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Further, if, at the time of filling any vacancy, the directors then in office shall constitute less than a majority of the whole board, the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. RailAmerica's certificate of incorporation does not alter this provision. Any director elected by the board of directors to fill a vacancy or newly created directorship shall hold the office for a term expiring at the next annual meeting of stockholders.

     Under California law, any vacancy on the board of directors other than one created by removal of a director, may be filled by the board of directors, unless otherwise provided in the articles of incorporation or by-laws, and by shareholders if not filled by the directors. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of a director can only be filled by the shareholders unless board approval is authorized by a corporation's articles of incorporation or by a by-law approved by the corporation's shareholders.

REMOVAL OF DIRECTORS

     Delaware law provides that, except with respect to corporations with classified boards, a director may be removed, with or without cause, by the holders of the majority in voting power of the shares entitled to vote at an election of directors. In the event the corporation's board of directors is classified, stockholders may effect such removal only for cause, unless the certificate of incorporation provides otherwise. The RailAmerica certificate of incorporation provides for three classes of directors and retains the requirement that removal be for cause. The certificate of incorporation also requires an affirmative vote for removal of either:

          (1) the holders of at least 66 2/3% of the voting power of all the outstanding stock that is eligible to vote; or

          (2) the holders of at least 51% of the voting power of all the outstanding stock that is eligible to vote and a majority of the disinterested directors.

     Under California law, the holders of at least 10% of the outstanding shares of any class of stock may initiate a court action to remove any director for cause. In addition, any or all of the directors of a California corporation may be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote. However, no director may be removed, unless the entire board is removed, when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of the directors authorized at the time of the director's most recent election were then being elected. Neither the ParkSierra articles of incorporation nor the ParkSierra by-laws alter these provisions with respect to removal of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     Delaware law provides that the board of directors of a corporation may delegate many of its duties to one or more committees elected by a majority of the board. A Delaware corporation can delegate to a committee of the board of directors, among other things, the responsibility of nominating candidates for election to the office of director, to fill vacancies on the board of directors, and to reduce earned or capital surplus and authorize the acquisition of the corporation's own stock. A Delaware corporation cannot delegate to a committee the power to approve, adopt or recommend to stockholders any matter requiring stockholder approval under Delaware law or the power to adopt, amend, or repeal a by-law. If either the corporation's certificate of incorporation or by-laws or the resolution of the board of directors creating the committee so permits, a committee of the board of directors may declare dividends and authorize the issuance of stock. The RailAmerica by-laws provide for an executive committee and one or more other committees each of which may exercise all the authority of the board of directors, except as prohibited by law.

     California law provides that directors of a corporation may serve on committees appointed by the board, and that directors not serving on a given committee may rely on information, opinions, reports or statements prepared or presented by the committee of the board upon which the director does not serve, as to matters within the committee's designated authority. Furthermore, California law generally recognizes that a board of directors may delegate to appropriate officers of the corporation the authority to exercise those powers not required by law to be exercised by the board itself. While such a delegation does not relieve the board of its responsibilities of oversight, individual directors are not held personally liable for the actions or omissions of officers, employees or agents of the corporation so long as the director acts with the appropriate standard of care in relying upon such officers, employees or agents. ParkSierra's by-laws allow the board of directors to designate an executive and/or other committees consisting of two or more directors, having all the authority of the board except with respect to actions requiring shareholder approval, the filling of vacancies on the board, amendments of the by-laws, amendment or repeal of a board resolution which by its express terms is not so amendable or repealable, distributions to the shareholders, and the appointment of other committees of the board.

AFFILIATED TRANSACTIONS

     Delaware law generally prohibits an interested stockholder, which is a stockholder owning 15% or more of a Delaware corporation's outstanding voting stock, from engaging in business combinations involving the corporation during the three years after the date the person become an interested stockholder unless, among other things:

          -- prior to such date, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

          -- upon the completion of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced; or

          -- at or after such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

     Such prohibition, however, does not apply to a corporation if, among other things:

          -- the corporation's original certificate of incorporation provides that the corporation shall not be governed by the interested stockholder statute;

          -- a majority of shares entitled to vote approve an amendment to the corporation's certificate of incorporation or by-laws expressly electing not to be governed by the statute. Such amendment may not be effective until one year after it was adopted and may not apply to any business combination between the corporation and any person who became an interested stockholder on or before adoption; or a stockholder becomes an interested stockholder inadvertently and as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder.

Business combinations subject to these provisions include mergers, consolidations, sales of assets and transactions benefiting the interested stockholder. RailAmerica has not opted out of the interested stockholder statute in its certificate of incorporation.

     California law requires that an "interested party" (defined below) in a corporation with 100 or more shareholders provide such corporation's shareholders with copies of a fairness opinion if such interested party and the corporation enter into various forms of transactions, including a merger transaction. An "interested party" for this purpose means a person who is a party to the transaction and (a) directly or indirectly controls the corporation, (b) is, or is directly or indirectly controlled by, an officer or director of the corporation or (c) is an entity in which a material financial interest is held by any director or executive officer of the corporation.

     California law also provides that contracts or transactions between a corporation and (a) any of its directors or (b) a company in which a director has a material financial interest are not void or voidable if the material facts as to the transaction and as to the director's interest are fully disclosed and either (x) approved by vote of a majority of the shares represented at a meeting (or consented to by shares sufficient in number to approve the matter at a meeting), excluding shares owned by the director or other interested party, or
(y) approved or ratified by vote of the directors sufficient, without counting the vote of the interested director, to adopt the matter and the contract or transaction is just and reasonable as to the corporation at the time of the vote. Alternatively, the person asserting the validity of the contract or transaction may sustain the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, referred to as indemnitees, against all reasonable expenses (including attorneys' fees) and, except in actions initiated by or in the right of the corporation, against all judgments, fines and amounts paid in settlement of actions brought against them, if the indemnitee acted in good faith, and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the stockholders and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any claim, issue or matter associated with an action. RailAmerica's certificate of incorporation provides that RailAmerica will indemnify its officers and directors (and may indemnify its employees and agents) to the fullest extent allowed under Delaware law.

     Under California law, (i) a corporation has the power to indemnify present and former directors, officers, employees and agents against expenses, judgments, fines and settlements and other amounts (other than in connection with actions by or in the right of the corporation) if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, and (ii) a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders.

     The indemnification authorized by California law is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. The ParkSierra articles of incorporation and by-laws provide for the indemnification of its agents to the fullest extent permissible under California law.

     Both Delaware and California law allow for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the Indemnitee undertakes to repay any such amount advanced if it is later than determined that the Indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     Delaware law allows a corporation's certificate of incorporation to contain a provision eliminating or limiting a director's personal liability to the corporation or its stockholders for monetary damages for the director's breach of his fiduciary duty as a director. No Delaware corporation, however, may eliminate or limit a director's liability for:

          (a) any breach of the director's duty of loyalty to the corporation or its stockholders,

          (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

          (c) for an unlawful payment of dividends or an unlawful stock purchase redemption, or

          (d) for any transaction from which the director derived any improper person benefit. No provision may retroactively eliminate or limit a director's liability.

     RailAmerica's certificate of incorporation eliminates a director's personal liability to RailAmerica or its stockholders for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law.

     Under California law, a corporation's articles of incorporation may eliminate all monetary liability of each director to the corporation or its shareholders for conduct in the performance of such director's duties other than certain conduct specifically excluded from protection. However, the corporation may not limit the liability of a director for certain acts, including:

          (a) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

          (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

          (c) any transaction from which a director derived an improper personal benefit;

          (d) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties of a risk of serious injury to the corporation or its shareholders; and

          (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders.

     The ParkSierra articles of incorporation eliminate the monetary liability of ParkSierra's directors to the fullest extent permitted by California law.

APPRAISAL AND DISSENTERS' RIGHTS

     A stockholder of a Delaware corporation generally is entitled to dissenters' rights in the event that the corporation is a party to a merger or consolidation to which the stockholder did not consent. A Delaware corporation's certificate of incorporation may also provide that dissenters' rights are available with respect to any amendment to the certificate of incorporation or any sale of all or substantially all of the corporation's assets. RailAmerica's certificate of incorporation does not contain such a provision.

     Dissenters' rights are not available to a stockholder of a Delaware corporation if his or her shares, at the relevant record date, were:

     - listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or

     - held of record by more than 2,000 stockholders.

     However, under Delaware law, a stockholder does have dissenters' rights with respect to shares if the stockholder is required by the terms of the agreement of merger or consolidation to accept anything for his shares other than:

     - shares of stock of the corporation surviving or resulting from the merger or consolidation;

     - shares of stock of any other corporation which is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders;

     - cash instead of fractional shares; or

     - any combination of the foregoing.

RailAmerica stock is quoted on Nasdaq.

     Under California law, if the approval of the outstanding shares of the corporation is required for a merger or reorganization, each shareholder entitled to vote on the transaction, and who did not vote in favor of the transaction, may require the corporation to purchase for cash at their fair market value the shares owned by such shareholder. No appraisal rights are available for shares listed on any national securities exchange certified by the Commissioner of Corporations or listed on the National Market System of the Nasdaq Stock Market, unless there exists with respect to such shares any restriction on transfer imposed by the corporation or by any law or regulation or if demands for payment are filed with respect to 5% or more of the outstanding shares of that class.

DERIVATIVE ACTION

     Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. Delaware law provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

     California law provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests concerning the fairness of allowing the action to go forward are satisfied. The shareholder must make his or her demands on the board before filing suit. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

DISTRIBUTIONS AND REDEMPTIONS

     A Delaware corporation may pay dividends out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. A Delaware corporation is generally prohibited from redeeming any of its common stock if the redemption would result in an impairment of the corporation's capital.

     Delaware law further allows a corporation to redeem shares of its common stock designated as redeemable by the board of directors at the time such common stock was authorized. Delaware law requires that immediately following any such redemption, the corporation shall have outstanding one or more shares with full voting powers.

     California law provides that a distribution may not be made by a corporation if the distribution exceeds the amount of retained earnings of the corporation immediately prior to the proposed distribution. A proposed distribution can only be made if immediately thereafter, the sum of the corporation's assets (not including goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the current assets of the corporation would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 1 1/4 times its current liabilities.

     Like Delaware, California allows a corporation to redeem shares that it has designated redeemable at the time of their authorization. California law further provides that no redeemable common shares shall be issued or redeemed, however, unless the corporation has outstanding a class of common shares that is not subject to redemption at that time.

INSPECTION OF BOOKS AND RECORDS

     Delaware and California law allow any stockholder or shareholder to inspect the accounting books and records and minutes of proceedings of the stockholders or shareholders and the board of directors and to inspect the list of stockholders' or shareholders' at any reasonable time during usual business hours, upon written demand for a purpose reasonably related to such holder's interests as a shareholder or stockholder. Additionally, California law provides for an absolute right to inspect and copy the corporation's shareholder list by a shareholder or shareholders holding at least 5% in the aggregate of the corporation's outstanding voting shares, or any shareholder or shareholders holding 1% or more of such shares who have filed a Schedule 14A with the SEC. Delaware law does not have an analogous provision.

                               REGULATORY MATTERS

     The Surface Transportation Board has authority to require approval for the acquisition of control of a railroad. Generally, the acquiring entity must obtain approval from the Surface Transportation Board prior to completing an acquisition of a railroad. The Surface Transportation Board's regulations provide a class exception for transactions involving the acquisition of control of a railroad if:

     - the target railroad(s) do not connect with the acquiring railroad or any railroads in their corporate families,

     - the transaction is not one of a series of transactions that would connect any railroads controlled by the acquirer and the target, and

     - the transaction does not involve a Class I railroad.

     Because RailAmerica's acquisition of ParkSierra meets these requirements, RailAmerica is able to file a Verified Notice of Exemption with the Surface Transportation Board at least one week before the proposed closing of the acquisition. The Surface Transportation Board will publish a notice of the filing in the federal register within 30 days. RailAmerica filed the Verified Notice of Exemption on November 28, 2001 and it became effective December 5, 2001. RailAmerica anticipates that labor protective conditions will be imposed by the Surface Transportation Board for employees adversely affected by the merger. The merger agreement requires an exemption be approved by the Surface Transportation Board as a condition to closing.

     An exemption obtained by means of a Verified Notice of Exemption may be challenged by a petition to reject or a petition to revoke filed by a third party at any time before or after the effective date of the exemption. The grounds for rejection are generally limited to a showing that the information in the Verified Notice of Exemption is false and misleading. The grounds for revocation are that the rail transportation policy under the applicable statute requires a full regulatory proceeding. The Surface Transportation Board may also revoke an exemption on its own initiative on the same grounds. RailAmerica and ParkSierra cannot predict whether a petition to reject or revoke will be filed by a third party with respect to the Verified Notice of Exemption or how the Surface Transportation Board would rule on any petition. Although this authority is rarely invoked, RailAmerica and ParkSierra also cannot predict whether the Surface Transportation Board would initiate a revocation proceeding on its own initiative. A party seeking rejection or revocation may also seek a stay of the effective date of the exemption, but only prior to the effective date.

                            VALIDITY OF COMMON STOCK

     The validity of the shares of RailAmerica common stock to be issued in the merger will be passed upon for RailAmerica by Greenberg Traurig, P.A., Miami, Florida.

                                    EXPERTS

     The financial statements of RailAmerica as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000, included in Annex F to this proxy statement/ prospectus, except as they relate to Empresa De Transporte Ferroviario S.A., have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Empresa De Transporte Ferroviario S.A. as of December 31, 1999 and for each of the two years in the period ended December 31, 1999 by Arthur Andersen Langton Clarke, independent accountants whose report thereon is included in Annex F to this proxy statement/prospectus. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

     The financial statements of RailTex and schedules included in the annexes to this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in the report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     RailAmerica files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. RailAmerica's public filings are also available to the public from commercial document retrieval services and at the SEC's World Wide Web site at "http://www.sec.gov." Reports, proxy statements and other information about RailAmerica and ParkSierra also may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     RailAmerica has filed a registration statement to register with the SEC the shares of RailAmerica common stock it will issue to ParkSierra stockholders in the merger. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of RailAmerica and a proxy statement of ParkSierra for the ParkSierra special meeting.

     As allowed by SEC rules, this proxy statement/prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

     The documents included as Annexes F-K to this proxy statement/prospectus contain important information about RailAmerica and its financial conditions.

     You should rely only on the information contained in this proxy statement/prospectus and in the annexes to vote your shares at the special meeting. RailAmerica and ParkSierra have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/ prospectus. This proxy statement/prospectus is dated December 17, 2001. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of RailAmerica common stock in the merger shall create any implication to the contrary.

                                                                         ANNEX A

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                               RAILAMERICA, INC.,
                        PARKSIERRA ACQUISITION CORP. AND
                                PARKSIERRA CORP.

                         DATED AS OF NOVEMBER 26, 2001

                               TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
                                       ARTICLE I
                                       THE MERGER
SECTION 1.01.         The Merger..................................................   A-1
SECTION 1.02.         Closing.....................................................   A-1
SECTION 1.03.         Effective Time and Effect of the Merger.....................   A-2
SECTION 1.04.         Articles of Incorporation and Bylaws........................   A-2
SECTION 1.05.         Directors...................................................   A-2
SECTION 1.06.         Officers....................................................   A-2
SECTION 1.07.         Supplementary Action........................................   A-2
SECTION 1.08.         Shareholders' Representative................................   A-2
                                       ARTICLE II
                      EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                 THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
SECTION 2.01.         Effect on Capital Stock.....................................   A-3
SECTION 2.02.         Closing Procedures..........................................   A-4
                                      ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 3.01.         Organization................................................   A-6
SECTION 3.02.         Subsidiaries................................................   A-6
SECTION 3.03.         Capitalization..............................................   A-6
SECTION 3.04.         Authority...................................................   A-7
SECTION 3.05.         Consents and Approvals; No Violations.......................   A-7
SECTION 3.06          Financial Statements; Liabilities; Accounts Receivable;        A-7
                      Inventories.................................................
SECTION 3.07.         Absence of Certain Changes or Events........................   A-8
SECTION 3.08.         No Undisclosed Liabilities..................................   A-9
SECTION 3.09.         Benefit Plans...............................................   A-9
SECTION 3.10.         Other Compensation Arrangements.............................  A-10
SECTION 3.11.         Litigation..................................................  A-10
SECTION 3.12.         Permits; Compliance with Law................................  A-10
SECTION 3.13.         Tax Matters.................................................  A-10
SECTION 3.14.         Brokers; Fees and Expenses..................................  A-13
SECTION 3.15.         Intellectual Property.......................................  A-13
SECTION 3.16.         Labor Matters...............................................  A-13
SECTION 3.17.         Title to and Condition of Property..........................  A-13
SECTION 3.18.         Environmental Matters.......................................  A-14
SECTION 3.19.         Customers...................................................  A-14
SECTION 3.20.         Transactions With Affiliates................................  A-15
SECTION 3.21.         Absence of Certain Payments.................................  A-15
SECTION 3.22.         Insurance...................................................  A-15
SECTION 3.23.         Full Disclosure.............................................  A-15
SECTION 3.24.         Commitments/Contracts.......................................  A-15
SECTION 3.25.         No Knowledge of Inaccurate Representation...................  A-16

                                       (i)

                                                                                    PAGE
                                                                                    ----
SECTION 3.26.         Information Supplied........................................  A-16
                                      ARTICLE IIIA
                   REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
SECTION 3A.01.        Good Title..................................................  A-17
SECTION 3A.02.        Authority...................................................  A-17
SECTION 3A.03.        Conflicts; Consents.........................................  A-17
SECTION 3A.04.        Shareholders Knowledge......................................  A-17
                                       ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
SECTION 4.01.         Organization................................................  A-17
SECTION 4.02.         Capitalization..............................................  A-18
SECTION 4.03.         Authority...................................................  A-18
SECTION 4.04.         Consents and Approvals; No Violations.......................  A-18
SECTION 4.05.         Brokers.....................................................  A-19
SECTION 4.06.         SEC Reports and Financial Statements........................  A-19
SECTION 4.07.         Absence of Certain Changes or Events........................  A-19
SECTION 4.08.         Cash Consideration Available................................  A-20
SECTION 4.09.         No Knowledge of Inaccurate Representation...................  A-20
SECTION 4.10.         No Change...................................................  A-20
SECTION 4.11.         Information Supplied........................................  A-20
                                       ARTICLE V
                                       COVENANTS
SECTION 5.01.         Covenants of the Company....................................  A-20
SECTION 5.02.         Exclusivity.................................................  A-23
SECTION 5.03.         Company Other Actions.......................................  A-23
SECTION 5.04.         Covenants of Parent.........................................  A-23
SECTION 5.05.         Parent Other Actions........................................  A-24
                                       ARTICLE VI
                                 ADDITIONAL AGREEMENTS
SECTION 6.01.         Access to Information.......................................  A-24
SECTION 6.02.         Reasonable Efforts..........................................  A-24
SECTION 6.03.         Confidentiality.............................................  A-24
SECTION 6.04.         Fees and Expenses...........................................  A-25
SECTION 6.05.         Indemnification; Insurance..................................  A-25
SECTION 6.06.         STB Filings.................................................  A-26
SECTION 6.07.         Employee Matters............................................  A-26
SECTION 6.08.         Excess Dissenting Compensation..............................  A-26
SECTION 6.09.         Registration Statement/Proxy Statement; Quotation on Nasdaq   A-27
                      National Market.............................................
                                      ARTICLE VII
                                       CONDITIONS
SECTION 7.01.         Conditions to Each Party's Obligation To Effect the           A-27
                      Merger......................................................

                                       (ii)

                                                                                    PAGE
                                                                                    ----
SECTION 7.02.         Conditions to Obligations of Parent and Sub to Effect the     A-28
                      Merger......................................................
SECTION 7.03.         Conditions to Obligations of the Company to Effect the        A-29
                      Merger......................................................
                                      ARTICLE VIII
                              SURVIVAL AND INDEMNIFICATION
SECTION 8.01.         Survival....................................................  A-30
SECTION 8.02.         Indemnification by Shareholders.............................  A-30
SECTION 8.03.         Indemnification by Parent and Sub...........................  A-32
SECTION 8.04.         Claims by the Parties.......................................  A-32
SECTION 8.05.         Third-Party Claims..........................................  A-32
                                       ARTICLE IX
                               TERMINATION AND AMENDMENT
SECTION 9.01.         Termination.................................................  A-34
SECTION 9.02.         Effect of Termination.......................................  A-34
SECTION 9.03.         Amendment...................................................  A-34
SECTION 9.04.         Extension; Waiver...........................................  A-34
                                       ARTICLE X
                                     MISCELLANEOUS
SECTION 10.01.        Notices.....................................................  A-34
SECTION 10.02.        Interpretation and Certain Definitions......................  A-35
SECTION 10.03.        Counterparts................................................  A-36
SECTION 10.04.        Entire Agreement; Third Party Beneficiaries.................  A-36
SECTION 10.05.        Governing Law...............................................  A-36
SECTION 10.06.        Publicity...................................................  A-36
SECTION 10.07.        Assignment..................................................  A-36
SECTION 10.08.        Enforcement.................................................  A-36
SECTION 10.09.        Dispute Resolution..........................................  A-37
SCHEDULE 3A.041       Good Title..................................................  A-39

                                      (iii)

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of November 26, 2001, among RailAmerica, Inc., a Delaware corporation ("Parent"), ParkSierra Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), ParkSierra Corp., a California corporation (the "Company") and each shareholder of the Company who executes a Joinder to Merger Agreement and Escrow Agreement, the form of which is attached hereto as Exhibit A (a "Joinder"), (each, a "Shareholder"). Parent, Sub, Company and the Shareholders are sometimes referred to herein collectively as the "Parties" and individually as a "Party".

     WHEREAS, Parent, Sub and the Company have previously entered into an Agreement and Plan of Merger as of November 5, 2001 (the "Original Agreement");

     WHEREAS, the Parties have determined that it is in the best interests of their respective companies and stockholders to amend and restate the Original Agreement in its entirety, including all exhibits attached thereto;

     WHEREAS, the respective Boards of Directors of Parent and the Company have each determined that it is in the best interests of their respective companies and stockholders that Parent acquire the business of the Company pursuant to the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, the Boards of Directors of Parent, Sub and the Company have each approved and adopted this Agreement and the consummation of the merger of the Company into Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement whereby each share of common stock, no par value, of the Company ("Company Common Stock") outstanding immediately prior to the Effective Time, as defined below (each a "Company Share"), other than those shares of Company Common Stock that are authorized but not outstanding, will be converted into the right to receive cash and shares of common stock, par value $.001 of Parent (each whole share a "Parent Share"), as set forth in this Agreement;

     WHEREAS, the respective Boards of Directors of the Company and Parent have each determined that the Merger is fair to, and in the best interests of, their respective companies and stockholders, and have approved and adopted this Agreement and the consummation of the Merger; and

     WHEREAS, the Shareholders, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Shareholders, Parent, Sub and the Company hereby amend and restate the Original Agreement in its entirety and agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the California General Corporation Law (the "CGCL") and the Delaware General Corporation Law (the "DGCL") the Company shall be merged with and into the Sub at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of the Company shall cease and the Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the CGCL and the DGCL.

     SECTION 1.02. Closing. The closing (the "Closing") of the Merger will take place at 1:00 p.m. (Miami time) on a date, after January 1, 2002, to be designated by Parent, with five days' prior notice to the Company, on or prior to the Outside Termination Date (as defined in Section 9.01 herein) provided that all conditions set forth in Article VII shall have been satisfied or waived (the "Closing Date"), at the offices of Greenberg Traurig, P.A., counsel to Parent, unless another date, time or place is agreed to in writing by the Parties hereto. The Closing may occur by facsimile, unless a location for the Closing is agreed to in writing by the Parties hereto.

     SECTION 1.03. Effective Time and Effect of the Merger. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the Parties shall file a copy of this Agreement together with the required certificates of officer or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the CGCL and the DGCL and shall make all other filings or recordings required under the CGCL and the DGCL. The Merger shall become effective at such time as the Articles of Merger is duly filed with the California Secretary of State and the Delaware Secretary of State, or at such later time as Sub and the Company shall agree and as is specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time"). The Merger shall have the effects set forth in the applicable provisions of the CGCL and the DGCL. Each Certificate (as defined in Section 2.02(b)) delivered by the Shareholders at Closing shall be held in escrow pending the effectiveness of the Merger.

     SECTION 1.04.  Articles of Incorporation and Bylaws.

          (a) The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or by applicable law; provided that Article I thereof shall be amended to provide that the corporate name of the Surviving Corporation is "ParkSierra Corp."

          (b) The bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.05. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.06. Officers. The officers of Sub immediately prior to the Effective Time or such other persons as Parent shall designate shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. Supplementary Action. If at any time after the Effective Time, any further assignments or assurances are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of the Company or Sub, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered in the name of and on behalf of the Company and the Sub to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     SECTION 1.08. Shareholders' Representative. Each Shareholder shall designate David L. Parkinson, 3099 Dry Creek Road, Napa, CA 94558, (the "Shareholders' Representative") to serve as the representative of the Shareholders with respect to the matters expressly set forth in this Agreement to be performed by the Shareholders' Representative including without limitation the full power and authority to do the following on behalf of such Shareholder:
(i) receive all notices that Parent and/or Sub are required to provide hereunder after the Closing Date; (ii) represent such Shareholder in all post-Closing matters involving the Escrow (as defined herein); and (iii) facilitate the calculation and distribution of the Purchase Price (as defined below). The Shareholders shall have the right to designate a substitute Shareholders' Representative by delivering to Parent written notice of such designation executed by Shareholders holding, or who immediately prior to the Effective Time held, not less than 75% of the Company Shares.

                                   ARTICLE II

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Shares or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Cancellation of Company Owned Stock. Any shares of Company Common Stock that are issued but not outstanding shall be canceled and no consideration shall be delivered in exchange therefor.

          (c) Aggregate Consideration. All of the shareholders of the Company holding any Company Shares ("Company Shareholders"), other than those holders of record of Company Shares in respect of which such holder of record shall have perfected his appraisal rights pursuant to Chapter 13 of the CGCL and not effectively withdrawn or forfeited such rights prior to the Effective Time (such persons herein referred to as "Dissenting Shareholders," and all Company Shares held by such Dissenting Shareholders, the "Dissenting Shares"), shall receive, in consideration of such Company Shares, according to the terms and conditions set forth in this Agreement, total consideration of $48,000,000 less (i) the principal balance of all long-term interest bearing liabilities of the Company as of the Closing Date (inclusive of current portion thereof) (the "Existing Debt"), and (ii) the principal balance of any and all non-long term interest bearing liabilities of the Company incurred from June 30, 2001 through the Closing Date, as of the Closing Date (the "New Debt"), which amount shall be referred to in this Agreement as the "Base Consideration." The "Purchase Price" shall be the Base Consideration adjusted pursuant to Section 2.02(f) and further reduced by (x) the Merger Consideration (as defined below) per Company Share multiplied by (y) the total number of Dissenting Shares.

          (d) Conversion of Company Common Stock. At the Effective Time and upon surrender of the Certificates as set forth in Section 2.02(b) hereof, each Company Share (other than Dissenting Shares) shall be converted into the right to receive:

             (i) a certificate representing the number of Parent Shares (each Parent Share to be valued at the weighted average trading price per share of Parent's Stock as quoted on NASDAQ for all transactions during the ten trading days ending on the third trading day preceding the Closing Date) equal in value to the quotient determined by dividing (a) $30,000,000 less the amount of the Existing Debt by (b) the aggregate number of Company Shares (the "Stock Consideration");

             (ii) cash in an amount equal to the quotient determined by dividing
        (a) the sum of $18,000,000 less the amount of (x) the Escrow Fund (as defined in Section 2.02(a)) and (y) the New Debt, as adjusted by (z) the amount, if any, of the Estimated Working Capital Adjustment (as defined in Section 2.02(f)(iii), by (b) the aggregate number of Company Shares (the "Cash Consideration"); and

             (iii) the contingent right to receive cash in an amount equal to the quotient determined by dividing (a) the amounts distributable to the Company Shareholders (except Dissenting Shares) out of the Escrow Fund (as defined herein) in accordance with the terms and conditions of the Escrow Agreement attached hereto as Exhibit B (the "Escrow Agreement"), by (b) the aggregate number of Company Shares (the "Escrow Consideration").

     As used herein, the term "Merger Consideration" means the Cash Consideration, the Stock Consideration (with each certificate representing Parent Shares having a dollar value determined in accordance with Section 2.01(d)(i)) and the Escrow Consideration.

     As of the Effective Time, all such Company Shares (except Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Company Shares (except Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Section 2.01(d). If subsequent to the date of this Agreement but prior to the Effective Time, Parent should split or combine the Parent Shares or pay a stock dividend or other stock distribution in Parent Shares, then the number of Parent Shares issuable as Stock Consideration shall be appropriately adjusted to reflect such split, combination, dividend or other distribution.

          (e) Stock Options. The Company shall take all actions necessary to cause or to provide that all outstanding options to acquire shares of Company Common Stock granted under any stock option plan, program or similar arrangement of the Company be exercised, effective upon the Closing, no later than five days prior to the Closing Date and, to the extent not so exercised, canceled as of the Closing Date.

          (f) Dissenting Shares

             (i) Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive Merger Consideration pursuant to this Section 2.01 hereof, but the Dissenting Shareholders shall be entitled to only such rights as are granted by the CGCL. Parent and the Company hereby agree to act in accordance with the CGCL with respect to the Dissenting Shareholders and the Dissenting Shares.

             (ii) If any Dissenting Shareholder demanding appraisal of his or her Dissenting Shares under the CGCL effectively withdraws or loses (through failure to perfect or otherwise) such Dissenting Shareholder's right to appraisal prior to the Closing Date, then such holder's Company Shares shall automatically be converted into and represent only the right to receive the Merger Consideration per Company Share as provided in this Agreement, without interest, upon surrender of the Certificate or Certificates (as defined in Section 2.02(b) and other instruments pursuant to Section 2.02(b) hereof.

             (iii) The Company shall give Parent (i) prompt notice of each written demand for appraisal or payment of the fair value of any Dissenting Shares, withdrawals of such demands, and any other instruments served on the Company pursuant to the CGCL received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CGCL, provided, however, that the Shareholders' Representative shall be entitled to participate in such negotiations and proceedings at the Shareholders' expense. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demand.

     SECTION 2.02.  Closing Procedures.

          (a) Escrow. On the Closing Date, Parent shall remit to the Escrow Agent (as defined in the Escrow Agreement), an amount equal to $2 million plus the Excess Dissenter Amount (as defined below) (the "Escrow Fund"). The Escrow Fund shall be subject to the terms and conditions of the Escrow Agreement. One business day prior to the Closing Date, the Company shall provide to Parent by written notice the total number of Dissenting Shares ("Dissenter Notice"). There shall be added to the Escrow Fund an amount equal to the product of (x) the number of Dissenting Shares that exceed 5% of the total number of Company Shares multiplied by (y) twenty percent (20%) of the quotient of (i) the aggregate Merger Consideration for all Company Shares (calculated on the assumption that the Excess Dissenting Shares number was zero) divided by (ii) the total number of Company Shares (the "Excess Dissenter Amount").

          (b) Exchange of Certificates. On the Closing Date, each Company Shareholder holding a certificate or certificates which prior to the Effective Time represented Company Shares (other than Company Shares to be cancelled in accordance with Section 2.01(b) and those certificates representing Dissenting Shares) (the "Certificates"), shall deliver such Certificates, endorsed in blank together with duly executed stock powers transferring the shares represented by such Certificates to Parent as well as an executed Joinder. Upon surrender of such instruments to Parent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and the number of Parent Shares into which the Company Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event any Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition precedent to the payment of the Merger Consideration in respect of the shares represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation. The Cash Consideration, in respect of duly tendered Certificates, stock powers and Joinders, shall be remitted to a bank account as set forth in a written notice from the Shareholders' Representative and received by Parent not less than three business days prior to the Closing Date.

          (c) Dividends. No dividends that are declared on Parent Shares will be paid to persons entitled to receive certificates representing Parent Shares until such persons surrender their Certificates or deliver a bond as provided in Section 2.02(b). Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Shares shall be issued any dividends which shall have become payable with respect to such Parent Shares from the Effective Time to the time of such surrender.

          (d) No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e) No Fractional Securities. No certificates or scrip representing fractional Parent Shares shall be issued in connection with the Merger, and such fractional interest shall not entitle the owner thereof to vote or to any rights of a stockholder. In lieu of any such fractional shares, each holder of Company Shares who would otherwise have been entitled to a fraction of a Parent Share upon surrender of stock certificates for exchange pursuant to this Article II shall be paid cash upon such surrender in an amount equal to the product of such fraction multiplied by the weighted average trading price per share of Parent's Stock as quoted on NASDAQ for all transactions during the ten trading days ending on the third trading day preceding the Closing Date.

          (f) Closing Purchase Price Adjustment.

             (i) To the extent that the excess of current assets of the Company as of the Closing Date over the current liabilities of the Company (exclusive of the New Debt and the current portion of the Existing
        Debt), determined in accordance with GAAP (as defined in Section 3.06) applied on a basis consistent with the Financial Statements (as defined in Section 3.06) as of the Closing Date (the "Closing Date Working Capital") is greater than Four Million Four Hundred Thousand Dollars ($4,400,000), the Purchase Price shall be increased by such difference; and

             (ii) To the extent that the Closing Date Working Capital is less than Four Million Four Hundred Thousand Dollars ($4,400,000), the Purchase Price shall be reduced by such difference.

             (iii) Five (5) business days prior to the Closing Date, the Company shall estimate the amount of the Closing Date Working Capital (the "Estimated Working Capital"), and the Estimated Working Capital shall be used for purposes of calculating the consideration to be delivered by Parent to Shareholder's Representative at Closing (the "Estimated Working Capital Adjustment"). Within forty-five (45) days following the Closing Date, Parent shall determine the actual amount of the Closing Date Working Capital, and provide to the Shareholders' Representative a written notice of the actual Closing Date Working Capital with appropriate supporting documentation (the "Closing Date Statement"). If the actual Closing Date Working Capital exceeds the Estimated Working Capital, Parent shall remit the difference, by wire transfer of immediately available funds, to a bank account designated by the Shareholders' Representative; if the actual Closing Date Working Capital is less than the Estimated Working Capital, the Shareholders' Representative shall remit the difference, by wire transfer of immediately available funds, to a bank account designated by Parent. All remittances under this Section 2.02(f) shall be made within three (3) business days following receipt by the Shareholders' Representative of the Closing Date Statement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as of the date hereof:

     SECTION 3.01. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a material adverse effect (as defined in Section 10.02) on the Company or prevent or materially delay the consummation of the Merger. The Company has made available to Parent complete and correct copies of its articles of incorporation and bylaws (or similar organizational documents).

     SECTION 3.02. Subsidiaries. The Company has no subsidiaries except as set forth on Schedule 3.02 and does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity; provided, however, that any such subsidiary, corporation, partnership, joint venture or other entity listed on Schedule 3.02 does not have any assets, is not engaged in any active operations and is not contractually bound to acquire any assets or engage in any active operations.

     SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock and no shares of preferred stock. As of the date of this Agreement, (i) 493,002 shares of Company Common Stock were issued and outstanding and Schedule 3A.01 sets forth the record holders of the Company Shares and the number of Company Shares beneficially owned by each Company Shareholder, and (ii) 11,000 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options (as defined in Section 3.07 below) as set forth on Schedule 3.03.
Schedule 3.03 sets forth the vesting schedules and the exercise prices of each of the outstanding Company Stock Options. Except as set forth above, and except for shares issued upon the exercise of Company Stock Options, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth on Schedule 3.03, the Company has no outstanding contractual obligations to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

     SECTION 3.04. Authority. The Company has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company including, but not limited to the approval of the board of directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of this Agreement, and the approval of the Merger and the transactions contemplated hereby, by the holders of at least a majority of the then-outstanding Company Shares (the "Company Shareholder Approval")). This Agreement has been duly executed and delivered by the Company and, upon execution and delivery hereof, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

     SECTION 3.05.  Consents and Approvals; No Violations.

     Except as set forth on Schedule 3.05, and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Surface Transportation Board (the "STB"), the CGCL, the DGCL and filings with the Securities and Exchange Commission (the "SEC") with respect to the Proxy Statement (as defined in Section 3.26) and the Registration Statement (as defined in Section 3.26), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of the Company, (ii) require any filing with, or permit, authorization, consent or approval of, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings could not reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, except in the case of clause (iii) or (iv) for violations, breaches or defaults that could not reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger.

     SECTION 3.06.  Financial Statements; Liabilities; Accounts Receivable.

          (a) The Company has delivered to Parent true and complete copies of financial statements with respect to the Company and its business as of and for the years ended December 31, 2000 and 1999 and as of and for the six
     (6) months ended June 30, 2001 (the "Financial Statements"), and said

     Financial Statements are attached hereto as Schedule 3.06(a). The Financial Statements for the fiscal year ended December 31, 2000 and 1999 have been audited by EideBailly, LLP. All of the Financial Statements present fairly the financial condition and results of operations of the Company for the dates or periods indicated thereon; provided, that the unaudited financial statements for the six (6) months ended June 30, 2001 (the "Latest Financial Statements") are subject to normal year-end adjustments (which are not material) and lack footnotes. All of the Financial Statements and the monthly financial statements for July and August heretofore furnished by the Company to Parent, including any accompanying commentary, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated, except for the normal year-end adjustments (which are not material) and the lack of footnotes.

          (b) Except as set forth on Schedule 3.06(b) and except for (i) the liabilities reflected on the Company's June 30, 2001 balance sheet (the "Latest Balance Sheet") included with the Latest Financial Statements attached as Schedule 3.06(a), (ii) liabilities incurred since June 30, 2001 in the ordinary course of business, and (iii) liabilities set forth on any Schedule provided by the Company in connection with this Article III, the Company does not have any material liabilities or obligations (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

          (c) Except as otherwise set forth on Schedule 3.06(c), the accounts receivable reflected on the Latest Balance Sheet and all of the Company's accounts receivable arising since June 30, 2001 (the "Balance Sheet Date") arose from bona fide transactions in the ordinary course of business and consistent with past practices, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full. Except as set forth on Schedule 3.06(c), no such account has been assigned or pledged to any other person, firm or corporation, and, except only to the extent fully reserved against as set forth in the Latest Balance Sheet, no defense or set-off to any such account has been asserted by the account obligor, nor does a valid defense or set-off exist. The allowance for doubtful accounts set forth in the Latest Balance Sheet is adequate from a historical perspective to reserve for the nonpayment of claims previously submitted and for which revenues have been accrued.

     SECTION 3.07. Absence of Certain Changes or Events. Except as set forth on Schedule 3.07, since June 30, 2001, the Company has conducted its businesses only in the ordinary course consistent with past practice, and, to the Knowledge of the Company, there has not been any material adverse change (as defined in Section 10.02) with respect to the Company. Except as set forth on Schedule 3.07, since June 30, 2001, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company's capital stock or any redemption, purchase or other acquisition of any of its capital stock, (ii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than the issuance of Company Shares upon the exercise of Options (collectively, the "Company Stock Options"), (iii) any material change in accounting methods, principles or practices by the Company, (iv) (w) any granting by the Company to any executive officer of the Company of any increase in compensation, except in the ordinary course of business (including in connection with promotions) consistent with past practice or as was required under employment agreements, copies of which have been delivered to parent, (x) any granting by the Company to any such officer of any increase in severance or termination pay, except as part of a standard employment package to any person promoted or hired, or as was required under employment, severance or termination agreements, copies of which have been delivered to Parent, (y) except employment arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of the Company, any entry by the Company into any employment, severance or termination agreement with any executive officer, or (z) any increase in or establishment of any bonus, insurance, deferred compensation, pension, retirement, profit-sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, (v) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably would be expected to have a material adverse effect on the Company,
(vi) any amendments or changes in the articles of incorporation or bylaws of the Company, (vii) any material revaluation by the Company of any of its assets, including writing off notes or accounts receivable other than in the ordinary course of business or (viii) any election or any change in any election relating to any Tax.

     SECTION 3.08. No Undisclosed Liabilities. Except as set forth in Section 3.06(b) and except for any liabilities set forth on any Schedule provided by the Company in connection with this Article III, as of June 30, 2001, the Company had no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on an interim consolidated balance sheet of the Company. Since June 30, 2001, except as set forth on Section 3.06(b) and except for liabilities or obligations incurred in the ordinary course of business consistent with past practice and liabilities set forth on any Schedule provided by the Company in connection with this Article III, the Company has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that could be reasonably expected to have a material adverse effect on the Company, or that would be required by GAAP to be reflected on a consolidated balance sheet of the Company.

     SECTION 3.09.  Benefit Plans.

          (a) Each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (a "Welfare Plan") and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, bonuses, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company for the benefit of any present or former employee, officer or director (each of the foregoing, including any Pension Plan or Welfare Plan, is a "Benefit Plan") has been administered in all material respects in accordance with its terms and the requirements of ERISA. Schedule 3.09(a) sets forth all of the Company's Benefit Plans. All contributions required to be made with respect to any Benefit Plan pursuant to the terms of the Benefit Plan or any collective bargaining agreement, have been made on or before their due dates.

          (b) Except as set forth on Schedule 3.09(b), none of the Pension Plans is subject to Title IV of ERISA and none of the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code") or pursuant to Title IV of ERISA (each, including the Company, a "Commonly Controlled Entity") has any liability under Title IV of ERISA (whether actual or contingent) with respect to a Pension Plan, or to any other employee pension benefit plan that is or was maintained, contributed to or required to be contributed to by a Commonly Controlled Entity (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due), which liability has not been fully paid.

          (c) No Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid or as to which a Commonly Controlled Entity would have liability pursuant to Section 4212(c) of ERISA.

          (d) With respect to each Benefit Plan, the Company has delivered or, not more than ten (10) days after the date hereof shall deliver, to Parent
     (i) current, accurate and complete copies of each such Benefit Plan (including all trust agreements, insurance or annuity contracts, descriptions, agreements and any other material documents or instruments relating thereto); (ii) copies of the most recent Internal Revenue Service determination letter (including copies of any outstanding requests for determination letters) with respect to each such Benefit Plan which is intended to qualify under Section 401(a) of the Code; and (iii) copies of the most recent Form 5500 annual report and accompanying schedules, the most recent actuarial report (to the extent applicable), and the most recent summary plan descriptions.

          (e) With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to the Knowledge of the Company, there exists no condition or set of circumstances (including without limitation the transactions contemplated by this Agreement) in connection with which the Company could be subject to any material liability (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

     SECTION 3.10.  Other Compensation Arrangements.

          (a) Except as set forth on Schedule 3.10(a), as of the date of this Agreement, the Company is not a party to any oral or written (i) consulting agreement, (ii) agreement with any executive officer of the Company, or
     (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (b) Except as set forth on Schedule 3.10(b)(1), since January 1, 2001, the Company has not entered into, adopted, amended or terminated any Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any director or executive officer, except in accordance with the terms thereof. Set forth on Schedule 3.10(b)(2) is a payroll schedule reflecting salary increases for the Company's employees between June 30, 2001 and the date hereof.

     SECTION 3.11. Litigation. Except as set forth on Schedule 3.11, there is no suit, claim, action, proceeding or investigation pending before any Governmental Entity or, to the Knowledge of the Company, threatened against the Company. The Company is not subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger.

     SECTION 3.12.  Permits; Compliance with Law.  Except as set forth on
Schedule 3.12, (i) the Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that could not reasonably be expected to have a material adverse effect on the Company, (ii) the Company is in full compliance in all material respects with the terms of the Company Permits, (iii) the business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity other than any violation which could not reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger and (iv) the Company has not received written notice of any investigation or review by any Governmental Entity with respect to the Company and, to the Knowledge of the Company, no such investigation or review has been threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review.

     SECTION 3.13.  Tax Matters.

          (a) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. The Company has not entered into any closing agreement with any federal, state, local or foreign taxing authority. No claim has ever been made by any authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except with respect of Taxes not yet due or that are being disputed in good faith, there are no liens on any of the assets of any of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.

          (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (c) No director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors or officers (or employees responsible for Tax matters) of the Company has actual or constructive knowledge (after reasonable investigation) based upon personal contact with any agent of such authority. Schedule 3.13 attached hereto (x) lists all Federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1996, (y) indicates those Tax Returns that have been audited and (z) indicates those Tax Returns that currently are the subject of audit or in respect of which any written or unwritten notice of any audit or examination has been received by the Company. Except as set forth on Schedule 3.13, no issue relating to Taxes has been raised in writing by an authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by an authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period. The Company has delivered to Parent correct and complete copies of all Federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 1998.

          (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code section 280G. None of the Company Shareholders is a foreign person within the meaning of Section 1445(a) of the Code. The Company has disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated Federal income Tax Return (other than a group the common parent of which was the Company) and (ii) has no liability for the Taxes of any other Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          (f) The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

          (g) The Company shall not be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or any comparable provision of state, local or foreign tax law.

          (h) Except as set forth on Schedule 3.13, the Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for Federal income tax purposes.

          (i) Except as set forth on Schedule 3.13, the Company has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 or Revenue Procedure 2001-28 (or similar provisions of foreign law) or any safe harbor lease transaction. None of the property of the Company is tax-exempt use property within the meaning of Section 168(h) of the Code.

          (j) The Company has properly elected to be an S corporation within the meaning of Section 1361 of the Code and has been an S corporation since January 1, 1991.

          (k) All material elections with respect to Taxes affecting the Company are disclosed or attached to a Tax Return of the Company.

          (l) All private letter rulings issued by the Internal Revenue Service to the Company (and any corresponding ruling or determination of any state, local or foreign authority) have been disclosed on Schedule 3.13, and there are no pending requests for any such rulings (or corresponding determinations).

          (m) The Company is not a controlled corporation or a distributing corporation in respect of a distribution to which Section 355(e) of the Code would apply by reason of the acquisition of the Company Shares pursuant to this Agreement.

          (n) As of the Closing Date, the Company will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets that the Company held immediately prior to the Merger. For purposes of this representation, Company assets used to pay its reorganization expenses and any transfer taxes, amounts paid by the Company to Dissenting Shareholders, amounts paid by the Company to the Company Shareholders who receive cash or other property, and all dispositions and all redemptions and distributions in respect of Company stock or rights to acquire Company stock (including payments so treated for tax purposes) that are made by the Company (other than dividends made in the ordinary course of business) immediately preceding, or in contemplation of, the Merger (including, without limitation, any asset disposed of by the Company, other than in the ordinary course of business, during the period beginning with the commencement of negotiations (whether formal or informal) between Parent and the Company regarding an acquisition of the Company by Parent and ending at the Effective Time of the Merger (the "Pre-Merger Period ")) will be included as assets of the Company immediately prior to the Merger. The liabilities of the Company and the liabilities to which the transferred assets of the Company are subject were incurred by the Company, in the ordinary course of its business. The Company and the Company Shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

          (o) Except as set forth on Schedule 3.13, the Company has been in full compliance with the rules and regulations of the Railroad Retirement Act and the Railroad Retirement Act or the Railroad Retirement Board ("RRB"), including those relating to withholdings.

          (p) As used in this Agreement, "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law; "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof); "Tax" means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including taxes relating to the RRB regulations and requirements, including any interest, penalty or addition thereto, whether disputed or not; and "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

     SECTION 3.14. Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

     SECTION 3.15.  Intellectual Property.

          (a) Except as set forth on Schedule 3.15:

             (1) the Company owns, clear of any liens or encumbrances of any kind, other than Permitted Liens, or is licensed or otherwise has the legally enforceable right to use, all Intellectual Property (as hereinafter defined) used in or necessary for the conduct of its business as currently conducted;

             (2) no claims are pending or, to the Knowledge of the Company, threatened that the Company is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property used by, owned by and/or licensed to the Company;

             (3) to the Knowledge of the Company, no person is infringing on or otherwise violating any right of the Company with respect to any Intellectual Property owned by and/or licensed to the Company; and

             (4) to the Knowledge of the Company, all patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting.

          (b) For purposes of this Agreement, "Intellectual Property" means trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code and data); licenses, immunities, covenants not to sue and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

     SECTION 3.16. Labor Matters. Except as set forth on Schedule 3.16, as of the date hereof, (i) there are no claims or labor disputes pending or, to the Knowledge of the Company, threatened, between the Company and any of its employees, which claims or labor disputes have had, or would reasonably be expected to have, a material adverse effect on the Company; (ii) the Company (A) is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, (B) does not have Knowledge of any organized campaign of any labor union to organize or unionize any such employees, and (C) has not received written notice from the National Mediation Board of a request by any labor organization for a representation election with respect to any group of the Company's employees; and (iii) to the Knowledge of the Company there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company which would reasonably be expected to have a material adverse effect on the Company.

     SECTION 3.17.  Title to and Condition of Property.

          (a) Except as set forth on Schedule 3.17, the properties and assets of the Company are owned by the Company, legally and beneficially, free and clear of all mortgages, liens, security interests, restrictions, easements, pledges or interests of another person of any kind, or encumbrances of any nature whatsoever, other than (i) mechanics', carriers', workmen's, repairmen's and other like liens arising or incurred in the ordinary course of business, (ii) liens for taxes, assessments, levies, fees and other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings, (iii) road crossing agreements or similar rights of use with or by governmental authorities or private parties; (iv) leases, pole and wire agreements, easements, licenses, permits and similar agreements; (iv) matters of public record; (v) rights of reverter that will not be violated as long as the affected real property is used for rail freight common carrier operations; and (vi) rights reserved to or vested in any governmental authority with respect to the properties or assets or their regulation (collectively, "Permitted Liens"), none of which Permitted Liens, individually or in the aggregate, (x) materially interferes with the ability of the Company to conduct rail freight common carrier operations substantially as those operations are conducted by the Company as of the date of the Agreement, or (y) secures any indebtedness of the Company.

          (b) All leases pursuant to which the Company leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the Knowledge of the Company, any other party thereto, except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default (or event which with notice or lapse of time, or both, would constitute a default) could not reasonably be expected to have a material adverse effect on the Company. Since June 30, 2001 there has been no material adverse change in any of such material tangible personal property, whether owned or leased. The Company has not granted any option or other right to acquire any portion of its material owned properties or assets.

          (c) Schedule 3.17 sets forth the timetables currently applicable to each of the Company's rail lines operated by (i) Arizona & California Railroad Company, (ii) California Northern Railroad Company and (iii) Puget Sound & Pacific Railroad. The Company shall maintain its rail lines from the date of this Agreement through the Closing Date such that the number of track miles subject to Company slow orders, superintendent's orders and general orders, which restrict operating speeds over its lines below the speed identified in the applicable timetable for each line on Schedule 3.17 ("Speed Limitations"), is equal to or less than the average number of track miles subject to Speed Limitations for the month of July 2001. All locomotives owned by or leased to the Company have been maintained in the ordinary course since July 1, 2001, and the number of locomotives that are out of service for repairs, rebuilding or replacement ("Bad Order Locomotives") is equal to or less than the average number of Bad Order Locomotives for the month of July 2001.

     SECTION 3.18. Environmental Matters. Except as set forth on Schedule 3.18, (i) to the knowledge of the Company, there are no uncured past or present violations of any applicable federal, state or local laws or any applicable regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment ("Environmental Laws"), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic material or wastes, including petroleum, into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes, including petroleum, by the Company (or its agents); and (ii) the Company has not entered into any agreement to undertake or pay for any response action of any kind or nature or to pay any damages (including punitive damages), costs, fines or penalties associated with any release or threatened release of any pollutant, contaminant or hazardous or toxic material or waste, including petroleum, at any location.

     SECTION 3.19. Customers. Set forth on Schedule 3.19 is a list of the Company's twenty-five (25) largest customers (detailed, in the case of government agencies, by separate government agency) in terms of freight revenue for the fiscal year ended December 31, 2000. Since December 31, 2000, to the

Knowledge of the Company, there have not been any changes in the business relationships of the Company with any of the customers named therein that would constitute a material adverse effect on the Company. The Company has no knowledge that any customer of the Company will, as a result of the transactions contemplated hereby or otherwise, cease to do business with the Surviving Corporation after the consummation of the Merger in the same manner as previously conducted with the Company.

     SECTION 3.20. Transactions With Affiliates. Except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, participation in scheduled Plans or Benefit Programs and Agreements by employees and as set forth on Schedule 3.20, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any officer, director or shareholder of the Company or any of its respective Affiliates. Except as expressly stated in this Section 3.20, none of the Shareholders nor any other Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate.

     SECTION 3.21. Absence of Certain Payments. None of the Company or, to the knowledge of the Company, or any of its affiliates, officers, directors, employees or agent or other people acting on behalf of any of them have (i) engaged in any activity prohibited by the United States Foreign Corrupt Practices Act of 1977 or any other similar law, regulation, decree, directive or order of any other country and (ii) without limiting the generality of the preceding clause (i), used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others. None of the Company, or, to the knowledge of the Company, any of its affiliates, directors, officers, employees or agents of other persons acting on behalf of it, has accepted or received any unlawful contributions, payments, gifts or expenditures.

     SECTION 3.22. Insurance. Set forth on Schedule 3.22 are all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company (the "Insurance Policies"), and since each Insurance Policy's last renewal date (or, if there has been no renewal for a particular Insurance Policy currently in effect, since the date the Company entered into such Insurance Policy), the Company has not received any written notice that such Insurance Policy will be terminated, cancelled, adversely amended or modified in any material respect (other than termination or cancellation notices issued in error).

     SECTION 3.23. Full Disclosure. To the Knowledge of the Company, no statement contained in any certificate or schedule furnished by the Company to Parent or Sub in, or pursuant to the provisions of, this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     SECTION 3.24.  Commitments/Contracts.

          (a) Except as otherwise set forth on Schedule 3.24, the Company is not a party to or bound by any of the following whether written or oral:

             (i) any contract in excess of $250,000 that cannot by its terms be terminated by the Company with 30 days' or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

             (ii) contract or commitment for capital expenditures by the Company in excess of $100,000 per calendar quarter in the aggregate;

             (iii) lease or license involving in excess of $50,000 annually with respect to any of the Company's properties, real or personal, whether as landlord, tenant, licensor, licensee, lessee or lessor;

             (iv) agreement, contract, indenture or other instrument involving in excess of $50,000 relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any of the Company's properties;

             (v) partnership agreement;

             (vi) contract with any affiliate of the Company (including the Shareholders) relating to the provision of goods or services by or to the Company involving in excess of $25,000;

             (vii) agreement for the sale of any assets that in the aggregate have a net book value on the Company's books of greater than $100,000;

             (viii) agreement between the Company and one or more common carrier railroad(s) concerning operations (including, without limitation, interchange agreements, trackage rights agreements, haulage agreements, power run-through agreements and the like) or marketing;

             (ix) preferential purchase right, right of first refusal, or similar agreement whereby the Company has the right to acquire assets or property for a price in excess of $100,000;

             (x) other contract that is material to the business of the Company involving in excess of $150,000; or

             (xi) any contract or agreement, contingent or otherwise, relating to any right to lease, operate, use, supply or purchase any Company asset involving in excess of $100,000.

          (b) All of the contracts listed or required to be listed on Schedule
     3.24 are valid, binding and in full force and effect, and the Company has not been notified or advised by any party thereto of such party's intention or desire to terminate or modify any such Contract in any material respect, except as otherwise disclosed on Schedule 3.24. Neither the Company nor, to the Knowledge of the Company, any other party is in breach of any of the terms or covenants of any contract listed or required to be listed on
     Schedule 3.24. Notwithstanding the foregoing or any other provision herein to the contrary, nothing contained in this Section 3.24 or in any other representation or warranty of the Company in this Agreement shall be considered as a representation or warranty as to (i) the existence of any change of control provision in any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation by which the Company is bound, or (ii) the effect that any such change of control provision would have on such instrument or obligation upon the consummation of the Merger (including, without limitation, giving rise to a right of termination of, or acceleration of obligations under, any such instrument).

     SECTION 3.25. No Knowledge of Inaccurate Representation. The Company has no Knowledge as of the date hereof that any representation or warranty of the Parent or the Sub in this Agreement is not true and correct.

     SECTION 3.26. Information Supplied. None of the information supplied or to be supplied by the Company in writing specifically for inclusion in (a) the Registration Statement on Form S-4 (or such other form required or deemed appropriate by the SEC to be filed with the SEC by Parent under the Securities Act for the purpose of registering the Parent Shares to be issued pursuant to this Agreement (the "Registration Statement") and/or (b) the proxy statement and prospectus to be distributed in connection with the Company Shareholder Meeting (as defined in Section 5.01(s)) (the "Proxy Statement"), will, in the case of the Registration Statement, at the time it becomes effective and the Effective Time, or, in the case of the Proxy Statement and any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it pertains to the Company, will comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder.

                                  ARTICLE IIIA

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     Each of the Shareholders, severally as to itself, represents and warrants to Parent and Sub as follows:

     SECTION 3A.01. Good Title. Such Shareholder owns beneficially and of record the number of Company Shares set forth on Schedule 3A.01 attached hereto. Such Shareholder holds such Company Shares free and clear of any lien, security interest, mortgage, pledge, restriction, encumbrance or claim of any kind (collectively "Encumbrances") and upon the consummation the Merger, Parent, directly or indirectly shall own the Company Shares free and clear of any Encumbrances, other than those Encumbrances incurred by Parent.

     SECTION 3A.02. Authority. Such Shareholder has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and, upon execution and delivery hereof, assuming this Agreement constitutes a valid and binding obligation of the other Parties hereto, constitutes a valid and binding obligation of the such Shareholder enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

     SECTION 3A.03. Conflicts; Consents. The execution and delivery of this Agreement and the performance by such Shareholder of its obligations hereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which such Shareholder is a party, or by which the properties or assets of such Shareholder is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default or breach that could not reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. Assuming Parent and Sub obtain the necessary authorizations or exemptions from the STB, such Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent or approval from any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

     SECTION 3A.04. Shareholder Knowledge. Such Shareholder has no knowledge that any of the representations and warranties made by the Company in this Agreement are false or untrue in any material respect.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company and each Shareholder as follows:

     SECTION 4.01. Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power and authority could not reasonably be expected to prevent or materially delay the consummation of the Merger. Each of Parent and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a material adverse effect on Parent or prevent or materially delay the consummation of the Merger. Each of Parent and Sub has made available to the Company complete and correct copies of its certificate of incorporation and bylaws (or similar organizational documents).

     SECTION 4.02. Capitalization. The authorized capital stock of Parent consists of 60,000,000 Parent Shares and 1,000,000 shares of preferred stock, par value $.01 per share ("Parent Preferred Stock"). At the close of business on June 30, 2001, (i) 23,048,330 Parent Shares were outstanding (and an additional 43,900 Parent Shares were in the treasury) and (ii) 232,400 shares of Parent Preferred Stock were issued and outstanding. Except as set forth above or on
Schedule 4.02, as of the date of this Agreement, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Parent are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Schedule 4.02, there are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Parent may vote. Except as set forth above or on
Schedule 4.02, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Parent or any of its subsidiaries is a party or by which any of them is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent. Except as set forth on
Schedule 4.02, there are no restrictions on the right of Parent to vote or dispose of any shares of the capital stock of its subsidiaries.

     The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 ("Sub Common Stock"), 1,000 of which are issued and outstanding as of the date hereof. Parent owns all issued and outstanding shares of Sub Common Stock. All of the issued and outstanding shares of Sub Common Stock are validly issued, fully paid and non-assessable and not subject to preemptive rights.

     A sufficient number of Parent Shares have been reserved for issuance to the Shareholders pursuant to the Merger at the Effective Time.

     SECTION 4.03. Authority. Parent and Sub have requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub enforceable against each of them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally.

     SECTION 4.04. Consents and Approvals; No Violations. Except as set forth on Schedule 4.04 and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the STB, the DGCL, the CGCL, and filings with the SEC with respect to the Proxy Statement and the Registration Statement, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings could not be reasonably expected to have a material adverse effect on the Parent or Sub or prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or Sub is a party or by which either of them or any of their respective properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Sub or any of their respective properties or assets, except in the case of clause (iii) and (iv) for violations, breaches or defaults that could not be reasonably expected to have a material adverse effect, in the aggregate, on the Parent or prevent or materially delay the consummation of the Merger.

     SECTION 4.05. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     SECTION 4.06. SEC Reports and Financial Statements. Parent has filed with the SEC true and complete copies of all forms, reports, exhibits, schedules, statements and other documents (other than preliminary materials) required to be filed by it under the Exchange Act, as amended or the Securities Act of 1933, as amended (the "Securities Act") from and after December 31, 1996 (such forms, reports, exhibits, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Parent SEC Documents"). The Parent SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent revised or superseded by a subsequently filed Parent SEC Document, the Parent SEC Documents do not contain an untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents as of the dates thereof comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments, none of which will be material and except for the absence of notes thereto) the consolidated financial position of Parent and its subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     SECTION 4.07. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents or as set forth on Schedule 4.07, since June 30, 2001, Parent and its subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice through the date hereof, and there has not been any material adverse change (as defined in Section 10.02) with respect to Parent. Except as disclosed in the Parent SEC Documents or as set forth on Schedule 4.07, since June 30, 2001, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to Parent's capital stock or any redemption, purchase or other acquisition of any of its capital stock, (ii) any split, combination or reclassification of any of Parent's capital stock or, through the date hereof, any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock other than the issuance of Parent Shares upon the exercise of Parent Stock Options,
(iii) any material change in accounting methods, principles or practices by Parent, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on Parent, (v) any amendments or changes in the Certificate of Incorporation or Bylaws of Parent, or (vi) any material revaluation by Parent of any of its assets, including writing off of notes or accounts receivable other than in the ordinary course of business.

     SECTION 4.08. Cash Consideration Available. As of the date hereof, Parent has and reasonably anticipates that it will have as of the Closing Date adequate cash or available credit facilities to pay the Cash Consideration in immediately available funds at the Closing.

     SECTION 4.09. No Knowledge of Inaccurate Representation. Parent has no knowledge as of the date hereof that any representation or warranty of the Company in this Agreement is not true and correct including, but not limited to, the Company having delivered all of the documents required to have been delivered to Parent as of date hereof pursuant to Section 3.06(a), Section 3.07(iv)(w), Section 3.07(iv)(x) and Section 3.13(c).

     SECTION 4.10. No Change. Parent is not engaged in negotiations with any third party with regard to a transaction or series of transactions that would result in (i) the merger of Parent with another entity; (ii) less than 75% percent of Parent's and its affiliates aggregate revenue being attributable to freight-railroad common carrier operations; or (iii) the sale of any Parent Subsidiary that would result in Parent's consolidated revenues from freight-railroad common carrier operations decreasing by more than 20% from the amount thereof reported in Parent's Form 10-Q for the quarter ended June 30, 2001.

     SECTION 4.11. Information Supplied. None of the information supplied or to be supplied by Parent or Sub in writing specifically for inclusion in (a) the Registration Statement and/or (b) the Proxy Statement will, in the case of the Registration Statement, at the time it becomes effective and the Effective Time, or, in the case of the Proxy Statement and any amendments or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it pertains to Parent and/or Sub, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01. Covenants of the Company. From the date of this Agreement through the Closing Date, the Company agrees to cause or to prevent, as applicable (except as expressly permitted under this Agreement or consented to in writing by Parent):

          (a) Ordinary Course. The Company shall carry on its business in the usual, regular and ordinary course consistent with past practices and the Company shall use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and maintain satisfactory relationships with customers, suppliers and others having material business relationships with the Company.

          (b) Dividends; Changes in Stock. The Company shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends or distributions that, in the reasonable and good faith judgment of the Company at the time the dividend is declared or its distribution is approved by the Board of Directors of the Company, is not likely to cause the Closing Date Working Capital to be less than Two Million Dollars ($2,000,000), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof.

          (c) Issuance of Securities. The Company shall not issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock) other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options and convertible securities of the Company outstanding on the date of this Agreement and in accordance with the terms of such Company Stock Options and convertible securities.

          (d) Governing Documents. The Company shall not amend or propose to amend its articles of incorporation or bylaws.

          (e) No Acquisitions. The Company shall not acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any substantial assets of (other than inventory and equipment in the ordinary course consistent with past practice, to the extent not otherwise prohibited by this Agreement), or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof.

          (f) No Dispositions. Other than dispositions in the ordinary course of business consistent with past practice, the Company shall not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets.

          (g) Indebtedness. The Company shall not (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice under the Company's line of credit described on Schedule 3.24, and a revolving loan in an amount not to exceed $15 million, (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than, with respect to both clauses (i) and (ii) of this Section 5.01(g), (A) to the Company or any direct or indirect wholly owned subsidiary of the Company, or (B) any advances to employees in accordance with past practice or (iii) allow payables to become overdue other than in the ordinary course of business and consistent with past practice.

          (h) Advice of Changes. The Company shall confer with Parent on a regular and frequent basis as reasonably requested by Parent, report on operational matters and promptly advise Parent orally, and, if requested by Parent, in writing, of any change or event having, or which, insofar as can reasonably be foreseen, is likely to have, a material adverse effect on the Company including but not limited to any occurrence that would cause the conditions precedent set forth in Sections 7.02(b) through (d) not to be fulfilled.

          (i) Accounting Changes. The Company shall not make any material change, other than in the ordinary course of business, consistent with past practice, or as required by the SEC or law, with respect to any accounting methods, principles or practices used by the Company (except insofar as may be required by a change in GAAP, of which the Company shall promptly notify Parent).

          (j) Contractual Waiver of Rights. The Company shall not waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party.

          (k) Compensation of Company Employees.  Except as set forth on
     Schedule 3.07, the Company will not, without the prior written consent of Parent, except as may be required by law, (i) enter into, adopt, amend or terminate any Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any director, executive officer or current or former key employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, executive officer or key employee, except as required by any Benefit Plan or agreement with such employees existing on the date of this Agreement,
     (iii) enter into, adopt, amend or terminate any Benefit Plan or other benefit plan or agreement, arrangement, plan or policy for the benefit of any employees who are not directors, executive officers or current or former key employees of the Company, other than increases in the compensation of employees made in the ordinary course of business consistent with past practice, or (iv) pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including the granting of, acceleration of exercisability of or vesting of stock options, stock appreciation rights or restricted stock) but specifically excluding the acceleration of, exercisability of, or vesting of such stock options pursuant to any mandatory contractual obligation of Company entered into prior to the date hereof.

          (l) Material Contracts. The Company shall not (i) modify, amend or terminate any contract or agreement set forth on Schedule 3.24, or (ii) waive, release or assign any material rights or claims of the Company.

          (m) No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation of the Company.

          (n) Tax Election. Except as set forth on Schedule 3.13, the Company shall not make or change any material tax election or settle or compromise any material income tax liability.

          (o) Payment of Taxes. The Company will pay and discharge when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which interest or penalties attach thereto, and all lawful claims which, if not paid when due, might become a lien or charge upon any properties of the Company, provided that the Company shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if the Company shall have set aside on its books adequate reserves with respect thereto.

          (p) Insurance. The Company will keep or cause to be kept in full force and effect all Insurance Policies.

          (q) Maintenance of Credit Terms. The Company shall continue to effect the sales of its transportation services on the terms and with the prices and rate structures that have historically been offered by the Company or on such other terms as market conditions may dictate consistent with sound business practices.

          (r) Net Worth. No sooner than five business days prior to the Closing Date and no later than two business days prior to the Closing Date, the Company shall deliver to Parent its good faith estimate of its net worth determined in accordance with GAAP consistently applied (the "Company Net Worth"), complete with the calculations and underlying assumptions used in the preparation of such calculation (the "Company Net Worth Statement").

          (s) Shareholders' Meeting. The Company, acting through its Board of Directors, shall (i) call, give notice of, convene and hold a special meeting of the Company Shareholders pursuant to the CGCL for the purpose of voting upon this Agreement and the Merger (the "Company Shareholder Meeting"), (ii) include in the Proxy Statement the recommendation of its Board of Directors that Company Shareholders approve and adopt this Agreement and the consummation of the Merger and the transactions contemplated hereby at the Company Shareholder Meeting and (iii) include in the proxy materials being solicited from the Company Shareholders by the Company at the direction of Parent the Joinder to be executed in connection with such Shareholder's receipt of the Merger Consideration. The Company Shareholder Meeting will be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company shall ensure that the Company Shareholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited, in connection with the Company Shareholder Meeting are solicited in compliance with all applicable laws, regulations, orders, judgments and decrees. The Company's obligation to call, give notice of, convene and hold the Company Shareholder Meeting in accordance with this Section 5.01(s) shall not be limited or otherwise affected by the disclosure, announcement, commencement, submission or making of any Acquisition Proposal (as defined herein), or by any withdrawal or modification of the recommendation of the Board of Directors of the Company with respect to the Merger. The Company shall solicit from Company Shareholders entitled to vote at the Special Meeting proxies in favor of the Company Shareholder Approval. The Company shall not delay the Company Shareholder Meeting or delay the vote of the Company Shareholders on the Merger, without Parent's prior written consent (which consent will not be unreasonably withheld or delayed if the need for the delay of the Company Shareholder Meeting or the delay in such vote is attributable solely to factors outside the Company's control).

          (t) Satisfaction of All Conditions Precedent to the Obligations of Parent and Sub. From the date hereof to the Closing, the Company shall use its commercially reasonable efforts to cause all conditions precedent to the obligations of Parent and Sub hereunder to be satisfied by the Closing.

          (u) Agreements by Affiliated Shareholders. As soon as practicable, but in no event later than the 7th day after the date hereof, the Company shall deliver to Parent a list of names and addresses of those persons who are, in the Company's reasonable judgment, "affiliates" of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person, an "Affiliate"). To the extent the Company believes, after the delivery of such list to Parent, that any other person is an Affiliate, then the Company shall immediately thereafter notify Parent of such additional Affiliates. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit C (the "Affiliate Letter"). Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Shares to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Shares consistent with the terms of such Affiliate Letters.

          (v) General. The Company shall not authorize any of, or commit or agree to take any of, the foregoing prohibited actions described in this
     Section 5.01.

     SECTION 5.02. Exclusivity. The Company will not, and will cause its respective directors, officers, employees, financial advisors, legal counsel, accountants and other agents and representatives (for purpose of this Section
5.02 only, being referred to as "affiliates") not to initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate any inquiries or the making of any proposal with respect to, engage or participate in negotiations concerning, provide any nonpublic information or data to or have any discussions with any person other than the Parent and the Sub relating to, any acquisition, exchange offer, merger, consolidation, acquisition of beneficial ownership of or the right to vote securities of the Company, dissolution, business combination, purchase of all or any significant portion of the assets or any division of, or any equity interest in, the Company, or any similar transaction, other than the transactions contemplated under this Agreement (such proposals, disclosures, negotiations, or transactions being referred to as "Acquisition Proposals"). The Company agrees to notify the Parent within 24 hours orally and within 48 hours in writing if any such Acquisition Proposal (including terms thereof and identity of persons making such proposal) is received and furnish to the Parent a copy of any written proposal. The provisions of this Section 5.02 shall remain in effect until the earlier of (x) the date this Agreement is terminated pursuant to Article IX and (y) the Closing Date.

     SECTION 5.03. Company Other Actions. The Company shall use its commercially reasonable efforts not to take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied in all material respects.

     SECTION 5.04. Covenants of Parent. From the date of this Agreement through the Closing Date, Parent agrees (except as expressly permitted under this Agreement or consented to in writing by the Company):

          (a) Advice of Changes. Parent shall confer with the Company on a regular and frequent basis as reasonably requested by the Company, report on operational matters and promptly advise the Company orally, and, if requested by the Company, in writing, of any change or event having, or which, insofar as can reasonably be foreseen, is likely to have, a material adverse effect on Parent including but not limited to any occurrence which would cause the conditions precedent set forth in Sections 7.03(b) through (d) not to be fulfilled.

          (b) No Dissolution, Etc. Parent shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation of Parent or any of its material subsidiaries.

          (c) Satisfaction of All Conditions Precedent to the Obligations of the Company. From the date hereof to the Closing, each of Parent and Sub shall use its commercially reasonable efforts to cause all conditions precedent to the obligations of the Company hereunder to be satisfied by the Closing.

     SECTION 5.05. Parent Other Actions. Parent shall use its commercially reasonable efforts not to take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied in all material respects.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.01. Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company or Parent is subject (from which such party shall use reasonable efforts to be released), each of the Company and Parent shall afford to the other Party and to the officers, employees, accountants, counsel and other representatives or advisors of the other Party access, during normal business hours to all their respective properties, books, contracts, commitments and records and, from the date hereof to the earlier of (a) the Closing Date and (b) the date this Agreement is terminated pursuant to Section 9.01 hereof, each of Parent and the Company shall furnish promptly to the other Party (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements, and (y) all other information concerning its business, properties and personnel as the other Party may reasonably request.

     SECTION 6.02. Reasonable Efforts. Each of the Company, Parent and Sub agrees to use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required in connection with approvals of or filings with any Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of the Company, Parent and Sub use its reasonable efforts to take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of or hold separate any material assets.

     SECTION 6.03.  Confidentiality.

          (a) Prior to the Closing, each of Parent and Sub shall, and shall cause its affiliates (as defined in Section 10.02) and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Parent, Sub, any of their respective affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Parent, Sub, any of their respective affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers from a source not bound by a confidentiality agreement or arrangement

     (written or oral) with the Company, and (iii) information that is required to be disclosed by Parent, Sub, any of their respective affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Entity; and provided further that Parent promptly shall notify the Company promptly upon receipt of a request for and in advance of any disclosure pursuant to clause (iii) of this Section 6.03(a). Promptly after any termination of this Agreement, Parent, Sub and their representatives shall return to the Company or destroy all copies of documentation with respect to the Company that were supplied by or on behalf of the Company pursuant to this Agreement, without retaining any copy thereof, shall destroy any notes or analyses Parent, Sub and/or their representatives may have prepared containing information derived from such materials and shall provide the Company with a certificate of an executive officer with respect to such actions.

          (b) Prior to the Closing, the Company shall, and shall cause its respective affiliates (as defined in Section 10.02) and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning Parent and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Company, any of its affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Company or any of its respective affiliates or any of its respective employees, agents, accountants, legal counsel or other representatives or advisers from a source not bound by a confidentiality agreement or arrangement (written or oral) with Parent or Sub, and (iii) information that is required to be disclosed by the Company or of its respective affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Entity; and provided further that the Company agrees to notify Parent promptly upon receipt of a request for and in advance of any disclosure pursuant to clause (iii) of this
     Section 6.03(b). Promptly after any termination of this Agreement, the Company and its representatives shall return to Parent or destroy all copies of documentation with respect to Parent that were supplied by or on behalf of Parent pursuant to this Agreement, without retaining any copy thereof, shall destroy any notes or analyses the Company and/or its representatives may have prepared containing information derived from such materials and shall provide the Parent with a certificate of an executive officer with respect to such actions.

     SECTION 6.04. Fees and Expenses. All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

     SECTION 6.05.  Indemnification; Insurance.

          (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current and former directors, officers and employees (the "Indemnified Parties") of the Company as provided in its articles of incorporation or bylaws or existing indemnification contracts or under applicable law (collectively, the "Corporate Officer Indemnification Rights") shall survive the Merger, subject to Subsection 6.05(c) below.

          (b) This Section 6.05 shall survive the consummation of the Merger for a period of six (6) years after the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties and their respective heirs, personal representatives, successors and assigns, and shall be binding on all successors and permitted assigns of Parent and the Surviving Corporation.

          (c) No Shareholder shall seek indemnification pursuant to any Corporate Officer Indemnification Rights in connection with any liability, cost or expense of such Shareholder arising out of a breach of any representation or warranty of such Shareholder set forth in Section 3A.04 hereof.

     SECTION 6.06  STB Filings.

          (a) Parent will cause to be made all filings and submissions under the ICC Termination Act of 1995 and any other laws or regulations applicable to the consummation of the transactions contemplated by this Agreement, including a notice of exemption under 49 C.F.R. Section 1180.2(d)(2) to obtain exemption from the prior approval requirements of 49 U.S.C. Section 11323 to control more than one non-contiguous rail carrier. Parent shall be responsible for all filing fees and other expenses in connection with such filings. The Company shall assist and support such filings, and shall have an opportunity to review and comment on all such filings prior to the submission thereof to the STB.

          (b) The Company shall, prior to the Closing, (i) file and use its best efforts to obtain a favorable ruling on a Petition for Exemption under 49 U.S.C. sec. 10502 (in the cases of clauses (w) and (y) below) to (A) obtain either (w) an exemption from 49 U.S.C. sec. 10901 and/or sec. 10902 to lease the approximately 3.87-mile long track, at approximately milepost NWP
     40.38 at or near Schellville, north to the end of the track (formerly milepost NWP 44.25) (the "Vineburg Lead"), pursuant to the Lease Agreement for Northern California Lines between Southern Pacific Transportation Company ("SPTC") and California Northern Railroad Company Limited Partnership ("CFNR"), dated August 27, 1993, and the First Amendment to Lease Agreement for Northern California Line, between SPTC and CFNR, dated as of December 20, 1995, which exemption either shall apply retroactively effective nunc pro tunc from the date CFNR first began operating over the Vineburg Lead or, if the exemption is prospective only, shall state the Surface Transportation Board ("Board") will not pursue any enforcement actions for CFNR's and the Company's lease and operation of the Vineburg Lead prior to the effective date of the exemption, or (x) a ruling that the lease and operation of the Vineburg Lead by CFNR did not require approval under or exemption from any provision of the Interstate Commerce Act, and
     (B) obtain either (y) an exemption from 49 U.S.C. sec. 11323(a)(6) for the overhead trackage rights totaling approximately 10.5 miles from approximately milepost 62.0 (at or near Lombard) to approximately milepost
     72.5 (at or near Schellville), pursuant to the Trackage Rights Agreement between California Northern Railroad Company Limited Partnership and North Coast Railroad Authority dated July 22, 1996 (the "Trackage Rights"), which exemption either shall apply retroactively effective nunc pro tunc from the date CFNR first began operating over the trackage rights or, if the exemption is prospective only, shall state that the Board will not pursue any enforcement actions for CFNR's and the Company's use of the Trackage Rights prior to the effective date of the exemption, or (z) a ruling that, in connection with the Trackage Rights, CFNR did not need to obtain approval under or exemption from any provision of the ICC Termination Act of 1995, and (ii) file a pleading with the Surface Transportation Board and use its best efforts to obtain a favorable ruling on such pleading that clarifies that the proper party in the proceeding designated STB Docket No. 458X, California Northern Railroad Company -- Discontinuance
     Exemption -- in Merced County, CA, filed on May 22, 2001, is ParkSierra Corp. (such favorable rulings as contemplated in clauses (i) and (ii) above, the "STB Rulings").

     SECTION 6.07 Employee Matters. Except as set forth on Schedule 6.07 and except as may be specifically required by applicable law or the terms of any employment or collective bargaining agreement, the Surviving Corporation shall have no obligation to continue any employment relationship with any employee for any specific period of time after the Effective Time.

     SECTION 6.08. Excess Dissenting Consideration. To the extent that a Dissenting Shareholder is entitled to a payment for its Dissenting Shares in an amount per Dissenting Share that exceeds the value of the Merger Consideration per Company Share (as of the Effective Time with each share of Parent Common Stock valued in accordance with Section 2.01(d)(i) above) paid to the Company Shareholders (other than the Dissenting Shareholders) hereunder (such excess consideration for all Dissenting Shares, "Excess Dissenting Consideration"), then the parties hereby agree that such Excess Dissenting Consideration shall be paid to such Dissenting Shareholder (or to Parent if such Dissenting Shareholder shall have been paid by Parent or the Company) from the Escrow Fund upon proper notice to the Escrow Agent and in accordance with the terms of the Escrow Agreement.

     SECTION 6.09. Registration Statement/Proxy Statement; Quotation on Nasdaq National Market.

          (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials which shall constitute the preliminary Proxy Statement and Parent shall file a preliminary prospectus with respect to the Parent Shares to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC with respect to the preliminary proxy materials and after the furnishing by the Company and Parent of all information required to be contained therein (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants), the Company and Parent shall file with the SEC the definitive Proxy Statement and Parent shall file with the SEC the Registration Statement, which Proxy Statement and Registration Statement shall each comply in all material respects with the applicable requirements of the Exchange Act and Securities Act, respectively, and the applicable rules and regulations of the SEC thereunder. Parent and the Company shall use their reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

          (b) The Company and Parent shall cause the Proxy Statement to be mailed to the Company's shareholders and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies.

          (c) Each of Parent and Sub, on the one hand, and the Company, on the other, shall notify the other parties promptly of the receipt of any comments by the SEC and of any request by the SEC for amendments or supplements to the preliminary Proxy Statement, the Proxy Statement or the Registration Statement or for additional information, and shall supply one another with copies of all correspondence with the SEC with respect to any of the foregoing. If at any time prior to the Company Shareholder Meeting, any event should occur relating to Parent or Sub (or any of their respective affiliates, directors or officers) which should be described in an amendment or supplement to the Proxy Statement or the Registration Statement, Parent shall promptly inform the Company. Whenever any event occurs which should be described in an amendment or supplement to the Proxy Statement or the Registration Statement, Parent and the Company shall, upon learning of such event, cooperate with each other promptly to file and clear with the SEC and, if applicable, mail such amendment or supplement to the Company Shareholders.

          (d) Parent shall use its best efforts to obtain approval for quotation on the Nasdaq National Market, upon official notice of issuance, of the Parent Shares to be issued pursuant to the Merger.

                                  ARTICLE VII

                                   CONDITIONS

     SECTION 7.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity or other regulatory body required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have a material adverse effect on the Company, shall have been obtained without the imposition of any condition (other than the imposition by the Surface Transportation Board of standard labor protective conditions) having a material adverse effect on the Company,

          (b) Exemption or approval for the transactions contemplated by this Agreement shall have been obtained from the STB (other than those exemptions and approvals set forth in Section 6.06(b) hereof), and shall be in full force and effect;

          (c) No Governmental Entity or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger or the transactions contemplated by this Agreement;

          (d) This Agreement and the consummation of the Merger shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding Company Shares, in accordance with the CGCL and the Company's Certificate of Incorporation;

          (e) There shall not have occurred and be continuing at Closing (i) any general suspension of, or limitation on the prices for, trading in securities on the Nasdaq National Market for more than one trading day,
     (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any direct material limitation by any Government Entity on the extension of credit by banks or other lending institutions, or (iv) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

          (f) The total number of Parent Shares to be issued at the Effective Time shall not exceed the number of Parent Shares that would require the approval of Parent's shareholders under the rules and regulations of the Nasdaq National Market; and

          (g) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act.

     SECTION 7.02. Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) On and after the date hereof, there shall not have occurred any change, condition, event or development that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a material adverse effect on the Company, including its business, assets or liabilities;

          (b) The representations and warranties of the Shareholders and the Company in this Agreement that are qualified by materiality shall be true and correct in all respects when made or at and as of the Effective Time (other than representations and warranties that speak as of a specific time or date (other than the date contained in the introduction to Article III hereof) which shall have been true as of the specified date), except in any case (other than the representations in Section 3.03) where such failure to be true and correct would not reasonably be likely to have a material adverse effect on the Company;

          (c) The representations and warranties of the Shareholders and the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects when made or at and as of the Effective Time (other than representations and warranties that speak as of a specific time or date (other than the date contained in the introduction to Article III hereof) which shall have been true as of the specified date), except in any case (other than the representations in Section 3.03) where such failure to be true and correct would not reasonably be likely to have a material adverse effect on the Company;

          (d) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement;

          (e) The Company shall have delivered to Parent and Sub a certificate of an officer of the Company to the effect that each of the conditions specified in Sections 7.02 (b), (c) and (d) is satisfied in all respects;

          (f) All assignments, authorizations, consents, waivers and approvals from parties to contracts, leases or other agreements to which any of the Shareholders or the Company is a party, or by which any of them is bound, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a material adverse effect on the Company, shall have been obtained;

          (g) Parent shall have received a legal opinion letter delivered by Steinhart & Falconer LLP, counsel to the Company, in form and substance acceptable to Parent;

          (h) Mr. David L. Parkinson shall have executed and delivered to Parent a consulting agreement substantially in the form attached hereto as Exhibit D;

          (i) Mr. Thomas L. Schlosser shall have executed and delivered to the Parent an employment agreement substantially in the form attached hereto as Exhibit E;

          (j) The Company Net Worth Statement shall indicate a Company Net Worth of not materially less than $20 million;

          (k) The aggregate number of Dissenting Shares shall not exceed ten percent (10%) of the Company Shares and executed Joinders representing in excess of 90% of the Company Shares shall have been received by Parent;

          (l) The STB Rulings shall have been obtained and shall not contain any limitations, conditions, penalties or obligations which, individually or in the aggregate, would be materially adverse to the Company; it being understood that in the event that the STB rules in a manner such that this condition precedent 7.02(n) is not satisfied, Parent shall, within ten (10) business days after the receipt of such ruling, provide written notice to the Company that Parent, in its sole and absolute discretion, has waived such condition precedent 7.02(n) or has elected to terminate this Agreement pursuant to Section 9.01(b);

          (m) Executed Affiliate Letters executed by each Affiliate of the Company shall have been delivered to Parent; and

          (n) The Escrow Agreement shall have been executed by the Escrow Agent (as defined in the Escrow Agreement).

     SECTION 7.03. Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) On and after the date hereof, there shall not have occurred any change, condition, event or development that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a material adverse effect on Parent including its business, assets or liabilities;

          (b) The representations and warranties of Parent and Sub in this Agreement that are qualified by materiality shall be true and correct in all respects when made or at and as of the Effective Time (other than representations and warranties that speak as of a specific time or date which shall have been true as of the specified date), except in any case where such failure to be true and correct would not reasonably be likely to have a material adverse effect on the Parent;

          (c) The representations and warranties of the Parent and Sub in this Agreement that are not qualified by materiality shall be true and correct in all material respects when made or at and as of the Effective Time (other than representations and warranties that speak as of a specific time or date which shall have been true as of the specified date), except in any case where such failure to be true and correct would not reasonably be likely to have a material adverse effect on the Parent;

          (d) Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement;

          (e) Parent and Sub shall have delivered to the Company a certificate of an officer of each of Parent and Sub, respectively, to the effect that each of the conditions specified in Sections 7.03(b), (c) and (d) is satisfied in all respects;

          (f) All authorizations, consents, waivers and approvals from parties to contracts or other agreements to which any of Parent or its subsidiaries is a party, or by which any of them is bound, the failure to obtain which would prevent the consummation of the Merger or have, individually or in the aggregate, a material adverse effect on the Parent, shall have been obtained; and

          (g) Company shall have received a legal opinion letter delivered by Greenberg Traurig, P.A., counsel to the Company, in form and substance acceptable to Company.

          (h) Parent shall have executed and delivered to Mr. David L. Parkinson a consulting agreement substantially in the form attached hereto as Exhibit D;

          (i) Parent shall have executed and delivered to Mr. Thomas L. Schlosser an employment agreement substantially in the form attached hereto as Exhibit E;

          (j) Parent shall have delivered the Cash Consideration, the Stock Consideration and the Escrow Consideration as set forth in Article II; and

          (k) The Escrow Agreement shall have been executed by Parent and the Escrow Agent.

                                  ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION

     SECTION 8.01. Survival. All of the representations, warranties and covenants made by the Company, each Shareholder, Parent and Sub in this Agreement or in any exhibit or schedule hereto shall survive the execution of this Agreement and the Closing Date and remain operative and in full force and effect for a period of eighteen (18) months following the Closing Date, other than covenants which by their express terms survive indefinitely in which case such covenants shall survive until the performance thereof is fulfilled; provided, however, that (i) the representations and warranties set forth in Sections 3.03 (Capitalization), 3.13 (Taxes) and 3.18 (Environmental) shall survive and continue for a period of three years from the Closing Date, (ii) the representations and warranties of each Shareholder set forth in Article IIIA (other than Section 3A.04) shall survive and continue for a period of five years from the Closing Date, (iii) the representations and warranties of each Shareholder set forth in Section 3A.04 shall survive and continue for a period of three years from the Closing Date, and (iv) the representations, warranties and indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above shall survive with respect to such claim until the final disposition thereof. The representations and warranties contained herein shall not be affected or diminished by any investigation heretofore or hereafter made by or on behalf of any Party hereto. All contractual claims arising under this Agreement must be asserted, if at all, in writing (setting forth with reasonable specificity the basis of the claim and the nature and amount of the Damages incurred by the claimant), within the relevant survival period specified above.

     SECTION 8.02.  Indemnification of Parent and Sub.  (a) Subject to Section
8.01 and the limitations set forth below, Parent and the Sub and their respective officers, directors, employees, shareholders, representatives and agents shall be indemnified and each of them held harmless at all times after the Closing Date, against and in respect of all damages, losses, deficiencies, liabilities, obligations, commitments, costs or expenses (including the fees and expenses of counsel), judgments, fines, penalties and amounts paid in settlement (collectively, "Damages") resulting from, or in respect of, any of the following:

             (i) Any misrepresentation, breach of warranty, or non-fulfillment of any covenant or other obligation on the part of the Company under this Agreement or any exhibit or schedule hereto or certificate provided hereunder ("General Claims", which term shall not include Environmental Claims (as defined below) or Excess Consideration Claims (as defined below));

             (ii) Any misrepresentation or breach of warranty by a Shareholder under Article IIIA hereof (except Section 3A.04, with respect to which the sole remedy shall lie in tort) ("Shareholder Claims");

             (iii) Any (x) matters set forth on Schedule 3.18, (y) violation of Environmental Laws by the Company, Arizona & California Railroad Company Limited Partnership ("Arizona"), California Northern Railroad Corporation, L.P. ("California") and Puget Sound & Pacific Railroad (together with Arizona and California, the "Company LPs") prior to the Closing Date, or (z) emission, discharge, release or threatened release of Hazardous Substances (as defined below) by the Company or any Company LP prior to the Closing Date, which is in violation of, or requires investigation, cleanup or remediation under, applicable Environmental Law; provided, however, that the indemnification obligations for any Environmental Reimbursement Claim (as defined below) arising from subsection 8.02(a)(iii)(y) or 8.02(a)(iii)(z) above shall be limited to ninety percent (90%) of Parent's and Sub's Damages. To the extent practicable, Parent and the Company will refrain from proposing to any governmental agency or third party claimant and/or commencing any remediation, until after Parent and the Shareholders' Representative shall have consulted to discuss the subject claim. Any environmental remediation undertaken by or on behalf of Parent or the Company after the Closing Date that gives rise to a claim for reimbursement under this subsection 8.02(a)(iii) (an "Environmental Reimbursement Claim") shall be a cost-effective solution to the condition presented, consistent with prudent business practices within the shortline railroad industry and the requirements of Environmental Law. To the extent that the Shareholders' Representative disputes the amount of Parent's Environmental Reimbursement Claim, such matters shall be resolved in accordance with the arbitration procedures set forth in Section 10.09 and the provisions contained in the Escrow Agreement. For purposes of this Section, the term "Hazardous Substances" shall mean any materials or substances regulated or defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "hazardous constituents," "toxic substances," "pollutants," "contaminants," or any similar denomination intended to classify or regulate substances or materials by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity, or otherwise under any Environmental Law, but only to the extent such substance exceeds the minimum reportable quantity under applicable Environmental Law, or is present in sufficient quantity to require investigation or remediation under an applicable Environmental Law ("Environmental Claims"); and

             (iv) Any payment obligation of Parent or any of its affiliates in connection with the Excess Dissenting Consideration ("Excess Consideration Claims").

          (b) Parent and Sub agree that from and after the Closing Date, (i) the Escrow Fund shall constitute the maximum amount of, and the sole source of payment of, the indemnification to which they shall be entitled for claims (other than Shareholder Claims or tort claims in respect of a breach of Section 3A.04 ("Tort Claims")) arising under this Agreement and (ii) the sole recourse of Parent and Sub with respect to Shareholder Claims is to seek indemnification, severally and not jointly, directly from the Shareholder(s) whose misrepresentation or breach gives rise to the claim. Except to the extent expressly provided to the contrary in this Article VIII, (1) neither the Company nor the Shareholders shall have any contractual liability to Parent and Sub for claims arising out of or in connection with this Agreement and (2) Parent and Sub hereby release the Company and the Shareholders from any contractual liability beyond that expressly provided in this Article VIII; provided, however, that notwithstanding the foregoing, (x) nothing in this Section 8.02 shall be construed as a waiver by Parent and/or Sub of Tort Claims, if any, arising out of or in connection with this Agreement or any of the transactions contemplated hereby; provided, however, that any such Tort Claim must be brought within three years from the Closing Date, and (y) no Shareholder shall have any liability to Parent or Sub under this Agreement in excess of the amount of Merger

     Consideration such Shareholder has received, or is entitled to receive hereunder, in consideration for such Shareholder's Company Shares.

          (c) Neither Parent nor Sub shall be entitled to the payment of any indemnification for General Claims or Environmental Claims unless and until the Damages incurred by the Parent and Sub, or either of them, exceed $300,000 (the "Basket"), which amount shall constitute a deductible and not a threshold. The Basket shall not apply to Shareholder Claims, Excess Consideration Claims and Tort Claims.

     SECTION 8.03. Indemnification by the Parent and Sub. Subject to Section 8.01, Parent and Sub each agrees to, and shall, indemnify the Shareholders and hold each of them harmless at all times after the Closing, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any of the following:

          (a) Any misrepresentation, breach of warranty or non-fulfillment of any covenant or other obligation on the part of the Parent or Sub under this Agreement, any document relating hereto or thereto or contained in any exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by the Parent or Sub hereunder; and

          (b) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incident to any of the foregoing.

     SECTION 8.04. Claims by the Parties. A Party seeking indemnification hereunder (hereinafter referred to as the "Indemnitee") shall promptly notify the Party against whom such indemnification is sought (hereinafter the "Indemnitor") of such claim. Except as set forth herein, the Indemnitor shall pay such claim or object thereto within ten days of the receipt of such notice. In the event that the Indemnitor objects and the Parties can not reach a resolution within thirty days after the ten day period, the Parties agree to submit the matter to arbitration as set forth in Section 10.09 hereof

     SECTION 8.05.  Third-Party Claims.

          (a) Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third-party Claims. Promptly after receipt by the Indemnitee of notice of the commencement of any Claim, or assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the Indemnitor is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a Claim thereon is to be, or may be, made against the Indemnitor, promptly notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim, process and all legal pleadings. The Indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The Indemnitor shall have the right to assume and control the defense of such action, with counsel reasonably acceptable to the Indemnitee, unless such action (i) may result in injunctions or other equitable remedies in respect of the Indemnitee or its business, which injunctions or other equitable remedies, if successful, likely would have a material adverse effect on the business or financial condition, or operations or results of operations, of the Indemnitee; (ii) may result in liabilities which, taken with other then existing Claims under this Article VIII, would not be fully indemnified hereunder and which non-indemnifiable portion likely would exceed the indemnifiable portion of the Claim; provided, however, that as a condition to assuming the defense of such action under this clause (ii), the Indemnitor shall have provided written acknowledgment to the Indemnitee of its indemnification obligation for the indemnifiable portion of the Claim; or (iii) is for an alleged amount of less than (A) $25,000 during the time that the aggregate Damages incurred by Parent or Sub are less than the Basket and (B) $10,000 during the time that the aggregate Damages incurred by Parent or Sub have exceeded the Basket. The Indemnitor and the Indemnitee shall cooperate in the defense of such Claims. In the case that the Indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the Indemnitee shall make available to the

     Indemnitor all relevant records and take such other action and sign such documents as are reasonably necessary to defend such audit, assessment or other proceeding in a timely manner. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including legal fees and expenses) incurred by such Indemnitee in connection with such obligation or liability subject to this Article VIII. No Indemnitor, in the defense of any such Claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim. If the Indemnitor presents such a settlement offer to the Indemnitee and the Indemnitee unreasonably refuses to accept the settlement offer, the Indemnitor's indemnity obligation shall be capped at the settlement offer amount (and the Buyer Indemnitees shall not be entitled to reimbursement from the Escrow Fund for more than the settlement offer amount). In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume such defense as provided above, the Indemnitee shall have the full right to defend against any such Claim, and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion. With respect to any matter as to which the Indemnitor is not entitled to assume the defense pursuant to the terms of this paragraph, the Indemnitee shall not enter into any settlement for which an indemnification claim will be made hereunder without the approval of the Indemnitor, which will not be unreasonably withheld. As used herein, "Claim" means any action, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise.

          (b) Prior to paying or settling any Claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such Claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor. An Indemnitor or Indemnitee shall have the right to settle any Claim against it, subject to the prior written approval of the other, which approval shall not be unreasonably withheld.

          (c) An Indemnitee shall have the right to employ its own counsel in any case (but not to control the defense if the Indemnitor has the right to do so under Section this Section 8.05 and the Indemnitor is actively defending such Claim), but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action or claim, (ii) the Indemnitor shall not have employed counsel in the defense of such action or claim, or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the Indemnitor.

          (d) With respect to the obligation to indemnify for any Tax, (i) if an Indemnitee is requested to pay the Tax and sue for a refund, the Indemnitor or Indemnitors shall advance the full amount of the Tax to the Indemnitee on an interest-free basis; (ii) no Indemnitor shall be entitled to settle or to contest in court any claim relating to Taxes if the settlement or an adverse court decision of the claim would be likely, in the good faith judgment of the Indemnitee, to cause the Tax liability of the Indemnitee or any affiliate to increase in any taxable period ending after the Closing Date; and (iii) no proceedings may be begun in any court unless the Indemnitor, if requested by the Indemnitee, provides an opinion of counsel reasonably satisfactory to the Indemnitee that a reasonable basis exists to prevail in those proceedings.

                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

     SECTION 9.01. Termination. (a) This Agreement may be terminated at any time prior to the Effective Time:

             (i) by mutual written consent of Parent and the Company;

             (ii) by Parent, on the one hand, or the Company, on the other hand, if the Closing shall not have occurred by January 31, 2002 (the "Outside Termination Date");

             (iii) by Parent, on the one hand, or the Company, on the other hand, if there has been a material breach of any representation, warranty, obligation, covenant or agreement set forth in this Agreement on the part of the other Party and such material breach has not been cured by the 10th day after the breaching Party has become aware of such material breach; or

             (iv) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable.

          (b) This Agreement may be terminated by Parent in accordance with
     Section 7.02(l).

     SECTION 9.02. Effect of Termination. In the event of a termination of this Agreement by either the Company, Sub or Parent as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers, directors, stockholders or affiliates, except with respect to Section
3.14 (Brokers Fees), Section 4.05 (Brokers Fees), Section 6.03 (Confidentiality), Section 6.04 (Fees and Expenses), this Section 9.02 (Effect of Termination) and Article X; provided, however, that nothing herein shall relieve any Party for liability for any breach by such Party of this Agreement.

     SECTION 9.03. Amendment. This Agreement may be amended by the Parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Company Stockholder Approval, but, after any such approval, no amendment shall be made which by law requires further approval by the Shareholders (or which reduces the amount or changes the Merger Consideration to be delivered to the Shareholders) without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto (other than for correction of typographical errors).

     SECTION 9.04. Extension; Waiver. At any time prior to the Effective Time, the Parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE X

                                 MISCELLANEOUS

     SECTION 10.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed by transmission report or equivalent thereof), sent by a nationally recognized overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

     (a) if to Parent or Sub, to:

     RailAmerica, Inc.
     5300 Broken Sound Boulevard N.W.
     Boca Raton, Florida 33487
     Attention: John T. White, Esq.
     Telecopy No.: (561) 994-3929
     Confirm No.: (561) 994-6015

     with a copy to:

     Greenberg Traurig, P.A.
     1221 Brickell Avenue
     Miami, Florida 33131
     Attention: Ira N. Rosner, Esq.
     Telecopy No.: (305) 579-0717
     Confirm No.: (305) 579-0500

     and

     (b) if to the Company, to:

     ParkSierra Corp.
     221 Gateway Road West, Suite 401
     Napa, California 94558
     Attention: David Parkinson
     Telecopy No.: (707) 254-1420
     Confirm No.: (707) 254-1414

     with a copy to:

     Weiner Brodsky Sidman Kider PC
     1300 Nineteenth Street, NW
     Fifth Floor
     Washington, D.C. 20036-1609
     Attention: Mark H. Sidman, Esq.
     Telecopy No.: (202) 628-2011
     Confirm No.: (202) 628-2000

     SECTION 10.02. Interpretation and Certain Definitions. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person, and the term "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. As used in this Agreement, "material adverse change" or "material adverse effect" means, with respect to such entity and its subsidiaries, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or in the aggregate with any such other related changes or effects, is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity and its subsidiaries in an amount in excess of $450,000, other than any change or effect to the extent that it relates solely to (i) the economy and financial markets generally and not specifically relating to such entity or its subsidiaries and (ii) the industry in which such entity and its subsidiaries operate generally and not specifically relating to such entity or its subsidiaries. As used in this Agreement, "Knowledge of the Company" or "known to" the Company means the actual knowledge of the Company's directors, officers and managerial personnel with respect to the matter in question. As used in this Agreement, "Knowledge of Parent" means the actual knowledge of the Parent's directors, officers and managerial personnel with respect to the matter in question. As used in this Agreement, "knowledge" of a Shareholder means the actual knowledge of the Shareholder or, if such Shareholder is not a natural person, such Shareholder's directors, officers and managerial personnel with respect to the matter in question.

     SECTION 10.03. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when said counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. A facsimile signature shall be deemed an original.

     SECTION 10.04.  Entire Agreement; Third Party Beneficiaries.

          (a) This Agreement (including the documents and the instruments referred to herein) (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and (ii) except as provided in Section 6.05 (Indemnification; Insurance) and any schedules and exhibits hereto or thereto, are not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder; and

          (b) Upon the execution of this Agreement, the Original Agreement and all of the exhibits with respect to such agreements shall be deemed to be superceded as set forth in this Agreement and the Registration Rights Agreement dated as of November 5, 2001 among Parent and the Holders (the "Registration Rights Agreement") shall be terminated in accordance with
     Section 14 of the Registration Rights Agreement.

     SECTION 10.05. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflict of laws.

     SECTION 10.06. Publicity. Except as otherwise required by law, or as expressly contemplated by this Agreement for so long as this Agreement is in effect, neither the Company, Sub nor Parent shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld or delayed.

     SECTION 10.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

     SECTION 10.08. Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. In addition, each of the Parties hereto (i) consents to submit such Party to the exclusive personal jurisdiction of any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby,
(ii) agrees that such Party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that such Party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware.

The prevailing Party in any judicial action shall be entitled to receive from the other Party reimbursement for the prevailing Party's reasonable attorneys' fees and disbursements, and court costs.

     SECTION 10.09. Dispute Resolution. If the Parties should have a material dispute arising out of or relating to this Agreement or the Parties' respective rights and duties hereunder, then the Parties will resolve such dispute in the following manner: (i) any Party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section;
(ii) during the forty-five (45) day period following the delivery of the notice described in clause (i) above, appropriate representatives of the various Parties will meet and seek to resolve the disputed issue through negotiation,
(iii) if representatives of the Parties are unable to resolve the disputed issue through negotiation, then within thirty (30) days after the period described in clause (ii) above, the Parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Miami, Florida in accordance with the then existing rules (the "Rules") of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of Delaware, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, (i) discovery shall be allowed and governed by the applicable Delaware code of civil procedure and (ii) the award or decision shall be rendered by one (1) arbitrator, (A) knowledgeable in railroad commercial transactions and to the extent feasible, with an area of expertise applicable to the particular dispute and (B), in the case of a dispute arising out of Section 2.02(g) hereof, a certified public accountant, selected in accordance with this
Section 10.09. In the event of the failure of Parent and the Shareholders' Representative to agree, within sixty (60) days after the commencement of the arbitration proceeding, upon the appointment of the arbitrator, then upon the request of either Parent or the Shareholders' Representative, the arbitrator shall be appointed by the AAA in accordance with the Rules. Upon the completion of the selection of the arbitrator, an award or decision shall be rendered within no more than forty-five (45) days. Notwithstanding the foregoing, the request by either Party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the courts of the State of Florida or the U.S. District Court in Florida.

           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          RAILAMERICA, INC.

                                                  /s/ GARY O. MARINO
                                          By:
                                          --------------------------------------

                                              Name: Gary O. Marino
                                              Title: Chairman, President & CEO

                                          PARKSIERRA ACQUISITION CORP.

                                                  /s/ GARY O. MARINO
                                          By:
                                          --------------------------------------

                                              Name: Gary O. Marino
                                              Title: Chairman, President & CEO

                                          PARKSIERRA CORP.

                                                /s/ DAVID L. PARKINSON
                                          By:
                                          --------------------------------------

                                              Name: David L. Parkinson
                                              Title: Chairman & CEO

                                 SCHEDULE 3A.01
                                   GOOD TITLE

PARKSIERRA CORP. SHAREHOLDER NAME                              COMPANY SHARES HELD
---------------------------------                              -------------------
Katherine Lorene Armagnac 1999 Trust........................          80,453
Davis A. Baltz Trust........................................           4,357
Stuart Fulton Bloch.........................................          11,661
Amanda A. Bryan.............................................           8,239
Anne L. Bryan...............................................           8,239
John M. & Florence E. Bryan Trust...........................          19,406
Suzanne E. Bryan............................................           8,239
Quarrier Bloch Cook Rev. Trust..............................           2,916
Bradley G. Chapman..........................................             408
DLJ Profit Sharing..........................................           6,960
Julia W. Finke..............................................           3,222
Sarah M. Fisher.............................................           4,364
Thomas R. Foster............................................           1,626
William Frederick...........................................           9,069
Diana L. Gaede Revocable Trust..............................           2,612
Tracy L. Gaede Revocable Trust..............................           2,612
Sue Garcia..................................................           1,743
Robert B. Grable Revocable Trust............................             871
Sue Motley Grant............................................           8,726
Eli Z. Groenendyke..........................................           2,612
Eliza O. Groenendyke........................................           2,612
Groenendyke Family Trust....................................           8,732
Kathryn B. Hampton Trust....................................           8,239
Herndon Residual Trust......................................           3,222
Irvine Family Trust.........................................          34,840
Jeremy M. Irvine............................................           1,742
Jorine M. Irvine............................................           1,742
JAC & MEC 1986 Trust........................................           2,179
Terril E. Magee Trust.......................................             871
Martha Bloch McLanahan......................................           2,916
Christopher Motley..........................................          18,497
Nicholas L. Muir............................................           8,732
John M. Nevins..............................................             730
Jonathon Q. Ogle and Catherine E. Ogle Trust................           2,179
Oliver Family Trust.........................................          10,533
John M. Oliver..............................................           1,742
Lily S. Oliver..............................................           1,742
Paul R. & June B. Oliver Living Trust.......................           5,228
David L. Parkinson Revocable Trust..........................          92,258
Sancy M. Parkinson..........................................             408
Thomas L. Schlosser.........................................           5,769
John F. Scott...............................................           1,224

PARKSIERRA CORP. SHAREHOLDER NAME                              COMPANY SHARES HELD
---------------------------------                              -------------------
Eugene Shepard..............................................           1,716
Linda Irvine Smith Trust....................................          34,838
Mitchell Smith..............................................           1,743
Ellen B. Staniford..........................................           3,855
Foye F. Staniford, Jr.......................................           4,900
Foye M. Staniford...........................................           1,740
Darryl Vroman...............................................          10,533
Gwen M. Warburton Revocable Trust...........................           1,742
Charles V. Weart............................................           1,289
George S. Weaver............................................           8,732
Paul W. White Revocable Trust...............................           4,355
Ryan H. White Revocable Trust...............................           4,355
William T. White III Revocable Trust........................           8,732
                                                                     -------
  Totals....................................................         493,002
                                                                     =======

                                                                         ANNEX B

                                    FORM OF
                                ESCROW AGREEMENT

     This Escrow Agreement, dated as of           , 2001 (this "Escrow
Agreement" or "Agreement") is made and entered into by and among RailAmerica, Inc., a Delaware corporation (the "Parent"), ParkSierra Acquisition Corp. (the "Purchaser"), those shareholders of ParkSierra Corp., a California corporation (the "Company"), holding, in the aggregate, more than 90% of the common stock of the Company and who have each executed a Joinder to Merger Agreement and Escrow Agreement (the "Shareholders"), the form of which is attached hereto as Exhibit
1 and           (the "Escrow Agent").

                                    RECITALS

     The Parent, the Purchaser, the Shareholders and the Company have entered into that certain Agreement and Plan of Merger dated as of November 26, 2001 (as theretofore amended, modified or restated from time to time, the "Merger Agreement"), whereby the Purchaser, a wholly owned subsidiary of the Parent, merged with and into the Company. Capitalized terms used herein without definition shall have the meanings as set forth in the Merger Agreement.

     The Merger Agreement requires that certain funds and/or securities be held
in escrow and the parties desire that           serve as the Escrow Agent to
hold such funds upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the consummation of the transactions contemplated by the Merger Agreement and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1. Establishment of Escrow Fund. At the Closing under the Merger Agreement, the Purchaser shall deposit with the Escrow Agent by certified check, payable to the Escrow Agent, or by wire transfer of immediately available funds the sum of Two Million Dollars ($2,000,000) plus the Excess Dissenter Amount, if any, (collectively, the "Escrow Amount" or the "Escrow Funds"), which the Escrow Agent shall deposit in an account which shall be managed pursuant to the terms and conditions set forth in this Escrow Agreement (the "Escrow Account").

     2. Purpose of the Escrow Funds. The Escrow Account has been established to hold the Escrow Amount, which amount represents a portion of the Merger Consideration delivered in connection with the Merger Agreement, in order to secure and, except in certain circumstances set forth in the Merger Agreement, to serve as the source of payment for the Parent and the Purchaser in respect of the indemnification provisions set forth in Sections 8.01 and 8.02 of the Merger Agreement.

     3. Investment of Escrow Funds. Any cash portion of the Escrow Amount shall, at the joint direction of the Purchaser and the Shareholders' Representative, only be invested and reinvested in (a) obligations issued or guaranteed by the United States government (or agencies thereof) maturing in 30 days or less and (b) certificates of deposit or repurchase agreements maturing in 30 days or less of domestic United States banks having capital and surplus of $250,000,000 or more and having a rating of A or better from Moody's Investors Service, Inc. and A or better from Standard & Poor's Corporation. Income, reduced by the aggregate Escrow Tax (as defined below), from all investments and reinvestments of Escrow Funds shall be paid upon termination of this Agreement to the parties receiving the distribution of the Escrow Funds in proportion to the amount of distributions thereof including any distributions which were made prior to such termination. The Shareholders shall be responsible for reporting the income and paying federal, state and local income taxes on such income on the Escrow Funds. The Escrow Agent shall annually disburse to the Shareholders' Representative on its request, in accordance with Section 4(d) below, an amount equal to (i) the highest marginal tax rate contained in Section 11 of the Internal Revenue Code of 1986, as amended, plus the percentage rate for any applicable state income taxes, times

(ii) the taxable income on the Escrow Funds for such year ("Escrow Tax"). For purposes of Section 4 below, any disbursement to which the Shareholders shall be entitled pursuant to this Section 3 in respect of Escrow Tax is referred to as a "Tax Disbursement." The Shareholders shall have no other rights to disbursements of Escrow Funds except as specified in this Escrow Agreement.

     4. Disbursements. Disbursements of the Escrow Funds from the Escrow Account shall be made only as follows:

          (a) In the event that the Parent and/or the Purchaser shall be entitled to a payment in respect of the indemnification obligations under Sections 8.01 and 8.02 of the Merger Agreement, the Escrow Agent shall disburse the amount of such payment to the Parent and/or the Purchaser in accordance with Section 4(b) below. For purposes of this Section 4, any payment made to Parent and/or the Purchaser pursuant to this Section 4(a) and Article VIII of the Merger Agreement is referred to in this Section 4 as a "Purchaser Payment."

          (b) If the Parent and/or the Purchaser shall request a Purchaser Payment, the Escrow Agent shall on or as soon as practicable after the twentieth (20th) day after receipt of a written request therefor (a "Purchaser Payment Notice") from the Parent and/or the Purchaser delivered to the Escrow Agent and the Shareholders' Representative, disburse such Purchaser Payment from the Escrow Funds to the Parent and/or the Purchaser, as applicable, unless the Escrow Agent shall have received a written objection to the disbursement of such Purchaser Payment by written notice (a "Shareholder Objection Notice") from the Shareholders' Representative to the Escrow Agent, the Parent and the Purchaser by the nineteenth (19th) day after the Parent and/or the Purchaser delivers the Purchaser Payment Notice (a "Contested Purchaser Payment"). If the Escrow Agent shall have received a Shareholder Objection Notice within the time period permitted above, the Escrow Agent shall not disburse any Escrow Funds held by it hereunder with respect to such Purchaser Payment until (i) the prevailing party(ies) has provided the Escrow Agent and the other party(ies) with written notice of final adjudication of the matter (which notice includes a certified copy by the clerk of the court of such decision) by a court of competent jurisdiction which adjudication is not subject to any further right of appeal, (ii) the prevailing party(ies) has provided the Escrow Agent and the other party(ies) with written notice of final adjudication of the matter by arbitration as set forth in the Merger Agreement (which notice includes a certified copy by the arbitrator of such decision), or (iii) all the parties have provided the Escrow Agent with written notice of their mutual agreement. Notwithstanding any other provision contained herein, in the event of such a Purchaser Payment Notice and/or Shareholder Objection Notice, the provisions of this Escrow Agreement shall continue in full force and effect until the first to occur of the events described in the immediately preceding sentence; provided, however, that the Shareholders' Representative shall not be entitled to dispute a Purchaser Payment Notice, or send out a Shareholder Objection Notice, for any Purchaser Payment being made in respect of Excess Dissenting Consideration and pursuant to either
     (a) a court order with respect to a payment to any Dissenting Shareholder, provided that a copy of such court order has been presented to the Shareholders' Representative or (b) a settlement agreement as between the Parent and/or the Purchaser and any Dissenting Shareholder in satisfaction of such Dissenting Shareholder's dissenting rights under the CGCL, provided that such settlement agreement has been presented to the Shareholders' Representative.

          (c) Each Purchaser Payment Notice delivered under this Section 4 shall set forth in reasonable detail the basis on which the request for payment is being made and a good-faith estimate of the Damages in connection with the underlying indemnity claim. Each Shareholder Objection Notice shall set forth in reasonable detail the basis for such objection.

          (d) In the event that the Shareholders' Representative shall request a Tax Disbursement, the Escrow Agent shall on or as soon as practicable after the eleventh (11th) business day after receipt of a written request therefor (a "Tax Disbursement Notice") from the Shareholders' Representative delivered to the Escrow Agent and the Purchaser, disburse such Tax Disbursement from the Escrow Funds to the Shareholders' Representative. Each Tax Disbursement Notice delivered under this

     Section 4 shall set forth in reasonable detail the calculation of the Escrow Tax in respect of which the request for the Tax Disbursement is being made.

          (e) On the first anniversary of the date hereof, ("First Anniversary"), the Escrow Agent shall disburse to Shareholders' Representative Escrow Funds in an amount equal to (i) $500,000, less (ii) the sum of (x) the aggregate amount of all Purchaser Payments disbursed by the Escrow Agent from the date hereof through the day prior to the First Anniversary, and (y) the aggregate amount of Contested Purchaser Payments as of the day immediately preceding First Anniversary ("First Anniversary Contested Purchaser Payments"). The maximum amount of Purchaser Payments to be disbursed by the Escrow Agent to Parent and/or the Purchaser prior to the First Anniversary shall be limited to, in the aggregate, $2,000,000; provided, however, that any payments made from the Excess Dissenting Amount with respect to any Dissenting Shares or Dissenting Shareholders shall not be included in the foregoing limitation.

          (f) On the second anniversary of the date hereof ("Second Anniversary"), the Escrow Agent shall disburse to Shareholders' Representative Escrow Funds in an amount equal to (i) $500,000, less (ii) the sum of (x) the aggregate amount of all Purchaser Payments disbursed by the Escrow Agent (other than any Purchaser Payments that were made on account of First Anniversary Contested Purchaser Payments, if any) from the First Anniversary through the day prior to the Second Anniversary (which period shall be referred to as the "Second Escrow Year"), (y) the aggregate amount of Contested Purchaser Payments arising during the Second Escrow Year (the "Second Anniversary Contested Purchaser Payments"), and (z) the amount, if any, by which Purchaser Payment(s) made during the Second Escrow Year on account of the corresponding First Anniversary Contested Purchaser Payment(s), exceed the amount of the corresponding First Anniversary Contested Purchaser Payment(s), provided that the difference between clause
     (i) and clause (ii) shall not be less than zero, plus (iii) the amount, if any, by which First Anniversary Contested Purchaser Payment(s) exceed the amount(s) of the corresponding Purchaser Payments made during the Second Escrow Year on account of such First Anniversary Contested Purchaser Payment(s). The maximum amount of Purchaser Payments to be disbursed by the Escrow Agent pursuant to Purchaser Payment Notices submitted to the Escrow Agent during the Second Escrow Year shall be limited, in the aggregate, to an amount equal to the lesser of $1,500,000 and the remaining balance of the Escrow Amount; provided, however, that any payments made from the Excess Dissenting Amount with respect to any Dissenting Shares or Dissenting Shareholders shall not be included in the foregoing limitation.

          (g) On the third anniversary of the date hereof ("Third Anniversary," and, together with the First Anniversary and the Second Anniversary, the "Anniversary Dates"), the Escrow Agent shall disburse to Shareholder's Representative the full remaining balance of the Escrow Amount, less an amount equal to all unresolved Contested Purchaser Payments pending as of the Third Anniversary. The maximum amount of Purchaser Payments to be disbursed by the Escrow Agent pursuant to Purchaser Payment Notices submitted to the Escrow Agent during the Third Escrow Year shall be limited, in the aggregate, to an amount equal to the lesser of $1,000,000 and the remaining balance of the Escrow Amount; provided, however, that any payments made from the Excess Dissenting Amount with respect to any Dissenting Shares or Dissenting Shareholders shall not be included in the foregoing limitation. Within five (5) days after the final determination of all such Contested Purchaser Payments, pursuant to Section 4(b)(i), (ii) and/or (iii) and the disbursement by the Escrow Agent to Parent and/or the Purchaser of the resulting Purchaser Payments, any remaining balance of the Escrow Funds shall be disbursed by the Escrow Agent to the Shareholders' Representative for distribution to the Shareholders. All such disbursements to the Shareholders under this Section 4 shall be made pro rata on the basis of their respective percentages set forth on Schedule B attached hereto.

          (h) Notwithstanding anything to the contrary in Sections 4(e), (f) and
     (g) hereof, (i) if the First Anniversary, Second Anniversary or Third Anniversary occurs during a period in which Shareholders' Representative is entitled to deliver a Shareholder Objection Notice ("Objection

     Period") with respect to a Purchaser Payment, then the First Anniversary, Second Anniversary or Third Anniversary, as applicable, shall be deemed to be (x) in cases in which the Escrow Agent receives a Shareholder Objection Notice during the Objection Period, the day after the Escrow Agent receives such Shareholder Objection Notice and (y) in cases in which the Escrow Agent does not receive a Shareholder Objection Notice during the Objection Period, the day after the Escrow Agent disburses the subject Purchaser Payment, or (ii) if the First Anniversary, Second Anniversary or Third Anniversary occurs and the Escrow Agent has not disbursed a Purchaser Payment for which the Objection Period has lapsed, then the First Anniversary, Second Anniversary or Third Anniversary shall be deemed to be the day after the Escrow Agent disburses such Purchaser Payment.

          (i) Notwithstanding anything to the contrary herein, to the extent any Contested Purchaser Payment has been resolved in accordance with Section 4(b), and the amount of the Purchaser Payment resulting from the Contested Purchaser Payment is ultimately decided to be less than the Contested Purchaser Payment (such difference between the Purchaser Payment and the Contested Purchaser Payment, excluding any such difference attributable to the exhaustion of the Escrow Fund, the "Overestimated Purchaser Payment Amount"), and provided that the Overestimated Purchaser Payment Amount is greater than ten percent (10%) of the Contested Purchaser Payment, the Purchaser shall pay to the Shareholders' Representative interest on the total Overestimated Purchaser Payment Amount at the rate of interest per annum publicly announced from time to time by Citibank at its prime commercial lending rate in effect at its principal office in New York City plus 100 basis points (the "Overestimated Interest Amount") for the period from and including the applicable Anniversary Date upon which the Overestimated Purchaser Payment Amount would have been disbursed by the Escrow Agent to the Shareholders' Representative pursuant to Section 4(e), 4(f), or 4(g) above, had the applicable Purchaser Payment Notice been reduced by the Overestimated Purchaser Payment Amount, until the Purchaser has paid the Overestimated Interest Amount. Such Overestimated Interest Amount shall be payable within five days after the determination of the Overestimated Purchaser Payment Amount.

          (j) Notwithstanding anything to the contrary in Section 4(e), (f) and
     (g) of the Escrow Agreement, after all of the Dissenting Shareholders have been paid in full in accordance with the CGCL and to the extent there exists any amount remaining from the Excess Dissenter Amount (the "Remaining Excess Dissenter Amount"), the Escrow Agent shall release to the Shareholders' Representative within twenty (20) business days following written notice by the Shareholders' Representative to Escrow Agent and Purchaser (and such disbursement to be made to the Shareholders pro rata on the basis of their respective percentages set forth in Schedule B attached hereto), such Remaining Excess Dissenter Amount; provided that the Escrow Agent shall not have received a written objection to such disbursement by written notice (a "Parent Objection Notice") from the Parent to the Escrow Agent and the Shareholders' Representative by the 19th day after the Shareholders' Representative delivers the Parent Objection Notice. The Parent Objection Notice may only be given by Parent if Parent in good faith disputes the amount of the Remaining Excess Dissenter Amount or the fact that all Dissenting Shareholders have been paid in full and the Shareholders' Representative has provided the Escrow Agent and Parent with written notice of (i) final adjudication of the matter (which notice includes a certified copy of such decision) by a court of competent jurisdiction which adjudication is not subject to any further right of appeal or (ii) final adjudication of the matter by arbitration as set forth in the Merger Agreement (which notice includes a certified copy of such decision), or (iii) mutual agreement of all parties hereto (except the Escrow Agent).

          (k) Upon the disbursement of the Escrow Funds in full by the Escrow Agent in accordance with the terms of this Section 4, this Escrow Agreement and the obligations of the Escrow Agent hereunder shall terminate.

          (l) Nothing in this Escrow Agreement shall be construed as increasing the amount of indemnification that Parent and/or Purchaser are entitled to under Section 8.01 and 8.02 of the

     Merger Agreement, or altering or modifying the terms and obligations set forth in Section 10.09 of the Merger Agreement.

     5. Appointment of Escrow Agent.  The Parent, the Purchaser and the
Shareholders hereby appoint                as the escrow agent (the "Escrow
Agent") under this Escrow Agreement. The Escrow Agent is hereby authorized to take any and all actions indicated in this Escrow Agreement to be taken by the Escrow Agent and all such further actions consistent herewith as it shall deem necessary or desirable to implement the provisions hereof. The Escrow Agent represents and warrants to the Parent, the Purchaser and the Shareholders that it has all legal power and authority to act in the manner contemplated by this Agreement.

     6. Appointment of Shareholders' Representative. Each of the Shareholders hereby appoint [David L. Parkinson] as their representative (the "Shareholders' Representative") hereunder, authorized and empowered to take any and all actions on behalf of each Shareholder under this Agreement. Each of the Parent, the Purchaser and the Escrow Agent, unless such person has received actual notice to the contrary, shall be entitled to rely on any action by the Shareholders' Representative taken on the behalf of any Shareholder. Any notices required to be sent or sent to each Shareholder hereunder shall be deemed properly delivered upon the delivery thereof to the Shareholders' Representative.

     7. Responsibilities of Escrow Agent. The acceptance by the Escrow Agent of its duties under this Escrow Agreement is subject to the following terms and conditions, which the parties to this Escrow Agreement hereby agree shall govern and control with respect to the rights, duties, liabilities and immunities of the Escrow Agent:

          (a) The responsibilities of the Escrow Agent hereunder shall be to act as agent and bailee for the Parent, the Purchaser and the Shareholders, to hold the Escrow Funds in safekeeping, to invest the funds pursuant to the joint instructions of the Purchaser and the Shareholders' Representative within the guidelines noted herein and to make disposition of the Escrow Funds as provided herein;

          (b) The Escrow Agent acts herein as agent and bailee for the Parent, the Purchaser and the Shareholders only, and does not undertake to construe the meaning of any contract, agreement or other instrument, or to determine any of the matters covered by the same. It is expressly understood and agreed that the Escrow Agent does not assume any of the obligations or duties which the Parent, the Purchaser or the Shareholders may have under the Merger Agreement, this Escrow Agreement or any other agreement, except to hold and dispose of the Escrow Funds as provided for herein;

          (c) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which it in good faith believes to be genuine and which is signed or presented to it by a proper person, or upon evidence deemed by it in good faith to be sufficient; and

          (d) So long as the Parent, the Purchaser or the Shareholders have any interest in the Escrow Funds, (i) the Escrow Agent shall provide the parties hereto with such receipts, account statements, affidavits as they may from time to time reasonably request, and (ii) the Escrow Agent shall not move the Escrow Funds from the Escrow Account without the written consent of all the parties hereto in accordance with the terms of this Agreement.

     8. Indemnification of Escrow Agent. Unless the Escrow Agent discharges any of its duties under this Escrow Agreement in violation of specific terms of this Escrow Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Escrow Agreement, the Escrow Agent shall not be liable to any person for any action taken or loss suffered by such person, nor for any mistake of fact, error of judgment, or for any actions or omissions of any kind. Except with respect to the foregoing liability exceptions, the Parent, the Purchaser and the Shareholders, jointly and severally, shall indemnify the Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings, or other expenses, fees, or charges of any character or nature, public or private, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Escrow

Agreement, and shall indemnify the Escrow Agent against any and all expenses, including reasonable attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity, both at the trial and appellate levels. The provisions of this paragraph shall survive the termination of this Escrow Agreement.

     9. Discretion of Escrow Agent to File an Interpleader Action. In the event of a dispute as to the proper disposition of Escrow Funds, the Escrow Agent may hold Escrow Funds until receipt of evidence satisfactory to it that the dispute has been resolved, and until receipt of notice directing the proper disposition of the Escrow Funds in accordance with the terms of this Agreement. If the parties, including the Escrow Agent, are in disagreement about the interpretation of this Escrow Agreement, or about the rights and obligations or the propriety of any action contemplated by the Escrow Agent under this Escrow Agreement, the Escrow Agent may, but shall not be required to, file an action in interpleader to resolve any disagreement in a court of competent jurisdiction in
          [city of Escrow Agent]. The Escrow Agent shall be indemnified by the Parent, the Purchaser and the Shareholders, jointly and severally, for all costs and reasonable attorneys' fees (both trial and appellate) incurred in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Escrow Agreement until a judgment in the interpleader action is entered and becomes final.

     10. Consultation with Counsel. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection to act in accordance with the opinion of such counsel as to any matters in connection with this Escrow Agreement to the extent that any act or failure to act undertaken on the advice of counsel is undertaken in good faith and is not contrary to the specific provisions of this Escrow Agreement. The Escrow Agent shall be indemnified by the parties hereto for all costs and reasonable attorneys' fees incurred in connection with such consultation. The Escrow Agent shall not be liable for any action taken in reliance upon the advice of counsel and in good faith.

     11. Resignation. The Escrow Agent may resign as escrow agent by giving the Parent, the Purchaser and the Shareholders sixty (60) days' prior written notice of the effective date of such resignation. In the case of the Escrow Agent's resignation, its only duty shall be to hold and dispose of the remaining portion of the Escrow Amount in accordance with the original provisions of this Escrow Agreement until a successor escrow agent shall be appointed by the Parent, the Purchaser and the Shareholders and a written notice of the name and address of such successor escrow agent shall be given to the Escrow Agent by the Parent, the Purchaser and the Shareholders, whereupon the Escrow Agent's only duty shall be to turn over, in accordance with the written instructions of the Parent, the Purchaser and the Shareholders, to the successor escrow agent the remaining portion of the Escrow Amount. In the event that a successor escrow agent shall not have been appointed and the Escrow Agent shall not have turned over to the successor escrow agent the remaining portion of the Escrow Amount within a reasonable time after the Escrow Agent's delivery of written notice of resignation pursuant to this Section 11, the Escrow Agent may deposit the remaining portion of the Escrow Amount with the Clerk of the United States District Court for the Southern District of Florida or with the clerk or registry of any other court of competent jurisdiction, at which time the Escrow Agent's duties hereunder shall terminate.

     12. Escrow Agent Fees.  The Escrow Agent shall be paid the compensation set
forth on Schedule           hereto. The Shareholders shall pay one-half of the
Escrow Agent's compensation and [Parent/ Purchaser] shall pay one-half.

     13. Amendment. This Agreement may be amended at any time only by and upon written agreement of the Escrow Agent, the Shareholders, the Parent and the Purchaser.

     14. Miscellaneous.

          (a) Notices. All notices, objections and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered (return receipt requested) or mailed by certified mail (return receipt requested) or by Federal Express or another nationally recognized courier service as follows:


If to the Escrow Agent:

If to the Shareholders:
                                                    Attn:

with a copy to:
                                                    Attn:

with a copy to:
                                                    Attn:

with a copy to:
                                                    Attn:
                                                    Attn:

with a copy to:
                                                    Attn:

and

If to the Parent and the Purchaser:                 RailAmerica, Inc.
                                                    5300 Broken Sound Boulevard N.W.
                                                    Boca Raton, Florida 33487
                                                    Attention: John T. White, Esq.
                                                    Telecopy No.: (561) 994-3929
                                                    Confirm No.: (561) 994-6015

with a copy to:                                     Greenberg Traurig, P.A.
                                                    1221 Brickell Avenue
                                                    Miami, Florida 33131
                                                    Attention: Fern S. Watts, Esq.
                                                    Telecopy No.: (305) 579-0717
                                                    Confirm No.: (305) 579-0500

or at such other address as any party hereto shall furnish to each other party hereto in writing.

          (b) Binding Effect Assignment; Third Party Beneficiaries. Neither party may assign its rights and obligations hereunder without the consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. This Agreement is not intended, and shall not create, any third party beneficiaries or rights in any third parties.

          (c) Governing Law. This Escrow Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without application to the principles of conflicts of laws and shall be binding upon the parties hereto and their respective successors and assigns.

          (d) Effect on Merger Agreement. The provisions of this Escrow Agreement are not intended to alter, modify, negate or replace any provisions of the Merger Agreement that may be in conflict with the provisions hereof. In the event of any conflict or inconsistency between the terms hereof and the Merger Agreement, the Merger Agreement shall control. For purposes of this Section 14(d), this Escrow Agreement and the Merger Agreement shall not be treated as inconsistent or in conflict, and this Escrow Agreement shall not be treated as altering, modifying, negating or replacing any provisions of the Merger Agreement, to the extent that this Escrow Agreement includes procedures and mechanisms (including, without limitation, the disbursement procedures and mechanisms set forth in
     Section 4 hereof) as to which the Merger Agreement is silent.

          (e) Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary for every party to sign each counterpart but only that each party shall sign at least one such counterpart. A facsimile signature shall be deemed an original.

                                     * * *

     IN WITNESS WHEREOF, the parties hereto have made and entered into this Escrow Agreement the day and year first above written.

                                          RAILAMERICA, INC.

                                          By:
                                          --------------------------------------
                                             Name:
                                             Title:

                                          PARK SIERRA ACQUISITION CORP.

                                          By:
                                          --------------------------------------
                                             Name:
                                             Title:

                                          ESCROW AGENT

                                          By:
                                          --------------------------------------
                                             Name:
                                             Title:

                                   SCHEDULE B
                                   [TO COME]

                                                                         ANNEX C

                                    JOINDER
                                       TO
                                MERGER AGREEMENT
                                      AND
                                ESCROW AGREEMENT

     The undersigned hereby (i) confirms that he or she is the owner of the common stock, no par value, of ParkSierra Corp., a California corporation (the "Company"), as set forth on Schedule I attached hereto; (ii) agrees to be bound by the terms and provisions of the Amended and Restated Merger Agreement, dated as of November 26, 2001 among the Company, RailAmerica, Inc., a Delaware corporation ("Parent") and ParkSierra Acquisition Corp., a Delaware corporation, attached hereto as Exhibit A (the "Merger Agreement"), such that by executing this Joinder to Merger Agreement and Escrow Agreement, the undersigned shall be considered a Shareholder under the terms of the Merger Agreement as if the undersigned, in the capacity of a Shareholder, had executed the Merger Agreement as of November 26, 2001; and (iii) agrees to be bound by the terms and provisions of the Escrow Agreement substantially in the form attached hereto as Exhibit B (the "Escrow Agreement"), to become effective upon its execution by the Escrow Agent (as defined in the Escrow Agreement) and Parent and the execution by Shareholders holding at least 90% of the Company Shares (as defined in the Merger Agreement) of this Joinder to Merger Agreement and Escrow Agreement, such that by executing this Joinder to Merger Agreement and Escrow Agreement, the undersigned shall be considered a Shareholder under the terms of the Escrow Agreement.

                                          SHAREHOLDER [IF AN ENTITY]

                                          --------------------------------------
                                          Print Name of Entity Above

                                          By:
                                          --------------------------------------
                                              Name:
                                              Title:

                                          SHAREHOLDER [IF AN INDIVIDUAL]

                                          --------------------------------------
                                          Name:

                                   SCHEDULE I

                                                                  SHARES OF
                                                               COMMON STOCK OF
PARKSIERRA CORP. SHAREHOLDER NAME                              PARKSIERRA HELD
---------------------------------                              ---------------
Katherine Lorene Armagnac 1999 Trust........................        80,453
Davis A. Baltz Trust........................................         4,357
Stuart Fulton Bloch.........................................        11,661
Amanda A. Bryan.............................................         8,239
Anne L. Bryan...............................................         8,239
John M. & Florence E. Bryan Trust...........................        19,406
Suzanne E. Bryan............................................         8,239
Quarrier Bloch Cook Rev. Trust..............................         2,916
Bradley G. Chapman..........................................           408
DLJ Profit Sharing..........................................         6,960
Julia W. Finke..............................................         3,222
Sarah M. Fisher.............................................         4,364
Thomas R. Foster............................................         1,626
William Frederick...........................................         9,069
Diana L. Gaede Revocable Trust..............................         2,612
Tracy L. Gaede Revocable Trust..............................         2,612
Sue Garcia..................................................         1,743
Robert B. Grable Revocable Trust............................           871
Sue Motley Grant............................................         8,726
Eli Z. Groenendyke..........................................         2,612
Eliza O. Groenendyke........................................         2,612
Groenendyke Family Trust....................................         8,732
Kathryn B. Hampton Trust....................................         8,239
Herndon Residual Trust......................................         3,222
Irvine Family Trust.........................................        34,840
Jeremy M. Irvine............................................         1,742
Jorine M. Irvine............................................         1,742
JAC & MEC 1986 Trust........................................         2,179
Terril E. Magee Trust.......................................           871
Martha Bloch McLanahan......................................         2,916
Christopher Motley..........................................        18,497
Nicholas L. Muir............................................         8,732
John M. Nevins..............................................           730
Jonathon Q. Ogle and Catherine E. Ogle Trust................         2,179
Oliver Family Trust.........................................        10,533
John M. Oliver..............................................         1,742
Lily S. Oliver..............................................         1,742
Paul R. & June B. Oliver Living Trust.......................         5,228
David L. Parkinson Revocable Trust..........................        92,258
Sancy M. Parkinson..........................................           408
Thomas L. Schlosser.........................................         5,769
John F. Scott...............................................         1,224

                                                                  SHARES OF
                                                               COMMON STOCK OF
PARKSIERRA CORP. SHAREHOLDER NAME                              PARKSIERRA HELD
---------------------------------                              ---------------
Eugene Shepard..............................................         1,716
Linda Irvine Smith Trust....................................        34,838
Mitchell Smith..............................................         1,743
Ellen B. Staniford..........................................         3,855
Foye F. Staniford, Jr.......................................         4,900
Foye M. Staniford...........................................         1,740
Darryl Vroman...............................................        10,533
Gwen M. Warburton Revocable Trust...........................         1,742
Charles V. Weart............................................         1,289
George S. Weaver............................................         8,732
Paul W. White Revocable Trust...............................         4,355
Ryan H. White Revocable Trust...............................         4,355
William T. White III Revocable Trust........................         8,732
                                                                   -------
  Totals....................................................       493,002
                                                                   =======

                                   EXHIBIT A

                                MERGER AGREEMENT

                                   EXHIBIT B

                                ESCROW AGREEMENT

                                                                         ANNEX D

                            SHAREHOLDERS' AGREEMENT

     THIS SHAREHOLDERS' AGREEMENT ("Agreement") is entered into as of
          , 2001, by and among the shareholders of ParkSierra Corp., a California corporation (the "Company"), whose names are set forth on the signature pages of this Agreement (all of whom are referred to collectively herein as the "Shareholders," and each of whom is referred to individually herein as a "Shareholder"), and David L. Parkinson.

                                    RECITALS

     A. The Shareholders, the Company, RailAmerica, Inc., a Delaware corporation ("Parent"), and ParkSierra Acquisition Corp., a Delaware corporation (the "Purchaser"), have entered into that certain Amended and Restated Agreement and Plan of Merger dated as of November 26, 2001 (the "Merger Agreement"), pursuant to which the Shareholders have agreed to sell to the Purchaser the issued and outstanding shares of the capital stock of the Company held by such Shareholders.

     B. The Shareholders, Parent, the Purchaser and                (the "Escrow
Agent") have entered into that certain Escrow Agreement of even date herewith (the "Escrow Agreement"), pursuant to which the Shareholders have agreed to deposit funds in escrow which will serve to indemnify and hold harmless Parent and the Purchaser from certain claims, losses and other liabilities arising from breach of the covenants, representations and warranties set forth in the Merger Agreement.

     C. The Shareholders wish to acknowledge the appointment of David L. Parkinson as the representative of the Shareholders to take certain actions on behalf of the Shareholders pursuant to the Merger Agreement and the Escrow Agreement, and to set forth the terms and conditions of such appointment.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

  SECTION 1.  Appointment of Representative

     1.1 APPOINTMENT.  The Shareholders hereby acknowledge that, pursuant to
Section 1.08 of the Merger Agreement and Section 6 of the Escrow Agreement, the Shareholders have appointed David L. Parkinson as their Representative for giving and receiving on their behalf all notices, instructions and deliveries permitted or required to be given under such agreements. David L. Parkinson hereby accepts such appointment and agrees to fulfill the obligations of the Representative hereunder pursuant to the Merger Agreement and the Escrow Agreement. Shareholders acknowledge and agree that Parent and Purchaser shall be entitled to rely upon such appointment. For purposes of this Agreement, the Merger Agreement and the Escrow Agreement, the term "Representative" shall refer to David L. Parkinson; provided, however, that (i) in the event the Representative resigns, or becomes unable to fulfill his duties hereunder by reason of his death or disability, he shall no longer be deemed the "Representative" for purposes of this Agreement, the Merger Agreement or the Escrow Agreement, and (ii) upon the replacement of the Representative by a successor thereto in accordance with Section 1.2 hereof, such successor shall be deemed to be the "Representative" for purposes of this Agreement, the Merger Agreement and the Escrow Agreement.

     1.2 SUCCESSOR. In the event that David L. Parkinson shall resign or become unable to fulfill his duties hereunder by reason of his death or disability, he shall be replaced by Christopher O. Motley. In the event that such successor declines or is unable to serve as the Representative for any reason, the Shareholders shall appoint a successor. Such appointment of a successor shall be made by the vote of the

Shareholders holding, or who immediately prior to the consummation of the transaction contemplated by the Merger Agreement held, not less than seventy-five percent (75%) of the Company shares, as determined with reference to the statement of the respective holdings of each Shareholder set forth on Exhibit A hereto. Any person who succeeds the Representative pursuant hereto shall be required to sign an appropriate agreement adopting and agreeing to be bound by all applicable provisions of this Agreement.

     1.3 IRREVOCABILITY OF APPOINTMENT. Each Shareholder hereby acknowledges and agrees that:

          a. such Shareholder has entered into this Agreement, and the Form of Joinder to the Merger Agreement and Escrow Agreement, and has appointed the Representative as agent and representative of such Shareholder hereunder and thereunder in consideration of each other Shareholder doing the same;

          b. the agency created hereby is irrevocable and shall survive the death or incapacity of such Shareholder.

  SECTION 2.  Powers of Representative

     2.1 POWER TO GIVE AND RECEIVE NOTICES. The Representative shall have the power and authority to give and receive notices on behalf of the Shareholders, at such times and on such conditions as the Shareholders or the Representative are required or permitted to give and receive notices pursuant to the Merger Agreement and the Escrow Agreement.

     2.2 POWER TO GIVE INSTRUCTIONS. The Representative shall have the power and authority to give instructions and directions to the Escrow Agent with regard to any matter arising out of or in connection with the Escrow Agreement, including without limitation instructions and directions given jointly with Parent and the Purchaser pursuant to the Escrow Agreement.

     2.3 POWER TO TAKE ACTIONS.

          a. The Representative shall have the power and authority to take any and all actions that the Representative shall determine are necessary or desirable in connection with the Escrow Agreement, including without limitation making decisions with regard to the disposition of any claims made pursuant to the Escrow Agreement; exercising such discretion (either alone or jointly with Parent and the Purchaser) as may be granted to the Representative pursuant to the Escrow Agreement; making deliveries to the Escrow Agent; receiving on behalf of and collecting Escrow Funds (as such term is defined in the Escrow Agreement) owing to the Shareholders from the Escrow Agent; establishing and designating a bank account ("Designated Bank Account") for deposit by Escrow Agent of Escrow Funds payable to the Shareholders; distributing to the Shareholders their pro rata share of such Escrow Funds, determined with reference to the statement of the respective holdings of each Shareholder set forth on Exhibit A hereto; appointing arbitrators, participating in arbitrations or other dispute resolution procedures; and preparing and executing documents.

          b. The Representative shall have the power and authority to take any and all actions that the Representative shall determine are necessary or desirable in connection with the Merger Agreement, including without limitation (i) facilitating the calculation and distribution of the Purchase Price (as defined in Section 2.01(c) of the Merger Agreement) and of the Closing Purchase Price Adjustment (as defined in Section 2.02(f) of the Merger Agreement) pursuant to Section 2.02(f) of the Merger Agreement;
     (ii) receiving on behalf of each Shareholder via the Designated Bank Account payment of the Merger Consideration payable to such Shareholder;
     (iii) if the actual Closing Date Working Capital exceeds the Estimated Working Capital (as such terms are defined in Section 2.02(f) of the Merger Agreement), receiving via the Designated Bank Account from Parent a wire transfer of the difference in immediately available funds and distributing to Shareholders their pro rata share of such Purchase Price Adjustment;
     (iv) if the actual Closing Date Capital is less than the Estimated Working Capital, collecting from the Shareholders and depositing into the Designated Bank Account their pro rata share of the difference in immediately available funds for wire transfer to Parent, which pro rata amount each Shareholder severally agrees to pay promptly after notice thereof from the Representative; and (v) preparing and executing documents.

     2.4 POWER TO ACQUIRE INSURANCE. The Representative shall have the power and authority to purchase and renew, at the expense of the Shareholders, such insurance as the Representative determines to be appropriate to protect him in his capacity as Representative.

     2.5 POWER TO RETAIN EXPERTS. The Representative shall have the power and authority to select and retain accountants, legal counsel and other professionals to assist him in interpreting this Agreement, the Merger Agreement and the Escrow Agreement and advising him with respect to his rights, authority and obligations hereunder and thereunder, and on behalf of the Shareholders, to select and retain accountants, legal counsel and other professionals and experts to assist him in the performance of his duties and the exercise of his authority hereunder, under the Merger Agreement and under the Escrow Agreement.

     2.6 GENERAL POWER. The Representative shall have the power and authority to enter into such agreements and take such actions on behalf of the Shareholders as the Representative may determine to be necessary or desirable for purposes of (i) carrying out or facilitating any of the transactions and actions referred to in, or contemplated by, this Agreement, the Merger Agreement or the Escrow Agreement, (ii) exercising his authority hereunder, under the Merger Agreement and under the Escrow Agreement, or (iii) enforcing the terms and provisions contained in this Agreement, the Merger Agreement and in the Escrow Agreement. The foregoing power and authority shall include, without limitation, the power and authority (i) to take such action on behalf of the Shareholders as the Representative determines to be advisable to make payments on behalf of or collect amounts owing to the Shareholders in connection with the transactions referred to or contemplated by this Agreement, the Merger Agreement or the Escrow Agreement, or (ii) to prosecute, enforce, settle or compromise any claim or right of the Shareholders arising out of or in connection with any breach by a Shareholder of any of the terms or provisions of this Agreement, the Merger Agreement or the Escrow Agreement.

     2.7 APPROVAL REQUIRED FOR ACTIONS. Any right, power, authority, action, determination or decision permitted or required to be exercised, taken or made by the Representative hereunder shall be deemed to have been validly exercised, taken or made if approved by the Representative in his sole and absolute discretion. Notwithstanding the foregoing sentence, the Representative shall be entitled (but not required) to consult with the Shareholders in advance of exercising any right, power or authority, taking any action or making any determination. In the event that the Representative consults with the Shareholders with regard to a proposed action or decision, the decision of a Majority in Interest of the Shareholders with regard to such proposed action or decision shall be binding upon the Representative, and the Representative shall take such action or make such decision as the Majority in Interest of the Shareholders shall direct. For purposes of this Agreement, "Majority in Interest of the Shareholders" shall mean those Shareholders who held a majority of the shares of the Company prior to the consummation of the transaction contemplated by the Merger Agreement, as determined with reference to the statement of the respective holdings of each Shareholder set forth on Exhibit A hereto.

     2.8 POWER OF ATTORNEY. Each Shareholder hereby nominates, constitutes and appoints the Representative as his true and lawful attorney-in-fact, with full power of substitution, to act for such Shareholder and in such Shareholder's name, place and stead for the purposes of facilitating and effecting, and executing any documents and taking any other actions that said attorney-in-fact may in his sole discretion determine to be necessary, desirable or appropriate in connection with, the transactions contemplated by this Agreement, the Merger Agreement and the Escrow Agreement. Each Shareholder hereby grants to said attorney-in-fact full power and authority to execute, deliver, acknowledge and certify on such Shareholder's behalf any and all documents which said attorney-in-fact may in his sole discretion determine to be necessary, desirable or appropriate, including without limitation any certificate, notice, request, receipt or other document or instrument provided for or contemplated by this Agreement, the Merger Agreement or the Escrow Agreement. Each Shareholder hereby grants to said attorney-in-fact full power and authority to take any and all actions on behalf of such Shareholder which said attorney-in-fact may in his sole discretion determine to be necessary, desirable or appropriate in connection with the foregoing transactions or the exercise of any of the foregoing powers. Each Shareholder hereby ratifies and confirms each act that such attorney-in-fact shall perform in exercise of the power hereby conferred, and it is hereby stipulated that any person dealing with said attorney-in-fact in good faith may accept as conclusive evidence of such fact a written statement by said attorney-in-fact to the effect that the action taken by said attorney-in-fact is within the scope of the authority conferred by this power of attorney. The power of attorney granted by each Shareholder hereunder (i) revokes any power of attorney heretofore granted that authorizes any person or persons other than the person named herein to represent such Shareholder in the matters set forth herein, (ii) is coupled with an interest and is irrevocable, and (iii) shall not be affected by the death or incapacity of such Shareholder.

  SECTION 3.  Compensation and Reimbursement of Representative

     3.1 COMPENSATION. The Representative shall be entitled to receive compensation at the rate of $100/hour for the services performed by him hereunder.

     3.2 REIMBURSEMENT. The Shareholders shall reimburse the Representative for any and all expenses incurred by the Representative in the performance of his duties hereunder, including without limitation the cost of insurance premiums and other charges associated with insurance, the fees of legal counsel and other experts, and any and all other expenses arising out of or in connection with this Agreement, the Merger Agreement or the Escrow Agreement.

     3.3 SOURCE OF FUNDS. The Shareholders hereby authorize the Representative to withhold from the amounts provided in the Merger Agreement for distribution to the Shareholders at the Closing, the amount of $25,000 to serve as a source of funds hereunder. Such withheld amounts shall be calculated on a per share basis of the shares of the Company exchanged by the Shareholders pursuant to the Merger Agreement. Thereafter, to the extent such funds will not cover the reasonably anticipated compensation and expenses hereunder, the Representative may direct the Escrow Agent to withhold from any distributions from the Escrow Funds (as defined in the Escrow Agreement) such amounts as may be required for the payment of compensation and reimbursement of expenses hereunder. In the event that such withholdings from the Escrow Funds shall be insufficient for the payment of such compensation and expenses, the Shareholders shall establish a separate fund to which each of the Shareholders shall contribute (in the same proportion as such Shareholder contributed to the Escrow Funds and in such amounts and at such times as the Representative shall request) for the payment of such compensation and expenses.

  SECTION 4.  Indemnification; Limitation of Liability of Representative.

     4.1 INDEMNIFICATION BY SHAREHOLDERS. Each Shareholder shall indemnify and hold harmless each of the other parties hereto against and from any and all liability, loss, damage, injury or expense (including reasonable legal fees and expenses) arising out of the breach by such Shareholder of any of the provisions hereof.

     4.2 LIABILITY OF REPRESENTATIVE. The Representative, in his capacity as such, shall not be liable or responsible to any Shareholder for any action taken by the Representative (or for any failure on the part of the Representative to take any action) unless (i) the Representative did not reasonably believe in good faith that such action (or failure to take action) was within the scope of the authority conferred on him by this Agreement, or (ii) such action (or failure to take action) constituted willful misconduct or gross negligence on the part of the Representative. Without limiting the generality or the effect of the foregoing, in the absence of bad faith on the part of the Representative:

          a. the Representative may rely, and shall be fully protected in acting upon the advice or opinion of any attorney, accountant or consultant retained by him in connection with any matter pertaining to this Agreement, the Merger Agreement or the Escrow Agreement;

          b. the Representative may rely, and shall be fully protected in relying, upon the genuineness of any document believed by him to be genuine and to be signed by the proper party or parties; and

          c. the Representative shall not be liable for any error in judgment in the construction of this Agreement, the Merger Agreement or the Escrow Agreement.

     4.3 INDEMNIFICATION OF THE REPRESENTATIVE. The Shareholders shall indemnify and hold harmless the Representative against and from any and all liability, loss, damage, injury or expense (including reasonable legal fees and expenses) arising out of or incurred in connection with (i) any action taken by the Representative (or any failure on the part of the Representative to take any action) in his capacity as such under or with respect to this Agreement, the Merger Agreement or the Escrow Agreement, or with respect to any of the transactions contemplated hereby and thereby, or (ii) the Representative's status as an agent hereunder; provided, however, that the Representative shall not be entitled to be indemnified or held harmless under this Section 4.3 with respect to any action taken by him (or any failure on his part to take any action) unless (a) he reasonably believed in good faith that such action (or failure to take action) was within the scope of the authority conferred on him by this Agreement, the Merger Agreement and the Escrow Agreement, and (b) such action (or failure to take action) did not constitute willful misconduct or gross negligence on his part.

  SECTION 5.  Miscellaneous Provisions

     5.1 FURTHER ASSURANCES. The parties hereto agree to perform such further acts and execute and deliver such further documents as may be necessary or appropriate to carry out the provisions and purposes of this Agreement.

     5.2 NOTICES AND PAYMENTS. Any notice, request or other document to be given hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and shall be delivered personally or sent by telex, telecopy or certified or registered mail, postage prepaid,

     (1) If to the Representative, addressed to:
         David L. Parkinson
         3099 Dry Creek Rd.
         Napa, CA 94558
         Phone: (707) 254-1414
         Fax: (707) 254-1420

     (2) If to any Shareholder, addressed to such Shareholder at the most current address given in writing by such Shareholder to the Representative;

or to such other address as any party shall have specified by notice given to the other parties in the manner specified above.

     5.3 ENTIRE AGREEMENT. This Agreement, the Merger Agreement and the Escrow Agreement, including the exhibits hereto and thereto, contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and thereby and supersede any and all prior oral and written agreements, memoranda, understandings and undertakings among the parties hereto relating to the subject matter hereof and thereof.

     5.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of law.

     5.5 SEVERABILITY. In the event that any provision of this Agreement, or the application of such provision to any person or set of circumstances shall be determined to be invalid, unlawful or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful or unenforceable, shall not be impaired or otherwise affected and shall continue to be enforceable to the fullest extent permitted by law.

     5.6 HEADINGS. The headings used herein are for convenience of reference only, are not a part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting any provision of, this Agreement.

     5.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     5.8 SUCCESSORS AND ASSIGNS. No rights of any Shareholder under this Agreement may be sold, assigned, encumbered or transferred in any manner except by will, intestate succession or operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the respective successors of the Representative and, to the extent permitted under the first sentence of this Section 5.8, the respective estates, executors, administrators, personal and legal representatives, heirs, successors and assigns of the Shareholders.

     5.9 VARIATIONS OF PRONOUNS. Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     5.10 "PERSON." The term "person" as used herein shall include any individual, corporation, general partnership, limited partnership, joint venture, association, trust, organization, business entity, government (or political subdivision thereof) or governmental agency.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
                            SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                          REPRESENTATIVE:

                                          --------------------------------------
                                          David L. Parkinson
SHAREHOLDERS:

KATHERINE LORENE ARMAGNAC 1999 TRUST

By:
----------------------------------------------------
    Printed Name:
    Printed Title:

DAVIS A. BALTZ TTEC UA PAB SEP PROP TRUST

By:
----------------------------------------------------
    Printed Name:
    Printed Title:

--------------------------------------
         STUART FULTON BLOCH

--------------------------------------
           AMANDA A. BRYAN

JOHN M. & FLORENCE E. BRYAN TRUST

By:
----------------------------------------------------
    Printed Name:
    Printed Title:

--------------------------------------
           SUZANNE E. BRYAN

                   Signature Page to Shareholders' Agreement

QUARRIER BLOCH COOK REV. TRUST

By:
--------------------------------------
        Quarrier B. Cook, Trustee

--------------------------------------
          BRADLEY G. CHAPMAN

DLJ PROFIT SHARING

By:
--------------------------------------
R.B. Oliver, Trustee

--------------------------------------
            JULIA W. FINKE

--------------------------------------
           SARAH M. FISHER

--------------------------------------
           THOMAS R. FOSTER

--------------------------------------
          WILLIAM FREDERICK

DIANA L. GAEDE REVOCABLE TRUST DATED SEPTEMBER 28, 1994

By:
----------------------------------------------------
    Printed Name:
    Printed Title:

                   Signature Page to Shareholders' Agreement

TRACY L. GAEDE REVOCABLE TRUST DATED DECEMBER 2, 1992

By:
----------------------------------------------------
    Printed Name:
    Printed Title:

--------------------------------------
              SUE GARCIA

ROBERT B. GRABLE REVOCABLE TRUST

By:
----------------------------------------------------
    Printed Name:
    Printed Title:

--------------------------------------
           SUE MOTLEY GRANT

--------------------------------------
          ELI Z. GROENENDYKE

--------------------------------------
         ELIZA O. GROENENDYKE

GROENENDYKE FAMILY TRUST

By:
----------------------------------------------------
    Printed Name:
    Printed Title:

                   Signature Page to Shareholders' Agreement

KATHRYN B. HAMPTON TRUST

By:
----------------------------------------------------
    Printed Name:
    Printed Title:

HERNDON RESIDUAL TRUST

By:
----------------------------------------------------
    Printed Name:
    Printed Title:

IRVINE FAMILY TRUST

By:
----------------------------------------------------
    Printed Name:
    Printed Title:

--------------------------------------
           JEREMY M. IRVINE

--------------------------------------
           JORINE M. IRVINE

JAC & MEC 1986 TRUST

By:
----------------------------------------------------
    Printed Name:
    Printed Title:

                   Signature Page to Shareholders' Agreement

TERRIL E. MAGEE TRUST

By:
----------------------------------------------------
    Printed Name:
    Printed Title:

--------------------------------------
        MARTHA BLOCH MCLANAHAN

--------------------------------------
          CHRISTOPHER MOTLEY

--------------------------------------
            NICHOLAS MUIR

--------------------------------------
            JOHN M. NEVINS

JONATHON Q. OGLE AND CATHERINE E. OGLE TRUST DATED MARCH 31, 1997, SP/CEO


--------------------------------------------       --------------------------------------------
  Jonathon Q. Ogle, Trustee                                 Catherine E. Ogle, Trustee

                   Signature Page to Shareholders' Agreement

OLIVER FAMILY TRUST

By:
----------------------------------------------------
    Printed Name:
    Printed Title:

--------------------------------------
            JOHN M. OLIVER

--------------------------------------
            LILY S. OLIVER

PAUL R. & JUNE B. OLIVER LIVING TRUST DATED SEPTEMBER 26, 1990

By:
----------------------------------------------------
    Printed Name:
    Printed Title:

DAVID L. PARKINSON REVOCABLE TRUST

By:
----------------------------------------------------
    Printed Name:
    Printed Title:

--------------------------------------
          SANCY M. PARKINSON

--------------------------------------
         THOMAS L. SCHLOSSER

--------------------------------------
            JOHN F. SCOTT

--------------------------------------
            EUGENE SHEPARD

                   Signature Page to Shareholders' Agreement

LINDA IRVINE SMITH TRUST DATED OCTOBER 8, 1996

By:
----------------------------------------------------
    Printed Name:
    Printed Title:

--------------------------------------
            MITCHELL SMITH

--------------------------------------
          ELLEN B. STANIFORD

--------------------------------------
        FOYE F. STANIFORD, JR.

--------------------------------------
          FOYE M. STANIFORD

--------------------------------------
            DARRYL VROMAN

GWEN M. WARBURTON REVOCABLE TRUST DATED AUGUST 2, 1992

By:
----------------------------------------------------
    Printed Name:
    Printed Title:

--------------------------------------
           CHARLES V. WEART

--------------------------------------
           GEORGE S. WEAVER

                   Signature Page to Shareholders' Agreement

PAUL W. WHITE REVOCABLE TRUST DATED
APRIL 5, 1994

By:
--------------------------------------
    Printed Name:
    Printed Title:

RYAN H. WHITE REVOCABLE TRUST DATED
SEPTEMBER 10, 1997

By:
--------------------------------------
    Printed Name:
    Printed Title:

WILLIAM T. WHITE III REVOCABLE TRUST

By:
--------------------------------------
    Printed Name:
    Printed Title:

                   Signature Page to Shareholders' Agreement

                                   EXHIBIT A

                          HOLDINGS OF EACH SHAREHOLDER

                                                                SHARES OF
                                                                PARKSIERRA
                                                               COMMON STOCK
PARKSIERRA CORP. SHAREHOLDER NAME                                  HELD
---------------------------------                              ------------
Katherine Lorene Armagnac 1999 Trust........................      80,453
Davis A. Baltz Trust........................................       4,357
Stuart Fulton Bloch.........................................      11,661
Amanda A. Bryan.............................................       8,239
Anne L. Bryan...............................................       8,239
John M. & Florence E. Bryan Trust...........................      19,406
Suzanne E. Bryan............................................       8,239
Quarrier Bloch Cook Rev. Trust..............................       2,916
Bradley G. Chapman..........................................         408
DLJ Profit Sharing..........................................       6,960
Julia W. Finke..............................................       3,222
Sarah M. Fisher.............................................       4,364
Thomas R. Foster............................................       1,626
William Frederick...........................................       9,069
Diana L. Gaede Revocable Trust..............................       2,612
Tracy L. Gaede Revocable Trust..............................       2,612
Sue Garcia..................................................       1,743
Robert B. Grable Revocable Trust............................         871
Sue Motley Grant............................................       8,726
Eli Z. Groenendyke..........................................       2,612
Eliza O. Groenendyke........................................       2,612
Groenendyke Family Trust....................................       8,732
Kathryn B. Hampton Trust....................................       8,239
Herndon Residual Trust......................................       3,222
Irvine Family Trust.........................................      34,840
Jeremy M. Irvine............................................       1,742
Jorine M. Irvine............................................       1,742
JAC & MEC 1986 Trust........................................       2,179
Terril E. Magee Trust.......................................         871
Martha Bloch McLanahan......................................       2,916
Christopher Motley..........................................      18,497
Nicholas L. Muir............................................       8,732
John M. Nevins..............................................         730
Jonathon Q. Ogle and Catherine E. Ogle Trust................       2,179
Oliver Family Trust.........................................      10,533
John M. Oliver..............................................       1,742
Lily S. Oliver..............................................       1,742
Paul R. & June B. Oliver Living Trust.......................       5,228
David L. Parkinson Revocable Trust..........................      92,258
Sancy M. Parkinson..........................................         408

                                                                SHARES OF
                                                                PARKSIERRA
                                                               COMMON STOCK
PARKSIERRA CORP. SHAREHOLDER NAME                                  HELD
---------------------------------                              ------------
Thomas L. Schlosser.........................................       5,769
John F. Scott...............................................       1,224
Eugene Shepard..............................................       1,716
Linda Irvine Smith Trust....................................      34,838
Mitchell Smith..............................................       1,743
Ellen B. Staniford..........................................       3,855
Foye F. Staniford, Jr.......................................       4,900
Foye M. Staniford...........................................       1,740
Darryl Vroman...............................................      10,533
Gwen M. Warburton Revocable Trust...........................       1,742
Charles V. Weart............................................       1,289
George S. Weaver............................................       8,732
Paul W. White Revocable Trust...............................       4,355
Ryan H. White Revocable Trust...............................       4,355
William T. White III Revocable Trust........................       8,732
                                                                 -------
  Totals....................................................     493,002
                                                                 =======

                                                                         ANNEX E

                                CALIFORNIA CODES
                               CORPORATIONS CODE
                               DISSENTERS' RIGHTS
                               SECTION 1300-1312

1300.    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

          (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

             (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
        Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

             (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

             (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with
        Section 1301.

             (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

          (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301.    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

          (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision
     (i) of Section 1110 was mailed to the shareholder.

          (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303.    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

          (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304.    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

          (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

          (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305.    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

          (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

          (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

          (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

          (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

          (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

          (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                         ANNEX F

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM 10-K

              ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000

                         COMMISSION FILE NUMBER 0-20618

                               RAILAMERICA, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                      65-0328006
       (State or Other Jurisdiction of
                Incorporation)                     (IRS Employer Identification Number)
        5300 BROKEN SOUND BLVD, N.W.
             BOCA RATON, FLORIDA                                   33487
  (Address of principal executive offices)                      (Zip Code)

       Registrant's telephone number, including area code: (561) 994-6015

        Securities Registered Pursuant to Section 12(b) of the Act: NONE

          Securities Registered Pursuant to Section 12(g) of the Act:

                         COMMON STOCK, $.001 PAR VALUE

                          COMMON STOCK PURCHASE RIGHTS

     Check whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-K contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     THE AGGREGATE MARKET VALUE OF THE VOTING STOCK HELD BY NON-AFFILIATES OF THE REGISTRANT AS OF MARCH 23, 2001 COMPUTED BY REFERENCE TO THE AVERAGE BID AND ASKED PRICES OF REGISTRANT'S COMMON STOCK REPORTED ON NASDAQ ON SUCH DATE WAS $149.4 MILLION.

     THE NUMBER OF SHARES OUTSTANDING OF REGISTRANT'S COMMON STOCK, $.001 PAR VALUE PER SHARE, AS OF MARCH 23, 2001 WAS 18,668,002.

DOCUMENTS INCORPORATED BY REFERENCE

     The registrant's proxy statement for the 2001 Annual Meeting of Stockholders (the "Definitive Proxy Statement") to be filed with the Commission pursuant to Regulation 14A is incorporated by reference into Part III of this Form 10-K.

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
PART I
Item 1.           Business....................................................   F-3
Item 2.           Properties..................................................  F-13
Item 3            Legal Proceedings...........................................  F-16
Item 4            Submission of Matters to a Vote of Security Holders.........  F-16

PART II
Item 5.           Market for Common Equity and Related Stockholder Matters....  F-17
Item 6.           Selected Financial Data.....................................  F-17
Item 7.           Management's Discussion and Analysis........................  F-18
Item 7a.          Market Risk.................................................  F-24
Item 8.           Financial Statements........................................  F-25
                  Changes in and Disagreements with Accountants on Accounting
Item 9.           and Financial Disclosure....................................  F-25

PART III
Item 10.          Directors and Executive Officers of the Registrant..........  F-26
Item 11.          Executive Compensation......................................  F-26
                  Security Ownership of Certain Beneficial Owners and
Item 12.          Management..................................................  F-26
Item 13.          Certain Relationships and Related Transactions..............  F-26

PART IV
Item 14.          Exhibits and Reports on Form 8-K............................  F-27
Signatures....................................................................  F-31

     This Form 10-K contains certain "forward-looking" statements within the meaning of The Private Securities Act of 1995 and information relating to RailAmerica, Inc. and its subsidiaries that are based on the beliefs of our management and that involve known and unknown risks and uncertainties. When used in this report, the terms "anticipate," "believe," "estimate," "expect" and "intend" and words or phrases of similar import, as they relate to us or our subsidiaries or our management, are intended to identify forward-looking statements. These statements reflect the current risks, uncertainties and assumptions related to various factors including, without limitation, currency risk, competitive factors, general economic conditions, customer relations, relationships with vendors, fuel costs, the interest rate environment, governmental regulation and supervision, seasonality, technological change, changes in industry practices, the inability to successfully integrate acquired operations, the ability to successfully market and sell non-core properties and assets, the liability to consummate sale/leaseback transactions, the ability to service debt, one-time events and other factors described in this report and in other filings made by us with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this report as anticipated, believed, estimated or intended. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements. Except where the context otherwise requires, the terms "we," "us," or "our" refer to the business of RailAmerica, Inc. and its consolidated subsidiaries.

                                     PART I

ITEM 1.  BUSINESS

GENERAL

     We are the largest owner and operator of short line freight railroads in North America and a leading owner and operator of regional freight railroads in Australia and Chile. We own, operate or have an equity interest in, a diversified portfolio of 39 railroads with approximately 11,000 miles of track located in the United States, Australia, Canada, Chile and Argentina. Through our diversified portfolio of rail lines, we operate in numerous geographic regions with varying concentrations of commodities hauled. We believe that individual economic and seasonal cycles in each region may partially offset each other. All dollar amounts in this report are in U.S. dollars unless otherwise indicated.

     We were incorporated in Delaware on March 31, 1992 as a holding company for two pre-existing railroad companies. Our principal executive office is located at 5300 Broken Sound Blvd, N.W., Boca Raton, Florida 33487, and our telephone number at that location is (561) 994-6015.

RECENT DEVELOPMENTS

     Since January 1, 2000, we have completed the following significant transactions:

          - In February 2000, we acquired RailTex, Inc., a leading owner and operator of short line freight railroads concentrated in the Southeastern, Midwestern, Great Lakes and New England regions of the United States and in eastern Canada, with approximately 4,100 miles of rail lines in North America. The total consideration was approximately $128 million in cash, approximately 6.6 million shares of our common stock, valued at $60.8 million, and assumption of approximately $111 million in debt.

          - In August 2000, we sold 130,000 units, each consisting of $1,000 of 12.875% senior subordinated notes due 2010 of our wholly owned subsidiary, RailAmerica Transportation Corp. ("RTC"), and warrants to purchase 10.873 shares of our common stock. Each unit was priced at $940.38.

          - During 2000, we sold several non-core railroads and various other non-core assets for total proceeds of approximately $44.0 million. In addition, we will receive a newly built 13.5 mile rail line in Texas pursuant to an agreement with the State and Local Governments. The cost of that rail line to the Government is expected to be approximately $24 million.

          - In December 2000, we sold the U.S.-based subsidiary of our specialty truck trailer manufacturing operations, for $32.5 million, subject to adjustments, to the Heil Company of Chattanooga, Tennessee. We also sold substantially all of the assets of the Canadian based subsidiary of our specialty truck trailer manufacturing operations, to the Canam Manac Group in Saint-Georges, Quebec for approximately $6.0 million.

          - In December 2000, we completed the first phase of our sale/leaseback program realizing $22.2 in proceeds on the sale of certain locomotives.

NORTH AMERICAN RAILROAD OPERATIONS

     We currently own, lease and/or operate 37 rail properties in North America. All of our North American rail properties are short line railroads that provide transportation services for both on-line customers and Class I railroads, which interchange with our rail lines. Short line railroads are typically less than 350 miles long, serve a particular class of customers in a small geographic area and interchange with Class I railroads. Short line rail operators primarily serve customers on their line by transporting products to and from the Class I interchanges. Each of our North American rail lines is typically the only rail carrier directly serving its customers. The ability to haul heavy and large quantities of freight as part of a long-distance haul makes our rail services generally a more effective, lower-cost alternative to other modes of transportation, including motor carriers.

     United States. We own, lease and/or operate 29 short line rail properties in the United States with approximately 4,400 miles of track. Our properties are geographically diversified and operate in 22 states. We have clusters of rail properties in the southeastern, Midwestern, Great Lakes and New England regions of the United States. We believe that this cluster strategy provides economies of scale and helps achieve operational synergies.

     Canada. We own, lease and/or operate 8 short line rail properties in Canada with approximately 1,800 miles of track. Our Canadian properties are geographically diversified and operate in six provinces and/or territories. We have clusters of rail properties in Alberta and southern Ontario/Quebec.

     Sales and Marketing. We focus on providing rail service to our customers that is easily accessible, reliable and cost-effective. Following commencement of operations, our railroads generally have attracted increased rail shipments from existing customers and obtained traffic from new customers who had not previously shipped by rail or had ceased rail shipments. We believe our ability to generate additional traffic is enhanced by our marketing efforts which are aimed at identifying and responding quickly to the individual business needs of customers along our rail lines. As part of our marketing efforts, we often schedule more frequent rail service, help customers negotiate price and service levels with interchange partners and assist customers in obtaining the quantity and type of rail equipment required for their operations. We also provide non-scheduled train service on short notice to accommodate customers' special or emergency needs.

     Our decentralized management structure is an important element of our marketing strategy. We give significant discretion with respect to sales and marketing activities to our North American regional marketing managers and international marketing managers. Each regional marketing manager works closely with personnel of our railroads and with other members of senior management to develop marketing plans to increase shipments from existing customers and to develop business from new customers. We also work with the marketing staffs of the connecting Class I carriers to develop an appropriate array of rail-oriented proposals to meet customers' needs and with industrial development organizations to locate new rail users. We consider all of our employees to be customer service representatives and encourage them to initiate and maintain regular contact with shippers.

     Traffic. Rail traffic may be categorized as interline, local or bridge traffic. Interline traffic either originates or terminates with customers located along a rail line and is interchanged with other rail carriers. Local traffic both originates and terminates on the same rail line and does not involve other carriers. Bridge traffic passes over the line from one connecting rail carrier to another.

     Traffic which originated or terminated on our lines generated 89% of our total freight revenue in both 2000 and 1999. We believe that higher levels of interline and local traffic provide us with greater stability of revenues because this traffic represents shipments to or from customers located along our lines and cannot be easily diverted to other rail carriers, unlike bridge traffic.

     The following table summarizes freight revenue by type of traffic carried by our railroads in 2000 and 1999, in dollars and as a percent of total freight revenue.

                                 NORTH AMERICA
                                FREIGHT REVENUE
                             (DOLLARS IN THOUSANDS)

                                                     2000                   1999
                                               -----------------      ----------------
Interline....................................  $146,184     72.0%     $31,905     86.5%
Local........................................    27,404     13.5%         945      2.6%
Bridge.......................................    29,396     14.5%       4,019     10.9%
                                               --------    -----      -------    -----
                                               $202,984    100.0%     $36,869    100.0%
                                               ========    =====      =======    =====

     Connecting Carriers. All of our short line properties interchange traffic with Class I railroads. The following table summarizes our significant connecting carriers in 2000 and 1999 by freight revenues and carloads as a percentage of total interchanged (interline and bridge) traffic.

                                 NORTH AMERICA
                              INTERCHANGED TRAFFIC

                                                            2000                  1999
                                                     -------------------   -------------------
                                                           FREIGHT               FREIGHT
                                                     -------------------   -------------------
                                                     REVENUES   CARLOADS   REVENUES   CARLOADS
                                                     --------   --------   --------   --------
Canadian National Railway..........................    24.7%      24.7%      20.4%      21.6%
Union Pacific Railroad.............................    24.0%      21.8%       3.5%       3.3%
CSXT Transportation................................    18.9%      15.0%      14.6%      10.0%
Canadian Pacific Railway...........................    10.3%      16.6%      28.5%      24.4%
Burlington Northern Sante Fe Railway...............     8.5%       7.3%      26.6%      34.2%
Norfolk Southern...................................     7.2%       7.3%        --         --
All other railroads................................     6.4%       7.3%       6.4%       6.5%
                                                      -----      -----      -----      -----
          Total interchanged traffic...............   100.0%     100.0%     100.0%     100.0%
                                                      =====      =====      =====      =====

     Charges for interchanged traffic are generally billed to the customers by the connecting carrier and cover the entire transportation of a shipment from origin to destination, including the portion that travels over our lines. Our revenues from this traffic are generally collected through fees paid directly to us by the connecting carriers rather than by customers on our lines and are payable regardless of whether the connecting carriers are able to collect from the customers. The fees payable by connecting carriers are set forth in contracts entered into by each of our railroads with their respective connecting carriers and are subject to periodic adjustments.

     Customers. In 2000, we served approximately 1,500 customers in North America who shipped and/or received a wide variety of products. Our railroads are typically the only rail carriers directly serving our customers.

     Although most of our North American railroads have a well-diversified customer base, several of the smaller rail lines have one or two dominant customers. In 2000, our 10 largest North American customers accounted for approximately 28% of North American transportation revenue. Three of these customers accounted for approximately 15% of our North American transportation revenue.

     Commodities. The following table sets forth by number and percentage the carloads hauled by our North American railroads during the years ended December 31, 2000 and 1999.

                      CARLOADS CARRIED BY COMMODITY GROUP

                                                  YEAR ENDED                YEAR ENDED
                                              DECEMBER 31, 2000         DECEMBER 31, 1999
                                            ----------------------    ----------------------
COMMODITY                                   CARLOADS    % OF TOTAL    CARLOADS    % OF TOTAL
---------                                   --------    ----------    --------    ----------
Railroad equipment/Intermodal.............  192,323         23%        37,023         24%
Lumber, paper and forest products.........  149,226         18%        29,991         19%
Agriculture...............................   76,593          9%        28,140         18%
Metals....................................   61,049          7%        10,956          7%
Food products.............................   39,313          5%         9,736          6%
Chemicals/fertilizer......................   66,827          8%         8,522          6%
Petroleum products........................   26,840          3%         5,678          4%
Coal......................................   71,945          9%         5,504          4%
Containers................................   30,134          3%         5,033          3%
Minerals, ores & stones...................   53,173          6%         4,066          3%
Auto parts................................   47,900          6%         3,415          2%
Other.....................................   24,128          3%         6,927          4%
                                            -------        ---        -------        ---
          Total...........................  839,451        100%       154,991        100%
                                            =======        ===        =======        ===

     Employees. Currently, we have approximately 1,320 full-time railroad employees in North America. Approximately 260 of the 400 Canadian employees are subject to collective bargaining agreements as well as approximately 260 of the 920 United States employees.

     Safety. We endeavor to conduct safe railroad operations for the benefit and protection of employees, customers and the communities served by our railroads. Our safety program, led by the Vice President of Safety and Operating Practices, involves all of our employees and is administered on a daily basis by each Regional Vice President. Operating personnel are trained and certified in train operations, hazardous materials handling, personal safety and all other areas subject to governmental rules and regulations. Each U.S. employee involved in train operations is subject to pre-employment and random drug testing whether or not required by federal regulation. We believe that each of our North American railroads complies in all material respects with federal, state, provincial and local regulations. Additionally, each railroad is given flexibility to develop more stringent safety rules based on local requirements or practices. We also participate in governmental and industry sponsored safety programs including Operation Lifesaver (the national grade crossing awareness program) and the American Short Line and Regional Railroad Association Safety Committee.

     Competition. In acquiring rail properties, we compete with other short line and regional railroad operators, some of which have greater financial resources than us. Competition for rail properties is based primarily upon price, operating history and financing capability. We believe our established reputation as a successful acquirer and operator of short line rail properties, combined with our managerial resources, effectively positions us to take advantage of future acquisition opportunities.

     Our railroads are typically the only rail carriers directly serving their customers; however, our railroads compete directly with other modes of transportation, principally motor carriers and, to a lesser extent, ship and barge operators. The extent of this competition varies significantly among our railroads. Competition is based primarily upon the rate charged and the transit time required, as well as the quality and reliability of the service provided, for an origin-to-destination package. To the extent other carriers are involved in transporting a shipment, we cannot control the cost and quality of service. Cost reductions achieved by major rail carriers over the past several years have generally improved their ability to compete with alternate modes of transportation.

INTERNATIONAL RAILROAD OPERATIONS

  Australian Railroad Operations

     We own Freight Australia, a regional freight railroad operating in and around the State of Victoria, Australia. Formerly known as Freight Victoria, Freight Australia is our wholly owned Australian subsidiary that purchased the assets and business of V/Line Freight Corporation from the Government of the State of Victoria, Australia on April 30, 1999 for total consideration of approximately $103 million. The assets purchased from V/Line Freight Corporation included 106 locomotives and over 2,600 rail cars. As part of the transaction, Freight Australia prepaid to the State of Victoria the rental payments of a 45-year lease to operate 3,150 miles of track. The present value of the lease payments totaling approximately $49 million is included in the $103 million purchase price.

     Customers. Freight Australia's customers span a variety of industries, with particular emphasis on companies in the Australian agricultural industry for whom we carry bulk grain and other agricultural products. One customer represented 19% of Freight Australia's transportation revenue in 2000. Additionally, track access fees from V/Line Passenger represented 17% of Freight Australia's transportation revenue in 2000.

     Commodities/Services. The following table sets forth by dollar amount (in thousands) and percentage Freight Australia's transportation revenue for the year ended December 31, 2000 and the period from May 1, 1999 to December 31, 1999.

                                                2000         2000         1999         1999
             COMMODITY/SERVICE               US$ AMOUNT   % OF TOTAL   US$ AMOUNT   % OF TOTAL
             -----------------               ----------   ----------   ----------   ----------
Agricultural products......................   $45,440         46%       $24,613         40%
Track access fees..........................    16,309         16%        12,430         21%
Intermodal containers......................    13,540         14%         7,470         12%
Fast Track*................................     8,210          8%         6,744         11%
Bulk (i.e. cement, gypsum, stone, logs)....     9,540         10%         6,213         10%
Interstate.................................     5,954          6%         3,484          6%
                                              -------        ---        -------        ---
          Total transportation revenue.....   $98,993        100%       $60,954        100%
                                              =======        ===        =======        ===

---------------

* Fast Track -- Freight Australia's Fast Track business transports products which typically are less than a container load of freight. The majority of traffic is either parcels or pallets. Services offered to customers include depot-to-depot, depot-to-door, and door-to-door. The Fast Track business has six metropolitan sites and services 24 regional freight centers. Road contractors perform local pick-up and delivery to and from the freight centers.

     Employees. Freight Australia currently has approximately 650 employees. A majority of these employees are subject to collective bargaining agreements.

  Chilean Railroad Operations

     In February 1997, we acquired 55% of the outstanding voting stock of Ferronor for approximately $7.2 million. Ferronor owns and operates approximately 1,400 miles of rail line serving northern Chile. The remaining 45% of Ferronor was purchased by Andres Pirazzoli y Cia, Ltda., a Chilean contractor providing equipment and mechanized services to the forest industry.

     Ferronor owns and operates the only north-south railroad in northern Chile, extending from La Calera near Santiago, where it connects with Chile's southern railway, Ferrocarril del Pacifico, S.A., to its northern terminus at Iquique, approximately 120 miles south of the Peruvian border. It also operates several east-west branch lines that link a number of iron, copper and mineral salt mines and production facilities with several Chilean Pacific port cities. Ferronor also serves Argentina and Bolivia through traffic interchanged with the Belgrano Cargas Railroad and the Antofagasta (Chile)-Bolivia Railway.

     During the fourth quarter of 2000, Ferronor entered into an agreement with Belgrano Cargas, S.A., the operator of the General Belgrano railroad in Argentina. Under the new agreement, Ferronor will operate freight trains from Chile's border city of Socompa to Guemes, Argentina. Ferronor will, for the first time, be permitted to negotiate and sign transportation contracts with customers on this portion of track and develop the Chilean export market into Argentina and Bolivia. The agreement has an initial term of one year and automatically renews for successive one-year terms unless either party gives notice of termination.

     Customers. Ferronor's customers are principally in the mining industry. Ferronor had two customers who each represented more than 10% of the transportation revenue in Chile. The customers represented 44% and 38% of the Chilean transportation revenue for 2000.

     Employees. Ferronor currently has approximately 260 full-time employees. A majority of Ferronor's employees are subject to collective bargaining agreements.

BUSINESS STRATEGY

     Our strategy is to expand our position as a leading owner and operator of short line and regional railroads in selected markets worldwide. Key elements of this strategy include:

     Grow Internally Through Focused Sales, Marketing Efforts and Customer Service. We continue to focus on increasing traffic in each of our markets by aggressively marketing our customer service to our customers and bolstering sales efforts. In many cases, customer service and sales and marketing at railroads that we acquire have been neglected by the previous owners. The Company has purchased a number of rail lines from Class I railroads. Due to the size of the Class I railroads and their concentration on long-haul traffic, the Class I operators typically have not effectively marketed to customers on these branch line operations.

     Once we acquire a rail property, we undertake steps to improve the local sales and marketing efforts and to increase the railroad's focus on customer service. Due to our decentralized management structure and a flexible, cross-trained employee base, we are able to provide flexible and customized solutions that were not previously available to the customers under the ownership of a Class I operator. This increased focus on service enables us to reestablish relationships with customers who had previously cancelled service.

     In addition, we have been successful at increasing shipments from the acquired railroad's existing customer base. As a result, typically, revenues increase and profitability improves once we acquire and integrate a railroad. Our management intends to continue this strategy by deepening our relationships with customers and further improving upon our local sales and marketing efforts.

     Maintain Close Relationships With Class I Railroads. Since all of our North American short line properties interchange with at least one Class I railroad, we maintain close relationships with all of the North American Class I railroads. We believe that these relationships will enable us to pursue new business opportunities on existing rail properties and potentially acquire additional short line freight lines from the Class I railroads.

     Continue to Grow Through Selective Acquisitions. We believe that the market for domestic short line rail acquisitions is starting to expand as mergers between Class I's and consolidations among short line and regional railroads have opened up several thousand miles of rail lines for sale. Opportunities also exist in international markets as certain government-owned railway systems are being privatized. We intend to pursue those acquisitions that meet our stringent criteria, particularly in regions where we currently operate and can achieve cost savings and synergies. Any rail acquisitions that we pursue must be accretive to earnings and not result in increasing our debt leverage and coverage ratios.

     Diversification. We believe that our revenue diversification limits our exposure to geographic, economic and customer related risks, while positioning us to take advantage of a broad range of business opportunities. This diversification, and the stability it provides to our operations, differentiates us from other regional and short line carriers. Diversification also enables us to develop and maintain close relationships with essentially all Class I's in North America.

     Divestitures. In order to capitalize on opportunities more profitable to our overall portfolio, minimize the amount of management time and effort on the smaller properties in our portfolio and to reduce debt, we may from time to time divest certain of our non-core railroad properties. We believe there is a market for these divestitures among other smaller short line operating companies and selected strategic buyers.

REGULATION

     United States. Our subsidiaries in the United States are subject to various safety and other laws and regulations by numerous government agencies, including (1) regulation by the Surface Transportation Board, or STB, and the Federal Railroad Administration, or FRA, (2) labor related statutes including the Railway Labor Act, Railroad Retirement Act, the Railroad Unemployment Insurance Act, and the Federal Employer's Liability Act, and (3) regulation by agencies in the states in which we do business. Additionally, we are subject to STB regulation in connection with our acquisition of new railroad properties. As a result of the enactment in 1980 of the Staggers Rail Act, which amended the Interstate Commerce Act, and the enactment of the ICC Termination Act of 1995, there has been a significant relaxation in regulation governing rail carriers, which management believes has greatly simplified the purchase and sale of short line railroad properties and expedited the closing of those transactions.

     The STB has jurisdiction over, among other matters, the construction, acquisition, or abandonment of rail lines, the consolidation or merger of railroads, the assumption of control of one railroad by another railroad, the use by one railroad of another railroad's tracks through lease, joint use or trackage rights, the rates charged for their transportation services, and the service provided by rail carriers. The ICC Termination Act replaced the Interstate Commerce Commission, or ICC, with the STB. The ICC Termination Act also abolished labor protective conditions applicable to numerous types of rail transactions. Labor protective conditions cannot be imposed on the sale of a railroad line to a new carrier. In the sale of a railroad line to a regional railroad, which is a railroad with annual revenues between $20 million and $250 million, as adjusted by the railroad revenue deflator, labor protection consists of the payment of up to one year of severance pay for employees affected by the transaction. In some instances of the sale of a railroad line to a small railroad, which is a railroad with annual revenues that are less than $20 million, as adjusted by the railroad revenue deflator, labor protection also consists of the payment of up to one year of severance pay for employees affected by the transaction. While imposition of labor protective conditions on line sales and transfers does not subject a rail line buyer to the seller's collective bargaining agreements, rates of pay, and other labor practices and does not unionize the buyer's operating and maintenance employees, it does entitle employees of the buyer or seller who are "adversely affected" by the transaction in terms of job loss, pay cuts, loss of overtime, loss of hours, loss of benefits, and moving expenses, to receive over a period of up to six years payments representing compensation for those losses. Generally, in a line sale or transfer, only the seller's or transferor's employees are affected.

     As a result of the Staggers Rail Act, railroads have received considerable rate and market flexibility including the ability to obtain wholesale exemptions from numerous provisions of the Interstate Commerce Act. The Staggers Rail Act allowed the deregulation of all containerized and truck trailer traffic handled by railroads. On regulated traffic, railroads and shippers are permitted to enter into contracts for rates and provision of transportation services without the need to file tariffs. Moreover, on regulated traffic, the Staggers Rail Act allows railroads considerable freedom to raise or lower rates without objection from captive shippers. While the ICC Termination Act retained maximum rate regulation on traffic over which railroads have exclusive control, the new law relieved railroads from the requirements of filing tariffs and rate contracts with the STB on all traffic other than agricultural products.

     The FRA regulates railroad safety and equipment standards, including track maintenance, handling of hazardous shipments, locomotive and rail car inspection and repair requirements, and operating practices and crew qualifications.

     Australia. Our Australian railroad, Freight Australia, is subject to regulation in the State of Victoria by the Office of the Regulator-General. The Office of the Regulator-General, known as ORG, was established by the Office of the Regulator-General Act. The purpose of the ORG is to create a regulatory framework for regulated industries which promotes and safeguards competition and fair and efficient market conduct or, if there is no competitive market, promotes the simulation of competitive market conduct and the prevention of misuse of monopoly power. These objectives were expanded by the Victorian Government in the Rail Corporations Act 1996 to ensure that rail users have fair and reasonable access to declared railway services.

     The Rail Corporations Act 1996, known as RCA, regulates the operation of the State of Victoria's passenger trains and trams and rail network. Part 2A of the RCA outlines an access regime which potentially applies to railways and rail infrastructure and gives power to the ORG to regulate access to relevant services. At present, however, no rail transport services have been declared to be subject to the regime. The Ministers for Transport and Ports jointly announced on February 1, 2001 that the access regime will be declared effective July 1, 2001. Draft pricing orders were issued on February 1, 2001 as well.

     In the event that any services are declared to be "declared rail transport services" and thus become subject to the Part 2A access regime, Part 2A provides that:

     A manager of rail infrastructure and a provider and operator of rolling stock must:

          (1) use all reasonable endeavors to meet the requirements of persons seeking access to the declared rail transport services;

          (2) make a formal proposal of terms and conditions for access within 14 days after receiving a request for it to do so; and

          (3) at the request of a person seeking, or considering seeking, access provide to that person information as prescribed by ORG.

     In the following circumstances, an application may be made in writing to ORG, by the operator or a person seeking access, for a determination:

          (1) if the operator has not made a formal proposal within 14 days after receiving a request for it to do so;

          (2) if the operator and a person seeking access cannot agree on the terms and conditions on which access is to be provided; and

          (3) a person considers that their right of access to a declared rail transport service has been hindered.

     A determination of ORG may, among other things:

          (1) require the operator to provide access to the service to the person seeking access;

          (2) deal with the terms and conditions of access; and

          (3) specify the extent to which the determination overrides an earlier determination.

     In addition, the Governor in the Council may specify policies or principles which ORG must apply in:

          (1) determining any amount to be paid for access to a specified declared rail transport service; or

          (2) determining the terms and conditions of access.

     The Rail Corporations Act was amended in October 2000 to strengthen the powers of the ORG, particularly in respect to the information the ORG may require to be supplied by the access provider in order for the ORG to make a determination.

     In addition to complying with the above-described regulations, a manager of rail infrastructure and a provider and operator of rolling stock must be accredited under the Transport Act 1993. A corporation which manages rail infrastructure or operates rolling stock without accreditation is liable for a fine of $140,000.

     The Secretary to the Department of Infrastructure may take disciplinary action against an accredited person if the person has failed to comply with the requirements of accreditation or has permitted an unsafe practice or acted negligently. Disciplinary action which the Secretary may take includes disqualifying the person from holding an accreditation for a period specified by the Secretary, suspension of the accreditation, early expiry of the accreditation and immediate or future cancellation of the accreditation.

     The person has a right of review concerning accreditation decisions and may apply to the Victorian Civil and Administrative Tribunal for a review of a decision made by the Secretary. An accreditation is personal to a person who holds it, is not capable of being transferred of assigned or otherwise dealt with by the person who holds it and does not vest by operation of law in any other person.

     The Transport Act contains detailed provisions authorizing the Secretary of the Department of the Infrastructure to carry out inspections and giving inspectors powers to enter and inspect premises (including, testing equipment and seizing property if appropriate). All actions must be reasonably necessary to determine compliance with the Transport Act. A search warrant or prior written consent of the occupier is necessary for entry into premises.

     The Secretary must conduct safety audits of every person accredited at least once every twelve months, to ensure that the accredited person is complying with the requirements of accreditation. The Secretary may charge the accredited person a fee for the safety audit service, subject to the limits set out in the relevant regulations. An accredited person has a duty to inquire into accidents and incidents.

     Canada. Our Canadian railroad subsidiaries are subject to regulation by various governmental departments and regulatory agencies at the federal or provincial level depending on whether the railroad operated by us in question falls within federal or provincial jurisdiction. A Canadian railroad generally falls within the jurisdiction of federal regulation if the railroad crosses provincial or international borders or if the Parliament of Canada has declared the railroad to be a federal work or undertaking and in selected other circumstances. Any company which proposes to construct or operate a railway in Canada which falls within federal jurisdiction is required to obtain a certificate of fitness under the Canada Transportation Act, or CTA, which is issued on proof of insurance. Under the CTA, the sale of a federally regulated railroad line is not subject to federal approval, although a process of advertising and negotiations may be required in connection with any proposed discontinuance of a federal railway. Federal railroads are governed by federal labor relations laws.

     Short lines located within the boundaries of a single province which do not otherwise fall within the federal jurisdiction are regulated by the laws of the province in question, including laws as to licensing and labor relations. Most of Canada's ten provinces have enacted new legislation, which is more favorable to the operation of short line railroads than previous provincial laws. Many of the provinces require as a condition of licensing under the short line railroads acts that the licensees comply with federal regulations applicable to safety and other matters and remain subject to inspection by federal railway inspectors. Under some provincial legislation, the sale of a provincially regulated railroad line is not subject to provincial approval, although a process of advertising and negotiations may be required in connection with any proposed discontinuance of a provincial railway.

     Acquisition of additional railroad operations in Canada, whether federally or provincially regulated, may be subject to review by the Investment Canada Act, or ICA, a federal statute which applies to every acquisition of a Canadian business or establishment of a new Canadian business by a non-Canadian. Whether or not an acquisition is subject to review under the ICA is dependent on the book value of the assets of the Canadian business being acquired. Acquisitions that are subject to review must, before their completion, satisfy the Minister responsible for administering the ICA that the acquisition is of net benefit to Canada.

     Any contemplated acquisitions may also be subject to the provisions of the Competition Act federal antitrust legislation of general application. The Competition Act contains merger control provisions which apply to certain acquisitions. As a result, acquisitions exceeding specified asset and/or revenue thresholds may be subject to pre-merger notification and subsequent substantive review prior to their completion.

NORTH AMERICAN RAILROAD INDUSTRY

     The U.S. railroad industry is dominated by major Class I railroads, which operated approximately 121,000 miles of track in 1999. In addition to large railroad operators, there were more than 500 short line and regional railroads, which operated approximately 50,000 miles of track in 1999.

     The railroad industry is subject to regulations of various government agencies, primarily the STB. For regulatory purposes, the STB classifies railroads into three groups: Class I, Class II and Class III, based on annual operating revenue. For 1999, the Class I railroads had operating revenues of at least $258.5 million, Class II railroads had revenues of $20.7 million to $258.4 million, and Class III railroads had revenues of less than $20.7 million.

     In compiling data on the U.S. railroad industry, the Association of American Railroads uses the STB's revenue threshold for Class I railroads. Regionals are railroads operating at least 350 miles of rail line and/or revenues between $40 million and the Class I revenue threshold. Locals are railroads falling below the Regional criteria, plus switching and terminal railroads.

                             1999 INDUSTRY OVERVIEW

                                                                       (IN
                                                                    BILLIONS)
                                                      NUMBER OF       1999
TYPE OF RAILROAD                                      CARRIERS      REVENUES      % OF REVENUES
----------------                                      ---------   -------------   -------------
Class I.............................................       9*         $32.7           91.1%
Regional............................................      36            1.8             5.0
Local...............................................     510            1.4             3.9
                                                         ---          -----           -----
          Total.....................................     555          $35.9          100.0%
                                                         ===          =====           =====

---------------

* As of December 31, 2000, there were 7 Class I railroads.

     As a result of deregulation, Class I railroads have been able to concentrate on core, long-haul routes, while divesting many of their low-density branch lines to smaller and more cost-efficient freight railroad operators such as our company. Divesting branch lines allows Class I railroads to increase traffic density, improve railcar utilization and avoid rail line abandonment. The proportion of total track miles operated by short line and regional railroads in the U.S. has increased dramatically as a result of these divestitures.

     Because of the focus by short line railroads on increasing traffic volume through increased customer service and more efficient operations, traffic volume on short line railroads frequently increases after divestiture by Class I operators. Consequently, these transactions often result in net increases in divesting carriers' freight traffic because much of the business originating or terminating on branch lines feeds into divesting carriers' core routes.

INTERNATIONAL RAILROAD INDUSTRY

     Freight railroad services in countries other than the United States and Canada are typically operated by governments and conducted at a loss. Government-run railroads are often unresponsive to market needs and inefficiently operated. Due to economic necessity and a lack of cost-effective solutions, many countries are privatizing their rail operations. Recent examples include Mexico, the United Kingdom and Australia.

     In the last few years several states in Australia have privatized their rail systems. It is anticipated that other state rail systems as well as the Australian national rail system will be privatized in the foreseeable future.

ITEM 2.  PROPERTIES

NORTH AMERICAN RAILROAD PROPERTIES

     The following table sets forth information with respect to the North American railroad properties that we owned as of December 31, 2000:

                              DATE OF     TRACK                                                   PRINCIPAL
         RAILROAD           ACQUISITION   MILES    STRUCTURE            LOCATION                 COMMODITIES
         --------           ------------  -----   ------------  ------------------------  --------------------------
Cape Breton & Central Nova
  Scotia Railway..........  Feb 2000       245    Owned         Nova Scotia               Coal, paper, metals,
                                                                                          railroad equipment
Carolina Piedmont
  Railroad................  Feb 2000        49    Owned         South Carolina            Chemicals, minerals,
                                                                                          stones, food products,
                                                                                          turbines
Cascade and Columbia River
  Railroad................  Sept. 1996     130    Owned;        Washington                Wood products, paper
                                                  Trackage                                products, limestone,
                                                  rights                                  agricultural products
Central Oregon & Pacific
  Railroad................  Feb 2000       449    Owned;        Oregon                    Lumber, paper and farm
                                                  Leased;                                 products, food, chemicals
                                                  Trackage
                                                  rights
Central Railroad of
  Indiana.................  Feb 2000        81    Owned         Indiana, Ohio             Chemicals, minerals,
                                                                                          stones, farm products,
                                                                                          metals
Central Railroad of
  Indianapolis............  Feb 2000        73    Leased;       Indiana                   Farm and food products,
                                                  Trackage                                chemicals, railroad
                                                  rights                                  equipment
Central Western...........  July 1999       23    Owned         Alberta                   Agricultural products
Connecticut Southern......  Feb 2000        78    Owned;        Connecticut               Lumber, paper products,
                                                  Trackage                                chemicals, metal products
                                                  rights
Dakota Rail...............  Sept. 1995      44    Contract for  Minnesota                 Plastics, lumber, scrap
                                                  Deed                                    steel, chemicals
Dallas Consolidated
  (2 rail lines)..........  Feb 2000       284    Leased        Texas                     Food products,
                                                                                          non-metallic ores, paper
                                                                                          products
E&N Railway...............  Jan. 1999       61    Owned         British Columbia          Lumber, paper products,
                                           120    Leased                                  propane
Georgia Southwestern
  Railroad................  Feb 2000       286    Leased        Georgia, Alabama          Non-metallic ores, lumber,
                                                                                          chemicals, forest products
Goderich-Exeter Railway...  Feb 2000       159    Owned;        Ontario                   Auto parts, chemicals,
                                                  Leased                                  non- metallic ores
Huron and Eastern
  Railway.................  March 1986     171    Owned;        Michigan                  Agricultural products,
                            May 1988              leased;                                 sugar products,
                                                  trackage                                fertilizer, scrap steel,
                                                  rights                                  auto parts
Indiana & Ohio Railway....  Feb 2000       577    Owned;        Michigan, Ohio, Indiana   Autos, railroad equipment,
                                                  Leased                                  agricultural products,
                                                                                          chemicals
Indiana Southern
  Railroad................  Feb 2000       176    Owned;        Indiana                   Coal, farm products,
                                                  Trackage                                chemicals
                                                  rights
Lakeland & Waterways......  July 1999      125    Owned         Alberta                   Forest products,
                                                                                          agricultural products,
                                                                                          bridge traffic
Mackenzie Northern........  July 1999      650    Owned         Alberta, Northwest        Fuel, forest products,
                                                                Territory                 agricultural products
Michigan Consolidated
  (3 rail lines)..........  Feb 2000       118    Owned         Michigan, Ohio, Indiana   Agricultural products,
                                                                                          non-metallic ores,
                                                                                          chemicals, auto parts

                              DATE OF     TRACK                                                   PRINCIPAL
         RAILROAD           ACQUISITION   MILES    STRUCTURE            LOCATION                 COMMODITIES
         --------           ------------  -----   ------------  ------------------------  --------------------------
Missouri & Northern
  Arkansas Railroad.......  Feb 2000       497    Owned         Missouri, Arkansas,
                                                                Kansas                    Lumber, paper products,
                                                                                          coal, agricultural
                                                                                          products
New England Central
  Railroad................  Feb 2000       330    Owned         Vermont, Massachusetts    Lumber, paper products,
                                                                                          coal, copper, bridge
                                                                                          traffic
Ottawa Valley Railway.....  July 1999      389    Leased        Ontario                   Bridge traffic, forest
                                                                                          products, mining
Otter Tail Valley
  Railroad................  Oct. 1996       72    Owned         Minnesota                 Coal, agricultural
                                                                                          products, fertilizer
Saginaw Valley Railway....  Jan. 1991       65    Owned         Michigan                  Agricultural products,
                            Apr. 1998                                                     fertilizer, sand, stone
San Diego & Imperial
  Valley Railroad.........  Feb 2000       124    Trackage      California, Mexico        Petroleum, paper products,
                                                  rights                                  non-metallic ores, lumber
South Carolina Central
  Railroad................  Feb 2000        97    Owned         South Carolina            Chemicals, metals, coal,
                                                                                          paper products, waste
Southern Ontario..........  July 1999       54    Leased        Ontario                   Fuel, metals, agricultural
                                                                                          products
Texas-New Mexico
  Railroad................  Feb 2000       107    Owned         Texas, New Mexico         Non-metallic ores, waste,
                                                                                          petroleum
Toledo, Peoria and Western
  Railroad................  Sept 1999      298    Owned;        Trackage rights           Indiana, Illinois,
                                                                                          IowaIntermodal,
                                                                                          agricultural products,
                                                                                          fertilizers, chemicals
Ventura County Railroad...  Aug. 1998       13    Leased        California                Automobiles, chemicals,
                                                                                          paper products
Virginia Consolidated
  (3 rail lines)..........  Feb 2000       211    Leased;       Virginia, North Carolina  Coal, lumber, limestone,
                                                  Owned                                   aggregates
West Texas & Lubbock
  Railroad................  Nov. 1995      104    Owned         Texas                     Fertilizer, chemicals,
                                                                                          cotton products, scrap
                                                                                          iron, steel
Total track miles.........                6,260

CHILEAN RAILROAD PROPERTIES

     Ferronor, which we acquired in 1997, owns and operates the only north-south railroad in northern Chile, extending from La Calera near Santiago, where it connects with Chile's southern railway, Ferrocarril del Pacifico, S.A., to its northern terminus at Iquique, approximately 120 miles south of the Peruvian border. It also operates several east-west branch lines that link a number of iron, copper and mineral salt mines and production facilities with several Chilean Pacific port cities. Ferronor also serves Argentina and Bolivia through traffic interchanged with the Belgrano Cargas Railroad and the Antofagasta (Chile)-Bolivia Railway. Ferronor owns approximately 1,400 miles of track.

AUSTRALIAN RAILROAD PROPERTIES

     On April 30, 1999, through our wholly owned subsidiary Freight Australia, we prepaid a 45-year lease to operate 3,150 miles of track in the State of Victoria, Australia. Freight Australia's principal commodity is agricultural products for use in Southwestern Australia as well as export markets.

NORTH AMERICAN ROLLING STOCK

     The following tables summarize the composition of our North American railroad equipment fleet as of December 31, 2000:

                                                                      FREIGHT CARS
                                                              ----------------------------
                            TYPE                              OWNED      LEASED      TOTAL
                            ----                              -----   ------------   -----
Covered hopper cars.........................................    32       1,257       1,289
Open top hopper cars........................................     0         405         405
Box cars....................................................    34       1,267       1,301
Flat cars...................................................   114         464         578
Tank cars...................................................   138          --         138
Gondolas....................................................     0         525         525
Intermodal..................................................     0          35          35
                                                               ---       -----       -----
                                                               318       3,953       4,271
                                                               ===       =====       =====

                                                                      LOCOMOTIVES
                                                              ---------------------------
                      HORSEPOWER/UNIT                         OWNED     LEASED      TOTAL
                      ---------------                         -----   -----------   -----
Over 2000...................................................   100        138        238
1500 to 2000................................................    99          9        108
Under 1500..................................................    13          9         22
                                                               ---        ---        ---
                                                               212        156        368
                                                               ===        ===        ===

INTERNATIONAL ROLLING STOCK

     The following tables summarize the composition of our Australian and Chilean railroad equipment fleet as of December 31, 2000:

                                                                    FREIGHT CARS
                                                              -------------------------
                            TYPE                              CHILE   AUSTRALIA   TOTAL
                            ----                              -----   ---------   -----
Covered hopper cars.........................................    --      1,157     1,157
Open top hopper cars........................................   198        173       371
Box cars....................................................   140        249       389
Intermodal containers.......................................   500        646     1,146
Tank cars...................................................    --        335       335
Flat cars...................................................    70         84       154
Gondolas....................................................    55         --        55
                                                               ---      -----     -----
                                                               963      2,644     3,607
                                                               ===      =====     =====

                                                                      LOCOMOTIVES
                                                              ---------------------------
                      HORSEPOWER/UNIT                         CHILE    AUSTRALIA    TOTAL
                      ---------------                         -----   -----------   -----
Over 2000...................................................   --          40         40
1500 to 2000................................................   --          23         23
Under 1500..................................................   31          43         74
                                                               --         ---        ---
                                                               31         106        137
                                                               ==         ===        ===

     We own all of our international equipment fleet.

     Based on current and forecasted traffic levels on our railroads, management believes that our present equipment, combined with the availability of other rail cars and/or locomotives for hire, is adequate to support its operations. We believe that our insurance coverage with respect to our property and equipment is adequate.

ADMINISTRATIVE OFFICES AND OTHER

     In 1998, we purchased a 59,500 square foot office building, located in Boca Raton, Florida, where our executive offices are located. Of this space, approximately 30,000 square feet are leased or available for lease to others. Our North American railroad headquarters, located in San Antonio, Texas, leases approximately 24,000 square feet of office space for approximately $455K annually. The lease expires December 31, 2005.

     Freight Australia's administrative office is in Melbourne, Australia. Freight Australia leases approximately 20,000 square feet of space from the Victorian Government for $173,600 annually. The lease expires May 31, 2004.

     Ferronor's administrative office is in Coquimbo, Chile, where Ferronor owns a three-story 21,600 square foot office building.

     We also own a building totaling approximately 45,000 square feet in Quebec, Canada and own a terminal in Ontario, Canada, which includes an office building and 5 acres.

ITEM 3.  LEGAL PROCEEDINGS

     In the second quarter of 2000, certain parties filed property damage claims totaling approximately $32.5 million against Mackenzie Northern Railway, a wholly-owned subsidiary of RailAmerica, and others in connection with fires that allegedly occurred in 1998. The Company intends to vigorously defend these claims, and has insurance coverage to approximately $13.0 million to cover these claims. The Company's insurer has reserved $9.8 million for these matters. A loss, if any, in excess of our insurance policy coverage may adversely affect the Company's cash flow and financial condition.

     In the ordinary course of conducting our business, we become involved in various legal actions and other claims some of which are currently pending. Litigation is subject to many uncertainties and we may be unable to accurately predict the outcome of individual litigated matters. Some of these matters possibly may be decided unfavorably to us. It is the opinion of management that the ultimate liability, if any, with respect to these matters will not be material. Other than ordinary routine litigation incidental to our business, no other litigation exists.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were submitted to a vote of security holders during the fourth quarter of 2000.

                                    PART II

ITEM 5.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock trades on the Nasdaq National Market under the symbol "Rail". Set forth below is high and low price information for the common stock as reported on the NASDAQ system for each period presented. All quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not reflect actual transactions.

                                                           HIGH SALES PRICE   LOW SALES PRICE
                                                           ----------------   ---------------
1999
First Quarter............................................      $10.250            $7.688
Second Quarter...........................................       10.313             8.750
Third Quarter............................................       10.750             9.125
Fourth Quarter...........................................        9.938             7.063
2000
First Quarter............................................      $ 9.063            $5.750
Second Quarter...........................................        6.938             4.625
Third Quarter............................................        7.875             5.750
Fourth Quarter...........................................        8.000             5.688
2001
First Quarter (through March 23).........................      $ 9.250            $7.500

     As of March 23, 2001, there were 519 holders of record of the common stock. We have never declared or paid a dividend on our common stock. Certain of our financial agreements limit our ability to pay dividends.

ITEM 6.  SELECTED FINANCIAL DATA

     The results of our continuing operations for the years ended December 31, 2000 and 1999 include the results of certain railroads from the dates they were acquired as follows: RailTex, effective February 1, 2000, Freight Australia, effective April 30, 1999, RaiLink, effective August 1, 1999, The Toledo, Peoria, and Western Railroad, which we refer to as TPW, effective September 1, 1999, and Ferronor, effective February 1, 1997. The income statement data for the years ended December 31, 2000, 1999 and 1998 and the balance sheet data at December 31, 2000 and 1999 are derived from, and are qualified by reference to, audited financial statements included elsewhere in this report and should be read in conjunction with those financial statements and the notes thereto. The income statement data set forth below for the periods ended December 31, 1997 and 1996 and the balance sheet data as of December 31, 1998, 1997 and 1996 are derived from our audited financial statements not included (in thousands, except operating and per share data).

                                                             YEAR ENDED DECEMBER 31,
                                               ----------------------------------------------------
                                                  2000        1999       1998      1997      1996
                                               ----------   --------   --------   -------   -------
INCOME STATEMENT DATA
  Operating revenue..........................  $  357,936   $129,818   $ 39,136   $24,496   $12,020
  Operating income...........................      70,034     25,279      5,781     3,365     2,529
Income from continuing operations............       9,608      6,025        113       288       478
Basic earnings per common share from
  continuing operations......................  $     0.50   $   0.45   $   0.01   $  0.02   $  0.10
Diluted earnings per common share from
  continuing operations......................  $     0.49   $   0.43   $   0.01   $  0.02   $  0.09
Weighted average common shares -- Basic......      18,040     11,090      9,553     8,304     4,966
Weighted average common shares -- Diluted....      18,267     11,665      9,778     8,587     4,966
BALANCE SHEET DATA
          Total assets.......................  $  839,703   $443,929   $130,964   $95,141   $65,215
Long-term obligations........................     358,856    162,827     66,327    47,603    37,788
Subordinated debt............................     141,411    122,449         --     2,212     2,212
Redeemable convertible preferred stock.......       6,613      8,830         --        --        --
Stockholders' equity.........................     129,908     69,467     34,760    26,814    15,992
OPERATING DATA
Freight carloads.............................   1,125,897    394,177    117,535    69,140    25,871
Track mileage................................      11,000      8,400      2,400     2,330       930
Number of full time employees................       2,230      1,707        652       542       275

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

     Our principal operations consist of the operations of North American short line freight railroads and international regional railroads. We haul various products for our customers corresponding to their local operating areas. We recognize railroad transportation revenue after services are provided.

     On February 4, 2000, we acquired RailTex for approximately $128 million in cash, assumption of $105.3 million in debt and approximately 6.6 million shares of our common stock, valued at $60.8 million. RailTex owned and operated 25 short line freight railroads with approximately 4,100 miles of track concentrated in the southeastern, midwestern, Great Lakes and New England regions of the United States and eastern Canada. In connection with the acquisition, we entered into a credit agreement providing $330 million of senior term loans and $50 million of senior revolving loans. In addition, one of our wholly owned subsidiaries issued $95 million of subordinated bridge notes and another wholly owned subsidiary issued $55 million of asset sale bridge notes in connection with the acquisition. All of the bridge notes were repaid in 2000.

     Set forth below is a discussion of the historical results of operations for our North American and international railroad operations as well as a discussion of corporate overhead.

NORTH AMERICAN RAILROAD OPERATIONS

     Our historical results of operations include the operations of our acquired railroads from the dates of acquisition as follows:

NAME OF RAILROAD                                         DATE OF ACQUISITION
----------------                                         -------------------
Ventura County Railroad                        September 1998
E&N Railway                                    January 1999
RaiLink properties (6 railroads)               August 1999
Toledo, Peoria and Western Railroad            September 1999
RailTex properties (25 railroads)              February 2000

     We disposed of certain 2000 railroads during 2000 as follows:

Minnesota Northern Railroad                    August 2000
St Croix Valley Railroad                       August 2000
South Central Tennessee Railroad               December 2000
Pittsburgh Industrial Railroad                 December 2000
Ontario L'Orignal Railway                      December 2000

     As a result, the results of operations for the years ended December 31, 2000, 1999 and 1998 are not comparable in various material respects and are not indicative of the results which would have occurred had the acquisitions or dispositions been completed at the beginning of the periods presented.

     The following table sets forth the operating revenues and expenses (in thousands) for our North American railroad operations for the periods indicated. All results of operations discussed in this section are for our North American railroads only, unless otherwise indicated.

                                                             YEARS ENDED DECEMBER 31,
                                                           ----------------------------
                                                             2000      1999      1998
                                                           --------   -------   -------
Total operating revenue..................................  $231,445   $44,924   $18,067
                                                           --------   -------   -------
Operating Expenses:
  Maintenance of way.....................................    25,448     5,920     1,974
  Maintenance of equipment...............................    13,101     2,068       682
  Transportation.........................................    70,958    12,232     3,605
  Equipment rental.......................................    15,842     4,512     2,296
  (Gain) loss on sale of assets..........................   (12,063)      355       (79)
  General and administrative.............................    41,062     6,496     3,095
  Depreciation and amortization..........................    16,430     3,594     1,570
                                                           --------   -------   -------
          Total operating expenses.......................   170,778    35,177    13,143
                                                           --------   -------   -------
Operating income.........................................  $ 60,667   $ 9,747   $ 4,924
                                                           ========   =======   =======

  Comparison of North American Railroad Operating Results for the Years Ended December 31, 2000 and 1999

     Operating Revenues. Operating revenue increased by $186.5 million, or 415%, to $231.4 million for the year ended December 31, 2000 from $44.9 million for the year ended December 31, 1999. North American carloads totaled 839,451 for the year ended December 31, 2000, an increase of 684,460 compared to 154,991 carloads in the prior year. These increases were primarily due to the acquisitions of TPW, RaiLink and RailTex which on a combined basis contributed $206.9 million in revenue and 782,614 carloads for the year ended December 31, 2000 compared to $18.1 million in revenue and 94,309 carloads for the year ended December 31, 1999. Transportation revenue per carload remained fairly constant at $239 and $238 for the years ended December 31, 2000 and 1999 respectively.

     Operating Expenses. Operating expenses increased by $135.6 million, or 385%, to $170.8 million for the year ended December 31, 2000 from $35.2 million for the year ended December 31, 1999. The increase was due to the acquisitions of TPW, RaiLink and RailTex which on a combined basis contributed $164.6 million in operating expenses for the year ended December 31, 2000 compared to $14.4 million for the year ended December 31, 1999. The increase was partially offset by a $9.1 million gain on sale of land on a Texas railroad and a $3.0 million gain on the sale of certain railroad subsidiaries. Additionally, increased fuel costs impacted our operating expenses by approximately $4.4 million over expected amounts during 2000. Operating expenses, as a percentage of operating revenue, exclusive of the gain on sale of assets, were 79.0% and 77.5% for the years ended December 31, 2000 and 1999, respectively.

  Comparison of North American Railroad Operating Results for the Years Ended December 31, 1999 and 1998

     Operating Revenues. Operating revenue increased $26.9 million, or 149%, to $44.9 million for the year ended December 31, 1999 from $18.1 million for the year ended December 31, 1998. The increase was primarily due to increased carloads resulting from 1999 acquisitions. The transportation revenue per carload decreased to $238 from $303 per car primarily due to the acquisition of a rail line in Canada that hauls a significant amount of bridge traffic at a lower rate per car than the Company's other rail lines and intermodal traffic on the newly acquired TPW which also moves at a lower rate per car than the Company's other rail lines. Carloads handled totaled 154,991 for the year ended December 31, 1999, an increase of 105,472, or 213%, compared to 49,519 for the year ended December 31, 1998. The increase was primarily due to the acquisitions of E&N Railroad, the RaiLink properties and TPW, which moved 7,839, 77,328 and 16,981 carloads, respectively, for the year ended December 31, 1999.

     Operating Expenses. Operating expenses increased $22.0 million, or 168%, to $35.2 million for the year ended December 31, 1999 from $13.1 million for the year ended December 31, 1998. The increase was primarily due to the acquisitions of E&N Railroad, the RaiLink properties and TPW, which had $4.4 million, $11.1 million and $3.4 million, respectively, in operating expenses for the year ended December 31, 1999 and the write-off of $0.6 million in costs related to the discontinuance of the Delaware Valley Railway. Operating expenses, exclusive of gains and losses on sales, as a percentage of operating revenue, were 77.5% and 73.2% for 1999 and 1998, respectively. Exclusive of the write-off of costs at the Delaware Valley Railway, the operating ratio was 76.9% for 1999.

INTERNATIONAL RAILROAD OPERATIONS

FREIGHT AUSTRALIA

     The results of operations for the years ended December 31, 2000 and 1999 include the operations of Freight Australia from its date of acquisition, May 1, 1999. Therefore, the results of operations for the year ended December 31, 2000 are not comparable to the prior year in certain material respects and are not indicative of the results which would have occurred had the acquisition been consummated January 1, 1999.

     The following table sets forth the operating revenues and expenses (in thousands) for Freight Australia's railroad operations for the year ended December 31, 2000 and the period from May 1, 1999 to December 31, 1999.

                                                                2000       1999
                                                              --------    -------
Revenues:...................................................  $102,204    $63,358
                                                              --------    -------
Operating expenses:
  Transportation............................................    70,118     42,742
  General and administrative................................     6,253      5,169
  Depreciation and amortization.............................     5,438      3,429
                                                              --------    -------
          Total operating expenses..........................    81,809     51,340
                                                              --------    -------
  Operating income..........................................  $ 20,395    $12,018
                                                              ========    =======

  Comparison of Freight Australia's Operating Results for the Years Ended December 31, 2000 and 1999

     Operating Revenues. Operating revenues increased $38.8 million, or 61%, to $102.2 million for the year ended December 31, 2000 from $63.4 million for the year ended December 31, 1999. The increase in operating revenue was primarily due to the 1999 period including only eight months of operations. Freight Australia's carloads were 203,536 for the year ended December 31, 2000, an increase of 71,051, or 35%, compared to 132,485 for the year ended December 31, 1999. Revenue per carload was $406 for 2000 versus $366 for 1999. The increase in revenue per carload was primarily due to a change in commodity mix from 1999 to 2000.

     Operating Expenses. Operating expenses increased $30.5 million, or 59%, to $81.8 million for the year ended December 31, 2000 from $51.3 million for the period May 1, 1999 through December 31, 1999. The increase in operating expenses was primarily due to the 1999 period including only eight months of operations. Operating expenses, as a percentage of operating revenue, were 80.0% and 81.0%for the years ended December 31, 2000 and 1999. Operating expenses were negatively impacted in 2000 by rising fuel prices in the amount of $2.5 million.

     Operating income was lower in 2000 by $2.0 million due to the decline in the Australian dollar exchange rate.

FERRONOR

     The following table sets forth the operating revenues and expenses (in thousands) for Ferronor's railroad operations for the years ended December 31, 2000, 1999 and 1998.

                                                             2000      1999      1998
                                                            -------   -------   -------
  Revenues:...............................................  $22,873   $19,115   $15,924
                                                            -------   -------   -------
  Operating expenses:
     Transportation.......................................   15,505    11,964     8,982
     General and administrative...........................    2,494     2,222     1,724
     Depreciation and amortization........................    2,278     1,231       706
                                                            -------   -------   -------
          Total operating expenses........................   20,277    15,417    11,412
                                                            -------   -------   -------
  Operating income........................................  $ 2,596   $ 3,698   $ 4,512
                                                            =======   =======   =======

  Comparison of Ferronor's Operating Results for the Years Ended December 31, 2000 and 1999

     Operating Revenues. Operating revenue increased $3.8 million, or 20%, to $22.9 million for the year ended December 31, 2000 from $19.1 million for the year ended December 31, 1999. Ferronor's carloads handled totaled 98,991 for the year ended December 31, 2000, an increase of 5,156, or 5%, compared to 93,835 for the year ended December 31, 1999. The increase in both carloads and revenue is related to the commencing of operations in the fourth quarter of 1999 on a new long-term contract.

     Operating Expenses. Operating expenses increased $4.9 million, or 32%, to $20.3 million for the year ended December 31, 2000 from $15.4 million for the year ended December 31, 1999. The increase was due to start up costs related to a new long-term contract which commenced in late 1999. Depreciation expense increased in 2000 by $1 million over prior year due to capital expenditures relating to new contracts. Operating expenses, as a percentage of operating revenue, were 89% and 81% for the years ended December 31, 2000 and 1999, respectively.

  Comparison of Ferronor's Operating Results for the Years Ended December 31, 1999 and 1998

     Operating Revenues. Operating revenue increased $4.2 million, or 28%, to $19.1 million for the year ended December 31, 1999 from $14.9 million for the year ended December 31, 1998. Ferronor's carloads handled totaled 93,835 for the year ended December 31, 1999, an increase of 25,819, or 38%, compared to 68,016 for the year ended December 31, 1998. The increase in both carloads and revenue is due to Ferronor commencing movement of iron ore out of the El Algarrabo mine in late March 1998 and the Los Colorados mine in July 1998 and nitrates out of the Minsal mine during 1999. These increases were offset slightly by a decrease in the international traffic out of Argentina and Bolivia due to the slow down in the world economy in the second quarter of 1998.

     Operating Expenses. Operating expenses increased $4.0 million, or 35%, to $15.4 million for the year ended December 31, 1999 from $11.4 million for the year ended December 31, 1998. The increase was due to Ferronor commencing movement of iron ore out of the El Algarrabo mine in late March 1998 and the Los Colorados mine in July 1998 and nitrates out of the Minsal mine during 1999. Operating expenses, as a percentage of operating revenue, were 80.7% and 76.5% for the years ended December 31,

1999 and 1998, respectively. The operating ratio increase was due primarily to the loss in 1999 of international traffic which is typically higher margin business.

CORPORATE OVERHEAD AND OTHER

     Corporate Overhead. Corporate overhead services performed for our subsidiaries include overall strategic planning, marketing, accounting, finance, cash management, payroll, engineering and tax return preparation. Corporate overhead, which is included in selling, general and administrative expenses in the consolidated statements of income, increased $7.2 million, or 138%, to $12.4 million for the year ended December 31, 2000 from $5.2 million for the year ended December 31, 1999. Corporate overhead increased $1.1 million, or 27%, to $5.2 million for the year ended December 31, 1999 from $4.1 million for the year ended December 31, 1998. The increases in each of the specified periods were related to the additional costs incurred to manage the acquired rail roads and to establish a strong management team to handle our continued growth. For the year ended December 31, 2000, we incurred $4.8 million of costs related to our acquisition of RailTex and our unsuccessful acquisition bid for Westrail, an Australian railroad. We also recognized a $2.9 million non-cash foreign exchange loss related to the debt associated with the acquisition of Freight Australia. Such debt was refinanced in February 2000.

     Interest Expense. Interest expense, including amortization of financing costs, has increased from $4.9 million in 1998 to $20.5 million in 1999 and $56.0 million in 2000. This increase is primarily attributable to the financing of our acquisitions of V/Line Freight, TPW and Railink in 1999 and RailTex in 2000.

     Income Taxes. Our effective tax rate in 2000 was 23.5%. This rate, as well as the rates in 1999 and 1998, are impacted by the allocation of income taxes between continuing operations, discontinued operations and extraordinary items. We believe our effective tax rate for 2001 will be approximately 31%.

     Extraordinary Loss. Pursuant to the refinancing of our debt in February 2000, we recorded an extraordinary charge for the year ended December 31, 2000 for the loss on early extinguishment of debt of $2.9 million, after-tax. In connection with the issuance of subordinated debt in August 2000 we recorded an extraordinary charge of $1.1 million for early extinguishment of debt, net of income taxes.

     Discontinued Operations. We recorded net earnings from our discontinued operations of $8.3 million in 2000 compared to $3.9 million in 1999 and $4.3 million in 1998. In connection with the acquisition of RailTex, we refinanced our investment in our trailer manufacturing operations resulting in additional interest expense of $7.3 million in 2000. In December 2000, we sold our trailer manufacturing operations for $38.5 million resulting in a gain of approximately $11.5 million, net of income taxes.

     Cumulative Effect of Accounting Change. We recorded a $2.3 million charge associated with a change in accounting principle. Such charge resulted from a beneficial conversion feature associated with warrants in connection with the junior convertible subordinated debentures issued in 1999. This was a result of a change during 2000 of the applicable accounting literature.

LIQUIDITY AND CAPITAL RESOURCES -- COMBINED OPERATIONS

     The discussion of liquidity and capital resources that follows reflects our consolidated results and includes all subsidiaries.

     Our cash provided by operating activities was $44 million for the year ended December 31, 2000. This amount includes $12 million in net income and $35 million in depreciation and amortization.

     Cash used in investing activities was $122 million for the year ended December 31, 2000. The primary uses of cash during 2000 were for the acquisition of RailTex, including costs, of $149 million, and the purchase of property, plant and equipment with an aggregate cost of $63 million. These were partially offset by the proceeds of $97 million from sale of certain assets.

     Cash provided by financing activities was $80 million for 2000. This consisted primarily of net borrowings under debt agreements of $101 million used to fund the RailTex acquisition, partially offset by cash used for deferred loan costs of $19 million.

     In August 2000, RTC sold units consisting of $130.0 million of 12 7/8% senior subordinated notes due 2010 and warrants to purchase 1,411,414 shares of our common stock in a private offering, for gross proceeds of $122.2 million after deducting the initial purchasers' discount. The net proceeds received from the issuance of the units were used to repay all $95.0 million of subordinated bridge notes issued by RTC, $20.0 million of the asset sale bridge notes issued by PBRH and approximately $1.8 million of term loans under our senior credit facilities. All of our U.S. subsidiaries are guarantors of the senior subordinated debt.

     In February 2000, we entered into a credit agreement and two bridge note facilities in connection with the acquisition of RailTex and the refinancing of substantially all of both our and RailTex's existing debt. The credit agreement provides (1) a $125 million Term A loan, (2) a $205 million Term B loan, and (3) a $50 million revolving credit facility which includes $30 million of U.S. dollar denominated loans, $10 million of Canadian dollar denominated loans and $10.0 million of Australian dollar denominated loans. The Term A loan and the revolving loans mature on December 31, 2005 and the Term B loans mature December 31, 2006. At our option, the senior credit facilities will bear interest at either (1) the alternative base rate, or ABR, (defined as greater of (i) The Bank of Nova Scotia's prime rate and (ii) the Federal Funds Effective Rate plus 0.005%) plus 1.75% for the revolving credit facilities and for the Term A loan facility and 2.00% for the Term B loan facility, or (2) LIBOR plus 3.00% for the revolving credit facility and for the Term A loan facility and the 3.25% for the Term B loan facility; provided, that the additional amounts added to ABR and the LIBOR for the revolving credit facility and the Term A loan facility is subject to adjustment based on changes in our leverage ratio. The loans are collateralized by substantially all of our assets other than Ferronor, and the loans are guaranteed by all of our subsidiaries other than Ferronor. Freight Australia guarantees only the Australian dollar revolving loans and our Canadian subsidiaries guarantee only the Canadian dollar revolving loans.

     Our new credit facilities include numerous covenants imposing significant financial and operating restrictions on our business. The covenants place restrictions on our ability to, among other things: incur more debt; pay dividends, redeem or repurchase our stock or make other distributions; make acquisitions or investments; use assets as security in other transactions; enter into transactions with affiliates; merge or consolidate with others; dispose of assets or use asset sale proceeds; create liens on our assets; and extend credit.

     The new credit facilities also contain financial covenants that require us to meet a number of financial ratios and tests. Our ability to meet these ratios and tests and to comply with other provisions of the new credit facilities can be affected by events beyond our control. Our failure to comply with the obligations in our new credit facilities could result in an event of default under our new credit facilities, which, if not cured or waived, could permit acceleration of our indebtedness or other indebtedness which would have a material adverse effect on us. As of December 31, 2000, we were in compliance with these financial covenants.

     Interest on our new credit facility is payable at variable rates. To partially mitigate the interest rate risk on the credit facilities we entered into interest rate swaps in May 2000. The interest rate swaps lock in a LIBOR rate of 7.23% on $212.5 million of debt for a three-year period. Fluctuations in the market interest rate will affect the cost of our remaining borrowings. Assuming current debt levels, the effect of a 1% increase in interest rates on this remaining debt would result in an increase in interest expense of $1.2 million for the year ended December 31, 2001.

     At the time of our purchase of RailTex, RTC issued a $95 million of subordinated bridge note. The subordinated note was fully paid off in August 2000 with the net proceeds from the issuance of its 12 7/8% senior subordinated notes. In addition, PBRH issued $55 million of asset sale bridge notes. In December 2000, we repaid the asset sale bridge notes with the proceeds from the sale of the truck trailer manufacturing operations.

     In connection with the issuance of the asset sale bridge notes, the purchasers of these notes received 0.433 million warrants to purchase our common stock at an exercise price of $7.75 per share. The warrants have a five-year maturity.

     As of December 31, 2000, we had a working capital deficit of $7.6 million compared to working capital of $24.0 million as of December 31, 1999. Cash on hand was $13.1 million as of December 31, 2000 compared to $11.6 million as of December 31, 1999. Our cash flows from operations historically have been sufficient to meet our ongoing operating requirements, capital expenditures for property, plant and equipment, and to satisfy our interest requirements.

     We expect that our future cash flows will be sufficient for our current and contemplated operations for at least the next twelve months. We anticipate using cash flows and borrowings for anticipated capital expenditures of approximately $45 million for the upgrading of existing rail lines and purchases of locomotives and equipment. We do not presently anticipate any other significant capital expenditures over the next twelve months.

     Based on our current debt levels, we anticipate debt service for the next twelve months to be approximately $65 million including principal and interest. We anticipate that a portion of the debt service will be paid from the operating cash flow of Freight Australia. A material change in the currency exchange rate between the U.S. dollar and Australian dollar could adversely affect our ability to service the debt.

     Our long-term business strategy includes the selective acquisition of additional transportation-related businesses. Accordingly, we may require additional equity and/or debt capital in order to consummate acquisitions or undertake major development activities. It is impossible to predict the amount of capital that may be required for those acquisitions or development, and there is no assurance that sufficient financing for those activities will be available on terms acceptable to us, if at all. As of March 23, 2001, we had $34.3 million of availability under our revolving credit facilities. We also had $9.6 million of cash.

INFLATION

     Inflation in recent years has not had a significant impact on our operations. We believe that inflation will not adversely affect us in the future unless it increases substantially and we are unable to pass through the increases in our freight rates. See discussion of fuel prices in Item 7A Market Risk.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires all derivatives to be measured at fair value and recognized as either assets or liabilities on the balance sheet. Furthermore, the accounting for changes in the fair value of a derivative (i.e. gains and losses) depends on the intended use of the derivative. The Company adopted SFAS No. 133 on January 1, 2001, and will record a liability of approximately $7 million, net of income taxes of $3 million, with a corresponding charge to equity relating to the interest rate swaps in the first quarter of 2001.

ITEM 7A.  MARKET RISK

     Foreign Currency. Our foreign currency risk arises from owning and operating railroads in Canada and Australia. At December 31, 2000, we had not entered into any transactions to manage this risk. A decrease in either of these foreign currencies would negatively impact our earnings for the affected period. A majority of our revenue and debt in Chile is U.S. dollar denominated. Therefore, we are not negatively impacted by a decline in the value of the Chilean peso.

     The financial position and results of operations of our Canadian and Australian subsidiaries are measured using the local currency as the functional currency. Assets and liabilities are translated into U.S. dollars at exchange rates in effect at year-end, while revenues and expenses are translated at average exchange rates prevailing during the year. The resulting translation gains and losses are charged directly to accumulated other comprehensive income, a component of stockholders' equity, and are not included in income until realize through the sale or liquidation of the investment. At December 31, 2000, the accumulated other comprehensive loss totaled $17.8 million.

     Interest Rates. Our interest rate risk results from holding variable rate debt obligations, as an increase in interest rates would result in lower earnings and increased cash outflows.

     The interest rate on our credit facility is payable at variable rates. To partially mitigate the interest rate risk on the new credit facilities, we entered into interest rate swaps in May 2000. The interest rate swaps lock in a LIBOR rate of 7.23% on $212.5 million of debt for a three-year period. Fluctuation in the market interest rate will affect the cost of our remaining borrowings. The effect of a 1% increase in interest on the remaining borrowings would result in an increase in interest expense of $1.2 million for the twelve months ended December 31, 2001.

     Diesel Fuel. We are exposed to fluctuations in diesel fuel prices, as an increase in the price of diesel fuel would result in lower earnings and increased cash outflows. Prior to our acquisition of RailTex, RailTex had entered into a contract to hedge against fuel price increases with a cap which fixed the price of 725,000 gallons of diesel fuel per month for the period July 1999 to June 2000 at $0.45 per gallon. No fuel hedging is in place after June 30, 2000. The effect of a $0.01 increase in fuel prices would result in an increase in fuel expense of approximately $40,000 per month.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The Consolidated Financial Statements of RailAmerica, the accompanying notes thereto and the independent accountants' reports are included as part of this Form 10-K and immediately follow the signature page of this Form 10-K.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     Information concerning directors, executive officers and nominees is incorporated by reference from our definitive proxy statement relating to our 2001 Annual Meeting of Stockholders to be filed with the Commission pursuant to Regulation 14A on or before April 30, 2001.

ITEM 11.  EXECUTIVE COMPENSATION

     Information concerning executive compensation is incorporated by reference from our definitive proxy statement relating to our 2001 Annual Meeting of Stockholders to be filed with the Commission pursuant to Regulation 14A on or before April 30, 2001.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Information concerning security ownership is incorporated by reference from our definitive proxy statement relating to our 2001 Annual Meeting of Stockholders to be filed with the Commission pursuant to Regulation 14A on or before April 30, 2001.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Information concerning certain relationships and related transactions is incorporated by reference from our definitive proxy statement relating to our 2001 Annual Meeting of Stockholders to be filed with the Commission pursuant to Regulation 14A on or before April 30, 2001.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(A) EXHIBITS

   1.1     Purchase Agreement, dated August 9, 2000, between
           RailAmerica Transportation Corp., RailAmerica, Inc., the
           Guarantors named therein, Donaldson, Lufkin & Jenrette
           Securities Corporation, Barclays Bank PLC and Scotia Capital
           (USA) Inc. (23)
   2.1     Amended and Restated Stock Purchase Agreement, dated as of
           August 3, 1999 by and among RailAmerica, Inc., Florida Rail
           Lines, Inc. Bank Austria AG, Grand Cayman Branch, CSX
           Transportation, Inc., Delaware Otsego Corporation, The
           Brenner Group and The Toledo, Peoria and Western Railroad
           Corporation(8)
   2.2 Agreement and Plan of merger, dated as of October 14, 1999, among RailAmerica, Inc., Cotton Acquisition Corp. and
           RailTex, Inc.(9)
   3.1     Amended and Restated Certificate of Incorporation of
           Registrant, as amended(2)
   3.2     By-laws of Registrant(1)
   3.3 Certificate Of Amendment to Amended and Restated Certificate of Incorporation of the Registrant
   4.1     Form of Common Stock Rights Agreement, dated as of January
           6, 1998, between the Registrant and American Stock Transfer
           & Trust Company(6)
   4.2     Certificate of Designation of Series A Convertible
           Redeemable Preferred Stock(19)
   4.3     Third Amendment to the Rights Agreement, dated as of January
           13, 2000, between the Company and American Stock Transfer &
           Trust Company(10)
   4.4     Warrant Agreement, dated as of February 4, 2000, among the
           Company and RailAmerica Funding, Inc.(20)
   4.5     Asset Bridge Warrant Agreement, dated as of February 4,
           2000, among the Company and RailAmerica Holdings Funding,
           Inc.(20)
   4.6     Fourth Amendment to the Rights Agreement, dated as of April
           13, 2000, between the Company and American Stock Transfer and Trust Company (21)
   4.7     Waiver and Supplemental Agreement, dated as of April 13,
           2000, among the Company and EGS Associates, L.P., EGS
           Partners L.L.C., Bev Partners, L.P., Jonas Partners, L.P.,
           EGS Management, L.L.C., William Ehrman, Frederic Greenberg,
           Jonas Gerstl and Juli Oliver (22)
   4.8     Indenture, dated as of August 14, 2000, between RailAmerica
           Transportation Corp., the Guarantors named therein and Wells
           Fargo Bank Minnesota, N.A. (24)
   4.9     Notes Registration Rights Agreement, dated as of August 14,
           2000, between RailAmerica Transportation Corp., the
           Guarantors named therein, Donaldson Lufkin & Jenrette
           Securities Corporation, Barclays Bank PLC and Scotia Capital
           (USA) Inc. (25)
  4.10     Warrants Agreement, dated August 14, 2000, between
           RailAmerica, Inc. and Wells Fargo Bank Minnesota, N.A. (26)
  4.11     Warrant Registration Rights Agreement, dated August 14,
           2000, between RailAmerica, Inc., Donaldson, Lufkin &
           Jenrette Securities Corporation, Barclays Bank PLC and
           Scotia Capital (USA) Inc. (27)
 10.43     Stock Option Agreement, dated November 11, 1994, between
           RailAmerica, Inc. and Gary O. Marino(7)
 10.45     RailAmerica, Inc. 1995 Non-Employee Director Stock Option
           Plan(2)
 10.46     RailAmerica, Inc. 1995 Employee Stock Purchase Plan(2)
 10.47     RailAmerica, Inc. Corporate Senior Executive Bonus Plan(2)

 10.56 Stock Purchase Agreement, dated as of September 20, 1996, by and among Otter Tail Valley Railroad Company, Inc. and
           Dakota Rail, Inc.(4)
 10.59     RailAmerica, Inc. Nonqualified Deferred Compensation
           Trust(5)+
 10.60     Nonqualified Deferred Compensation Agreement between
           RailAmerica, Inc. and Gary O. Marino(5)+
 10.63     RailAmerica, Inc. 1998 Executive Incentive Compensation
           Plan(6)+
 10.64 Sale of Assets Agreement dated February 22, 1999 by and among RailAmerica, Inc., Freight Victoria Limited and V/Line
           Freight Corporation 10.2 Primary Infrastructure (11)
 10.65 Lease dated April 30, 1999 by and among the Director of Public Transport and Freight Victoria Limited(12)
 10.66 Asset Purchase Agreement, dated December 17, 1998, by and among Canadian Pacific Railway Company and E&N Railway
           Company (1998) Ltd., a subsidiary of RailAmerica, Inc.(13)
 10.67     Noncompete Agreement, dated December 1999, by and between
           Ronald A. Rittenmeyer and the Company(14)
 10.68 Purchase Agreement, dated as of November 4, 1998 by and among RailTex Global Investments, L.L.C., RailTex
           International Holdings, Inc. and GEEMF II Latin America,
           L.L.C.(15)
 10.69 Memorandum of Understanding, dated as of October 29, 1999, providing for the sale by RailTex Global Investments, LLC of its shares in Ferrovia Centro Atlantica, S.A. (English and
           Portuguese language versions)(16)
 10.70 Purchase Agreement, dated as of November 10, 1999, by and between RailTex International Holdings, Inc. and GEEMF II
           Latin America, L.L.C.(17)
 10.71 Credit Agreement, dated as of February 4, 2000, by and among the Company and Palm Beach Rail Holding, Inc., each as guarantor, RailAmerica Transportation Corp., RaiLink, Ltd.
           And Freight Victoria Limited, each as a borrower, various financial institutions from time to time parties thereto, as the lenders, DLJ Capital Funding, Inc., as the syndication agent, the lead arranger and the sole book running manager, The Bank of Nova Scotia, as the administrative agent for the Lenders and ING (U.S.) Capital LLC and Fleet National Bank, as the documentation agents for the lenders(20)
 10.72 Securities Purchase Agreement, dated as of February 4, 2000, among RailAmerica Transportation Corp., and the Company,
           Palm Beach Rail Holding, Inc., and all of the Restricted
           Subsidiaries (as defined in the Credit Agreement) of the Company, each as a guarantor, and RailAmerica Funding, Inc.
           as the purchaser.(20)
 10.73     Asset Bridge Securities Purchase Agreement, dated as of
           February 4, 2000, among Palm Beach Rail Holdings, Inc., and the Company, Kalyn/Siebert I, Inc., KS Boca, Inc. and
           Kalyn/Siebert, L.P., each as a guarantor, and RailAmerica
           Holdings Funding, Inc., as the purchaser(20)
 10.74     Equity Registration Rights Agreement, dated as of February
           4, 2000, among the Company and RailAmerica Funding, Inc.(20)
 10.75     Debt Registration Rights Agreement, dated as of February 4,
           2000, among the Company and RailAmerica Funding, Inc.(20)
 10.76 Asset Bridge Equity Registration Rights Agreement, dated as of February 4, 2000, among the Company and RailAmerica
           Funding, Inc.(20)

 10.77     Waiver and Amendment No. 1 to Credit Agreement.
 10.78     Waiver and Amendment No. 2 to Credit Agreement.
 10.79 Employment Agreement, dated as of January 1, 2000, between the Company and Gary O. Marino.
  21.1     Subsidiaries of Registrant
  23.1     Consent of PricewaterhouseCoopers LLP
  23.2     Consent of Arthur Andersen Langton Clarke
  25.1     Statement of Eligibility of Trustee (23)
  99.1 Petition for Exemption, dated November 8, 1999, filed before the Surface Transportation Board, finance Docket No. 33813, by RailAmerica, Inc. and RailTex, Inc.(18)
  99.2     Form of Letter of Transmittal with respect to Exchange
           Offer(28)
  99.3     Form of notice of Guaranteed Delivery(29)

---------------

 (1) Incorporated by reference to the same exhibit number filed as part of the Registrant's Registration Statement on Form S-1, Registration No. 33-49026.
 (2) Incorporated by reference to the same exhibit number filed as part of the Company's Form 10-QSB for the quarter ended September 30, 1995, filed with the Securities and Exchange Commission on November 12, 1995.
 (3) Incorporated by reference to the exhibit A filed as part of the Company's Form 8-K as of September 30, 1996, filed with the Securities and Exchange Commission on October 17, 1996.
 (4) Incorporated by reference to the exhibit 2.1 filed as part of the Company's Form 8-K as of October 11, 1996, filed with the Securities and Exchange Commission on October 25, 1996.
 (5) Incorporated by reference to the same exhibit number filed as part of the Company's Form 10-KSB for year ended December 31, 1995, filed with the Securities and Exchange Commission on March 31, 1997.
 (6) Incorporated by reference to exhibit No. 4.1 filed as part of the Registrant's Statement on Form 8-A, filed with the Securities and Exchange Commission on January 6, 1998.
 (7) Incorporated by reference to the same exhibit number filed as part of the Company's Form 10-Q for the quarter ended March 31, 1998, filed with the Securities and Exchange Commission on May 14, 1998.
 (8) Incorporated by reference to exhibit 2.1 filed as part of the Company's Form 8-K as of September 3, 1999, filed with the Securities and Exchange Commission on September 20, 1999.
 (9) Incorporated by reference to exhibit 2.1 filed as part of the Company's Form 8-K as of October 14, 1999, filed with the Securities and Exchange Commission on October 19, 1999.
(10) Incorporated by reference to exhibit 4.1 filed as part of the Company's Form 8-K as of January 13, 2000, filed with the Securities and Exchange Commission on January 26, 2000.
(11) Incorporated by reference to exhibit 10.1 filed as part of the Company's Form 8-K as of April 30, 1999, filed with the Securities and Exchange Commission on May 17, 1999.
(12) Incorporated by reference to exhibit 10.2 filed as part of the Company's Form 8-K as of April 30, 1999, filed with the Securities and Exchange Commission on May 17, 1999.
(13) Incorporated by reference to exhibit 10.64 filed as part of the Company's Form 10-Q as of March 31, 1999, filed with the Securities and Exchange Commission on May 17, 1999.
(14) Incorporated by reference to exhibit 10.1 filed as part of the Company's Registration Statement on Form S-4, Registration No. 333-93611.
(15) Incorporated by reference to exhibit 10.56 filed as part of the Form 10-K filed for RailTex, Inc. for the year ended December 31, 1998, filed with the Securities and Exchange Commission on March 30, 1999.
(16) Incorporated by reference to exhibit 10.60 filed as part of the Form 10-Q filed for RailTex, Inc. for the quarter ended September 30, 1999, filed with the Securities and Exchange Commission on November 12, 1999.

(17) Incorporated by reference to exhibit 10.61 filed as part of the Form 10-Q filed for RailTex, Inc. for the quarter ended September 30, 1999, filed with the Securities and Exchange Commission on November 12, 1999.
(18) Incorporated by reference to the exhibit 99.1 filed as part of the Company's Form 8-K as of November 8, 1999, filed with the Securities and Exchange Commission on November 12, 1999.
(19) Incorporated by reference to the exhibit of the same number filed as part of the Company's Form 10-K for the year ended December 31, 1998 filed with the Securities and Exchange Commission on March 31, 1999.
(20) Incorporated by reference to the exhibit of the same number filed as part of the Company's Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission on March 30, 2000.
(21) Incorporated by reference to Exhibit 4.1 filed as part of the Company's Form 8-K, dated April 13, 2000.
(22) Incorporated by reference to Exhibit 4.2 filed as part of the Company's Form 8-K, dated April 13, 2000.
(23) Incorporated by reference to the exhibit of the same number filed as part of the Company's Registration Statement on Form S-4, Registration No. 333-45196.
(24) Incorporated by reference to the Exhibit 4.1 filed as part of the Company's Registration Statement on Form S-4, Registration No. 333-45196.
(25) Incorporated by reference to the Exhibit 4.2 filed as part of the Company's Registration Statement on Form S-4, Registration No. 333-45196.
(26) Incorporated by reference to the Exhibit 4.1 filed as part of the Company's Registration Statement on Form S-3, Registration No. 333-45200.
(27) Incorporated by reference to the Exhibit 4.2 filed as part of the Company's Registration Statement on Form S-3, Registration No. 333-45200.
(28) Incorporated by reference to the Exhibit 99.1 filed as part of the Company's Registration Statement on Form S-4, Registration No. 333-45196.
(29) Incorporated by reference to the Exhibit 99.2 filed as part of the Company's Registration Statement on Form S-4, Registration No. 333-45196.
+  Executive Compensation Plan or Arrangement.

(B) REPORTS ON FORM 8-K.

     The Company filed the following reports on Form 8-K during the quarter ended December 31, 2000:

     None.

                                   SIGNATURES

     In accordance with Section 13 or 15(d) of the Securities Exchange act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          RAILAMERICA, INC.

                                          By: /s/ GARY O. MARINO
                                            ------------------------------------
                                              Gary O. Marino, Chief Executive
                                              Officer
                                              (Principal Financial Officer)

                                          By: /s/ BENNETT MARKS
                                            ------------------------------------
                                              Bennett Marks, Chief Financial
                                              Officer,
                                              Sr. Vice President and Principal
                                              Accounting Officer

                                          Dated April 02, 2001

     In accordance with the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

                 SIGNATURES                                    TITLE                       DATE
                 ----------                                    -----                       ----
/s/ GARY O. MARINO                             Chairman, President, Chief Executive   April 02, 2001
---------------------------------------------  Officer and Director
Gary O. Marino

/s/ DONALD D. REDFEARN                         Chief Administrative Officer,          April 02, 2001
---------------------------------------------  Executive Vice President, Secretary
Donald D. Redfearn                             and Director

/s/ JOHN H. MARINO                             Assistant Secretary and Director       April 02, 2001
---------------------------------------------
John H. Marino

/s/ DOUGLAS R. NICHOLS                         Director                               April 02, 2001
---------------------------------------------
Douglas R. Nichols

/s/ /S/ RICHARD RAMPELL                        Director                               April 02, 2001
---------------------------------------------
Richard Rampell

/s/ CHARLES SWINBURN                           Director                               April 02, 2001
---------------------------------------------
Charles Swinburn

/s/ JOHN M. SULLIVAN                           Director                               April 02, 2001
---------------------------------------------
John M. Sullivan

/s/ FERD. C. MEYER, JR.                        Director                               April 02, 2001
---------------------------------------------
Ferd C. Meyer, Jr.

/s/ WILLIAM G. PAGONIS                         Director                               April 02, 2001
---------------------------------------------
William G. Pagonis

                       RAILAMERICA, INC. AND SUBSIDIARIES

                         INDEX OF FINANCIAL STATEMENTS
                             ---------------------

     The following consolidated financial statements of RailAmerica, Inc. and Subsidiaries are referred to in Item 8:

                                                               PAGES
                                                               -----
Reports of Independent Certified Public Accountants.........      F-33
Consolidated Balance Sheets -- December 31, 2000 and 1999...      F-35
Consolidated Statements of Income -- For the Years Ended          F-36
  December 31, 2000, 1999 and 1998..........................
Consolidated Statements of Stockholders' Equity -- For the        F-37
  Years Ended December 31, 2000, 1999 and 1998..............
Consolidated Statements of Cash Flows -- For the Years Ended      F-38
  December 31, 2000, 1999 and 1998..........................
Notes to Consolidated Financial Statements..................      F-39

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
RailAmerica, Inc.

     In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of RailAmerica, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. As of December 31, 1999 and for the years ended December 31, 1999 and 1998, we did not audit the financial statements of Empresa De Transporte Ferroviario S.A., a 55% owned subsidiary of the Company, which statements reflect total assets of $87,555,000 as of December 31, 1999, and total revenues of $19,115,000 and $15,312,000 for the years ended December 31, 1999 and 1998. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Empresa De Transporte Ferroviario S.A. as of December 31, 1999 and for the years ended December 31, 1999 and 1998, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP
---------------------------------------------------------

PricewaterhouseCoopers LLP

Ft. Lauderdale, Florida
March 15, 2001

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
Ferronor S.A.:

     We have audited the balance sheet of Empresa De Transporte Ferroviario S.A. ("Ferronor") as of December 31, 1999, and the related statements of income and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We have conducted our audits of these statements in accordance with auditing standards generally accepted in Chile, which are substantially consistent with those followed in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ferronor as of December 31, 1999, and the results of operations and its cash flow for the years ended December 31,1999 and 1998 in conformity with generally accepted accounting principles in the United States of America.

/s/ CHARLES A. BUNCE
---------------------------------------------------------
CHARLES A. BUNCE
                                               ARTHUR ANDERSEN -- LANGTON CLARKE
February 4, 2000
Santiago, Chile

                       RAILAMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999
                                 (IN THOUSANDS)

                                                                2000       1999
                                                              --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 13,090   $ 11,598
  Restricted cash in escrow.................................     4,539         --
  Accounts and notes receivable.............................    62,864     40,857
  Other current assets......................................    19,551     13,429
  Net assets of discontinued operations.....................        --     14,996
                                                              --------   --------
          Total current assets..............................   100,044     80,880
Property, plant and equipment, net..........................   715,020    347,617
Other assets................................................    24,639     15,432
                                                              --------   --------
          Total assets......................................  $839,703   $443,929
                                                              ========   ========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................  $ 20,558   $ 17,811
  Accounts payable..........................................    39,752     23,732
  Accrued expenses..........................................    47,305     15,379
                                                              --------   --------
          Total current liabilities.........................   107,615     56,922
Long-term debt, less current maturities.....................   338,298    145,016
Subordinated debt...........................................   141,411    122,449
Deferred income taxes.......................................    87,288     15,382
Minority interest and other liabilities.....................    35,044     25,863
                                                              --------   --------
                                                               709,656    365,632
                                                              --------   --------
Commitments and contingencies
Redeemable convertible preferred stock, $0.01 par value, $25 liquidation value; 278,400 issued and outstanding at
  December 31, 2000
  378,400 issued and outstanding at December 31, 1999.......     6,613      8,830
                                                              --------   --------
Stockholders' equity:
  Common stock, $0.001 par value, 60,000,000 authorized;
     18,623,320 issued and outstanding at December 31, 2000
     12,610,875 issued and 11,894,136 outstanding at
      December 31, 1999.....................................        19         13
  Additional paid-in capital................................   118,502     47,797
  Retained earnings.........................................    29,162     18,171
  Accumulated other comprehensive income (loss).............   (24,249)     3,486
                                                              --------   --------
          Total stockholders' equity........................   123,434     69,467
                                                              --------   --------
          Total liabilities, redeemable preferred stock and
           stockholders' equity.............................  $839,703   $443,929
                                                              ========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                                2000       1999      1998
                                                              --------   --------   -------
  Operating revenue.........................................  $357,936   $129,818   $39,136
                                                              --------   --------   -------
  Operating expenses:
     Transportation.........................................   210,972     79,439    22,096
     Selling, general and administrative....................    62,093     19,550     9,075
     Net gain on sale and impairment of assets..............   (11,184)    (3,629)     (360)
     Depreciation and amortization..........................    26,021      9,179     2,544
                                                              --------   --------   -------
          Total operating expenses..........................   287,902    104,539    33,355
                                                              --------   --------   -------
          Operating income..................................    70,034     25,279     5,781
  Interest expense, including amortization of financing
     costs of $4,854, $4,203 and $465, respectively.........   (55,950)   (20,490)   (4,944)
  Minority interest and other income (expense)..............    (1,526)       449    (1,724)
                                                              --------   --------   -------
          Income (loss) from continuing operations before
            income taxes....................................    12,558      5,238      (887)
  Provision (benefit) for income taxes......................     2,950       (787)   (1,000)
                                                              --------   --------   -------
          Income from continuing operations.................     9,608      6,025       113
  Discontinued operations:
     Gain on disposal of discontinued segment (net of income
       taxes of $6,850).....................................    11,527         --        --
     Income (loss) from operations of discontinued segment
       (net of income taxes of ($1,650), $2,300, and $2,530,
       respectively)........................................    (3,226)     3,896     4,288
                                                              --------   --------   -------
          Income before extraordinary item and cumulative
            effect of accounting change.....................    17,909      9,921     4,401
  Extraordinary loss from early extinguishment of debt (net
     of income taxes of $2,200).............................    (3,996)        --        --
  Cumulative effect of accounting change....................    (2,252)        --        --
                                                              --------   --------   -------
          Net income........................................  $ 11,661   $  9,921   $ 4,401
                                                              ========   ========   =======
  Net income available to common stockholders...............  $ 10,991   $  8,886   $ 4,401
                                                              ========   ========   =======
  Basic earnings per common share
       Continuing operations................................  $   0.50   $   0.45   $  0.01
       Discontinued operations..............................      0.45       0.35      0.45
       Extraordinary item...................................     (0.22)        --        --
       Cumulative effect of accounting change...............     (0.12)        --        --
                                                              --------   --------   -------
          Net income........................................  $   0.61   $   0.80   $  0.46
                                                              ========   ========   =======
  Diluted earnings per common share
       Continuing operations................................  $   0.49   $   0.43   $  0.01
       Discontinued operations..............................      0.45       0.34      0.44
       Extraordinary item...................................     (0.22)        --        --
       Cumulative effect of accounting change...............     (0.12)        --        --
                                                              --------   --------   -------
          Net income........................................  $   0.60   $   0.77   $  0.45
                                                              ========   ========   =======
  Weighted average common shares outstanding
     Basic..................................................    18,040     11,090     9,553
                                                              ========   ========   =======
     Diluted................................................    18,267     11,665     9,778
                                                              ========   ========   =======

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

                                                               STOCKHOLDERS' EQUITY
                                       --------------------------------------------------------------------
                                       NUMBER OF           ADDITIONAL                  OTHER
                                        SHARES      PAR     PAID-IN     RETAINED   COMPREHENSIVE
                                        ISSUED     VALUE    CAPITAL     EARNINGS   INCOME (LOSS)    TOTAL
                                       ---------   -----   ----------   --------   -------------   --------
Balance, January 1, 1998.............    9,130      $ 9     $ 21,906    $ 4,884      $     15      $ 26,814
Net income...........................       --       --           --      4,401            --         4,401
Cumulative translation adjustments...       --       --           --         --           456           456
                                                                                                   --------
          Total comprehensive
            income...................                                                                 4,857
                                                                                                   --------
Issuance of common stock.............      138       --          677         --            --           677
Purchase of treasury stock...........       --       --       (1,838)        --            --        (1,838)
Exercise of stock options and
  warrants...........................      405       --        1,983         --            --         1,983
Conversion of debt...................      534        1        2,267         --            --         2,268
                                        ------      ---     --------    -------      --------      --------
Balance, December 31, 1998...........   10,207       10       24,995      9,285           471        34,761
Net income...........................       --       --           --      9,921            --         9,921
Cumulative translation adjustments...       --       --           --         --         3,015         3,015
                                                                                                   --------
          Total comprehensive
            income...................                                                                12,936
                                                                                                   --------
Issuance of common stock.............    1,438        1       12,028         --            --        12,029
Purchase of treasury stock...........       --       --       (1,224)        --            --        (1,224)
Exercise of stock options............      141       --          732         --            --           732
Conversion of debt...................      564        1        3,332         --            --         3,333
Conversion of preferred stock........      261        1        2,006         --            --         2,007
Issuance of warrants.................       --       --        5,928         --            --         5,928
Preferred stock dividends and
  accretion..........................       --       --           --     (1,035)           --        (1,035)
                                        ------      ---     --------    -------      --------      --------
Balance, December 31, 1999...........   12,611       13       47,797     18,171         3,486        69,467
Net income...........................       --       --           --     11,661            --        11,661
Cumulative translation adjustments...       --       --           --         --       (27,735)      (27,735)
                                                                                                   --------
          Total comprehensive loss...                                                               (16,074)
                                                                                                   --------
Issuance of common stock.............    6,652        7       60,917         --            --        60,924
Exercise of stock options............       49       --          269         --            --           269
Conversion of redeemable
  securities.........................      339       --        2,669         --            --         2,669
Warrants issued......................       --       --        8,841         --            --         8,841
Purchase of treasury stock...........       --       --       (1,992)        --            --        (1,992)
Retirement of treasury stock.........   (1,028)      (1)           1         --            --            --
Preferred stock dividends and
  accretion..........................       --       --           --       (670)           --          (670)
                                        ------      ---     --------    -------      --------      --------
Balance, December 31, 2000...........   18,623      $19     $118,502    $29,162      $(24,249)     $123,434
                                        ======      ===     ========    =======      ========      ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (IN THOUSANDS)

                                                                2000        1999        1998
                                                              ---------   ---------   --------
Cash flows from operating activities:
  Net income................................................  $  11,661   $   9,921   $  4,401
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation and amortization........................     34,566      14,134      4,157
       Write-off of deferred loan costs.....................      4,857          --         --
       Interest paid in kind................................      5,806          --         --
       Minority interest in income of subsidiary............        995       1,551      1,672
       Equity interest in earnings of affiliate.............       (554)       (230)        --
       Gain on insurance settlement.........................         --      (4,069)        --
       (Gain) loss on sale or disposal of properties........    (29,554)        118       (360)
       Cumulative effect of accounting change...............      2,252          --         --
       Deferred income taxes................................     (2,797)      3,402        913
       Changes in operating assets and liabilities, net of
          acquisitions and dispositions:
          Accounts receivable...............................      3,654      (2,246)      (886)
          Other current assets..............................      2,455      (4,102)    (8,080)
          Accounts payable..................................      2,239       3,244      2,411
          Accrued expenses..................................      5,759       3,326        720
          Other liabilities.................................      4,071      (2,295)        --
          Deposits and other................................       (977)     (1,254)       512
                                                              ---------   ---------   --------
          Net cash provided by operating activities.........     44,433      21,500      5,460
                                                              ---------   ---------   --------
Cash flows from investing activities:
  Purchase of property, plant and equipment.................    (62,499)    (51,391)   (28,129)
  Proceeds from sale of properties and investments..........     96,654       1,163      2,089
  Acquisitions, net of cash acquired........................   (148,922)     (8,453)    (1,757)
  Deposit on purchase agreement.............................         --          --     (1,962)
  Cash held in discontinued operations......................         --        (656)      (674)
  Change in restricted cash in escrow.......................     (4,539)         --         --
  Deferred acquisition costs and other......................     (2,711)        639       (613)
                                                              ---------   ---------   --------
          Net cash used in investing activities.............   (122,017)    (58,698)   (31,046)
                                                              ---------   ---------   --------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................    549,235     182,085     56,007
  Principal payments on long-term debt......................   (448,107)   (150,183)   (35,724)
  Sale of convertible preferred stock.......................         --       4,095      7,515
  Sale of common stock......................................         --      11,868      1,032
  Proceeds from exercise of stock options...................        234         581        871
  Preferred stock dividends paid............................       (289)       (843)        --
  Purchase of treasury stock................................     (1,992)     (1,224)    (1,838)
  Deferred financing costs paid.............................    (18,980)     (2,755)      (937)
                                                              ---------   ---------   --------
          Net cash provided by financing activities.........     80,101      43,624     26,926
                                                              ---------   ---------   --------
Net increase in cash........................................      2,517       6,426      1,340
Effect of exchange rates on cash............................     (1,025)         87         --
Cash, beginning of period...................................     11,598       5,085      3,745
                                                              ---------   ---------   --------
Cash, end of period.........................................  $  13,090   $  11,598   $  5,085
                                                              =========   =========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of RailAmerica, Inc. and all of its subsidiaries (the "Company"). All of RailAmerica's consolidated subsidiaries are wholly-owned except Empresa De Transporte Ferroviario S.A. ("Ferronor"), a Chilean railroad, in which the Company has a 55% equity interest. All significant intercompany balances and transactions have been eliminated. Certain prior period amounts have been reclassified to conform to the 2000 presentation.

     The Company's principal operations consist of rail freight transportation in North America, Chile and Australia. The Company hauls varied products for its customers corresponding to their local operating areas, primarily paper and forest products and agricultural commodities in North America, agricultural commodities in Australia and iron ore and nitrates in Chile.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid instruments purchased with a maturity of three months or less at the date of purchase to be cash equivalents.

CONCENTRATION OF CREDIT RISK

     The Company maintains its cash in demand deposit accounts which at times may exceed insurance limits. As of December 31, 2000, the Company had approximately $3.9 million of cash in excess of insurance limits.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at historical cost. Costs assigned to property purchased as part of an acquisition are based on the fair value of such assets on the date of acquisition. Improvements are capitalized, and expenditures for maintenance and repairs are charged to operations as incurred. Gains or losses on sales and retirements of properties are included in the determination of the results of operations. The Company periodically review its assets for impairment by comparing the projected undiscounted cash flows of those assets to their recorded amounts. Impairment charges are based on the excess of the recorded amounts over their fair value.

     Depreciation has been computed using the straight-line method based on estimated useful lives as follows:

Buildings and improvements............................  20-33 years
Railroad track........................................  30-40 years
Railroad track improvements...........................  3-10 years
Locomotives, transportation and other equipment.......  5-30 years
Office equipment......................................  5-10 years

                       RAILAMERICA, INC. AND SUBSIDIARIES

INCOME TAXES

     The Company utilizes the liability method of accounting for deferred income taxes. This method requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are also established for the future tax benefits of loss and credit carryovers. The liability method of accounting for deferred income taxes requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

REVENUE RECOGNITION

     The Company recognizes transportation revenue after services are provided. For the years ended December 31, 2000, 1999 and 1998, 9%, 27% and 62%, and 19%, 15% and 30%, of the Company's North American revenue was derived from interchanging with Burlington Northern Santa Fe Railway and CSX Transportation, respectively. For the years ended December 31, 2000 and 1999, 25% and 20%, 24% and 4%, and 10% and 29%, of the Company's North American revenue was derived from interchanging with Canadian National Railway, Union Pacific Railroad and Canadian Pacific Railway, respectively. The Company had two customers in Chile who represented 38% and 44%, respectively, in 2000 and 43%and 40%, respectively, in 1999 of the Chilean revenue. Two customers in Australia represented 19% and 17% in 2000, and 21% and 19% in 1999, respectively, of the Australian revenue.

FOREIGN CURRENCY TRANSLATION

     The financial statements and transactions of the Company's foreign operations are maintained in their functional currency, except for Chile, where the U.S. dollar is used as the functional currency. Where functional currencies are used, assets and liabilities are translated at current exchange rates in effect at the balance sheet date. Translation adjustments, which result from the process of translating the financial statements into United States dollars, are accumulated in the cumulative translation adjustment account, which is a component of accumulated other comprehensive income. Revenues and expenses are translated at the average exchange rate for each period. Gains and losses from foreign currency transactions are included in net income.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires all derivatives to be measured at fair value and recognized as either assets or liabilities on the balance sheet. Furthermore, the accounting for changes in the fair value of a derivative (i.e. gains and losses) depends on the intended use of the derivative. The Company adopted SFAS No. 133 on January 1, 2001, and will record a liability of approximately $7 million, net of income taxes of $3 million, with a corresponding charge to equity relating to the interest rate swaps in the first quarter of 2001.

2.  EARNINGS PER SHARE

     Basic earnings per share is calculated using the weighted average number of common shares outstanding during the year. For the years ended December 31, 2000 and 1999, income from continuing operations is reduced by preferred stock dividends and accretion for the basic earnings per share computation.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     Diluted earnings per share is calculated using the sum of the weighted average number of common shares outstanding plus potentially dilutive common shares arising out of stock options and warrants. Options and warrants totaling
4.3 million, 1.8 million and 0.3 million were excluded from the diluted earnings per share calculation for the years ended December 31, 2000, 1999 and 1998, respectively, as well as assumed conversion of $29.2 million in 2000 and $26.5 million in 1999 of convertible preferred stock and convertible debentures, as such securities are anti-dilutive for both periods.

     The following is a summary of the net income available for common stockholders and weighted average shares for the diluted calculation (in thousands):

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
  Income from continuing operations.........................  $9,608   $6,025   $  113
  Preferred stock dividends and accretion...................    (670)  (1,035)      --
  Interest on convertible debt..............................      --       42       --
                                                              ------   ------   ------
  Income available to common stockholders...................  $8,938   $5,032   $  113
                                                              ======   ======   ======
  Basic weighted average shares outstanding.................  18,040   11,090    9,553
  Assumed conversion of options and warrants................     227      379      225
  Assumed conversion of convertible debt....................      --      196       --
                                                              ------   ------   ------
  Diluted weighted average shares outstanding...............  18,267   11,665    9,778
                                                              ======   ======   ======

3.  DISCONTINUED OPERATIONS

     In February 2000, the Company finalized its plan to sell its trailer manufacturing operations. The trailer manufacturing operations consisted of Kalyn/Siebert, L.P. ("KSLP") and Kalyn/Siebert Canada ("KSC"). This business has been accounted for as a discontinued operation and results of operations have been excluded from continuing operations in the consolidated statements of operations for all periods presented.

     In December 2000, the Company sold KSLP for $32.5 million in cash including $3.5 million which is in escrow at December 31, 2000. A gain of $21.0 was recognized. In December 2000, the Company sold substantially all of the assets and business of KSC for $6 million in cash including $2 million which is in escrow at December 31, 2000. A loss of $2.6 million was recognized.

     Total revenue for the trailer manufacturing business was $34.7 million, $44.3 million and $39.9 million for the years ended December 31, 2000, 1999 and 1998, respectively. Interest expense of $7.3 million was charged to the manufacturing business in 2000, representing the interest expense for the portion of the asset sale bridge note which was repaid with the proceeds from the sale of the trailer manufacturing business. Income (loss) before income taxes for the trailer manufacturing business was ($5.8) million, $6.2 million and $6.9 million for the years ended December 31, 2000, 1999 and 1998, respectively. Total assets in this business as of December 31, 1999 were $28.8 million. Total liabilities in this business as of December 31, 1999 were $13.9 million.

4.  ACQUISITIONS

     On February 4, 2000, the Company acquired RailTex, Inc. for $128 million in cash, assumption of $105.3 million in debt and 6.6 million shares of the Company's common stock, valued at $60.9 million. RailTex, the operator of 25 railroads over 4,100 miles of rail lines in North America, became a wholly-owned subsidiary of the Company. This transaction was financed partially through the issuance of new debt (see Note 8).

                       RAILAMERICA, INC. AND SUBSIDIARIES

     As part of the purchase price and in accordance with EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination", the Company recorded liabilities of $11.2 million which related to severance and change of control payments to former RailTex employees.

     On September 3, 1999, the Company acquired The Toledo, Peoria and Western Railroad Corporation ("TPW") for $18 million (including the repayment of indebtedness), subject to certain adjustments. The Company funded the acquisition through its revolving line of credit.

     On July 26, 1999, the Company acquired RaiLink Ltd ("RaiLink") for approximately $49.8 million. RaiLink and its 26.3% owned affiliate, Quebec Railway Corporation, operated 11 regional railways covering approximately 2,500 miles of track in Alberta, the Northwest Territories, Ontario, Quebec and New Brunswick. A portion of the funding for the transaction was provided by the Company's revolving line of credit. The balance of the funding came from a private offering of the Company's junior convertible subordinated debt. During the fourth quarter of 2000, the Company sold its interest in the Quebec Railway Corporation(see Note 5).

     On April 30, 1999, the Company acquired the assets and liabilities comprising the railroad freight business of V/Line Freight Corporation ("VLF"), a corporation established by the Government of the State of Victoria, Australia. VLF was established in March 1997 as part of Victoria's transportation privatization process and assumed many of the activities formerly carried out by the V/Line Freight business unit of the Public Transportation Corporation of the Government of Victoria.

     Under the Sale of Assets Agreement the Company acquired all of the locomotives, wagons, motor vehicles, equipment, stock, spare parts inventory and accounts receivable, certain business, brand and trade names and trademarks, and the outstanding business contracts of VLF for a purchase price of $49.0 million. In connection with the acquisition, Freight Australia also entered into other agreements, including a primary infrastructure lease with the Director of Public Transport of Australia and various facilities leases, access agreements, maintenance and service agreements and other miscellaneous agreements. Pursuant to the infrastructure lease, Freight Australia received a 45-year lease of the non-electrified intrastate Victorian railway tracks and infrastructure. Freight Australia prepaid in cash the net present value of the rental payments for the infrastructure lease totaling approximately $54.0 million. Freight Australia commenced operations of the rail-based freight business on May 1, 1999. The acquisition of VLF was financed through the issuance of a $100 million bridge note, which has since been repaid.

     All of the above acquisitions were accounted for as purchases and their results have been included since the dates of acquisition. The following unaudited pro forma summary presents the consolidated results of operations as if these acquisitions had occurred at the beginning of 2000 and 1999 and do not purport to be indicative of what would have occurred had the acquisitions been made as of those dates or of results which may occur in the future. (In thousands except earnings per share)

                                                                2000       1999
                                                              --------   --------
Operating revenue...........................................  $372,010   $365,452
Income from continuing operations...........................  $ 11,708   $ 12,734
Earnings per share -- continuing operations
  Basic.....................................................  $   0.59   $   0.65
  Diluted...................................................  $   0.57   $   0.61

     The significant adjustments related to the above years represent the inclusion of revenue in Australia for track access fees which were previously paid to the government, elimination of certain operating costs, elimination of costs related to the acquisitions, inclusion of depreciation differences on the revaluation of property, plant and equipment, additional interest expense based on an increase in long-term obligations, amortization of intangible assets and the related income tax effects.

                       RAILAMERICA, INC. AND SUBSIDIARIES

5.  DISPOSITIONS

     During 2000, the Company sold several non-core railroads and various other non-core assets for total proceeds of $44.0 million, resulting in a net gain of $11.2 million.

     During 1997, the Company sold substantially all the assets of Gettysburg Railway ("GBR") to a company owned by its Vice Chairman, for $1.45 million, which consisted of cash of $0.3 million, an $0.8 million promissory note and a $0.35 million mortgage note at an interest rate of 8.5%. The promissory note and mortgage note were collateralized by the land, buildings and track assets of Gettysburg Railway. A gain of approximately $0.2 million was recognized on the transaction. As of December 31, 2000, $1.15 million of notes receivable from related parties are included in accounts and notes receivable on the consolidated balance sheet. All obligations were paid in full in February 2001.

6.  OTHER BALANCE SHEET DATA

     Other current assets consist of the following as of December 31, 2000 and 1999 (in thousands):

                                                               2000      1999
                                                              -------   -------
Track supplies..............................................  $10,068   $ 9,929
Prepaid expenses and other..................................    9,483     3,500
                                                              -------   -------
                                                              $19,551   $13,429
                                                              =======   =======

     Accrued liabilities consist of the following as of December 31, 2000 and 1999 (in thousands):

                                                               2000      1999
                                                              -------   -------
Accrued interest expense....................................  $10,727   $   820
Accrued compensation and benefits...........................    5,633     1,160
Other accrued liabilities...................................   30,945    13,399
                                                              -------   -------
                                                              $47,305   $15,379
                                                              =======   =======

     Other assets consist of the following as of December 31, 2000 and 1999 (in thousands):

                                                               2000      1999
                                                              -------   -------
Deferred loan costs, net....................................  $16,808   $ 6,657
Deposits and other..........................................    7,831     8,775
                                                              -------   -------
                                                              $24,639   $15,432
                                                              =======   =======

     Deferred loan costs are being amortized utilizing the interest method over the term of the respective term loans.

     Other liabilities consist of the following at December 31, 2000 and 1999 (in thousands):

                                                               2000      1999
                                                              -------   -------
Minority interest...........................................  $10,484   $ 9,489
Accrued liabilities.........................................   10,970        --
Long service leave..........................................    6,565     7,663
Annual leave................................................    3,677     6,087
Other.......................................................    3,348     2,624
                                                              -------   -------
                                                              $35,044   $25,863
                                                              =======   =======

                       RAILAMERICA, INC. AND SUBSIDIARIES

7.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following as of December 31, 2000 and 1999 (in thousands):

                                                                2000       1999
                                                              --------   --------
Land........................................................  $127,737   $ 34,345
Buildings and improvements..................................    14,665      8,683
Railroad track and improvements.............................   460,108    186,670
Locomotives, transportation and other equipment.............   151,786    135,309
                                                              --------   --------
                                                               754,296    365,007
Less accumulated depreciation...............................    39,276     17,390
                                                              --------   --------
                                                              $715,020   $347,617
                                                              ========   ========

     Depreciation expense was approximately $25.1 million, $9.2 million and $2.5 million for the years ended December 31, 2000, 1999 and 1998, respectively.

     In the fourth quarter of 1999, a $4.1 million gain was recognized on an insurance settlement from an accident which destroyed certain locomotives and railcars in Australia.

     During 2000, the Company completed $22.2 million in locomotive sale/leaseback transactions.

8.  LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 2000 and 1999 (in thousands):

                                                                2000       1999
                                                              --------   --------
Senior credit facilities. See below.........................  $319,714   $121,005
Credit facility with Banco de Desarrollo, see below.........    10,462     10,261
Credit facility with Banco Security, interest rate of
  7.12% - 8.4%..............................................     7,499      5,102
Mortgage note payable, bearing interest at 7.85%, due in
  fixed monthly installments of $46 (including interest),
  with a final payment of $4,827 in January 2010. Corporate
  office building serves as collateral......................     5,927      6,000
Other long-term debt........................................    15,254     20,459
                                                              --------   --------
                                                               358,856    162,827
     Less current maturities................................    20,558     17,811
                                                              --------   --------
          Long-term debt, less current maturities...........  $338,298   $145,016
                                                              ========   ========

     In February 2000, the Company entered into a credit agreement and two bridge notes in connection with the acquisition of RailTex and the refinancing of most of the Company's and RailTex's existing debt. The credit agreement provides (i) a $125 million Term A loan, initially bearing interest at LIBOR plus 3.00% (9.72% at December 31, 2000), (ii) a $205 million Term B loan, initially bearing interest at LIBOR plus 3.25% (9.97% at December 31, 2000), and
(iii) a $50 million revolving credit facility which includes $30 million of U.S. dollar denominated loans, $10 million of Canadian dollar denominated loans and $10.0 million of Australian dollar denominated loans with an initial interest rate of LIBOR plus 3.00%. All of the capital stock of all the Company's U.S. subsidiaries serve as collateral for the credit facilities. As of December 31, 2000, the two bridge notes have been repaid. (See Note 9).

     The Term A loan requires principal payments of 5% in 2000, 10% in 2001, 15% in 2002, 20% in 2003, and 25% in both 2004 and 2005. The Term B loan requires principal payments of 1% per year through 2005 and a balloon maturity at December 31, 2006. The revolving loan matures on December 31, 2005.

                       RAILAMERICA, INC. AND SUBSIDIARIES

The outstanding balance as of December 31, 2000 of the Term A loan, Term B loan and revolving loan are $110.4 million, $191.6 million and $17.7 million, respectively.

     The Company's borrowings include covenants which impose financial and operating restrictions on the Company's ability to, among other things: incur more debt; pay dividends, redeem or repurchase its stock or make other distributions; make acquisitions or investments; use assets as security in other transactions; enter into transactions with affiliates; merge or consolidate with others; dispose of assets or use asset sale proceeds; create liens on its assets; and extend credit. The facilities also contain financial covenants that require the Company to meet a number of financial ratios and tests.

     In connection with the February 2000 debt refinancing, including the refinancing of RailTex's debt, the Company recorded an extraordinary charge of $2.2 million for early extinguishments of debt, net of income taxes.

     In February 1999, Ferronor refinanced certain short-term debt with Banco de Desarrollo. The refinancing consists of two credit lines. The first credit line is a $5.0 million facility which bears interest at the interbank cost plus 1.75% (9.05% at December 31, 2000) with interest to be paid over 120 equal monthly installments and principal to be paid over 96 equal installments beginning two years from the funding. The second credit line is a $7.7 million facility which bears interest at LIBOR plus 2.75%(10.05% at December 31, 2000) and is payable in 120 equal monthly installments (including interest).

     The aggregate annual maturities of long-term debt are as follows (in thousands):

2001........................................................  $ 20,558
2002........................................................    26,653
2003........................................................    29,251
2004........................................................    33,109
2005........................................................    52,089
Thereafter..................................................   197,196
                                                              --------
                                                              $358,856
                                                              ========

     During the years ended December 31, 2000, 1999 and 1998 interest of approximately $1,257, $1,386 and $465, respectively, was capitalized for on-going capital improvement projects.

     On May 4, 2000, the Company entered into two interest rate swap agreements for a total notional amount of $212.5 million. The agreements, which have a term of three years, require the Company to pay a fixed interest rate of 7.23% while receiving a variable interest rate equal to the 90 day LIBOR rate.

LEASES

     The Company entered into equipment finance leases for certain tractors, trailers and other equipment expiring at various times through 2003. Certain of these leases are accounted for as capital leases. The financing of the purchase of the tractors, trailers and equipment under these capital leases was capitalized using the implicit interest rate at the inception of the respective leases.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     Minimum annual lease commitments at December 31, 2000 are as follows (in thousands):

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
2001........................................................  $1,240     $12,587
2002........................................................   1,268      11,051
2003........................................................      60      10,014
2004........................................................      --       9,219
2005........................................................      --       8,242
Thereafter..................................................      --      23,478
                                                              ------     -------
          Total.............................................  $2,568     $74,591
                                                              ======     =======

     Rental expense under operating leases was approximately $9.0 million, $3.4 million and $2.7 million for the years ended December 31, 2000, 1999 and 1998, respectively.

9.  SUBORDINATED DEBT

     In August 2000, RailAmerica Transportation Corp. ("RTC"), the Company's wholly-owned subsidiary, sold units consisting of $130.0 million of 12 7/8% senior subordinated notes due 2010 and warrants to purchase 1,411,414 shares of the Company's common stock in a private offering, for gross proceeds of $122.2 million after deducting the initial purchasers' discount. All of the Company's U.S. subsidiaries are guarantors of the senior subordinated notes. The net proceeds received from the issuance of the units were used to pay $115.0 million of bridge notes and approximately $1.8 million of term loans under the Company's senior credit facilities, resulting in an extraordinary charge of $1.8 million, net of taxes, associated with the early extinguishment of debt.

     In connection with the issuance of the bridge notes for the RailTex acquisition, the purchasers of such notes received 0.433 million warrants to purchase common stock at an exercise price of $7.75 per share, expiring in 2010.

     In connection with the financing for VLF, the Company issued to a bank warrants to acquire 750,000 shares of the Company's Common Stock at an exercise price of $9.75 per share and warrants to acquire 50,000 shares of the Company's common stock at an exercise price of $7.79 per share. The bridge loan was repaid in February 2000 in conjunction with the acquisition of RailTex.

     In addition to the bridge loan Freight Australia issued approximately $2.0 million in subordinated debt to a vendor of Freight Australia ("Vendor Debt"). The Company also issued $2.64 million of convertible debt in lieu of cash payments for fees owed to its investment banker in the transaction. The convertible debt was converted in July 1999 into 272,415 shares of common stock.

     In August 1999, the Company issued $22.5 million aggregate principal amount of junior convertible subordinated debentures. Interest on the debentures accrues at the rate of 6% per annum and is payable semi-annually. The debentures are convertible, at the option of the holder, into shares of RailAmerica at a conversion price of $10. The debentures mature on July 31, 2004, are general unsecured obligations and rank subordinate in right of payment to all senior indebtedness. At RailAmerica's option, the debentures may be redeemed at par plus accrued interest, in whole or in part, if the closing price of RailAmerica's common stock is above 200% of the conversion price for 10 consecutive trading days. During 2000, $350,000 of the junior convertible subordinated debentures were converted into common stock.

     The Company recognized a $2.3 million charge in the fourth quarter of 2000 for the beneficial conversion feature included in the junior convertible subordinated debentures. This charge is shown as the cumulative effect of accounting change.

                       RAILAMERICA, INC. AND SUBSIDIARIES

10.  REDEEMABLE PREFERRED STOCK

     In January 1999, the Company completed a private offering of $11.6 million of Series A Convertible Redeemable Preferred Stock ("Preferred Stock"). The Company sold 464,400 shares of Preferred Stock at a price of $25 per share. The Preferred Stock pays annual dividends of 7.5%, is convertible into shares of the Company's common stock at a price of $8.25 per share and is non-voting. The Preferred Stock is mandatorily redeemable 5 years from its issuance. During 1999, 86,000 shares of the Preferred Stock were converted and 100,000 shares were converted in 2000. Accretion of costs were $119,681 and $192,510 for the years ended December 31, 2000 and 1999 respectively.

     A company owned by a director of the Company served as the exclusive placement agent for the Company's private placement which had a final close in January 1999. A portion of the proceeds were received by the Company and closed in December 1998. The Company paid a total of $0.8 million in placement fees and cost reimbursements during December 1998 and the first quarter of 1999 on this transaction and issued two-year warrants to purchase 140,727 shares of common stock at an exercise price of $8.25 per share. The warrants expired unexercised on January 31, 2001.

11.  COMMON STOCK TRANSACTIONS

     In June 2000, the Company engaged an investment banking firm to assist the Company's Board of Directors in evaluating the issuance of the senior subordinated notes, for which it issued three-year warrants to purchase 150,000 shares of the Company's common stock. Of these warrants, 75,000 are at an exercise price of $5.50 and 75,000 are at an exercise price of $6.50.

     In August 1999, the Company issued warrants to purchase 676,363 shares of common stock to the investors in the private offering of its junior convertible subordinated debentures. The warrants are exercisable through August 5, 2004 at an exercise price of $10.50 per share, subject to adjustment under selected circumstances. Warrants to purchase 200,000 shares of common stock at an exercise price of $10.50 per share through July 31, 2001 were issued to the placement agent in connection with the private offering.

     In August 1998, the Company's Board of Directors authorized a share repurchase program to buy back up to 1,000,000 shares of its common stock (limited to $2 million per year pursuant to the new senior credit facilities). As of December 31, 2000, the Company had purchased 756,650 shares with a total cost of $5.1 million. The shares were retired in 2000.

     In March 1999, the Company completed a private placement of approximately $12.5 million of restricted common stock. Pursuant to the offering, the Company sold approximately 1.4 million shares of its common stock at a price of $8.81 per share and issued approximately 212,000 warrants to purchase an equivalent number of shares of common stock at an exercise price of $10.13 per share within one year of the transaction's closing date. A company owned by one of the Company's directors acted as placement agent and received approximately $0.4 million in fees and cost reimbursement and one-year warrants to purchase 141,504 shares of the Company's common stock at an exercise price of $10.13. All of the warrants issued for this transaction expired unexercised on March 3, 2000.

                       RAILAMERICA, INC. AND SUBSIDIARIES

12.  INCOME TAX PROVISION

     Income before income taxes for the years ended December 31, 2000, 1999 and 1998 consists of (in thousands):

                                                              2000      1999      1998
                                                             -------   -------   ------
Domestic...................................................  $(8,723)  $ 2,868   $3,941
Foreign subsidiaries.......................................   26,334     8,566    1,990
                                                             -------   -------   ------
                                                             $17,611   $11,434   $5,931
                                                             =======   =======   ======

     The provision for income taxes for the years ended December 31, 2000, 1999 and 1998 consists of (in thousands):

                                                              2000      1999      1998
                                                             -------   -------   ------
  Federal income taxes:
     Current...............................................  $   334   $    15   $  232
     Deferred..............................................    2,494     1,234    1,039
                                                             -------   -------   ------
                                                               2,828     1,249    1,271
                                                             -------   -------   ------
  State income taxes:
     Current...............................................      700       149      281
     Deferred..............................................   (1,548)     (106)     (55)
                                                             -------   -------   ------
                                                                (848)       43      226
                                                             -------   -------   ------
  Foreign income taxes:
     Current...............................................    2,435       857       33
     Deferred..............................................    1,535     2,197       --
     Change in tax law.....................................       --    (2,835)      --
                                                             -------   -------   ------
                                                               3,970       219       33
                                                             -------   -------   ------
          Total income tax provision.......................  $ 5,950   $ 1,511   $1,530
                                                             =======   =======   ======

     The following summarizes the total income tax provisions for each of the years ended December 31, 2000, 1999 and 1998 (in thousands):

                                                               2000     1999     1998
                                                              ------   ------   -------
Continuing operations.......................................  $2,950   $ (787)  $(1,000)
Discontinued operations.....................................   5,200    2,298     2,530
Extraordinary item..........................................  (2,200)      --        --
                                                              ------   ------   -------
          Total income tax provision........................  $5,950   $1,511   $ 1,530
                                                              ======   ======   =======

                       RAILAMERICA, INC. AND SUBSIDIARIES

     The differences between the U.S. federal statutory tax rate and the Company's effective rate from continuing operations are as follows (in thousands):

                                                               2000     1999     1998
                                                              ------   ------   -------
Income tax provision, at 35%................................  $4,406   $1,833   $  (310)
Net benefit due to difference between U.S. & foreign tax
  rates.....................................................    (206)    (561)     (334)
Net benefit due to tax law changes in Australia.............      --   (2,835)       --
Amortization of non-deductible warrants.....................    (602)     602        --
Other, net..................................................    (559)     344
                                                                                   (238)
Valuation allowance.........................................     (89)    (170)     (118)
                                                              ------   ------   -------
Tax provision...............................................  $2,950   $ (787)  $(1,000)
                                                              ======   ======   =======

     The Company files a consolidated U.S. income tax return with its domestic subsidiaries. For state income tax purposes, the Company and each of its domestic subsidiaries generally file on a separate return basis in the states in which they do business. The Company's foreign subsidiaries file income tax returns in their respective jurisdictions.

     The components of deferred income tax assets and liabilities as of December 31, 2000 and 1999 are as follows (in thousands):

                                                                2000       1999
                                                              --------   --------
  Deferred tax assets:
  Net operating loss carry forwards.........................  $ 11,829   $  7,667
  Alternative minimum tax credit............................     1,125        790
  Accrued expense/reserves..................................     5,201      4,478
  Other.....................................................     1,128        108
                                                              --------   --------
          Total deferred assets.............................    19,283     13,043
  Less: valuation allowance.................................      (999)      (321)
                                                              --------   --------
          Total deferred assets, net........................    18,284     12,722
  Deferred tax liabilities:
  Property, plant and equipment.............................   107,188     29,162
  Deferred revenue..........................................    (2,478)       495
  Other.....................................................       862      1,875
                                                              --------   --------
  Net deferred tax liability................................  $(87,288)  $(18,810)
                                                              ========   ========

     The liability method of accounting for deferred income taxes requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. It is management's belief that it is more likely than not that a portion of the deferred tax assets will not be realized. The Company has established a valuation allowance of $1.0 million at December 31, 2000 and $0.3 million at December 31, 1999, respectively. Approximately $0.8 million of the increase in the valuation allowance from December 31, 1999 to December 31, 2000 was related to deferred tax assets acquired in the acquisition of RailTex, Inc.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     The following is a summary of net operating loss carryforwards by jurisdiction as of December 31, 2000 (in thousands):

                                                              AMOUNT    EXPIRATION PERIOD
                                                              -------   -----------------
U.S. -- Federal.............................................  $ 3,086      2003 - 2020
U.S. -- State...............................................   48,823      2001 - 2020
Chile.......................................................    1,336             None
Australia...................................................   22,322             None
Canada......................................................    2,666      2004 - 2007
                                                              -------
                                                              $78,233
                                                              =======

     As part of certain acquisitions, the Company acquired net operating loss carry forwards for federal and state income tax purposes. The utilization of the acquired tax loss carry forwards is further limited by the Internal Revenue Code
Section 382. These tax loss carry forwards expire in the years 2001 through 2010.

     No provision was made in 2000 for U.S. income taxes on undistributed earnings of the Chilean, Canadian or Australian subsidiaries as it is the intention of management to utilize those earnings in their respective operations for an indefinite period of time.

13.  STOCK OPTIONS

     The Company has stock option plans under which employees and non-employee directors may be granted options to purchase shares of Company common stock at the fair market value at the date of grant. Options generally vest in two or three years and expire in ten years from the date of the grant.

     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Accordingly, no compensation costs have been recognized for the stock options issued during 2000, 1999 and 1998 as all stock options were granted with an exercise price at least equal to the market price on the date of grant. Had compensation cost for the Company's stock options issued been determined based on the fair value at the grant date for awards in 2000, 1999 and 1998 consistent with the provisions of SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below (in thousands except per share information):

                                                           2000       1999      1998
                                                          -------    ------    ------
Net income -- as reported...............................  $11,661    $9,921    $4,401
                                                          =======    ======    ======
Net income -- pro forma.................................  $ 8,076    $8,972    $3,562
                                                          =======    ======    ======
Basic net income per share -- as reported...............  $  0.61    $ 0.80    $ 0.46
                                                          =======    ======    ======
Basic net income per share -- pro forma.................  $  0.41    $ 0.72    $ 0.37
                                                          =======    ======    ======
Diluted net income per share -- as reported.............  $  0.60    $ 0.77    $ 0.45
                                                          =======    ======    ======
Diluted net income per share -- pro forma...............  $  0.41    $ 0.68    $ 0.36
                                                          =======    ======    ======

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998: dividend yield 0.0%, 0.0% and 0.0%; expected volatility of 41%, 40% and 40%; risk-free interest rate of 6.50%, 5.80% and 5.50%; and expected lives of 5, 10 and 10 years. The weighted average fair value of options granted for 2000, 1999 and 1998 were $4.75, $5.86, and $3.97, respectively.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     Information regarding the above options for 2000, 1999 and 1998 is as follows:

                                                              WEIGHTED                 WEIGHTED
                                                 NUMBER OF    AVERAGE     NUMBER OF    AVERAGE
                                                OUTSTANDING   EXERCISE     SHARES      EXERCISE
                                                  SHARES       PRICE     EXERCISABLE    PRICE
                                                -----------   --------   -----------   --------
  Outstanding at January 1, 1998..............   1,250,900     $4.10
  Granted.....................................     551,000     $7.35
  Exercised...................................    (237,950)    $3.66
  Forfeited...................................     (26,949)    $3.58
                                                 ---------                ---------
  Outstanding at December 31, 1998............   1,537,001     $5.40      1,234,500     $5.26
  Granted.....................................     455,000     $8.97
  Exercised...................................    (141,168)    $4.35
  Forfeited...................................     (10,833)    $5.09
                                                 ---------                ---------
  Outstanding at December 31, 1999............   1,840,000     $6.34      1,225,999     $5.40
  Granted.....................................   1,882,558     $8.08
  Exercised...................................     (48,969)    $4.78
  Forfeited...................................    (222,498)    $7.64
                                                 ---------                ---------
  Outstanding at December 31, 2000............   3,451,091     $7.23      1,937,858     $6.50
                                                 =========                =========
  Authorized at December 31, 2000.............   4,525,402
                                                 =========

     The following table summarizes information about stock options outstanding at December 31, 2000:

                                                       OPTIONS OUTSTANDING
                                               -----------------------------------    OPTIONS EXERCISABLE
                                                             WEIGHTED                ---------------------
                                                              AVERAGE     WEIGHTED                WEIGHTED
RANGE OF                                                     REMAINING    AVERAGE                 AVERAGE
EXERCISE                                         NUMBER     CONTRACTUAL   EXERCISE     NUMBER     EXERCISE
PRICE                                          OF OPTIONS      LIFE        PRICE     OF OPTIONS    PRICE
--------                                       ----------   -----------   --------   ----------   --------
$3.40-$5.00..................................    782,450       4.91        $4.24       782,450     $4.24
$5.01-$7.00..................................    650,391       9.01        $6.32       282,410     $6.28
$7.01-$9.75..................................  2,018,250       8.61        $8.67       872,998     $8.60
                                               ---------                             ---------
                                               3,451,091                             1,937,858
                                               =========                             =========

     In January 1995, the Company established an Employee Stock Purchase Plan open to all full-time employees. Each employee may have payroll deductions as a percentage of their compensation, not to exceed $25,000 per year. The purchase price equals 85% of the fair market value of a share of the Company's Common Stock on January 1 or December 31, of any given year, whichever is lower. For the years ended December 31, 2000, 1999 and 1998, 11,749, 16,500 and 18,289
shares of common stock, respectively, were sold to employees under this plan.

                       RAILAMERICA, INC. AND SUBSIDIARIES

14.  NONCASH INVESTING AND FINANCING ACTIVITIES

     Cash paid for interest from continuing operations during 2000, 1999 and 1998 was $41.2 million, $16.3 million and $5.7 million, respectively. Cash paid for income taxes during 2000, 1999 and 1998 was $4.0 million, $1.3 million and $0.2 million, respectively.

                                                          2000        1999       1998
                                                        ---------   ---------   -------
  Acquisition of businesses (in thousands):
  Common stock issued for businesses acquired.........  $  60,773   $      --   $   453
  Warrants issued for business acquired...............         --       3,031        --
  Debt issued for business acquired...................    105,376     173,493        --
  Acquisition costs accrued...........................         --       4,897        31
  Details of acquisitions:
          Working capital components, other than
            cash......................................      6,109      (5,827)     (801)
          Property and equipment......................   (390,468)   (217,965)   (2,484)
          Other assets................................     (6,980)     (4,834)     (962)
          Deferred loan costs.........................         --      (6,959)       --
  Goodwill............................................         --        (972)     (355)
  Notes payable and loans payable.....................      3,148      35,466     1,921
  Deferred income taxes payable.......................     73,120      11,217       440
  Minority interest...................................         --          --        --
                                                        ---------   ---------   -------
          Net cash used in acquisitions...............  $(148,922)  $  (8,453)  $(1,757)
                                                        =========   =========   =======

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Management believes that the fair value of its senior long-term debt approximates its carrying value for the based on the variable nature of the financing and for all other long-term debt based on current borrowing rates available with similar terms and maturities. The fair value of the senior subordinated notes is $125,450 as of December 31, 2000.

16.  PENSION AND OTHER BENEFIT PROGRAMS

     The Company maintains a pension plan for a majority of its Canadian railroad employees, with both defined benefit and defined contribution components.

     Defined Benefit -- The defined benefit component applies to approximately 60 employees who transferred employment directly from Canadian Pacific Railway Company ("CPR") to a subsidiary of RaiLink, Ltd. The defined benefit portion of the plan is a mirror plan of CPR's defined benefit plan. The employees that transferred and joined the mirror plan were entitled to transfer or buy back prior years of service. As part of the arrangement, CPR transferred to the Company the appropriate value of each employee's pension entitlement.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     The following chart summarizes the benefit obligations, assets, funded status and rate assumptions associated with the defined benefit plan (in thousands) for the year ended December 31, 2000 and the period from August 1, 1999 to December 31, 1999.

                                                               2000      1999
                                                              -------   ------
Change in benefit obligation
     Benefit obligation at beginning of period..............  $ 2,853   $2,710
     Service cost...........................................       47       26
     Interest cost..........................................      150       79
     Plan participants' contributions.......................       67       38
     Benefits paid..........................................       (3)       0
                                                              -------   ------
     Benefit obligation at end of period....................  $ 3,114   $2,853
                                                              =======   ======
Change in plan assets
     Fair value of plan assets at beginning of period.......  $ 2,655   $2,445
     Actual return on plan assets...........................      340      132
     Employer contributions.................................       93       37
     Plan participants' contributions.......................      116       41
     Benefits paid..........................................       (3)       0
                                                              -------   ------
     Fair value of plan assets at end of period.............  $3 ,201   $2,655
                                                              =======   ======
Funded status Prepaid (accrued) benefit cost................  $    87   $ (198)
                                                              =======   ======
Rate Assumptions
     Discount rate..........................................    7.00%    7.00%
     Expected return on plan assets.........................    8.00%    8.00%
     Rate of compensation increase..........................    4.50%    4.50%
       Components of net periodic benefit cost:
          Service cost......................................  $    47   $   26
          Interest cost.....................................      150       79
          Expected return on plan assets....................     (147)     (83)
          Net obligation at date of adoption................       16       17
                                                              -------   ------
          Net periodic pension cost.........................  $    66   $   39
                                                              =======   ======

     Freight Australia's employees participate in the Victorian government's superannuation funds. The contributions made by Freight Australia are as follows (in thousands) for the year ended December 31, 2000 and the period from May 1, 1999 to December 31, 1999.

                                                               2000     1999
                                                              ------    ----
Victorian Superannuation Fund...............................  $  140    $ 62
  State Superannuation Fund.................................     972     647
  Transport Fund............................................     263     194
  Freight Victoria Fund.....................................     161      53
                                                              ------    ----
          Total contributions...............................  $1,536    $956
                                                              ======    ====

     Defined Contribution -- The defined contribution component applies to a majority of the Company's Canadian railroad employees that are not covered by the defined benefit component. The Company contributes 3% of a participating employee's salary to the plan. Pension expense for the year ended December 31, 2000 and for the period August 1, 1999 to December 31, 1999 for the defined contribution members was $0.2 million and $0.1 million, respectively.

                       RAILAMERICA, INC. AND SUBSIDIARIES

PROFIT SHARING PLAN

     The Company maintains a contributory profit sharing plan as defined under
Section 401(k) of the U.S. Internal Revenue Code. The Company made contributions to this plan at a rate of 50% of the employees' contribution up to a maximum annual contribution of $1,500 per eligible employee. An employee becomes 100% vested with respect to the employer contributions after completing six years of service. Employer contributions during the years ended December 31, 2000, 1999 and 1998 were approximately $286,000, $81,000 and $66,000, respectively.

17.  COMMITMENTS AND CONTINGENCIES

     In the second quarter of 2000, certain parties filed property damage claims totaling approximately $32.5 million against Mackenzie Northern Railway, a wholly-owned subsidiary of RailAmerica, and others in connection with fires that allegedly occurred in 1998. The Company intends to vigorously defend these claims, and has insurance coverage to approximately $13.0 million to cover these claims. The Company's insurer has reserved $9.8 million for these matters. A loss, if any, in excess of our insurance policy coverage may adversely affect the Company's cash flow and financial condition.

     In the ordinary course of conducting its business, the Company becomes involved in various legal actions and other claims which are pending or could be asserted against the Company. Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance, and it is reasonably possible that some of these matters may be decided unfavorably to the Company. It is the opinion of management that the ultimate liability, if any, with respect to these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

     The Company has a $4.7 million contingent obligation, under certain events of default or if line abandonment occurs, to the Canadian National Railroad in connection with its properties. The contingent obligation bears no interest and has no pre-defined terms of payment or maturity.

     The Company's operations are subject to extensive environmental regulation. The Company records liabilities for remediation and restoration costs related to past activities when the Company's obligation is probable and the costs can be reasonably estimated. Costs of ongoing compliance activities to current operations are expensed as incurred. The Company's recorded liabilities for these issues represent its best estimates (on an undiscounted basis) of remediation and restoration costs that may be required to comply with present laws and regulations. At December 31, 2000 these recorded liabilities were not material. Although these costs cannot be predicted with certainty, management believes that the ultimate outcome of identified matters will not have a material adverse effect on the Company's consolidated results of operations or financial condition.

18.  SEGMENT INFORMATION

     The Company's continuing operations have been classified into three business segments: North American rail transportation, Australian rail transportation, and Chilean rail transportation. The North American rail transportation segment includes the operations of the Company's railroad subsidiaries in the United States and Canada.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     Business and geographical segment information for the years ended December 31, 2000, 1999 and 1998 (dollar amounts in thousands) is as follows:

     YEAR ENDED DECEMBER 31, 2000:

                                                                 NORTH AMERICA
                                                            -----------------------
                                             CONSOLIDATED   UNITED STATES   CANADA     CHILE    AUSTRALIA
                                             ------------   -------------   -------   -------   ---------
Revenue....................................    $357,936       $169,354      $63,505   $22,873   $102,204
Depreciation and amortization..............    $ 26,021       $ 14,052      $ 4,253   $ 2,278   $  5,438
Income (loss) before income taxes..........    $ 12,558       $(19,194)     $13,752   $   954   $ 17,046
Interest expense...........................    $ 51,096       $ 47,811      $   431   $ 2,383   $    471
          Total assets.....................    $839,703       $635,746      $83,724   $57,629   $ 62,604
Capital expenditures.......................    $ 62,499       $ 24,566      $ 9,570   $10,018   $ 18,345

     YEAR ENDED DECEMBER 31, 1999:

                                                                 NORTH AMERICA
                                                            -----------------------
                                             CONSOLIDATED   UNITED STATES   CANADA     CHILE    AUSTRALIA
                                             ------------   -------------   -------   -------   ---------
Revenue....................................    $129,818       $ 27,166      $20,179   $19,115   $ 63,358
Depreciation and amortization..............    $  9,179       $  2,428      $ 2,091   $ 1,231   $  3,429
Income (loss) before income taxes..........    $  5,238       $ (2,979)     $   919   $ 1,473   $  5,825*
Interest expense...........................    $ 16,287       $  3,926      $ 3,203   $ 1,595   $  7,563
          Total assets.....................    $428,932       $115,295      $99,038   $52,022   $162,577
Capital expenditures.......................    $ 51,391       $ 14,604      $11,841   $13,389   $ 11,557

     YEAR ENDED DECEMBER 31, 1998:

                                                                  NORTH AMERICA
                                                              ----------------------
                                               CONSOLIDATED   UNITED STATES   CANADA    CHILE    AUSTRALIA
                                               ------------   -------------   ------   -------   ---------
Revenue......................................    $ 39,136        $18,960      $4,252   $15,924    $   --
Depreciation and amortization................    $  2,544        $ 1,838      $   --   $   706    $   --
Income (loss) before income taxes............    $   (887)       $(2,327)     $ (142)  $ 1,580    $    2
Interest expense.............................    $  4,479        $ 3,104      $  109   $ 1,266    $   --
          Total assets.......................    $117,081        $74,628      $2,672   $37,786    $1,995
Capital expenditures.........................    $ 28,129        $15,109      $  213   $12,807    $   --

---------------

* Amount includes $4.1 million casualty gain.

19.  UNAUDITED QUARTERLY FINANCIAL DATA

     Quarterly financial data for 2000 is as follows (in thousands except per share amounts)

                                                             FIRST    SECOND     THIRD    FOURTH
                                                            QUARTER   QUARTER   QUARTER   QUARTER
                                                            -------   -------   -------   -------
Operating revenue.........................................  $81,000   $96,047   $90,970   $89,919
Operating income..........................................  $13,966   $23,705   $16,837   $15,526
Income (loss) from continuing operations..................  $  (889)  $ 7,588   $ 1,844   $ 1,065
Net income (loss).........................................  $(3,182)  $ 7,553   $   237   $ 7,053
Basic income (loss) from continuing operations per
  share...................................................  $ (0.06)  $  0.40   $  0.09   $  0.05
Diluted income (loss) from continuing operations per
  share...................................................  $ (0.06)  $  0.36   $  0.09   $  0.05

     Quarterly financial data for 1999 is as follows (in thousands except per share amounts)

                       RAILAMERICA, INC. AND SUBSIDIARIES

                                                             FIRST    SECOND     THIRD    FOURTH
                                                            QUARTER   QUARTER   QUARTER   QUARTER
                                                            -------   -------   -------   -------
Operating revenue.........................................  $11,062   $28,816   $39,678   $50,262
Operating income..........................................  $ 1,628   $ 4,373   $ 6,602   $12,676
Income (loss) from continuing operations..................  $    39   $ 1,389   $ 2,278   $ 2,319
Net income................................................  $ 1,203   $ 2,748   $ 3,287   $ 2,683
Basic income (loss) from continuing operations per
  share...................................................  $ (0.02)  $  0.10   $  0.17   $  0.18
Diluted income (loss) from continuing operations per
  share...................................................  $ (0.02)  $  0.10   $  0.16   $  0.17

     The above amounts differ from those included in the Form 10-Q's filed during 1999 due to the trailer manufacturing segment being included in discontinued operations for all periods reported in these consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

20.  GUARANTOR FINANCIAL STATEMENT INFORMATION

     In August 2000, RailAmerica Transportation Corp. ("Issuer"), a wholly-owned subsidiary of RailAmerica, Inc. ("Parent"), sold units including 12 7/8% senior subordinated notes, which are registered with the Securities and Exchange Commission. The notes are guaranteed by the Parent, the domestic subsidiaries of the Issuer and Palm Beach Rail Holding, Inc.

                               RAILAMERICA, INC.
                          CONSOLIDATING BALANCE SHEET
                              AT DECEMBER 31, 2000

                                                                          NON
                                            COMPANY     GUARANTOR      GUARANTOR
                                  ISSUER    (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                 --------   --------   ------------   ------------   ------------   ------------
ASSETS
Current Assets:
  Cash.........................  $     --   $      7     $  2,943      $  10,140      $      --       $ 13,090
  Cash held in escrow..........        --         --        2,525          2,014             --          4,539
  Accounts and notes
     receivable................        11      1,735       35,682         27,135         (1,699)        62,864
  Other current assets.........        23        829        6,930         11,769             --         19,551
                                 --------   --------     --------      ---------      ---------       --------
          Total current
            assets.............        34      2,571       48,080         51,058         (1,699)       100,044
Property, plant and equipment,
  net..........................        48        638      415,961        298,373             --        715,020
Other assets...................    15,018      1,899        3,617          4,105             --         24,639
Investment in and advances to
  affiliates...................   450,563    164,772       32,037       (161,811)      (485,561)            --
                                 --------   --------     --------      ---------      ---------       --------
          Total assets.........  $465,663   $169,880     $499,695      $ 191,725      $(487,260)      $839,703
                                 ========   ========     ========      =========      =========       ========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of
     long-term debt............  $ 13,557   $     --     $  1,427      $   7,273      $  (1,699)      $ 20,558
  Accounts payable.............        74        537       13,748         25,393             --         39,752
  Accrued expenses.............     9,888      1,280       19,902         16,235             --         47,305
                                 --------   --------     --------      ---------      ---------       --------
          Total current
            liabilities........    23,519      1,817       35,077         48,901         (1,699)       107,615
Long-term debt, less current
  maturities...................   423,818         --     (105,214)        19,694             --        338,298
Subordinated debt..............        --     20,609      117,660          3,142             --        141,411
Deferred income taxes..........   (11,664)    (6,842)      92,590         13,204             --         87,288
Minority interest and other
  liabilities..................        --         --       11,500         18,129          5,415         35,044
Redeemable convertible
  preferred stock..............        --      6,613           --             --             --          6,613
Stockholders' equity:
  Common stock.................        --         19          972         27,772        (28,744)            19
  Additional paid-in capital...        --    118,502      310,880         47,314       (358,194)       118,502
  Retained earnings............    29,990     29,162       36,230         37,818       (104,038)        29,162
  Accumulated other
     comprehensive income......        --         --           --        (24,249)            --        (24,249)
                                 --------   --------     --------      ---------      ---------       --------
          Total stockholders'
            equity.............    29,990    147,683      348,082        (88,655)      (490,976)       123,434
                                 --------   --------     --------      ---------      ---------       --------
          Total liabilities,
            redeemable
            preferred stock and
            stockholders'
            equity.............  $465,663   $169,880     $499,695      $ 191,725      $(487,260)      $839,703
                                 ========   ========     ========      =========      =========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.
                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                         NON
                                           COMPANY     GUARANTOR      GUARANTOR
                                 ISSUER    (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                --------   --------   ------------   ------------   ------------   ------------
Operating revenue.............  $     --   $    594     $169,353      $ 188,582      $    (593)      $357,936
                                --------   --------     --------      ---------      ---------       --------
Operating expenses:
  Transportation..............        --         --       87,897        123,075             --        210,972
  Selling, general and
     administrative...........       530     11,730       34,090         16,336           (593)        62,093
  Gain on sale and impairment
     of assets (net)..........      (762)        --      (10,753)           331             --        (11,184)
  Depreciation and
     amortization.............       944        121       12,987         11,969             --         26,021
                                --------   --------     --------      ---------      ---------       --------
          Total operating
            expenses..........       712     11,851      124,221        151,711           (593)       287,902
                                --------   --------     --------      ---------      ---------       --------
          Operating income....      (712)   (11,257)      45,132         36,871             --         70,034
Interest expense..............   (48,428)    (1,910)      (2,247)        (3,365)            --        (55,950)
Interest in equity of
  subsidiaries................    55,891     25,301           --             --        (81,192)            --
Minority interest and other
  income (expense)............        --          7          223         (1,756)            --         (1,526)
                                --------   --------     --------      ---------      ---------       --------
          Income from
            continuing
            operations before
            income taxes......     6,751     12,141       43,108         31,750        (81,192)        12,558
Provision for income taxes....   (11,548)    (3,093)      10,130          7,461             --          2,950
                                --------   --------     --------      ---------      ---------       --------
       Income from continuing
          operations..........    18,299     15,234       32,978         24,289        (81,192)         9,608
Discontinued operations:
  Gain on disposal of
     discontinued segment.....        --         --       13,527         (2,000)            --         11,527
  Loss from operations of
     discontinued segment.....        --         --       (5,077)         1,851             --         (3,226)
                                --------   --------     --------      ---------      ---------       --------
Income (loss) before
  extraordinary item..........    18,299     15,234       41,428         24,140        (81,192)        17,909
Extraordinary loss from early
  extinguishment of debt (net
  of tax).....................    (1,299)    (1,321)      (1,376)            --             --         (3,996)
Cumulative effect of
  accounting change...........        --     (2,252)          --             --             --         (2,252)
                                --------   --------     --------      ---------      ---------       --------
          Net income..........  $ 17,000   $ 11,661     $ 40,052      $  24,140      $ (81,192)      $ 11,661
                                ========   ========     ========      =========      =========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.
                      CONSOLIDATING STATEMENT OF CASH FLOW
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                                NON
                                                  COMPANY     GUARANTOR      GUARANTOR
                                        ISSUER    (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   --------   ------------   ------------   ------------   ------------
Cash flows from operating activities:
  Net income (loss)..................  $(38,891)  $(13,640)    $ 40,052      $  24,140      $      --         11,661
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Depreciation and
         amortization................     4,594      1,236       15,751         12,985             --         34,566
      Write-off of deferred loan
         costs.......................     1,615      1,353          735          1,154             --          4,857
      Interest paid in kind..........        --         --        5,806             --             --          5,806
      Minority interest in income of
         subsidiary..................        --         --           --            995             --            995
      Equity interest in earnings of
         affiliate...................        --         --           --           (554)            --           (554)
      (Gain) loss on sale or disposal
         of properties...............      (762)        --      (31,857)         3,065             --        (29,554)
      Cumulative effect of accounting
         change......................        --      2,252           --             --             --          2,252
      Deferred income taxes..........   (13,984)    (4,431)      20,549         (4,931)            --         (2,797)
      Changes in operating assets and
         liabilities, net of
         acquisitions and
         dispositions:
         Accounts receivable.........      (356)       745       (2,676)         5,941             --          3,654
         Other current assets........       (23)      (388)      (1,802)         4,668             --          2,455
         Accounts payable............        74       (240)      (2,977)         5,382             --          2,239
         Accrued expenses............     9,889        295       (2,562)        (1,863)            --          5,759
         Other liabilities...........        --         --        4,671           (600)            --          4,071
         Deposits and other..........       263     (1,552)        (392)           704             --           (977)
                                       --------   --------     --------      ---------      ---------       --------
         Net cash provided by
           operating activities......   (37,581)   (14,370)      45,297         51,088             --         44,433
                                       --------   --------     --------      ---------      ---------       --------
Cash flows from investing activities:
  Purchase of property, plant and
    equipment........................       (52)       (26)     (24,034)       (38,387)            --        (62,499)
  Proceeds from sale of properties...        --         --       80,976         15,678             --         96,654
  Acquisitions, net of cash
    acquired.........................        --         --     (148,922)            --             --       (148,922)
  Change in cash in escrow...........        --         --       (2,507)        (2,032)            --         (4,539)
  Deferred acquisition costs and
    other............................        --     (2,711)          --             --             --         (2,711)
                                       --------   --------     --------      ---------      ---------       --------
         Net cash used in investing
           activities................       (52)    (2,737)     (94,486)       (24,742)            --       (122,017)
                                       --------   --------     --------      ---------      ---------       --------
Cash flows from financing activities:
  Proceeds from issuance of long-term
    debt.............................   539,150        986        6,040          3,059             --        549,235
  Principal payments on long-term
    debt.............................   (97,186)   (11,699)    (156,010)      (183,212)            --       (448,107)
  Disbursements/receipts on
    intercompany debt................  (385,991)    29,805      201,256        154,930             --             --
  Proceeds from exercise of stock
    options..........................        --        234           --             --             --            234
  Preferred stock dividends paid.....        --       (289)          --             --             --           (289)
  Purchase of treasury stock.........        --     (1,992)          --             --             --         (1,992)
  Deferred financing costs paid......   (18,340)       (23)        (617)            --             --        (18,980)
                                       --------   --------     --------      ---------      ---------       --------
         Net cash provided by
           financing activities......    37,633     17,022       50,669        (25,223)            --         80,101
                                       --------   --------     --------      ---------      ---------       --------
Net (decrease) increase in cash......        --        (85)       1,480          1,123             --          2,517
Effect of exchange rates on cash.....        --         --           --         (1,025)            --         (1,025)
Cash, beginning of period............        --         92        1,464         10,042             --         11,598
                                       --------   --------     --------      ---------      ---------       --------
Cash, end of period..................  $     --   $      7     $  2,943      $  10,140      $      --       $ 13,090
                                       ========   ========     ========      =========      =========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.
                          CONSOLIDATING BALANCE SHEET
                              AT DECEMBER 31, 1999

                                                                        NON
                                          COMPANY     GUARANTOR      GUARANTOR
                                          (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                          --------   ------------   ------------   ------------   ------------
ASSETS
Current Assets:
  Cash..................................  $  3,588     $    274       $  7,736       $     --       $ 11,598
  Accounts and notes receivable.........     2,480        7,682         32,401         (1,705)        40,857
  Other current assets..................       441          971         12,017             --         13,429
  Net assets of discontinued
     operation..........................        --           --         14,996             --         14,996
                                          --------     --------       --------       --------       --------
          Total current assets..........     6,509        8,926         67,150         (1,705)        80,880
Property, plant and equipment, net......       733       88,922        257,963             --        347,617
Other assets............................     4,866        1,671          8,895             --         15,432
Investment in and advances to
  affiliates............................    92,953      (15,833)        (3,925)       (73,196)            --
                                          --------     --------       --------       --------       --------
          Total assets..................  $105,061     $ 83,686       $330,083       $(74,901)      $443,929
                                          ========     ========       ========       ========       ========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term
     debt...............................  $      5     $  8,805       $  9,001       $     --       $ 17,811
  Accounts payable......................       777        3,936         19,024             (6)        23,732
  Accrued expenses......................       842        2,662         11,875             --         15,379
                                          --------     --------       --------       --------       --------
          Total current liabilities.....     1,624       15,403         39,901             (6)        56,922
                                          --------     --------       --------       --------       --------
Long-term debt, less current
  maturities............................    10,708       42,019         93,989         (1,699)       145,016
Subordinated debt.......................    20,481           --        101,968             --        122,449
Deferred income taxes...................    (2,411)      18,649           (856)            --         15,382
Minority interest and other
  liabilities...........................        --          441         20,007          5,415         25,863
Redeemable convertible preferred
  stock.................................     8,830           --             --             --          8,830
Stockholders' equity:
  Common stock..........................        12          119         28,259        (28,378)            13
  Additional paid-in capital............    47,645        3,514         20,557        (23,918)        47,797
  Retained earnings.....................    18,171        3,542         22,773        (26,315)        18,171
  Accumulated other comprehensive
     income.............................        --           --          3,486             --          3,486
                                          --------     --------       --------       --------       --------
          Total stockholders' equity....    65,828        7,174         75,075        (78,611)        69,467
                                          --------     --------       --------       --------       --------
          Total liabilities, redeemable
            preferred stock and
            stockholders' equity........  $105,061     $ 83,686       $330,083       $(74,901)      $443,929
                                          ========     ========       ========       ========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.
                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                        NON
                                          COMPANY     GUARANTOR      GUARANTOR
                                          (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                          --------   ------------   ------------   ------------   ------------
Operating revenue.......................  $     --     $ 27,166       $102,652       $     --       $129,818
                                          --------     --------       --------       --------       --------
Operating expenses:
  Transportation........................        --       13,490         65,949             --         79,439
  Selling, general and administrative...     4,825        4,374         10,351             --         19,550
  Net gain on sale of assets............        --           --         (3,629)            --         (3,629)
  Depreciation and amortization.........       108        2,320          6,751             --          9,179
                                          --------     --------       --------       --------       --------
          Total operating expenses......     4,933       20,184         79,422             --        104,539
                                          --------     --------       --------       --------       --------
          Operating income..............    (4,933)       6,982         23,231             --         25,279
Interest expense........................    (1,584)      (3,221)       (15,685)            --        (20,490)
Interest in earnings of subsidiaries....    13,934           --             --        (13,934)            --
Minority interest and other income
  (expense).............................        45         (267)           671             --            449
                                          --------     --------       --------       --------       --------
          Income from continuing
            operations before income
            taxes.......................     7,462        3,494          8,217        (13,934)         5,238
Provision for income taxes..............    (2,459)       1,328            345             --           (787)
                                          --------     --------       --------       --------       --------
       Income from continuing
          operations....................     9,921        2,166          7,872        (13,934)         6,025
Discontinued operations:
  Income from operations of discontinued
     segments...........................        --           --          3,896             --          3,896
                                          --------     --------       --------       --------       --------
          Net income....................  $  9,921     $  2,166       $ 11,768       $(13,934)      $  9,921
                                          ========     ========       ========       ========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                                        NON
                                          COMPANY     GUARANTOR      GUARANTOR
                                         (PARENT)    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                         ---------   ------------   ------------   ------------   ------------
Cash flows from operating activities:
  Net income (loss)....................  $  (4,013)    $  2,166       $11,768          $--         $   9,921
  Adjustments to reconcile net income
     to net cash provided by operating
     activities:
       Depreciation and amortization...        855        2,494        10,785           --            14,134
       Minority interest in income of
          subsidiary...................         --           --         1,551           --             1,551
       Equity interest in earnings of
          affiliate....................         --           --          (230)          --              (230)
       Gain on insurance settlement....         --           --        (4,069)          --            (4,069)
       Loss (gain) on sale or disposal
          of properties................         56          407          (345)          --               118
       Deferred income taxes...........      1,918       (9,181)       10,665           --             3,402
       Changes in operating assets and
          liabilities, net of
          acquisitions and
          dispositions:
          Accounts receivable..........        802        5,533        (8,581)          --            (2,246)
          Other current assets.........        175        1,003        (5,280)          --            (4,102)
          Accounts payable.............       (359)      (3,965)        7,568           --             3,244
          Accrued expenses.............       (203)      (1,963)        5,492           --             3,326
          Other liabilities............         --           --        (2,294)          --            (2,294)
          Deposits and other...........       (245)           4        (1,014)          --            (1,255)
                                         ---------     --------       -------          ---         ---------
          Net cash provided by
            operating activities.......     (1,014)      (3,502)       26,016           --            21,500
                                         ---------     --------       -------          ---         ---------
Cash flows from investing activities:
  Purchase of property, plant and
     equipment.........................       (457)     (13,458)      (37,476)          --           (51,391)
  Proceeds from sale of properties.....         --          166           998           --             1,163
  Acquisitions, net of cash acquired...         --         (257)       (8,196)          --            (8,453)
  Cash held in discontinued
     operations........................         --           --          (656)          --              (656)
  Deferred acquisition costs and
     other.............................        639           --            --           --               639
                                         ---------     --------       -------          ---         ---------
          Net cash used in investing
            activities.................        182      (13,549)      (45,330)          --           (58,698)
                                         ---------     --------       -------          ---         ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term
     debt..............................    146,405        8,630            --           --           182,085
  Principal payments on long-term
     debt..............................   (126,473)     (18,445)       (5,265)          --          (150,183)
  Disbursements/receipts on
     intercompany debt.................    (35,636)      32,287        30,399           --                --
  Sale of convertible preferred
     stock.............................      4,095           --            --           --             4,095
  Sale of common stock.................     11,868           --            --           --            11,868
  Proceeds from exercise of stock
     options...........................        581           --            --           --               581
  Preferred stock dividends paid.......       (843)          --            --           --              (843)
  Purchase of treasury stock...........     (1,224)          --            --           --            (1,224)
  Deferred loan costs paid.............     (2,603)        (152)           --           --            (2,755)
                                         ---------     --------       -------          ---         ---------
          Net cash provided by
            financing activities.......     (3,830)      22,320        25,134           --            43,624
                                         ---------     --------       -------          ---         ---------
Effect of exchange rates on cash.......         --           --            87           --                87
                                         ---------     --------       -------          ---         ---------
Net increase (decrease) in cash........     (4,662)       5,269         5,907           --             6,513
Cash, beginning of period..............      4,754          230           101           --             5,085
                                         ---------     --------       -------          ---         ---------
Cash, end of period....................  $      92     $  5,499       $ 6,008          $--         $  11,598
                                         =========     ========       =======          ===         =========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.
                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                         NON
                                           COMPANY     GUARANTOR      GUARANTOR
                                           (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           --------   ------------   ------------   ------------   ------------
Operating revenue........................  $    --      $18,795        $20,341        $    --        $39,136
                                           -------      -------        -------        -------        -------
Operating expenses:
     Transportation......................       --        8,676         13,420             --         22,096
     Selling, general and
       administrative....................    3,978        3,373          1,724             --          9,075
     Net gain on sale of assets..........       --         (360)            --             --           (360)
     Depreciation and amortization.......      104        1,734            706             --          2,544
                                           -------      -------        -------        -------        -------
          Total operating expenses.......    4,082       13,423         15,850             --         33,355
                                           -------      -------        -------        -------        -------
          Operating income...............   (4,082)       5,372          4,491             --          5,781
     Interest expense, net...............     (344)      (3,721)          (879)            --         (4,944)
     Interest in earnings of
       subsidiaries......................    7,241           --             --         (7,241)            --
     Minority interest in income of
       subsidiary........................     (155)         147         (1,716)            --         (1,724)
                                           -------      -------        -------        -------        -------
          Income from continuing
            operations before income
            taxes........................    2,660        1,798          1,896         (7,241)          (887)
  Provision for income taxes.............   (1,741)         551            190             --         (1,000)
                                           -------      -------        -------        -------        -------
          Income from continuing
            operations...................    4,401        1,247          1,706         (7,241)           113
Discontinued operations
       Loss from operations of
          discontinued Motor Carrier
          segment........................       --           --          4,288             --          4,288
                                           -------      -------        -------        -------        -------
          Net Income.....................  $ 4,401      $ 1,247        $ 5,994        $(7,241)       $ 4,401
                                           =======      =======        =======        =======        =======

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.
                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                         NON
                                           COMPANY     GUARANTOR      GUARANTOR
                                           (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           --------   ------------   ------------   ------------   ------------
Cash flows from operating activities:
  Net income (loss)......................  $(2,840)     $  1,246       $  5,995         $--          $  4,401
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
       Depreciation and amortization.....      388         1,904          1,865          --             4,157
       Minority interest in income of
          subsidiary.....................       --            --          1,672          --             1,672
       Sale of properties................       --          (367)             7          --              (360)
       Deferred income taxes.............   (2,102)        2,763            252          --               913
       Changes in operating assets and
          liabilities, net of
          acquisitions and dispositions:
          Accounts receivable............     (254)        1,576         (2,208)         --              (886)
          Other current assets...........      (65)         (110)        (7,905)         --            (8,080)
          Accounts payable...............       75        (1,033)         3,369          --             2,411
          Accrued expenses...............      340           303             77          --               720
          Deposits and other.............       82            59            371          --               512
                                           -------      --------       --------         ---          --------
          Net cash provided by operating
            activities...................   (4,376)        6,341          3,495          --             5,460
                                           -------      --------       --------         ---          --------
Cash flows from investing activities:
  Purchase of property, plant and
     equipment...........................     (132)      (11,615)       (16,382)         --           (28,129)
  Proceeds from sale of properties.......       --         2,051             38          --             2,089
  Acquisitions, net of cash acquired.....       --            --         (1,757)         --            (1,757)
  Deposit on purchase agreement..........   (1,962)           --             --          --            (1,962)
  Cash held in discontinued operations...       --            --           (674)         --              (674)
  Deferred acquisition costs and other...     (606)           (7)            --          --              (613)
                                           -------      --------       --------         ---          --------
          Net cash used in investing
            activities...................   (2,700)       (9,571)       (18,775)         --           (31,046)
                                           -------      --------       --------         ---          --------
Cash flows from financing activities:
  Proceeds from issuance of long-term
     debt................................   32,021         8,571         15,415          --            56,007
  Principal payments on debt and capital
     leases..............................  (25,241)       (2,961)        (7,522)         --           (35,724)
  Disbursements/receipts on intercompany
     debt................................   (5,162)       (2,226)         7,388          --                --
  Sale convertible preferred stock.......    7,515            --             --          --             7,515
  Sale of common stock...................    1,032            --             --          --             1,032
  Proceeds from exercise of stock
     options.............................      871            --             --          --               871
  Purchase of treasury stock.............   (1,838)           --             --          --            (1,838)
  Deferred loan costs paid...............     (836)         (100)            (1)         --              (937)
                                           -------      --------       --------         ---          --------
          Net cash provided by financing
            activities...................    8,362         3,284         15,280          --            26,926
                                           -------      --------       --------         ---          --------
Net increase in cash.....................    1,286            54             --          --             1,340
Cash, beginning of period................    3,469           175            101          --             3,745
                                           -------      --------       --------         ---          --------
Cash, end of period......................  $ 4,755      $    229       $    101         $--          $  5,085
                                           =======      ========       ========         ===          ========

                                                                         ANNEX G

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

                QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                 FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2001

                          COMMISSION FILE NO. 0-20618

                               RAILAMERICA, INC.
             (Exact name of Registrant as specified in its charter)

                   DELAWARE                                      65-0328006
         (State or Other Jurisdiction                          (IRS Employer
              of Incorporation)                            Identification Number)

            5300 BROKEN SOUND BLVD, N.W., BOCA RATON, FLORIDA 33487
              (Address of principal executive offices) (Zip Code)

                                 (561) 994-6015
                          (Issuer's telephone number)

     Check whether the registrant (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

APPLICABLE ONLY TO CORPORATE ISSUERS

     State the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

     COMMON STOCK, PAR VALUE $.001 -- 18,786,644 SHARES AS OF MAY 11, 2001

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               INDEX TO FORM 10-Q
                          QUARTER ENDED MARCH 31, 2001

                                                                                   PAGE
                                                                                   ----
PART I. FINANCIAL INFORMATION....................................................   G-2
  ITEM 1.            FINANCIAL STATEMENTS........................................   G-2
  ITEM 2.            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS...................................  G-14

PART II. OTHER INFORMATION.......................................................  G-19
  ITEM 6.            EXHIBITS AND REPORTS ON FORM 8-K............................  G-19

                         PART I.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                               RAILAMERICA, INC.

                           CONSOLIDATED BALANCE SHEET
                      MARCH 31, 2001 AND DECEMBER 31, 2000

                                                              MARCH 31,   DECEMBER 31,
                                                                2001          2000
                                                              ---------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  7,094      $ 13,090
  Restricted cash in escrow.................................     2,918         4,539
  Accounts and notes receivable.............................    59,345        62,864
  Other current assets......................................    18,681        19,551
                                                              --------      --------
          Total current assets..............................    88,038       100,044
Property, plant and equipment, net..........................   703,914       715,020
Other assets................................................    22,609        24,639
                                                              --------      --------
          Total assets......................................  $814,561      $839,703
                                                              ========      ========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................  $ 20,999      $ 20,558
  Accounts payable..........................................    40,326        39,752
  Accrued expenses..........................................    47,016        47,305
                                                              --------      --------
          Total current liabilities.........................   108,341       107,615
Long-term debt, less current maturities.....................   335,987       338,298
Subordinated debt...........................................   141,144       141,411
Deferred income taxes.......................................    83,030        87,288
Minority interest and other liabilities.....................    43,364        35,044
                                                              --------      --------
                                                               711,866       709,656
                                                              --------      --------
Commitments and contingencies
Redeemable convertible preferred stock, $0.01 par value, $25 liquidation value; 1,000,000 shares authorized; 278,400
  shares issued and outstanding at March 31, 2001 and
  December 31, 2000.........................................     6,642         6,613
                                                              --------      --------
Stockholders' equity:
  Common stock, $0.001 par value, 60,000,000 shares
     authorized; 18,668,802 shares and 18,623,320 shares
     issued and outstanding at March 31, 2001 and December
     31, 2000, respectively.................................        19            19
  Additional paid-in capital................................   118,701       118,502
  Retained earnings.........................................    31,813        29,162
  Accumulated other comprehensive income (loss).............   (54,480)      (24,249)
                                                              --------      --------
          Total stockholders' equity........................    96,053       123,434
                                                              --------      --------
          Total liabilities, redeemable preferred stock and
            stockholders' equity............................  $814,561      $839,703
                                                              ========      ========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
                                  (UNAUDITED)

                                                               2001       2000
                                                              -------    -------
Operating revenue...........................................  $91,955    $80,807
                                                              -------    -------
  Operating expenses:
     Transportation.........................................   51,014     49,067
     Selling, general and administrative....................   16,935     11,533
     Net gain on sale of assets.............................     (667)        --
     Depreciation and amortization..........................    6,730      6,265
                                                              -------    -------
          Total operating expenses..........................   74,012     66,865
                                                              -------    -------
          Operating income..................................   17,943     13,942
  Interest expense, including amortization costs of $1,096
     and $1,148 respectively................................  (14,447)   (12,754)
  Non-railroad operations, net..............................     (133)        24
  Minority interest and other income (expense)..............      238     (2,623)
                                                              -------    -------
          Income (loss) from continuing operations before
           income taxes.....................................    3,601     (1,411)
  Provision (benefit) for income taxes......................      813       (522)
                                                              -------    -------
          Income (loss) from continuing operations..........    2,788       (889)
  Loss from operations of discontinued segment (net of
     tax)...................................................       --        (77)
                                                              -------    -------
          Income (loss) before extraordinary item...........    2,788       (966)
  Extraordinary loss from early extinguishment of debt (net
     of tax)................................................       --     (2,216)
                                                              -------    -------
          Net income (loss).................................  $ 2,788    $(3,182)
                                                              =======    =======
  Net income (loss) available to common stockholders........  $ 2,629    $(3,357)
                                                              =======    =======
  Basic earnings per common share:
       Continuing operations................................  $  0.15    $ (0.06)
       Discontinued operations..............................       --      (0.01)
       Extraordinary item...................................       --      (0.13)
                                                              -------    -------
          Net income (loss).................................  $  0.15    $ (0.20)
                                                              =======    =======
  Diluted earnings per common share:
       Continuing operations................................  $  0.14    $ (0.06)
       Discontinued operations..............................       --      (0.01)
       Extraordinary item...................................       --      (0.13)
                                                              -------    -------
          Net income (loss).................................  $  0.14    $ (0.20)
                                                              =======    =======
  Weighted average common shares outstanding:
       Basic................................................   18,642     16,469
                                                              =======    =======
       Diluted..............................................   21,446     16,469
                                                              =======    =======

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                2001       2000
                                                              --------   ---------
Cash flows from operating activities:
  Net income (loss).........................................  $  2,788   $  (3,182)
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation and amortization........................     7,980       7,966
       Write-off of deferred loan costs.....................        --       2,546
       Interest paid in kind................................        --       1,266
       Minority interest in income of subsidiary............       379        (102)
       Equity interest in earnings of affiliate.............        --        (186)
       (Gain) loss on sale or disposal of properties........      (667)         33
       Deferred income taxes................................    (7,483)     (6,278)
       Changes in operating assets and liabilities, net of
        acquisitions and dispositions:
          Accounts receivable...............................        85       6,502
          Other current assets..............................      (382)     (2,073)
          Accounts payable..................................     2,705       1,859
          Accrued expenses..................................       614       6,188
          Other liabilities.................................       416        (539)
          Deposits and other................................       (33)     (5,541)
                                                              --------   ---------
          Net cash provided by operating activities.........     6,402       8,459
                                                              --------   ---------
Cash flows from investing activities:
  Purchase of property, plant and equipment.................   (10,444)     (8,764)
  Proceeds from sale of properties and investments..........       152          74
  Acquisitions, net of cash acquired........................        --    (150,269)
  Cash held in discontinued operations......................        --         263
  Change in restricted cash in escrow.......................     1,534          --
  Deferred acquisition costs and other......................      (129)     (1,114)
                                                              --------   ---------
          Net cash used in investing activities.............    (8,887)   (159,810)
                                                              --------   ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................    34,321     174,446
  Principal payments on long-term debt......................   (36,836)    (15,745)
  Proceeds from exercise of stock options...................       370           2
  Purchase of treasury stock................................      (345)     (1,157)
  Deferred financing costs paid.............................        --     (13,160)
                                                              --------   ---------
          Net cash (used in) provided by financing
           activities.......................................    (2,490)    144,386
                                                              --------   ---------
Net decrease in cash........................................    (4,975)     (6,965)
Effect of exchange rates on cash............................    (1,021)       (249)
Cash, beginning of period...................................    13,090      11,598
                                                              --------   ---------
Cash, end of period.........................................  $  7,094   $   4,384
                                                              ========   =========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

     In the opinion of management, the consolidated financial statements contain all adjustments of a recurring nature, and disclosures necessary to present fairly the financial position of the Company as of March 31, 2001 and December 31, 2000, and the results of operations and cash flows for the three months ended March 31, 2001 and 2000.

     The accounting principles which materially affect the financial position, results of operations and cash flows of the Company are set forth in Notes to the Consolidated Financial Statements which are included in the Company's 2000 annual report on Form 10-K. Certain prior year amounts have been reclassified to conform to the current year presentation.

2.  NEW ACCOUNTING PRONOUNCEMENT

     The Company adopted the provisions of Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001. SFAS No. 133 requires that all derivative instruments be reported on the balance sheet at their fair values. For derivative instruments designated as cash flow hedges, the effective portion of any hedge is reported in accumulated other comprehensive income (loss) until it is recorded in earnings during the same period in which the hedged item affects earnings. The ineffective portion of all hedges is recognized in current period earnings. Changes in the fair values of derivative instruments that are not designated as hedges are recorded in current period earnings.

     As a result of adopting SFAS No. 133, the Company recorded a charge to comprehensive income for the cumulative effect of this charge through December 31, 2000 of $4.4 million which represents the liability recorded for the Company's interest rate swap agreements of $7.1 million, less the tax benefit of $2.7 million.

3.  EARNINGS PER SHARE

     For the three months ended March 31, 2001 and 2000, basic earnings per share is calculated using the weighted average number of common shares outstanding during the period. Income from continuing operations is reduced by preferred stock dividends and accretion for the basic earnings per share computation.

     For the three months ended March 31, 2001, diluted earnings per share is calculated using the sum of the weighted average number of common shares outstanding plus potentially dilutive common shares arising out of stock options, warrants and convertible debt. Options and warrants totaling 3.3 million were excluded from the diluted earnings per share calculation for the first quarter of 2001 as their impact was anti-dilutive. Additionally, assumed conversion of the convertible preferred stock is anti-dilutive and is not included in the calculation for the three months ended March 31, 2001.

     For the three months ended March 31, 2000, diluted earnings per share is calculated using the sum of the weighted average number of common shares outstanding plus potentially dilutive common shares arising out of stock options and warrants. Options and warrants totaling 5.1 million were excluded from the diluted earnings per share calculation for the first quarter of 2000 as their impact was anti-dilutive.

                       RAILAMERICA, INC. AND SUBSIDIARIES

Assumed conversion of convertible debt and the convertible preferred stock are also anti-dilutive and are not included in the calculation for the three months ended March 31, 2000.

     The following is a summary of the income from continuing operations available for common stockholders and weighted average shares (in thousands):

                                                               2001      2000
                                                              ------    -------
Income (loss) from continuing operations....................  $2,788    $  (889)
  Preferred stock dividends and accretion...................    (159)      (175)
                                                              ------    -------
  Income (loss) from continuing operations available to
     common stockholders (basic)............................   2,629     (1,064)
  Interest on convertible debt..............................     279         --
                                                              ------    -------
  Income (loss) from continuing operations available to
     common stockholders (diluted)..........................  $2,908    $(1,064)
                                                              ======    =======
  Weighted average shares outstanding (basic)...............  18,642     16,469
  Options and warrants......................................     591         --
  Convertible debentures....................................   2,213         --
                                                              ------    -------
  Weighted average shares outstanding (diluted).............  21,446     16,469
                                                              ======    =======

4.  ACQUISITION

     On February 4, 2000, the Company acquired RailTex, Inc. for approximately $128 million in cash, assumption of $111 million in debt and approximately 6.6 million shares of the Company's Common Stock, valued at $60.9 million. RailTex shareholders received $13.50 in cash and two-thirds of a share of RailAmerica common stock in exchange for each share of RailTex stock. This acquisition was accounted for as a purchase and its results have been consolidated since the acquisition date.

     The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition had occurred at the beginning 2000 and does not purport to be indicative of what would have occurred had the acquisition been made as of that date or results which may occur in the future (in thousands except per share data).

                                                              FOR THE THREE
                                                                 MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                                  2000
                                                              -------------
Operating revenue...........................................     $94,881
Loss from continuing operations.............................     $(1,836)
Net loss....................................................     $(4,129)
Net loss per share..........................................     $ (0.26)

5.  DISCONTINUED OPERATIONS

     Total revenue for the trailer manufacturing business was $9.4 million for the three months ended March 31, 2000. Loss before income taxes for the trailer manufacturing business was ($0.1) million for the three months ended March 31, 2000.

                       RAILAMERICA, INC. AND SUBSIDIARIES

6.  COMPREHENSIVE INCOME (LOSS)

     Other comprehensive income consists of foreign currency translation adjustments and unrealized gains and losses on derivative instruments designated as hedges. The following table reconciles net income to comprehensive income for the three-month periods ended March 31, 2001 and 2000.

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2001        2000
                                                              --------    --------
Net income (loss)...........................................  $  2,788    $ (3,182)
  Other comprehensive income (loss):
       Cumulative effect of accounting change, net of taxes
          (see Note 2)......................................    (4,388)         --
       Unrealized loss on derivatives designated as hedges,
          net of taxes......................................    (1,960)         --
       Change in accumulated translation adjustments........   (23,883)     (8,922)
                                                              --------    --------
          Total comprehensive loss..........................  $(27,443)   $(12,104)
                                                              ========    ========

7.  CONTINGENCIES

     In the second quarter of 2000, certain parties filed property damage claims totaling approximately $32.5 million against Mackenzie Northern Railway, a wholly-owned subsidiary of RailAmerica, and others in connection with a fire that allegedly occurred in 1998. The Company intends to vigorously defend these claims and has insurance coverage to approximately $13 million to cover these claims. The Company's insurer has reserved $9.8 million for these matters. Any loss in excess of the Company's insurance policy coverage may materially affect the Company's earnings, cash flow and financial condition.

8.  SEGMENT INFORMATION

     The Company's continuing operations have been classified into two business segments: North American rail transportation and International rail transportation. The North American rail transportation segment includes the operations of the Company's railroad subsidiaries in the United States and Canada, and the International rail transportation segment includes the operations of the Company's railroad subsidiaries in Chile and Australia. The Company's trailer manufacturing segment, which is excluded from this table, was classified as a discontinued operation and sold during 2000.

     Business segment information for the three months ended March 31, 2001 and 2000 follows (in thousands):

THREE MONTHS ENDED MARCH 31, 2001:

                                                  NORTH AMERICAN   INTERNATIONAL
                                   CONSOLIDATED     RAILROADS        RAILROADS     CORPORATE AND OTHER
                                   ------------   --------------   -------------   -------------------
Revenue..........................    $ 91,955        $ 61,818        $ 29,997           $    140
Depreciation and amortization....    $  6,730        $  4,131        $  2,217           $    382
Operating income (loss)..........    $ 17,943        $ 14,122        $  7,047           $ (3,226)
          Total assets...........    $814,561        $569,793        $120,524           $124,244

                       RAILAMERICA, INC. AND SUBSIDIARIES

THREE MONTHS ENDED MARCH 31, 2000:

                                                  NORTH AMERICAN   INTERNATIONAL
                                   CONSOLIDATED     RAILROADS        RAILROADS     CORPORATE AND OTHER
                                   ------------   --------------   -------------   -------------------
Revenue..........................    $ 80,807        $ 49,179        $ 31,342           $    286
Depreciation and amortization....    $  6,265        $  4,161        $  1,817           $    287
Operating income (loss)..........    $ 13,942        $ 10,437        $  5,735           $ (2,230)
          Total assets...........    $851,584        $619,421        $201,953           $ 30,210

                       RAILAMERICA, INC. AND SUBSIDIARIES

9.  GUARANTOR FINANCIAL STATEMENT INFORMATION

     In August 2000, RailAmerica Transportation Corp. ("Issuer"), a wholly-owned subsidiary of RailAmerica, Inc. ("Parent"), sold units including 12 7/8% senior subordinated notes, which are registered with the Securities and Exchange Commission. The notes are guaranteed by the Parent , the domestic subsidiaries of the Issuer and Palm Beach Rail Holding, Inc.

                               RAILAMERICA, INC.

                          CONSOLIDATING BALANCE SHEET
                               AT MARCH 31, 2001

                                                                                NON
                                                  COMPANY     GUARANTOR      GUARANTOR
                                        ISSUER    (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   --------   ------------   ------------   ------------   ------------
ASSETS
  Current Assets:
    Cash.............................  $     --   $      6     $    312      $   6,776      $      --       $  7,094
    Cash held in escrow..............        --         --        2,075            843             --          2,918
    Accounts and notes receivable....        --      1,733       27,317         31,994         (1,699)        59,345
    Other current assets.............       122      2,023        6,498         10,038             --         18,681
                                       --------   --------     --------      ---------      ---------       --------
         Total current assets........       122      3,762       36,202         49,652         (1,699)        88,038
  Property, plant and equipment,
    net..............................        53        616      424,585        278,659             --        703,914
  Other assets.......................    13,832      2,381        3,349          3,046             --         22,609
  Investment in and advances to
    affiliates.......................   440,304    165,099       13,526       (133,999)      (484,930)            --
                                       --------   --------     --------      ---------      ---------       --------
         Total assets................  $454,311   $171,859     $477,662      $ 197,358      $(486,629)      $814,561
                                       ========   ========     ========      =========      =========       ========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
  Current Liabilities:
    Current maturities of long-term
      debt...........................  $ 15,009   $     --     $  1,343      $   6,346      $  (1,699)      $ 20,999
    Accounts payable.................        --        942       16,873         22,511             --         40,326
    Accrued expenses.................     4,787      1,572       23,381         17,276             --         47,016
                                       --------   --------     --------      ---------      ---------       --------
         Total current liabilities...    19,796      2,514       41,597         46,133         (1,699)       108,341
  Long-term debt, less current
    maturities.......................   302,216         --       12,538         21,233             --        335,987
  Subordinated debt..................   117,981     20,627           (0)         2,536             --        141,144
  Deferred income taxes..............   (24,751)    (8,457)     104,511         11,727             --         83,030
  Minority interest and other
    liabilities......................    10,239         --        8,650         19,060          5,415         43,364
  Redeemable convertible preferred
    stock............................        --      6,642           --             --             --          6,642
  Stockholders' equity:
    Common stock.....................        --         19       (1,345)        30,089        (28,744)            19
    Additional paid-in capital.......        --    118,701      310,232         47,996       (358,228)       118,701
    Retained earnings................    35,178     31,813       29,620         38,574       (103,372)        31,813
    Accumulated other comprehensive
      income.........................    (6,348)        --      (28,141)       (19,990)            --        (54,480)
                                       --------   --------     --------      ---------      ---------       --------
         Total stockholders'
           equity....................    28,829    150,533      310,367         96,669       (490,345)        96,053
                                       --------   --------     --------      ---------      ---------       --------
         Total liabilities,
           redeemable preferred stock
           and stockholders'
           equity....................  $454,311   $171,859     $477,661      $ 197,358      $(486,629)      $814,561
                                       ========   ========     ========      =========      =========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.

                       CONSOLIDATING STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001

                                                                                NON
                                                  COMPANY     GUARANTOR      GUARANTOR
                                        ISSUER    (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   --------   ------------   ------------   ------------   ------------
Operating revenue....................  $     --   $    120     $ 45,273      $  46,563      $      --       $ 91,955
                                       --------   --------     --------      ---------      ---------       --------
Operating expenses:
  Transportation.....................        --         --       22,088         28,926             --         51,014
  Selling, general and
    administrative...................        42      3,580        9,427          3,886             --         16,935
  Gain on sale and impairment of
    assets (net).....................        --         --         (699)            32             --           (667)
  Depreciation and amortization......       257         30        3,293          3,149             --          6,730
                                       --------   --------     --------      ---------      ---------       --------
         Total operating expenses....       300      3,610       34,110         35,993             --         74,012
                                       --------   --------     --------      ---------      ---------       --------
      Operating (loss) income........      (300)    (3,491)      11,163         10,570             --         17,943
Interest expense.....................    (2,025)      (507)      (9,473)        (2,442)            --        (14,447)
Non railroad operations..............        --         --           --           (133)            --           (133)
Equity in earnings of subsidiaries...     6,613      5,171           --             --        (11,784)            --
Minority interest and other income
  (expense)..........................        --         --        1,309         (1,071)            --            238
                                       --------   --------     --------      ---------      ---------       --------
    Income from continuing operations
      before income taxes............     4,288      1,173        2,999          6,924        (11,784)         3,601
Provision for income taxes...........      (883)    (1,614)       1,204          2,106             --            813
                                       --------   --------     --------      ---------      ---------       --------
      Net income.....................  $  5,172   $  2,788     $  1,795      $   4,818      $ (11,784)      $  2,788
                                       ========   ========     ========      =========      =========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.

                      CONSOLIDATING STATEMENT OF CASH FLOW
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001

                                                                                NON
                                                  COMPANY     GUARANTOR      GUARANTOR
                                        ISSUER    (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   --------   ------------   ------------   ------------   ------------
Cash flows from operating activities:
  Net income (loss)..................  $  5,172   $  2,788     $ (9,989)     $   4,818      $      --       $  2,788
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Depreciation and
         amortization................     1,157        223        3,356          3,244             --          7,980
      Write-off of deferred loan
         costs.......................        --         17          (17)            --             --             --
      Minority interest in income of
         subsidiary..................        --         --           --            379             --            379
      Gain on sale or disposal of
         properties..................        --         --         (667)            --             --           (667)
      Deferred income taxes..........      (885)    (1,615)      (2,217)        (2,766)            --         (7,483)
      Changes in operating assets and
         liabilities, net of
         acquisitions and
         dispositions:
         Accounts receivable.........        11          2        6,850         (6,778)            --             85
         Other current assets........       (99)    (1,194)        (159)         1,070             --           (382)
         Accounts payable............       (74)       405        2,995           (621)            --          2,705
         Accrued expenses............    (5,101)       240          246          5,229             --            614
         Other liabilities...........        --         --           --            416             --            416
         Deposits and other..........        --         11          401           (445)            --            (33)
                                       --------   --------     --------      ---------      ---------       --------
         Net cash provided by
           operating activities......       181        877          800          4,544             --          6,402
                                       --------   --------     --------      ---------      ---------       --------
Cash flows from investing activities:
  Purchase of property, plant and
    equipment........................        --         (9)      (4,331)        (6,104)            --        (10,444)
  Proceeds from sale of properties...        --         --          152             --             --            152
  Change in cash in escrow...........        --         --          450          1,084             --          1,534
  Deferred acquisition costs and
    other............................        --       (129)          --             --             --           (129)
                                       --------   --------     --------      ---------      ---------       --------
         Net cash used in investing
           activities................        --       (138)      (3,729)        (5,020)            --         (8,887)
                                       --------   --------     --------      ---------      ---------       --------
Cash flows from financing activities:
  Proceeds from issuance of long-term
    debt.............................    34,000         --           27            294             --         34,321
  Principal payments on long-term
    debt.............................   (36,490)        --         (313)           (33)            --        (36,836)
  Disbursements/receipts on
    intercompany debt................     2,309       (766)         508         (2,051)            --             --
  Proceeds from exercise of stock
    options..........................        --        370           --             --             --            370
  Purchase of treasury stock.........        --       (345)          --             --             --           (345)
                                       --------   --------     --------      ---------      ---------       --------
         Net cash (used in) provided
           by financing activities...      (181)      (741)         221         (1,790)            --         (2,490)
                                       --------   --------     --------      ---------      ---------       --------
Net decrease in cash.................        --         (2)      (2,707)        (2,266)            --         (4,975)
Effect of exchange rates on cash.....        --         --           --         (1,021)            --         (1,021)
Cash, beginning of period............        --          7        2,942         10,141             --         13,090
                                       --------   --------     --------      ---------      ---------       --------
Cash, end of period..................  $     --   $      5     $    235      $   6,854      $      --       $  7,094
                                       ========   ========     ========      =========      =========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.

                       CONSOLIDATING STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000

                                                                                NON
                                                  COMPANY     GUARANTOR      GUARANTOR
                                        ISSUER    (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   --------   ------------   ------------   ------------   ------------
Operating revenue:...................  $     --   $     --     $ 38,013      $  42,794      $      --       $ 80,807
                                       --------   --------     --------      ---------      ---------       --------
Operating expenses:
  Transportation.....................        --         --       21,328         27,739             --         49,067
  Selling, general and
    administrative...................        91      2,144        5,729          3,569             --         11,533
  Depreciation and amortization......       171         31        3,229          2,834             --          6,265
                                       --------   --------     --------      ---------      ---------       --------
         Total operating expenses....       262      2,175       30,286         34,142             --         66,865
                                       --------   --------     --------      ---------      ---------       --------
         Operating (loss) income.....      (262)    (2,175)       7,727          8,652             --         13,942
Interest expense.....................    (7,682)      (739)        (969)        (3,364)            --        (12,754)
Non-railroad operations, net.........        --         --           --             24             --             24
Equity in earnings of subsidiaries...     5,850     (3,182)          --             --         (2,668)
Minority interest and other income
  (expense)..........................        64         21          174         (2,882)            --         (2,623)
                                       --------   --------     --------      ---------      ---------       --------
         (Loss) income from
           continuing operations
           before income taxes.......    (2,030)    (6,075)       6,932          2,430         (2,668)        (1,411)
Provision for income taxes...........    (2,994)    (1,030)       2,573            929             --           (522)
                                       --------   --------     --------      ---------      ---------       --------
      Income (loss) from continuing
         operations..................       964     (5,045)       4,359          1,501         (2,668)          (889)
Loss from operations of discontinued
  segments (net of tax)..............        --         --           --            (77)            --            (77)
                                       --------   --------     --------      ---------      ---------       --------
Income (loss) before extraordinary
  item...............................       964     (5,045)       4,359          1,424         (2,668)          (966)
Extraordinary loss from early
  extinguishment of debt (net of
  tax)...............................        --     (1,232)         (57)          (927)            --         (2,216)
                                       --------   --------     --------      ---------      ---------       --------
         Net income (loss)...........  $    964   $ (6,277)    $  4,302      $     497      $  (2,668)      $ (3,182)
                                       ========   ========     ========      =========      =========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000

                                                                                NON
                                                  COMPANY     GUARANTOR      GUARANTOR
                                        ISSUER    (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   --------   ------------   ------------   ------------   ------------
Cash flows from operating activities:
  Net income (loss)..................  $    964   $ (6,277)    $  4,302      $     497      $      --       $   (514)
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Depreciation and
         amortization................       912        308        3,403          3,343             --          7,966
      Write-off of deferred loan
         costs.......................        --      1,323           14          1,209             --          2,546
      Interest paid in kind..........        --         --           --          1,266             --          1,266
      Minority interest in income of
         subsidiary..................        --         --           --           (102)            --           (102)
      Equity interest in earnings of
         affiliate...................    (5,850)     3,182           --           (186)            --         (2,854)
      Loss on sale or disposal of
         properties..................        --         --           33             --             --             33
      Deferred income taxes..........    (2,994)    (1,786)       2,575         (4,073)            --         (6,278)
      Changes in operating assets and
         liabilities, net of
         acquisitions and
         dispositions:
         Accounts receivable.........        --         27        6,102            373             --          6,502
         Other current assets........      (104)      (321)       2,287         (3,935)            --          2,073)
         Accounts payable............      (419)       459        1,186            633             --          1,859
         Accrued expenses............     6,524        325        1,508         (2,169)            --          6,188
         Other liabilities...........        --         --           --           (539)            --           (539)
         Deposits and other..........        --        501       (3,251)        (2,791)            --         (5,541)
                                       --------   --------     --------      ---------      ---------       --------
         Net cash (used in) provided
           by operating activities...      (967)    (2,259)      18,159         (6,474)            --          8,459
                                       --------   --------     --------      ---------      ---------       --------
Cash flows from investing activities:
  Purchase of property, plant and
    equipment........................       (15)       (50)      (3,309)        (5,390)            --         (8,764)
  Proceeds from sale of properties...        --         --           74             --             --             74
  Acquisitions, net of cash
    acquired.........................  (150,269)        --           --             --             --       (150,269)
  Cash held in discontinued
    operations.......................        --         --           --            263             --            263
  Deferred acquisition costs and
    other............................        --     (1,114)          --             --             --         (1,114)
                                       --------   --------     --------      ---------      ---------       --------
         Net cash used in investing
           activities................  (150,284)    (1,164)      (3,235)        (5,127)            --       (159,810)
                                       --------   --------     --------      ---------      ---------       --------
Cash flows from financing activities:
  Proceeds from issuance of long-term
    debt.............................   168,771      1,004          352          4,319             --        174,446
  Principal payments on long-term
    debt.............................    (6,075)    (6,713)      (1,058)        (1,899)            --        (15,745)
  Disbursements/receipts on
    intercompany debt................       207     10,228          990        (11,425)            --             --
  Proceeds from exercise of stock
    options..........................        --          2           --             --             --              2
  Purchase of treasury stock.........        --     (1,157)          --             --             --         (1,157)
  Deferred financing costs paid......   (11,652)        --           --         (1,508)            --        (13,160)
                                       --------   --------     --------      ---------      ---------       --------
         Net cash provided (used in)
           by financing activities...   151,251      3,364          284        (10,513)            --        144,386
                                       --------   --------     --------      ---------      ---------       --------
Net decrease in cash.................        --        (59)      15,208        (22,114)            --         (6,965)
Effect of exchange rates on cash.....        --         --           --           (249)            --           (249)
Cash, beginning of period............        --         92        5,499          6,007             --         11,598
                                       --------   --------     --------      ---------      ---------       --------
Cash, end of period..................  $     --   $     33     $ 20,707      $ (16,356)     $      --       $  4,384
                                       ========   ========     ========      =========      =========       ========

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     RailAmerica, Inc. (together with its consolidated subsidiaries, the "Company" or "RailAmerica") is the largest owner and operator of short line freight railroads in North America and a leading owner and operator of regional freight railroads in Australia and Chile. RailAmerica owns, leases, or operates a diversified portfolio of 39 railroads with approximately 11,000 miles of track located in the United States, Australia, Canada, Chile and Argentina. Through its diversified portfolio of rail lines, the Company operates in numerous geographic regions with varying concentrations of commodities hauled. The Company believes that individual economic and seasonal cycles in each region may partially offset each other. The Company recognizes railroad transportation revenue after services are provided.

     On February 4, 2000, the Company acquired RailTex, Inc. ("RailTex") through a merger of one of its wholly-owned subsidiaries with and into RailTex for approximately $128 million in cash, assumption of $111 million in debt and issuance of approximately 6.6 million shares of the Company's common stock valued at $60.9 million. RailTex owned and operated 25 short line freight railroads with approximately 4,100 miles of track concentrated in the Southeastern, Midwestern, Great Lakes and New England regions of the United States and Eastern Canada

     Set forth below is a discussion of the historical results of operations for the Company's North American and international railroad operations as well as a discussion of corporate overhead.

NORTH AMERICAN RAILROAD OPERATIONS

     The Company's historical results of operations include the operations of its acquired railroads from the dates of acquisition as follows:

NAME OF RAILROAD                                DATE OF ACQUISITION
----------------                                -------------------
RailTex, Inc. (25 railroads)            February 4, 2000

     The Company disposed of certain railroads during 2000 as follows:

Minnesota Northern Railroad             August 2000
St Croix Valley Railroad                August 2000
South Central Tennessee Railroad        December 2000
Pittsburgh Industrial Railroad          December 2000
Ontario L'Orignal Railway               December 2000

     As a result, the results of operations for the three months ended March 31, 2001 and 2000 are not comparable in various material respects and are not indicative of the results which would have occurred had the acquisitions or dispositions been completed at the beginning of the periods presented.

  Comparison of North American Railroad Operating Results for the Three Months Ended March 31, 2001 and 2000.

     The following table sets forth the operating revenues and expenses (in thousands) for the Company's North American railroad operations for the periods indicated. All results of operations discussed in this section are for the Company's North American railroads only, unless otherwise indicated.

                                                              FOR THE THREE MONTHS
                                                                ENDED MARCH 31,
                                                              --------------------
                                                                2001        2000
                                                              --------    --------
Operating revenue...........................................  $61,818     $49,179
                                                              -------     -------
  Operating expenses:
     Maintenance of way.....................................    6,671       5,228
     Maintenance of equipment...............................    3,217       3,743
     Transportation.........................................   18,585      14,784
     Equipment rental.......................................    3,918       3,778
     General and administrative.............................   11,174       7,048
     Depreciation and amortization..........................    4,131       4,161
                                                              -------     -------
          Total operating expenses..........................   47,696      38,742
                                                              -------     -------
     Operating income.......................................  $14,122     $10,437
                                                              =======     =======

     Operating Revenue. Operating revenue increased by $12.6 million, or 26%, to $61.8 million for the three months ended March 31, 2001 from $49.2 million for the three months ended March 31, 2000. The increase was primarily due to increased carloads as a result of the acquisition of RailTex in February 2000. RailTex generated revenues of approximately $14.1 million for the month of January 2000, which are not included in the Company's 2000 results. In addition, the Company disposed of certain properties during 2000 which generated revenues of $2.1 million during the first three months of 2000.

     North American transportation revenue per carload decreased to $239 in 2001 from $264 in 2000. This decrease is primarily due to the mix of commodities hauled in the first quarter of 2001 and the devaluation of the Canadian dollar. Approximately 25% of the Company's North American revenues are generated in Canada and the Canadian dollar declined approximately 5% in the first quarter of 2001 compared to the first quarter of 2000. North American carloads handled totaled 228,110 for the three months ended March 31, 2001, an increase of 49,740 compared to 178,370 carloads in the prior year period. On a "same railroad" basis, pro forma for the acquisition of RailTex and the sale of certain properties in 2000, carloads increased 4% to 228,110 in 2001 from 219,735 in 2000. Coal traffic increased 28% and bridge traffic increased 12% from the first quarter of 2000. These amounts are partially offset by declines in automobile, lumber products and chemical carloads due to the weak economic conditions in 2001 compared to 2000.

     Operating Expenses. Operating expenses increased by $9.0 million, or 23%, to $47.7 million for the three months ended March 31, 2001 from $38.7 million for the three months ended March 31, 2000. The increase was due to the acquisition of RailTex in February 2000 which had approximately $12.4 million of operating expenses in January 2000 partially offset by reductions from the sold properties of $1.5 million. In addition fuel prices increased from approximately $1.02 per gallon in 2000 to $1.06 per gallon in 2001. Operating expenses, as a percentage of operating revenue was at 77.2% and 78.8% for the three months ended March 31, 2001 and 2000, respectively. On a "same railroad" basis, pro forma for the acquisition of RailTex and the sale of certain properties in 2000, the operating ratio improved to 77.2% in 2001 from 80.8% in 2000. These improvements resulted primarily from the synergies realized from the RailTex acquisition.

     International Railroad Operations

     The following table sets forth the operating revenues and expenses (in thousands) for the Company's international railroad operations for the periods indicated.

                                                              FOR THE THREE MONTHS
                                                                ENDED MARCH 31,
                                                              --------------------
                                                                2001        2000
                                                              --------    --------
Operating revenues..........................................  $29,997     $31,342
Operating expenses:
  Transportation............................................   18,624      21,533
  General and administrative................................    2,109       2,257
  Depreciation and amortization.............................    2,217       1,817
                                                              -------     -------
          Total operating expenses..........................   22,950      25,607
                                                              -------     -------
       Operating income.....................................  $ 7,047     $ 5,735
                                                              =======     =======

  Comparison of International Operating Results for the Three Months Ended March 31, 2001 and 2000.

     Operating Revenue. Operating revenues decreased $1.3 million, or 4%, to $30.0 million for the three months ended March 31, 2001 from $31.3 million for the three months ended March 31, 2000. Freight Australia's revenues decreased to $23.9 million for the three months ended March 31, 2001 from $26.3 million for the three months ended March 31, 2000, while Ferronor's revenues increased to $6.1 million from $5.0 million during the same periods. The decline in Freight Australia's revenues is primarily due to the 15% decline in the Australian dollar. For the three months ended March 31, 2001 the average exchange rate was $0.53 Australian Dollars to the U.S. Dollar compared to $0.62 for the three months ended March 31, 2000. On a constant currency basis, Freight Australia's revenues increased 8% to $28.4 million for the three months ended March 31, 2001 from $26.4 million for the three months ended March 31, 2000.

     Total carloads were 81,749 for the three months ended March 31, 2001, an increase of 7,758, or 10%, compared to 73,991 for the three months ended March 31, 2000. Freight Australia's and Ferronor's carloads increased to 54,316 and 27,613, respectively, for the three months ended March 31, 2001 from 48,761 and 25,230, respectively, for the three months ended March 31, 2000. The increase in carloads was primarily due to an increase in intermodal traffic during the first quarter of 2001 at Freight Australia compared to the first three months of 2000.

     Operating Expenses. Operating expenses decreased $2.6 million, or 10%, to $23.0 million for the three months ended March 31, 2001 from $25.6 million for the three months ended March 31, 2000. Freight Australia's operating expenses decreased $3.5 million to $17.8 million for the three months ended March 31, 2001 from $21.3 million for the three months ended March 31, 2000, while Ferronor's operating expenses increased $0.9 million to $5.2 million from $4.3 million during the same periods. Operating expenses, as a percentage of operating revenue, were 76.5% and 81.7% for the three months ended March 31, 2001 and 2000, respectively. The decline in Freight Australia's operating expenses is primarily due the decline in the Australian dollar. However, the improvement in the operating ratio, which is not impacted by the decline in the Australian dollar, is due primarily to increased revenues in Australia while being able to hold costs consistent.

CORPORATE OVERHEAD AND OTHER

     Corporate Overhead. Corporate overhead, which benefits all of the Company's segments, has not been allocated to the business segments for this analysis. Corporate overhead services include overall strategic planning, marketing, accounting, legal services, finance, cash management, payroll, engineering and tax return preparation. The Company believes that this presentation will facilitate a better understanding of the changes in the results of the Company's operations. Corporate overhead, which is included in selling, general and administrative expenses in the consolidated statements of income, increased

$1.4 million to $3.7 million for the three months ended March 31, 2001 from $2.3 million for the three months ended March 31, 2000. The increase was primarily due to the addition of employees and facility costs to manage the acquisitions of TPW, RaiLink, Freight Australia and RailTex, which were acquired in 1999 and 2000.

     Interest Expense. Interest expense, including amortization of deferred financing costs, increased from $12.8 million for the three months ended March 31, 2000 to $14.4 million for the three months ended March 31, 2001. This increase is primarily due to the acquisition of RailTex in February 2000 and the associated debt which was outstanding for only two months during the three months ended March 31, 2000 as compared to the entire period for the three months ended March 31, 2001.

     The Company has two interest rate swaps to limit its variable interest rate exposure on a total amount of $212.5 million of debt. As a result, the recent interest rate reductions have only benefited the Company to the extent of the unhedged portion of its variable rate debt, approximately $100 million. In May 2001, the Company amended one of its interest rate swap agreements to reduce the fixed interest rate on $137.5 million of debt by approximately 54 basis points resulting in an interest savings of approximately $450,000 for the remainder of 2001.

LIQUIDITY AND CAPITAL RESOURCES -- COMBINED OPERATIONS

     The discussion of liquidity and capital resources that follows reflects the consolidated results of the Company, including all subsidiaries.

     The Company's cash provided by operating activities was $6.4 million for the three months ended March 31, 2001. This amount includes $2.8 million in net income and $8.0 million in depreciation and amortization.

     Cash used in investing activities was $8.9 million for the three months ended March 31, 2001. The primary use of cash during the quarter was the purchase of property, plant and equipment with an aggregate cost of approximately $10.4 million.

     Cash used in financing activities was $2.5 million for the three months ended March 31, 2001. This consisted primarily of the scheduled payments on the Company's Senior Credit Facilities.

     As of March 31, 2001, the Company had a working capital deficit of $20.3 million compared to working capital deficit of $7.6 million as of December 31, 2000. The Company's cash flows from operations and borrowing under its credit agreements historically have been sufficient to meet our ongoing operating requirements, capital expenditures for property, plant and equipment, and to satisfy the Company's interest requirements.

     The Company anticipates using these cash sources to fund anticipated capital expenditures of $35 million for the upgrading of existing rail lines and purchases of locomotives and equipment during the remainder of 2001. To the extent possible, the Company may seek to finance any further acquisitions of property, plant and equipment in order to allow its cash flow from operations to be devoted to other uses, including debt reduction and acquisition requirements.

     The Company anticipates debt service for the next twelve months to be approximately $65 million including principal and interest. It is anticipated that a portion of the debt service will be paid from the operating cash flow of Freight Australia. A material change in the currency exchange rate between the U.S. dollar and Australian dollar could adversely affect the Company's ability to service the debt.

     The Company's long-term business strategy includes the selective acquisition of additional transportation-related businesses. Accordingly, the Company may require additional equity and/or debt capital in order to consummate acquisitions or undertake major development activities. It is impossible to predict the amount of capital that may be required for such acquisitions or development, and there is no assurance that sufficient financing for such activities will be available on terms acceptable to the Company, if at all. As of May 10, 2001, the Company had $29.1 million of availability under the revolving line of credit facility. In addition, the Company has approximately $13.4 million in cash on hand at May 10, 2001.

INFLATION

     Inflation in recent years has not had a significant impact on the Company's operations. The Company believes that inflation will not adversely affect the Company in the future unless it increases substantially and the Company is unable to pass through such increases in its freight rates.

  Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995.

     The foregoing Management's Discussion and Analysis contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events, including: statements regarding further growth in transportation-related assets; the acquisition or disposition of railroads, assets and other companies; the increased usage of the Company's existing rail lines; the growth of gross revenues; and the sufficiency of the Company's cash flows for the Company's future liquidity and capital resource needs. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: decline in demand for transportation services; the effect of economic conditions generally and particularly in the markets served by the Company; the Company's dependence upon obtaining future government contracts; the Company's dependence upon the agricultural industry as a significant user of the Company's rail services; the Company's dependence upon the availability of financing for acquisitions of railroads and other companies; an adverse change in currency exchange rates, interest rates or fuel costs; a decline in the market acceptability of railroad services; an organization or unionization of a material segment of the Company's employee base; the effect of competitive pricing; the inability to integrate acquired businesses; the Company's failure to achieve expected synergies; failure to service debt; the Company's failure to successfully market and sell non-core properties and assets; and the regulation of the Company by federal, state, local and foreign regulatory authorities. Results actually achieved thus may differ materially from expected results included in these statements.

                          PART II.  OTHER INFORMATION

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (A) EXHIBITS

     None.

     (B) REPORTS ON FORM 8-K.

     There were no reports filed on Form 8-K during the three months ended March 31, 2001.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          RAILAMERICA, INC.

Date: May 15, 2001
                                          By: /s/ BENNETT MARKS
                                            ------------------------------------
                                              Bennett Marks
                                              Senior Vice President,
                                              Chief Financial Officer and
                                              Principal Accounting Officer

                                                                         ANNEX H

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

                QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2001

                          COMMISSION FILE NO. 0-20618

                               RAILAMERICA, INC.
             (Exact name of Registrant as specified in its charter)

                  DELAWARE                                      65-0328006
       (State or Other Jurisdiction of
                Incorporation)                     (IRS Employer Identification Number)

            5300 BROKEN SOUND BLVD, N.W., BOCA RATON, FLORIDA 33487
              (Address of principal executive offices) (Zip Code)

                                 (561) 994-6015
                          (Issuer's telephone number)

     Check whether the registrant (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

APPLICABLE ONLY TO CORPORATE ISSUERS

     State the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

     COMMON STOCK, PAR VALUE $.001 -- 23,917,131 SHARES AS OF AUGUST 10, 2001

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               INDEX TO FORM 10-Q
                          QUARTER ENDED JUNE 30, 2001

PART I.  FINANCIAL INFORMATION..............................   H-2
Item 1.  Financial Statements...............................   H-2
Item 2.  Management's Discussion and Analysis of Financial
         Condition and Results of Operations................  H-16

PART II.  OTHER INFORMATION.................................  H-22
Item 2.  Changes in Securities and Use of Proceeds..........  H-22
Item 4.  Submission of Matters to a Vote of Security
         Holders............................................  H-22
Item 6.  Exhibits and Reports on Form 8-K...................  H-22

                                     PART I

ITEM 1.  FINANCIAL STATEMENTS

                       RAILAMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                               JUNE 30,     DECEMBER 31,
                                                                 2001           2000
                                                              -----------   ------------
                                                              (UNAUDITED)
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 29,872       $ 13,090
  Restricted cash in escrow.................................      4,196          4,539
  Accounts and notes receivable.............................     61,736         62,864
  Other current assets......................................     17,779         19,551
                                                               --------       --------
          Total current assets..............................    113,583        100,044
Property, plant and equipment, net..........................    721,376        715,020
Other assets................................................     20,696         24,639
                                                               --------       --------
          Total assets......................................   $855,655       $839,703
                                                               ========       ========

        LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................   $ 40,668       $ 20,558
  Accounts payable..........................................     34,977         39,752
  Accrued expenses..........................................     46,569         47,305
                                                               --------       --------
          Total current liabilities.........................    122,214        107,615
Long-term debt, less current maturities.....................    290,815        338,298
Subordinated debt...........................................    142,427        141,411
Deferred income taxes.......................................     89,938         87,288
Minority interest and other liabilities.....................     47,405         35,044
                                                               --------       --------
                                                                692,799        709,656
                                                               --------       --------
Commitments and contingencies
Redeemable convertible preferred stock, $0.01 par value, $25 liquidation value; 1,000,000 shares authorized; 232,400
  shares and 278,400 shares issued and outstanding at June
  30, 2001 and December 31, 2000, respectively..............      5,568          6,613
Stockholders' equity:
  Common stock, $0.001 par value, 60,000,000 shares
     authorized; 23,048,330 shares and 18,623,320 shares
     issued and outstanding at June 30, 2001 and December
     31, 2000, respectively.................................         23             19
  Additional paid-in capital................................    161,020        118,502
  Retained earnings.........................................     35,830         29,162
  Accumulated other comprehensive loss......................    (39,585)       (24,249)
                                                               --------       --------
          Total stockholders' equity........................    157,288        123,434
                                                               --------       --------
          Total liabilities, redeemable preferred stock and
            stockholders' equity............................   $855,655       $839,703
                                                               ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
                                  (UNAUDITED)

                                                          THREE MONTHS ENDED     SIX MONTHS ENDED
                                                               JUNE 30,              JUNE 30,
                                                          -------------------   -------------------
                                                            2001       2000       2001       2000
                                                          --------   --------   --------   --------
Operating revenue.......................................  $93,460    $95,908    $185,415   $176,715
                                                          -------    -------    --------   --------
Operating expenses:
  Transportation........................................   52,983     54,328     105,361    104,008
  Selling, general and administrative...................   15,283     17,790      30,854     28,709
  Net gain on sale of assets............................   (1,120)    (9,036)     (1,787)    (9,036)
  Depreciation and amortization.........................    6,736      7,865      13,465     14,130
                                                          -------    -------    --------   --------
          Total operating expenses......................   73,882     70,947     147,893    137,811
                                                          -------    -------    --------   --------
          Operating income..............................   19,578     24,961      37,522     38,904
Interest expense........................................  (13,946)   (12,946)    (28,394)   (25,700)
Non-railroad operations, net............................      (65)    (1,256)       (198)    (1,233)
Minority interest and other income (expense)............      509        387         747     (2,236)
                                                          -------    -------    --------   --------
          Income from continuing operations before
            income taxes................................    6,076     11,146       9,677      9,735
Provision for income taxes..............................    1,923      3,558       2,736      3,036
                                                          -------    -------    --------   --------
       Income from continuing operations................    4,153      7,588       6,941      6,699
Loss from operations of discontinued segment (net of
  tax)..................................................       --        (35)         --       (112)
                                                          -------    -------    --------   --------
          Income before extraordinary item..............    4,153      7,553       6,941      6,587
Extraordinary loss from early extinguishment of debt
  (net of tax)..........................................       --         --          --     (2,216)
                                                          -------    -------    --------   --------
          Net income....................................  $ 4,153    $ 7,553    $  6,941   $  4,371
                                                          =======    =======    ========   ========
Net income available to common stockholders.............  $ 4,038    $ 7,387    $  6,668   $  4,029
                                                          =======    =======    ========   ========
Basic earnings per common share:
     Continuing operations..............................  $  0.21    $  0.40    $   0.35   $   0.36
     Discontinued operations............................       --         --          --         --
     Extraordinary item.................................       --         --          --      (0.13)
                                                          -------    -------    --------   --------
          Net income....................................  $  0.21    $  0.40    $   0.35   $   0.24
                                                          =======    =======    ========   ========
Diluted earnings per common share:
     Continuing operations..............................  $  0.19    $  0.36    $   0.33   $   0.36
     Discontinued operations............................       --         --          --         --
     Extraordinary item.................................       --         --          --      (0.13)
                                                          -------    -------    --------   --------
          Net income....................................  $  0.19    $  0.36    $   0.33   $   0.23
                                                          =======    =======    ========   ========
Weighted average common shares outstanding:
     Basic..............................................   19,080     18,516      18,861     17,493
                                                          =======    =======    ========   ========
     Diluted............................................   23,437     21,883      22,862     17,684
                                                          =======    =======    ========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                2001       2000
                                                              --------   ---------
Cash flows from operating activities:
  Net income................................................  $  6,941   $   4,371
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation and amortization........................    15,308      18,484
       Write-off of deferred loan costs.....................        --       2,498
       Interest paid in kind................................        --       2,063
       Minority interest in income of subsidiary............       768         195
       Gain on sale or disposal of properties...............    (1,787)     (7,834)
       Deferred income taxes................................     1,416     (10,465)
       Changes in operating assets and liabilities, net of
        acquisitions and dispositions:
          Accounts receivable...............................      (922)     13,016
          Other current assets..............................       914      (2,236)
          Accounts payable..................................    (3,432)     (3,269)
          Accrued expenses..................................    (2,740)     11,422
          Other liabilities.................................      (993)       (133)
          Deposits and other................................      (213)     (8,807)
                                                              --------   ---------
          Net cash provided by operating activities.........    15,262      19,305
                                                              --------   ---------
Cash flows from investing activities:
  Purchase of property, plant and equipment.................   (22,218)    (23,244)
  Proceeds from sale of properties and investments..........     9,341       9,574
  Acquisitions, net of cash acquired........................        --    (149,969)
  Change in restricted cash in escrow.......................     1,313          --
  Deferred acquisition costs and other......................      (276)     (1,209)
                                                              --------   ---------
          Net cash used in investing activities.............   (11,840)   (164,848)
                                                              --------   ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................    52,598     207,104
  Principal payments on long-term debt......................   (77,333)    (48,208)
  Sale of common stock......................................    38,219          --
  Proceeds from exercise of stock options and warrants......     2,492           4
  Preferred stock dividends paid............................      (218)       (281)
  Purchase of treasury stock................................      (345)     (1,992)
  Deferred financing costs paid.............................        --     (13,219)
                                                              --------   ---------
          Net cash provided by financing activities.........    15,413     143,408
                                                              --------   ---------
Net increase (decrease) in cash.............................    18,835      (2,135)
Effect of exchange rates on cash............................    (2,053)       (422)
Cash, beginning of period...................................    13,090      11,598
                                                              --------   ---------
Cash, end of period.........................................  $ 29,872   $   9,041
                                                              ========   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                           STOCKHOLDERS' EQUITY
                                                           ---------------------
                                       NUMBER OF           ADDITIONAL                  OTHER
                                        SHARES      PAR     PAID-IN     RETAINED   COMPREHENSIVE
                                        ISSUED     VALUE    CAPITAL     EARNINGS       LOSS         TOTAL
                                       ---------   -----   ----------   --------   -------------   --------
Balance, December 31, 2000...........   18,623      $19     $118,502    $29,162      $(24,249)     $123,434
                                        ------      ---     --------    -------      --------      --------
Net income...........................       --       --           --      6,941            --         6,941
Cumulative effect of adopting SFAS
  133, net...........................       --       --           --         --        (4,388)       (4,388)
Change in market value of derivative
  instruments, net...................       --       --           --         --        (1,587)       (1,587)
Cumulative translation adjustments...       --       --           --         --        (9,361)       (9,361)
                                                                                                   --------
          Total comprehensive loss...       --       --           --         --            --        (8,395)
                                                                                                   --------
Issuance of common stock.............    3,822        4       38,607         --            --        38,611
Exercise of stock options and
  warrants...........................      434       --        2,492         --            --         2,492
Tax benefit on exercise of options...       --       --          386         --            --           386
Conversion of redeemable
  securities.........................      169       --        1,378         --            --         1,378
Purchase of treasury stock...........       --       --         (345)        --            --          (345)
Preferred stock dividends and
  accretion..........................       --       --           --       (273)           --          (273)
                                        ------      ---     --------    -------      --------      --------
Balance, June 30, 2001...............   23,048      $23     $161,020    $35,830      $(39,585)     $157,288
                                        ======      ===     ========    =======      ========      ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

     In the opinion of management, the consolidated financial statements contain all adjustments of a recurring nature, and disclosures necessary to present fairly the financial position of the Company as of June 30, 2001 and December 31, 2000, and the results of operations and cash flows for the three and six months ended June 30, 2001 and 2000. Operating results for the three and six months ended June 30, 2001 are not necessarily indicative of the results to be expected for the full year.

     The accounting principles which materially affect the financial position, results of operations and cash flows of the Company are set forth in Notes to the Consolidated Financial Statements which are included in the Company's 2000 annual report on Form 10-K. Certain prior year amounts have been reclassified to conform to the current year presentation.

2.  NEW ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 141, "Business Combinations", ("SFAS 141") and Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 will become effective for business combinations initiated after June 30, 2001 and requires purchase method accounting. Under SFAS 142, goodwill with an indefinite life will no longer be amortized; however, both goodwill and other intangible assets will need to be tested annually for impairment. The goodwill and intangible assets statement will be effective for fiscal years beginning after December 31, 2001. The Company believes the adoption of these pronouncements will not have a material impact on its financial statements.

3.  EARNINGS PER SHARE

     For the three and six months ended June 30, 2001 and 2000, basic earnings per share is calculated using the weighted average number of common shares outstanding during the period. Income from continuing operations is reduced by preferred stock dividends and accretion for the basic earnings per share computation.

     For the three and six months ended June 30, 2001, diluted earnings per share is calculated using the sum of the weighted average number of common shares outstanding plus potentially dilutive common shares arising out of stock options, warrants and convertible securities. Options and warrants totaling 1.4 million and 2.3 million were excluded from the diluted earnings per share calculation for the three and six months ended June 30, 2001, respectively, as their impact was anti-dilutive.

     For the three and six months ended June 30, 2000, diluted earnings per share is calculated using the sum of the weighted average number of common shares outstanding plus potentially dilutive common shares arising out of stock options and warrants. Options and warrants totaling 4.2 million were excluded from the diluted earnings per share calculation for the three and six months ended June 30, 2000 as their impact was anti-dilutive. Assumed conversion of convertible debt and the convertible preferred stock are also anti-dilutive and are not included in the calculation for the six months ended June 30, 2000.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     The following is a summary of the income from continuing operations available for common stockholders and weighted average shares (in thousands):

                                                       THREE MONTHS        SIX MONTHS
                                                           ENDED              ENDED
                                                         JUNE 30,           JUNE 30,
                                                      ---------------    ---------------
                                                       2001     2000      2001     2000
                                                      ------   ------    ------   ------
Income from continuing operations...................  $4,153   $7,588    $6,941   $6,699
Preferred stock dividends and accretion.............    (115)    (166)     (273)    (342)
                                                      ------   ------    ------   ------
Income from continuing operations available to
  common stockholders (basic).......................   4,038    7,422     6,668    6,357
Interest on convertible debt, net of tax............     255      288       535       --
Preferred stock dividends and accretion.............     115      166       273       --
                                                      ------   ------    ------   ------
Income from continuing operations available to
  common stockholders (diluted).....................  $4,408   $7,876    $7,476   $6,357
                                                      ======   ======    ======   ======
Weighted average shares outstanding (basic).........  19,080   18,516    18,861   17,493
  Assumed conversion:
  Options and warrants..............................   1,348      122       970      191
  Convertible debentures and preferred stock........   3,009    3,245     3,031       --
                                                      ------   ------    ------   ------
Weighted average shares outstanding (diluted).......  23,437   21,883    22,862   17,684
                                                      ======   ======    ======   ======

4.  ACQUISITION

     On February 4, 2000, the Company acquired RailTex, Inc. for approximately $128 million in cash, assumption of $111 million in debt and approximately 6.6 million shares of the Company's common stock, valued at $60.9 million. RailTex shareholders received $13.50 in cash and two-thirds of a share of RailAmerica common stock in exchange for each share of RailTex stock. This acquisition was accounted for as a purchase and its results have been consolidated since the acquisition date.

     The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition had occurred at the beginning 2000 and does not purport to be indicative of what would have occurred had the acquisition been made as of that date or results which may occur in the future (in thousands except per share data).

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                                    2000
                                                              ----------------
Operating revenue...........................................      $190,789
Income from continuing operations...........................      $  8,799
Net income..................................................      $  6,471
Net income per share (basic)................................      $   0.33
Net income per share (diluted)..............................      $   0.32

5.  DISCONTINUED OPERATIONS

     Total revenue for the discontinued trailer manufacturing business was $12.0 million and $21.5 million for the three and six months ended June 30, 2000. Loss before income taxes for the trailer manufacturing business was ($0.2) million and ($0.4) million for the three and six months ended June 30, 2000.

                       RAILAMERICA, INC. AND SUBSIDIARIES

6.  SALE OF COMMON STOCK

     In June 2001, the Company sold 3.8 million shares of its common stock at $10.75 per share in a private placement transaction. The net proceeds to the Company were $38.2 million. In addition, the Company issued warrants to purchase 200,000 shares of common stock at $11.825 per share to the placement agent in connection with the transaction.

     Under the terms of the Company's Senior Credit Facility, 50% of the net proceeds are required to pay down the Company's Term A and Term B debt (See Note
9).

7.  HEDGING ACTIVITIES

     The Company currently uses derivatives to hedge against increases in diesel fuel prices and interest rates. The Company assesses at the time a derivative contract is entered into, and at least quarterly, whether the derivative item is effective in offsetting the forecasted cash flows. Any change in fair value resulting from ineffectiveness is recognized in current period earnings. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is recorded in Accumulated Other Comprehensive Income as a separate component of Stockholders' Equity and reclassified into earnings in the period during which the hedge transaction affects earnings.

     Diesel fuel represents a significant variable expense to the Company's operations; therefore, the Company maintains a program to hedge against fluctuations in the price of its diesel fuel purchases. Excluding the impact of the hedging program, each one-cent increase in the price of fuel would result in approximately $0.4 million of additional fuel expense on an annual basis.

     The fuel-hedging program includes the use of derivatives that qualify and are accounted for as cash flow hedges. As of June 30, 2001, the Company had entered into derivatives for approximately 0.9 million gallons of diesel fuel per month at an average price of approximately 69 cents per gallon. The above price does not include taxes, transportation costs, certain other fuel handling costs, and any differences which may occur from time to time between the prices of commodities hedged and the purchase price of diesel fuel. Currently, the Company's fuel-hedging program covers approximately 46 percent of estimated North American fuel purchases for the remainder of 2001 and 14 percent for 2002.

     In May 2000, the Company was required by its lenders to enter into two interest rate swaps for the purpose of managing exposure to fluctuations in interest rates. The Company fixed the LIBOR component of $212.5 million of its senior credit facility at 7.23%. In May 2001, the Company amended its two interest rate swap agreements extending the term until May 2005 and reducing the LIBOR component of $212.5 million of its senior debt to 6.72%.

8.  CONTINGENCIES

     In the second quarter of 2000, certain parties filed property damage claims totaling approximately $32.5 million against Mackenzie Northern Railway, a wholly-owned subsidiary of RailAmerica, and others in connection with a fire that allegedly occurred during 1998. The Company intends to vigorously defend these claims and has insurance coverage to approximately $13 million to cover these claims. The Company's insurer has reserved $9.8 million for these matters. Any loss in excess of the Company's insurance policy coverage may materially affect the Company's earnings, cash flow and financial condition.

9.  SUBSEQUENT EVENTS

     In July 2001, the Company repaid $14.2 million of Term A debt and $4.9 million of Term B debt with cash received from the sale of common stock. Based on this reduction, an extraordinary charge of

                       RAILAMERICA, INC. AND SUBSIDIARIES
approximately $200,000, net of taxes, will be recorded in the third quarter from the write-off of deferred loan costs from this early extinguishment of debt in accordance with APB No. 26.

     Additionally, in July 2001, 232,400 shares of the Company's redeemable preferred stock were converted into approximately 703,000 shares of common stock. As a result of this conversion, there are no preferred shares outstanding.

10.  SEGMENT INFORMATION

     The Company's continuing operations have been classified into two business segments: North American rail transportation and International rail transportation. The North American rail transportation segment includes the operations of the Company's railroad subsidiaries in the United States and Canada, and the International rail transportation segment includes the operations of the Company's railroad subsidiaries in Chile and Australia. Certain expenses which were included in North American rail transportation in 2000 are included in corporate and other in 2001. The Company's trailer manufacturing segment, which is excluded from this table, was classified as a discontinued operation and sold during 2000.

     Business segment information for the three and six months ended June 30, 2001 and 2000 follows (in thousands):

THREE MONTHS ENDED JUNE 30, 2001:

                                                           NORTH                     CORPORATE AND
                                           CONSOLIDATED   AMERICAN   INTERNATIONAL       OTHER
                                           ------------   --------   -------------   -------------
Revenue..................................    $ 93,460     $ 61,471     $ 31,861        $    128
Depreciation and amortization............    $  6,736     $  3,983     $  2,371        $    382
Operating income (loss)..................    $ 19,578     $ 15,803     $  7,863        $ (4,088)
          Total assets...................    $855,655     $574,179     $123,117        $158,059

THREE MONTHS ENDED JUNE 30, 2000:

                                                           NORTH                     CORPORATE AND
                                           CONSOLIDATED   AMERICAN   INTERNATIONAL       OTHER
                                           ------------   --------   -------------   -------------
Revenue..................................    $ 95,908     $ 63,363     $ 32,258        $    287
Depreciation and amortization............    $  7,865     $  5,836     $  1,644        $    385
Operating income (loss)..................    $ 24,961     $ 21,387     $  6,537        $ (2,963)
          Total assets...................    $868,709     $539,133     $108,446        $221,130

SIX MONTHS ENDED JUNE 30, 2001:

                                                           NORTH                     CORPORATE AND
                                           CONSOLIDATED   AMERICAN   INTERNATIONAL       OTHER
                                           ------------   --------   -------------   -------------
Revenue..................................    $185,415     $123,288     $ 61,858        $    269
Depreciation and amortization............    $ 13,465     $  8,114     $  4,587        $    764
Operating income (loss)..................    $ 37,522     $ 30,588     $ 14,911        $ (7,977)
          Total assets...................    $855,655     $574,179     $123,117        $158,059

                       RAILAMERICA, INC. AND SUBSIDIARIES

SIX MONTHS ENDED JUNE 30, 2000:

                                                           NORTH                     CORPORATE AND
                                           CONSOLIDATED   AMERICAN   INTERNATIONAL       OTHER
                                           ------------   --------   -------------   -------------
Revenue..................................    $176,715     $112,542     $ 63,600        $    573
Depreciation and amortization............    $ 14,130     $  9,997     $  3,461        $    926
Operating income (loss)..................    $ 38,904     $ 31,824     $ 12,272        $ (6,425)
          Total assets...................    $868,709     $539,133     $108,446        $221,130

                       RAILAMERICA, INC. AND SUBSIDIARIES

11.  GUARANTOR FINANCIAL STATEMENT INFORMATION

     In August 2000, RailAmerica Transportation Corp. ("Issuer"), a wholly-owned subsidiary of RailAmerica, Inc. ("Parent"), sold units including 12 7/8% senior subordinated notes, which are registered with the Securities and Exchange Commission. The notes are guaranteed by the Parent, the domestic subsidiaries of the Issuer and Palm Beach Rail Holding, Inc.

                               RAILAMERICA, INC.
                          CONSOLIDATING BALANCE SHEET
                                AT JUNE 30, 2001

                                                                                NON
                                                  COMPANY     GUARANTOR      GUARANTOR
                                        ISSUER    (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   --------   ------------   ------------   ------------   ------------
ASSETS
Current Assets:
  Cash...............................  $     --   $     (3)    $ 19,257      $  10,618      $      --       $ 29,872
  Cash held in escrow................        --   245.....           75          3,876             --          4,196
  Accounts and notes receivable              --   1,887...       28,754         32,794         (1,699)        61,736
  Other current assets...............        82      6,619        3,095          7,983             --         17,779
                                       --------   --------     --------      ---------      ---------       --------
         Total current assets........        82      8,748       51,180         55,272         (1,699)       113,583
Property, plant and equipment, net...        53        669      430,880        289,774             --        721,376
Other assets.........................    14,987      2,187        2,320          1,201             --         20,696
Investment in and advances to
  affiliates.........................   371,422    173,349      (12,818)      (126,924)      (405,029)            --
                                       --------   --------     --------      ---------      ---------       --------
         Total assets................  $386,544   $184,953     $471,563      $ 219,323      $(406,728)      $855,655
                                       ========   ========     ========      =========      =========       ========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term
    debt.............................  $ 33,535   $     --     $  3,097      $   5,735      $  (1,699)      $ 40,668
  Accounts payable...................        --   716.....       12,366         21,894             --         34,977
  Accrued expenses...................    11,221   1,106...       20,881         13,360             --         46,569
                                       --------   --------     --------      ---------      ---------       --------
         Total current liabilities...    44,757      1,823       36,345         40,989         (1,699)       122,214
Long-term debt, less current
  maturities.........................   261,700         --       12,333         16,782             --        290,815
Subordinated debt....................   118,301     20,559       (1,699)         5,266             --        142,427
Deferred income taxes................   (25,963)    (4,744)     100,495         20,150             --         89,938
Minority interest and other
  liabilities........................     9,866         --       12,740         19,384          5,415         47,405
Redeemable convertible preferred
  stock..............................        --      5,568           --             --             --          5,568
Stockholders' equity:
  Common stock.......................        --         23       (1,346)        30,089        (28,744)            23
  Additional paid-in capital.........        --    160,986      310,283         47,979       (358,228)       161,020
  Retained earnings..................   (15,860)  738.....       23,627         50,798        (23,472)        35,830
  Accumulated other comprehensive
    income...........................    (6,257)        --      (21,215)       (12,113)            --        (39,585)
                                       --------   --------     --------      ---------      ---------       --------
         Total stockholders'
           equity....................    22,117)   161,747      311,351        116,753       (410,444)       157,288
                                       --------   --------     --------      ---------      ---------       --------
         Total liabilities,
           redeemable preferred stock
           and stockholders'
           equity....................  $386,544   $184,953     $471,563      $ 219,323      $(406,728)      $855,655
                                       ========   ========     ========      =========      =========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.
                       CONSOLIDATING STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001

                                                                         NON
                                           COMPANY     GUARANTOR      GUARANTOR
                                 ISSUER    (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                --------   --------   ------------   ------------   ------------   ------------
Operating revenue.............  $     --   $    252     $ 90,107      $  95,057      $      --       $185,415
                                --------   --------     --------      ---------      ---------       --------
Operating expenses:
  Transportation..............        --         --       46,998         58,363             --        105,361
  Selling, general and
     administrative...........        83      7,292       15,962          7,518             --         30,854
  Gain on sale and impairment
     of assets (net)..........        26         --       (1,845)            32             --         (1,787)
  Depreciation and
     amortization.............       514         60        6,485          6,406             --         13,465
                                --------   --------     --------      ---------      ---------       --------
          Total operating
            expenses..........       622      7,352       67,600         72,319             --        147,893
                                --------   --------     --------      ---------      ---------       --------
          Operating (loss)
            income............      (622)    (7,101)      22,507         22,738             --         37,522
Interest expense..............    (3,323)    (1,036)     (17,154)        (6,880)            --        (28,394)
Non railroad operations.......        --         --           --           (198)            --           (198)
Equity in earnings of
  subsidiaries................    13,062     10,410           --             --        (23,472)            --
Minority interest and other
  income (expense)............        --      2,448          457         (2,158)            --            747
                                --------   --------     --------      ---------      ---------       --------
       Income from continuing
          operations before
          income taxes........     9,117      4,721        5,810         13,502        (23,472)         9,677
Provision for income taxes....    (1,492)    (2,218)       2,320          4,127             --          2,736
                                --------   --------     --------      ---------      ---------       --------
          Net income..........  $ 10,609   $  6,940     $  3,489      $   9,375      $ (23,472)      $  6,941
                                ========   ========     ========      =========      =========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOW
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001

                                                                                NON
                                                  COMPANY     GUARANTOR      GUARANTOR
                                        ISSUER    (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   --------   ------------   ------------   ------------   ------------
Cash flows from operating activities:
    Net income (loss)................  $ 10,609   $  6,940     $  3,489          9,375      $ (23,472)      $  6,941
    Adjustments to reconcile net
      income to net cash provided by
      operating activities:
         Depreciation and
           amortization..............     2,306        444        6,547          6,011             --         15,308
         Equity in earnings of
           subsidiaries..............   (13,062)   (10,410)          --             --         23,472             --
         Minority interest in income
           of subsidiary.............        --         --           --            768             --            768
         Gain on sale or disposal of
           properties................        --         --       (1,787)            --             --         (1,787)
         Deferred income taxes.......    (2,326)     2,477        3,313         (2,048)            --          1,417
         Changes in operating assets
           and liabilities, net of
           acquisitions and
           dispositions:
         Accounts receivable.........        11       (152)       6,213         (6,994)            --           (922)
         Other current assets........       (59)    (5,674)       3,243          3,404             --            914
         Accounts payable............       (74)       180       (1,382)        (2,156)            --         (3,432)
         Accrued expenses............     1,334        (95)      (4,150)           171             --         (2,740)
         Other liabilities...........        --         --         (660)          (333)            --           (993)
         Deposits and other..........        --        127         (359)            19             --           (212)
                                       --------   --------     --------      ---------      ---------       --------
         Net cash provided by (used
           in) operating
           activities................    (1,261)    (6,163)      14,468          8,217             --         15,262
                                       --------   --------     --------      ---------      ---------       --------
Cash flows from investing activities:
    Purchase of property, plant and
      equipment......................        --        (91)     (12,265)        (9,862)            --        (22,218)
    Proceeds from sale of
      properties.....................        --         --        9,341             --             --          9,341
    Acquisitions, net of cash
      acquired.......................        --         --           --             --             --             --
    Change in cash in escrow.........        --       (245)         449          1,108             --          1,313
    Deferred acquisition costs and
      other..........................        --       (276)          --             --             --           (276)
                                       --------   --------     --------      ---------      ---------       --------
         Net cash used in investing
           activities................        --       (612)      (2,475)        (8,754)            --        (11,840)
                                       --------   --------     --------      ---------      ---------       --------
Cash flows from financing activities:
    Proceeds from issuance of
      long-term debt.................    52,300         --          298             --             --         52,598
    Principal payments on long-term
      debt...........................   (76,779)        --         (435)          (119)            --        (77,333)
    Disbursements/receipts on
      intercompany debt..............    25,740    (33,383)       3,611          4,032             --             --
    Sale of Common Stock.............        --     38,219           --             --             --         38,219
    Proceeds from exercise of stock
      options and warrants...........        --      2,492           --             --             --          2,492
    Preferred stock dividends paid...        --       (218)          --             --             --           (218)
    Purchase of treasury stock.......        --       (345)          --             --             --           (345)
                                       --------   --------     --------      ---------      ---------       --------
         Net cash provided by
           financing activities......     1,261      6,765        3,474          3,912             --         15,413
                                       --------   --------     --------      ---------      ---------       --------
Net (decrease) increase in cash......        --        (10)      15,468          3,376             --         18,835
Effect of exchange rates on cash.....        --         --           --         (2,053)            --         (2,053)
Cash, beginning of period............        --          7        2,942         10,141             --         13,090
                                       --------   --------     --------      ---------      ---------       --------
Cash, end of period..................  $     --   $     (3)    $ 18,410      $  11,463      $      --       $ 29,872
                                       ========   ========     ========      =========      =========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.
                       CONSOLIDATING STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

                                                                         NON
                                           COMPANY     GUARANTOR      GUARANTOR
                                 ISSUER    (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                --------   --------   ------------   ------------   ------------   ------------
Operating revenue.............  $     13   $    276     $ 81,467      $  95,235      $    (276)      $176,715
                                --------   --------     --------      ---------      ---------       --------
Operating expenses:
     Transportation...........        --         --       43,118         60,890             --        104,008
     Selling, general and
       administrative.........       232      4,772       15,110          8,871           (276)        28,709
     Gain on sale and
       impairment of assets
       (net)..................        --         --       (9,036)            --             --         (9,036)
     Depreciation and
       amortization...........       427         62        7,977          5,663             --         14,130
                                --------   --------     --------      ---------      ---------       --------
          Total operating
            expenses..........       659      4,834       57,169         75,424             --        137,811
                                --------   --------     --------      ---------      ---------       --------
          Operating income....      (646)    (4,558)      24,298         19,811             --         38,904
Interest expense..............   (20,555)    (1,157)        (248)        (3,740)            --        (25,700)
Non railroad operations.......        --         --           --         (1,233)            --         (1,233)
Equity in earnings of
  subsidiaries................    22,314      9,056           --             --        (31,370)            --
Minority interest and other
  income (expense)............        --         30          286         (2,552)            --         (2,236)
                                --------   --------     --------      ---------      ---------       --------
          Income from
            continuing
            operations before
            income taxes......     1,113      3,371       24,336         12,286        (31,370)         9,735
Provision for income taxes....    (8,056)    (2,232)      10,045          3,279             --          3,036
                                --------   --------     --------      ---------      ---------       --------
          Income from
            continuing
            operations........     9,169      5,603       14,291          9,007        (31,370)         6,699
Discontinued operations:
     Loss from operations of
       discontinued segment...        --         --           --           (112)            --           (112)
                                --------   --------     --------      ---------      ---------       --------
Income (loss) before
  extraordinary item..........     9,169      5,603       14,291          8,895        (31,370)         6,587
Extraordinary loss from early
  extinguishment of debt (net
  of tax).....................        --     (1,232)         (57)          (927)            --         (2,216)
                                --------   --------     --------      ---------      ---------       --------
          Net income..........  $  9,169   $  4,371     $ 14,234      $   7,968      $ (31,370)      $  4,371
                                ========   ========     ========      =========      =========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.
                      CONSOLIDATING STATEMENT OF CASH FLOW
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000

                                                                                NON
                                                  COMPANY     GUARANTOR      GUARANTOR
                                        ISSUER    (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   --------   ------------   ------------   ------------   ------------
Cash flows from operating activities:
    Net income.......................  $  9,169   $  4,371     $ 14,234      $   7,968      $ (31,370)      $  4,371
    Adjustments to reconcile net
      income to net cash provided by
      operating activities:
         Depreciation and
           amortization..............     2,279        542        7,969          7,694             --         18,484
         Equity in earnings of
           subsidiaries..............   (22,314)    (9,056)          --             --         31,370             --
         Write-off of deferred loan
           costs.....................        --      1,323           14          1,161             --          2,498
         Interest paid in kind.......        --         --           --          2,063             --          2,063
         Minority interest in income
           of subsidiary.............        --         --           --            195             --            195
         (Gain) loss on sale or
           disposal of properties....        --         --       (9,088)         1,254             --         (7,834)
         Deferred income taxes.......    (8,056)    (2,936)       5,931         (5,404)            --        (10,465)
         Changes in operating assets
           and liabilities, net of
           acquisitions and
           dispositions:
         Accounts receivable.........        --        700        6,846          5,470             --         13,016
         Other current assets........       (76)      (709)         204         (1,655)            --         (2,236)
         Accounts payable............        18       (353)         790         (3,724)            --         (3,269)
         Accrued expenses............     5,653        301          702          4,766             --         11,422
         Other liabilities...........        --         --        1,241         (1,374)            --           (133)
         Deposits and other..........        --     (1,034)      (2,641)        (5,132)            --         (8,807)
                                       --------   --------     --------      ---------      ---------       --------
         Net cash (used in) provided
           by operating activities...   (13,327)    (6,851)      26,202         13,282             --         19,305
                                       --------   --------     --------      ---------      ---------       --------
Cash flows from investing activities:
    Purchase of property, plant and
      equipment......................       (22)       (27)      (7,929)       (15,266)            --        (23,244)
    Proceeds from sale of
      properties.....................        --         --        9,427            147             --          9,574
    Acquisitions, net of cash
      acquired.......................  (150,266)        --          297             --             --       (149,969)
    Deferred acquisition costs and
      other..........................       (16)    (1,331)         (32)           170             --         (1,209)
                                       --------   --------     --------      ---------      ---------       --------
         Net cash (used in) provided
           by investing activities...  (150,304)    (1,358)       1,763        (14,949)            --       (164,848)
                                       --------   --------     --------      ---------      ---------       --------
Cash flows from financing activities:
    Proceeds from issuance of
      long-term debt.................   195,471        986        3,295          7,352             --        207,104
    Principal payments on long-term
      debt...........................   (34,456)   (11,699)          --         (2,053)            --        (48,208)
    Disbursements/receipts on
      intercompany debt..............    14,252     21,423      (34,888)          (787)            --             --
    Proceeds from exercise of stock
      options........................        --          4           --             --             --              4
    Preferred stock dividends paid...        --       (281)          --             --             --           (281)
    Purchase of treasury stock.......        --     (1,992)          --             --             --         (1,992)
    Deferred financing costs paid....   (11,636)       (52)         (23)        (1,508)            --        (13,219)
                                       --------   --------     --------      ---------      ---------       --------
         Net cash provided by (used
           in) financing
           activities................   161,631      8,389      (31,616)         3,004             --        143,408
                                       --------   --------     --------      ---------      ---------       --------
Net increase (decrease) in cash......        --        180       (3,651)         1,337             --         (2,135)
Effect of exchange rates on cash.....        --         --           --           (422)            --           (422)
Cash, beginning of period............        --         92        3,770          7,736             --         11,598
                                       --------   --------     --------      ---------      ---------       --------
Cash, end of period..................  $     --   $    272     $    119      $   8,651      $      --       $  9,041
                                       ========   ========     ========      =========      =========       ========

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     RailAmerica, Inc. (together with its consolidated subsidiaries, the "Company" or "RailAmerica") is the largest owner and operator of short line freight railroads in North America and a leading owner and operator of regional freight railroads in Australia and Chile. RailAmerica owns, leases, or operates a diversified portfolio of 39 railroads with approximately 11,000 miles of track located in the United States, Australia, Canada, Chile and Argentina. Through its diversified portfolio of rail lines, the Company operates in numerous geographic regions with varying concentrations of commodities hauled. The Company believes that individual economic and seasonal cycles in each region may partially offset each other. The Company recognizes railroad transportation revenue after services are provided.

     Set forth below is a discussion of the historical results of operations for the Company's North American and international railroad operations as well as a discussion of corporate overhead.

NORTH AMERICAN RAILROAD OPERATIONS

     The Company's historical results of operations include the operations of RailTex' twenty-five North American railroads from February 4, 2000, the date of RailTex' acquisition. The Company disposed of certain railroads during 2000 as follows:

Minnesota Northern Railroad                                   August 2000
St Croix Valley Railroad                                      August 2000
South Central Tennessee Railroad                              December 2000
Pittsburgh Industrial Railroad                                December 2000
Ontario L'Orignal Railway                                     December 2000

     As a result, the results of operations for the three and six months ended June 30, 2001 and 2000 are not comparable in various material respects and are not indicative of the results which would have occurred had the acquisitions or dispositions been completed at the beginning of the periods presented.

     The following table sets forth the operating revenues and expenses (in thousands) for the Company's North American railroad operations for the periods indicated. All results of operations discussed in this section are for the Company's North American railroads only, unless otherwise indicated.

                                                  FOR THE THREE      FOR THE SIX MONTHS
                                                  MONTHS ENDED              ENDED
                                                    JUNE 30,              JUNE 30,
                                                -----------------    -------------------
                                                 2001      2000        2001       2000
                                                -------   -------    --------   --------
Operating revenue.............................  $61,471   $63,363    $123,288   $112,542
Operating expenses:
  Maintenance of way..........................    6,653     6,647      13,042     11,875
  Maintenance of equipment....................    5,067     4,331       9,930      8,687
  Transportation..............................   17,673    18,326      36,258     33,110
  Equipment rental............................    3,874     3,753       7,792      7,531
  Gain on sale of assets......................   (1,146)   (9,036)     (1,812)    (9,036)
  General and administrative..................    9,564    12,119      19,375     18,554
  Depreciation and amortization...............    3,983     5,836       8,114      9,997
                                                -------   -------    --------   --------
          Total operating expenses............   45,668    41,976      92,700     80,718
                                                -------   -------    --------   --------
  Operating income............................  $15,803   $21,387    $ 30,588   $ 31,824
                                                =======   =======    ========   ========

  Comparison of North American Railroad Operating Results for the Three Months Ended June 30, 2001 and 2000.

     Operating Revenue. Operating revenue decreased by $1.9 million, or 3%, to $61.5 million for the three months ended June 30, 2001 from $63.4 million for the three months ended June 30, 2000. The Company disposed of certain properties during 2000; these properties generated approximately $2.9 million of revenues during the three months ended June 30, 2000.

     North American transportation revenue per carload remained constant at $248 in both 2001 and 2000. North American carloads handled totaled 219,026 for the three months ended June 30, 2001, a decrease of 1,207 compared to 220,233 carloads in the prior year period. On a "same railroad" basis, carloads increased 5% or 10,369. The increase in carloads were primarily coal and intermodal cars partially offset by declines in agricultural and lumber products.

     Operating Expenses. Operating expenses increased by $3.7 million, or 9%, to $45.7 million for the three months ended June 30, 2001 from $42.0 million for the three months ended June 30, 2000. The increase was due to the $9.0 million in gains, which offset operating expenses, recognized from disposition of properties in the second quarter of 2000. Excluding gains of $1.1 million and $9.0 million, operating expenses as a percentage of operating revenue were 76.2% and 80.5% for the three months ended June 30, 2001 and 2000, respectively. Maintenance of equipment expenses increased to $5.1 million from $4.3 million. This increase is due to the completion of certain sale-leaseback transactions in December 2000 and June 2001. General and administrative expenses decreased to $9.6 million from $12.1 million. This is due partially to classifying certain costs as corporate overhead in 2001 as well retention bonuses paid in 2000 and certain other acquisition related costs incurred during 2000. Depreciation and amortization decreased from $5.8 million to $4.0 million primarily due to the sale-leaseback transactions noted above.

  Comparison of North American Railroad Operating Results for the Six Months Ended June 30, 2001 and 2000.

     Operating Revenue. Operating revenue increased by $10.7 million, or 10%, to $123.3 million for the six months ended June 30, 2001 from $112.5 million for the six months ended June 30, 2000. The increase was primarily due to increased carloads as a result of the acquisition of RailTex in February 2000 partially offset by the effect of the properties disposed of during 2000. RailTex generated revenues of $14.1 million for the month of January 2000, which are not included in the Company's 2000 results.

     North American transportation revenue per carload increased to $244 for the six months ended June 30, 2001 from $242 for the six months ended June 30, 2000. North American carloads handled totaled 447,136 for the six months ended June 30, 2001, an increase of 43,509 compared to 403,627 carloads in the prior year period. On a "same railroad" basis, pro forma for the acquisition of RailTex and the sale of certain properties in 2000, carloads increased 5% to 447,136 in 2001 from 427,348 in 2000. Coal and intermodal increases were partially offset by declines in automobile, lumber products and chemical carloads due to the weak economic conditions in 2001 compared to 2000.

     Operating Expenses. Operating expenses increased by $12.0 million, or 15%, to $92.7 million for the six months ended June 30, 2001 from $80.7 million for the six months ended June 30, 2000. The increase was due to the $9.0 million in gains recognized from disposition of properties in the prior year period. Without such gains, operating expenses, as a percentage of operating revenue were 76.7% and 79.8% for the six months ended June 30, 2001 and 2000, respectively.

INTERNATIONAL RAILROAD OPERATIONS

     The following table sets forth the operating revenues and expenses (in thousands) for the Company's international railroad operations for the periods indicated.

                                                    FOR THE THREE      FOR THE SIX MONTHS
                                                    MONTHS ENDED              ENDED
                                                      JUNE 30,              JUNE 30,
                                                  -----------------    -------------------
                                                   2001      2000        2001       2000
                                                  -------   -------    --------   --------
  Operating revenue.............................  $31,861   $32,258    $61,858    $63,600
  Operating expenses:
     Transportation.............................   19,715    21,272     38,339     42,805
     General and administrative.................    1,912     2,805      4,021      5,062
     Depreciation and amortization..............    2,371     1,644      4,587      3,461
                                                  -------   -------    -------    -------
          Total operating expenses..............   23,998    25,721     46,947     51,328
                                                  -------   -------    -------    -------
       Operating income.........................  $ 7,863   $ 6,537    $14,911    $12,272
                                                  =======   =======    =======    =======

  Comparison of International Operating Results for the Three Months Ended June 30, 2001 and 2000.

     Operating Revenue. Operating revenue decreased $0.4 million, or 1%, to $31.9 million for the three months ended June 30, 2001 from $32.3 million for the three months ended June 30, 2000. Freight Australia's revenues decreased to $26.4 million for the three months ended June 30, 2001 from $26.9 million for the three months ended June 30, 2000, while Ferronor's revenues increased to $5.5 million from $5.4 million during the same periods. The decline in Freight Australia's revenues is primarily due to the 13% decline in the Australian dollar. For the three months ended June 30, 2001 the average exchange rate was $0.51 Australian Dollars to the U.S. Dollar compared to $0.59 for the three months ended June 30, 2000. On a constant currency basis, Freight Australia's revenues increased 13% to $30.3 million for the three months ended June 30, 2001 from $26.9 million for the three months ended June 30, 2000. The increase is due to continued strength in grain movements due to the large grain harvest in the State of Victoria.

     Total carloads were 83,426 for the three months ended June 30, 2001, an increase of 4,807, or 6%, compared to 78,619 for the three months ended June 30, 2000. Freight Australia's carloads increased to 57,927 for the three months ended June 30, 2001 from 50,275 for the three months ended June 30, 2000. As noted above, Freight Australia's carloads were higher due to higher grain moves in 2001. Ferronor's carloads decreased to 25,499 for the three months ended June 30, 2001 from 28,344 for the three months ended June 30, 2000. The decrease in Ferronor's carloads was due to lower iron ore movements at one of the mines serviced by Ferronor.

     Operating Expenses. Operating expenses decreased $1.7 million, or 7%, to $24 million for the three months ended June 30, 2001 from $25.7 million for the three months ended June 30, 2000. Freight Australia's operating expenses decreased $1.8 million to $19.2 million for the three months ended June 30, 2001 from $21.0 million for the three months ended June 30, 2000, while Ferronor's operating expenses increased $0.1 million to $4.8 million from $4.7 million during the same periods. The decrease at Freight Australia is primarily due to the lower Australian Dollar in 2001. Operating expenses, as a percentage of operating revenue, were 75.3% and 79.7% for the three months ended June 30, 2001 and 2000, respectively, reflecting Freight Australia's strong growth in 2001.

  Comparison of International Operating Results for the Six Months Ended June 30, 2001 and 2000.

     Operating Revenue. Operating revenue decreased $1.7 million, or 3%, to $61.9 million for the three months ended June 30, 2001 from $63.6 million for the six months ended June 30, 2000. Freight Australia's revenues decreased to $50.3 million for the six months ended June 30, 2001 from $53.3 million for the six months ended June 30, 2000, while Ferronor's revenues increased to $11.5 million from $10.3 million during the same periods. The decline in Freight Australia's revenues is primarily due to the 14% decline in the Australian dollar. For the six months ended June 30, 2001 the average exchange rate was $0.52 Australian Dollars to the U.S. Dollar compared to $0.61 for the six months ended June 30, 2000. On a constant currency basis, Freight Australia's revenues increased 13.5% to $58.8 million for the six months ended June 30, 2001 from $51.8 million for the six months ended June 30, 2000.

     Total carloads were 165,175 for the six months ended June 30, 2001, an increase of 12,565, or 8%, compared to 152,610 for the six months ended June 30, 2000. Freight Australia's carloads increased to 112,063 for the six months ended June 30, 2001 from 99,036 for the six months ended June 30, 2000. Ferronor's carloads decreased slightly to 53,112 for the six months ended June 30, 2001 from 53,574 for the six months ended June 30, 2000.

     Operating Expenses. Operating expenses decreased $4.4 million, or 8.5%, to $47.0 million for the six months ended June 30, 2001 from $51.3 million for the six months ended June 30, 2000. Freight Australia's operating expenses decreased $5.5 million to $37.0 million for the six months ended June 30, 2001 from $42.5 million for the six months ended June 30, 2000, while Ferronor's operating expenses increased $0.9 million to $9.9 million from $9.0 million during the same periods.

     Operating expenses, as a percentage of operating revenue, were 76% and 81% for the six months ended June 30, 2001 and 2000, respectively. The decline in Freight Australia's operating expenses is primarily due to the decline in the Australian dollar. However, the improvement in operating ratio, which is not impacted by the decline in the Australian dollar, is due primarily to increased revenues in Australia while being able to hold costs constant.

CORPORATE OVERHEAD AND OTHER

     Corporate Overhead. Corporate overhead, which benefits all of the Company's segments, has not been allocated to the business segments for this analysis. Corporate overhead services include overall strategic planning, marketing, accounting, legal services, finance, cash management, payroll, engineering and tax return preparation. The Company believes that this presentation will facilitate a better understanding of the changes in the results of the Company's operations. Corporate overhead, which is included in selling, general and administrative expenses in the consolidated statements of income, increased $2.4 million to $7.6 million for the six months ended June 30, 2001 from $5.2 million for the six months ended June 30, 2000. The increase was primarily due to the reallocation of employee and facility costs from North America railroad operations to corporate overhead, as well as the effect of the RailTex acquisition (6 months in 2001 compared to 5 months in 2000).

     Interest Expense. Interest expense, including amortization of deferred financing costs, increased to $28.4 million for the six months ended June 30, 2001 from $25.7 million for the six months ended June 30, 2000. This increase is primarily due to the acquisition of RailTex in February 2000 and the associated debt which was outstanding for only five months during the six months ended June 30, 2000 as compared to the entire period for the six months ended June 30, 2001.

     The Company has two interest rate swaps to limit its variable interest rate exposure on a total amount of $212.5 million of debt. As a result, the recent interest rate reductions in 2001 have only benefited the Company to the extent of the unhedged portion of its variable rate debt, approximately $100 million. In May 2001, the Company amended its interest rate swap agreements to reduce the fixed interest rate by approximately 50 basis points resulting in estimated interest savings of approximately $500,000 for the remainder of 2001.

LIQUIDITY AND CAPITAL RESOURCES -- COMBINED OPERATIONS

     The discussion of liquidity and capital resources that follows reflects the consolidated results of the Company, including all subsidiaries.

     The Company's cash provided by operating activities was $15.3 million for the six months ended June 30, 2001. This amount includes $6.9 million of net income and $15.3 million of depreciation and amortization partially offset by $6.2 million of decreases in accounts payable and accrued expenses.

     Cash used in investing activities was $11.8 million for the six months ended June 30, 2001. The primary use of cash was the purchase of property, plant and equipment with an aggregate cost of approximately $22.2 million. In addition, the Company completed a sale-leaseback transaction resulting in net proceeds of approximately $8.5 million.

     Cash provided by financing activities was $15.4 million for the six months ended June 30, 2001. During June, the Company completed a private placement of
3.8 million shares of common stock for net proceeds of $38.2 million. This was partially offset by net debt repayments of approximately $24.7 million.

     As of June 30, 2001, the Company had a working capital deficit of $8.6 million compared to a working capital deficit of $7.6 million as of December 31, 2000. During July 2001, the Company repaid $19.2 million of senior debt with the proceeds from the private placement in June. The Company's cash flows from operations and borrowing under its credit agreements historically have been sufficient to meet our ongoing operating requirements, capital expenditures for property, plant and equipment, and to satisfy the Company's interest requirements.

     The Company anticipates using its cash sources to fund anticipated capital expenditures of $23 million for the upgrading of existing rail lines and purchases of locomotives and equipment during the remainder of 2001. To the extent possible, the Company may seek to finance any further acquisitions of property, plant and equipment in order to allow its cash flow from operations to be devoted to other uses, including debt reduction and acquisition requirements.

     It is anticipated that a portion of the Company's debt service will be paid from the operating cash flow of its foreign operations. A material change in the currency exchange rate between the U.S. dollar and other currencies could adversely affect the Company's ability to service the debt.

     The Company's long-term business strategy includes the selective acquisition of additional transportation-related businesses. Accordingly, the Company may require additional equity and/or debt capital in order to consummate acquisitions or undertake major development activities. However, there is no assurance that sufficient financing for such activities will be available on terms acceptable to the Company, if at all.

NEW ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 141, "Business Combinations", ("SFAS 141") and Statement No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 will become effective for business combinations initiated after June 30, 2001 and requires purchase method accounting. Under SFAS 142, goodwill with an indefinite life will no longer be amortized; however, both goodwill and other intangible assets will need to be tested annually for impairment. The goodwill and intangible assets statement will be effective for fiscal years beginning after December 31, 2001. The Company believes the adoption of these pronouncements will not have a material impact on its financial statements.

INFLATION

     Inflation in recent years has not had a significant impact on the Company's operations. The Company believes that inflation will not adversely affect the Company in the future unless it increases substantially and the Company is unable to pass through such increases in its freight rates.

  Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995.

     The foregoing Management's Discussion and Analysis contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events, including: statements regarding further growth in transportation-related assets; the acquisition or disposition of railroads, assets and other companies; the increased usage of the

Company's existing rail lines; the growth of gross revenues; and the sufficiency of the Company's cash flows for the Company's future liquidity and capital resource needs. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: decline in demand for transportation services; the effect of economic conditions generally and particularly in the markets served by the Company; the Company's dependence upon obtaining future government contracts; the Company's dependence upon the agricultural industry as a significant user of the Company's rail services; the Company's dependence upon the availability of financing for acquisitions of railroads and other companies; an adverse change in currency exchange rates, interest rates or fuel costs; risks inherent in doing business in foreign countries; a decline in the market acceptability of railroad services; an organization or unionization of a material segment of the Company's employee base; the effect of competitive pricing; the inability to integrate acquired businesses; failure to service debt; or comply with covenants contained in our debt instruments; the Company's failure to successfully market and sell non-core properties and assets; environmental risks; and the regulation of the Company by federal, state, local and foreign regulatory authorities. Results actually achieved thus may differ materially from expected results included in these statements.

                          PART II.  OTHER INFORMATION

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS

     (a) Not applicable

     (b) Not applicable

     (c) In June 2001, the Company sold 3.8 million shares of its common stock at $10.75 per share to accredited investors in a private placement transaction for an aggregate offering price of $40,850,000. Stonegate Securities, Inc. acted as placement agent to assist in offering the shares of common stock. The Company believes that the sale of these shares was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

     In connection with the private placement, the Company paid a fee of $2,042,500 to Stonegate Securities, Inc. In addition, affiliates of Stonegate Securities, Inc. were issued warrants to purchase an aggregate of 200,000 shares of the Company's common stock at $11.83 per share.

     (d) Not applicable.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     The Company held its 2001 annual meeting on June 22, 2001 at which Gary O. Marino, Richard Rampell and Douglas R. Nichols were re-elected as Directors of the Company. No other proposals were presented at the 2001 annual meeting. At the meeting votes were cast as follows:

                                             IN FAVOR    AGAINST   ABSTAIN   BROKER NON-VOTES
                                            ----------   -------   -------   ----------------
Re-election of Gary O. Marino.............  17,746,751   403,331      --            --
Re-election of Richard Rampell............  18,118,849    31,183      --            --
Re-election of Douglas R. Nichols.........  18,118,838    31,194      --            --

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (A) EXHIBITS

     None.

     (B) REPORTS ON FORM 8-K.

     The Company filed a current report on Form 8-K, dated June 26, 2001, with the Securities and Exchange Commission on June 26, 2001 in connection with the sale of 3.8 million shares of common stock in a private placement transaction.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          RAILAMERICA, INC.
Date: August 14, 2001
                                          By: /s/ BENNETT MARKS
                                            ------------------------------------
                                              Bennett Marks
                                              Senior Vice President,
                                              Chief Financial Officer and
                                              Principal Accounting Officer

                                                                         ANNEX I

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

                QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

               FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2001

                          COMMISSION FILE NO. 0-20618

                               RAILAMERICA, INC.
             (Exact name of Registrant as specified in its charter)

                  DELAWARE                                      65-0328006
       (State or Other Jurisdiction of
               Incorporation)                      (IRS Employer Identification Number)

           5300 BROKEN SOUND BOULEVARD NW, BOCA RATON, FLORIDA 33487
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (561) 994-6015
                          (Issuer's telephone number)

     Check whether the registrant (1) filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

APPLICABLE ONLY TO CORPORATE ISSUERS

     State the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date:

     COMMON STOCK, PAR VALUE $.001 -- 23,894,302 SHARES AS OF NOVEMBER 12, 2001

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               INDEX TO FORM 10-Q

                        QUARTER ENDED SEPTEMBER 30, 2001

PART I.  FINANCIAL INFORMATION
              Item 1.  Financial Statements...............................   I-2
              Item 2.  Management's Discussion and Analysis of Financial
              Condition and Results of Operations.........................  I-16
              Item 3.  Quantitative and Qualitative Disclosures About
              Market Risk.................................................  I-22

PART II.  OTHER INFORMATION
              Item 2.  Changes in Securities and Use of Proceeds..........  I-23
              Item 6.  Exhibits and Reports on Form 8-K...................  I-23

                         PART I.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                       RAILAMERICA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                              SEPTEMBER 30, 2001   DECEMBER 31, 2000
                                                              ------------------   -----------------
                                                                 (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................       $ 13,450            $ 13,090
  Restricted cash in escrow.................................          2,511               4,539
  Accounts and notes receivable.............................         59,203              62,864
  Other current assets......................................         13,589              19,551
                                                                   --------            --------
          Total current assets..............................         88,753             100,044
Property, plant and equipment, net..........................        720,261             715,020
Other assets................................................         20,947              24,639
                                                                   --------            --------
          Total assets......................................       $829,961            $839,703
                                                                   ========            ========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................       $ 23,561            $ 20,558
  Accounts payable..........................................         34,561              39,752
  Accrued expenses..........................................         41,836              47,305
                                                                   --------            --------
          Total current liabilities.........................         99,958             107,615
Long-term debt, less current maturities.....................        294,774             338,298
Subordinated debt...........................................        142,790             141,411
Deferred income taxes.......................................         83,455              87,288
Minority interest and other liabilities.....................         56,686              35,044
                                                                   --------            --------
                                                                    677,663             709,656
                                                                   --------            --------
Commitment and contingencies
Redeemable convertible preferred stock, $0.01 par value, $25 liquidation value; 1,000,000 shares authorized; 278,400
  shares issued and outstanding at December 31, 2000........             --               6,613
Stockholders' equity:
     Common stock, $0.001 par value, 60,000,000 shares
       authorized; 23,886,556 shares and 18,623,320 shares
       issued and outstanding at September 30, 2001 and
       December 31, 2000, respectively......................             24                  19
Additional paid-in capital..................................        167,902             118,502
Retained earnings...........................................         40,725              29,162
Accumulated other comprehensive loss........................        (56,353)            (24,249)
                                                                   --------            --------
          Total stockholders' equity........................        152,298             123,434
                                                                   --------            --------
          Total liabilities, redeemable preferred stock and
            stockholders' equity............................       $829,961            $839,703
                                                                   ========            ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
        FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
                                  (UNAUDITED)

                                                        THREE MONTHS ENDED      NINE MONTHS ENDED
                                                           SEPTEMBER 30,          SEPTEMBER 30,
                                                        -------------------    -------------------
                                                          2001       2000        2001       2000
                                                        --------   --------    --------   --------
Operating revenue.....................................  $93,173    $90,896     $278,588   $267,611
                                                        -------    -------     --------   --------
Operating expenses:
  Transportation......................................   52,810     51,232      158,171    155,240
  Selling, general and administrative.................   14,881     16,188       45,735     44,897
  Net (gain) on sale of assets........................      (92)      (950)      (1,879)    (9,986)
  Depreciation and amortization.......................    6,513      7,563       19,978     21,693
                                                        -------    -------     --------   --------
          Total operating expenses....................   74,112     74,033      222,005    211,844
                                                        -------    -------     --------   --------
     Operating income.................................   19,061     16,863       56,583     55,767
Interest expense......................................  (12,612)   (14,771)     (41,006)   (40,471)
Non-railroad operations, net..........................        9        (26)        (189)    (1,259)
Minority interest and other income (expense)..........      914        141        1,661     (2,095)
                                                        -------    -------     --------   --------
  Income from continuing operations before income
     taxes............................................    7,372      2,207       17,049     11,942
  Provision for income taxes..........................    2,217        363        4,953      3,399
                                                        -------    -------     --------   --------
  Income from continuing operations...................    5,155      1,844       12,096      8,543
Loss from operations of discontinued segment (net of
  tax)................................................       --       (715)          --       (827)
                                                        -------    -------     --------   --------
  Income before extraordinary item....................    5,155      1,129       12,096      7,716
Extraordinary loss from early extinguishment of debt
  (net of tax)........................................     (236)      (892)        (236)    (3,108)
                                                        -------    -------     --------   --------
     Net income.......................................  $ 4,919    $   237     $ 11,860   $  4,608
                                                        =======    =======     ========   ========
Net income available to common stockholders...........  $ 4,896    $    71     $ 11,563   $  4,096
                                                        =======    =======     ========   ========
Basic earnings per common share:
  Continuing operations...............................  $  0.22    $  0.09     $   0.58   $   0.45
  Discontinued operations.............................       --      (0.04)          --      (0.05)
  Extraordinary item..................................    (0.01)     (0.05)       (0.01)     (0.17)
                                                        -------    -------     --------   --------
     Net income.......................................  $  0.21    $    --     $   0.57   $   0.23
                                                        =======    =======     ========   ========
Diluted earnings per common share:
  Continuing operations...............................  $  0.20    $  0.09     $   0.53   $   0.43
  Discontinued operations.............................       --      (0.04)          --      (0.04)
  Extraordinary item..................................    (0.01)     (0.05)       (0.01)     (0.15)
                                                        -------    -------     --------   --------
     Net income.......................................  $  0.19    $    --     $   0.52   $   0.23
                                                        =======    =======     ========   ========
Weighted average common shares outstanding:
  Basic...............................................   23,751     18,555       20,491     17,847
                                                        =======    =======     ========   ========
  Diluted.............................................   27,524     18,752       24,416     20,404
                                                        =======    =======     ========   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  2001            2000
                                                              -------------   -------------
Cash flows from operating activities:
  Net income................................................    $  11,860       $   4,608
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................       23,742          20,600
     Write-off of deferred loan costs.......................          376           3,957
     Interest paid in kind..................................           --           4,252
     Minority interest in income of subsidiary..............        1,090           1,207
     Gain on sale or disposal of properties.................       (1,879)         (7,013)
     Deferred income taxes..................................        2,432         (15,845)
     Changes in operating assets and liabilities, net of
      acquisitions and dispositions:
       Accounts receivable..................................          762          18,949
       Other current assets.................................        4,922            (519)
       Accounts payable.....................................       (3,222)          7,647
       Accrued expenses.....................................       (7,376)          9,939
       Other liabilities....................................         (581)         (2,907)
       Deposits and other...................................       (1,232)        (27,905)
                                                                ---------       ---------
          Net cash provided by operating activities.........       30,894          16,970
                                                                ---------       ---------
Cash flows from investing activities:
  Purchase of property, plant and equipment.................      (44,180)        (26,575)
  Proceeds from sale of properties..........................       11,672          13,874
  Acquisitions, net of cash acquired........................           --        (149,969)
  Change in restricted cash in escrow.......................        2,938              --
  Deferred acquisition costs and other......................         (972)         (2,382)
                                                                ---------       ---------
          Net cash used in investing activities.............      (30,542)       (165,052)
                                                                ---------       ---------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt..................       75,292         354,771
  Principal payments on long-term debt......................     (115,129)       (186,910)
  Sale of common stock......................................       38,149              --
  Proceeds from exercise of stock options and warrants......        5,234             177
  Preferred stock dividends paid............................         (241)           (288)
  Purchase of treasury stock................................       (1,975)         (1,992)
  Deferred financing costs paid.............................           --         (19,608)
                                                                ---------       ---------
          Net cash provided by financing activities.........        1,330         146,150
                                                                ---------       ---------
Net increase (decrease) in cash.............................        1,682          (1,931)
Effect of exchange rates on cash............................       (1,322)         (1,020)
Cash, beginning of period...................................       13,090          11,598
                                                                ---------       ---------
Cash, end of period.........................................    $  13,450       $   8,647
                                                                =========       =========

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                       NUMBER OF           ADDITIONAL                  OTHER
                                        SHARES      PAR     PAID-IN     RETAINED   COMPREHENSIVE
                                        ISSUED     VALUE    CAPITAL     EARNINGS       LOSS         TOTAL
                                       ---------   -----   ----------   --------   -------------   --------
Balance, January 1, 2001.............   18,623      $19     $118,502    $29,162      $(24,249)     $123,434
Net income...........................       --       --           --     11,860            --        11,860
Cumulative effect of adopting SFAS
  133, net...........................       --       --           --         --        (4,388)       (4,388)
Change in market value of derivative
  instruments, net...................       --       --           --         --        (7,714)       (7,714)
Cumulative translation adjustments...       --       --           --         --       (20,002)      (20,002)
                                                                                                   --------
          Total comprehensive loss...       --       --           --         --            --       (20,244)
                                                                                                   --------
Issuance of common stock.............    3,831        4       38,602         --            --        38,606
Exercise of stock options and
  warrants...........................      723       --        5,233         --            --         5,233
Tax benefit on exercise of options...       --       --          510         --            --           510
Conversion of redeemable
  securities.........................      882        1        7,030         --            --         7,031
Purchase of treasury stock...........     (173)      --       (1,975)        --            --        (1,975)
Preferred stock dividends and
  accretion..........................       --       --           --       (297)           --          (297)
                                        ------      ---     --------    -------      --------      --------
Balance, September 30, 2001..........   23,886      $24     $167,902    $40,725      $(56,353)     $152,298
                                        ======      ===     ========    =======      ========      ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       RAILAMERICA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The consolidated financial statements included herein have been prepared by RailAmerica, Inc. (the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

     In the opinion of management, the consolidated financial statements contain all adjustments of a recurring nature, and disclosures necessary to present fairly the financial position of the Company as of September 30, 2001 and December 31, 2000, the results of operations for the three and nine months ended September 30, 2001 and 2000 and cash flows for the nine months ended September 30, 2001 and 2000. Operating results for the three and nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the full year.

     The accounting principles which materially affect the financial position, results of operations and cash flows of the Company are set forth in Notes to the Consolidated Financial Statements, which are included in the Company's 2000 annual report on Form 10-K. Certain prior year amounts have been reclassified to conform to the current year presentation.

2.  NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 141, "Business Combinations", and Statement No. 142, "Goodwill and Other Intangible Assets". Statement No. 141 became effective for business combinations initiated after June 30, 2001 and requires purchase method accounting. Under Statement No. 142, goodwill with an indefinite life will no longer be amortized; however, both goodwill and other intangible assets will need to be tested annually for impairment. Statement No. 142 will be effective for fiscal years beginning after December 15, 2001. The Company believes the adoption of these pronouncements will not have a material impact on its financial statements.

     In addition, FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations," and Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement No. 143, which is effective for fiscal years beginning after June 15, 2002, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Statement No. 144, which is effective for fiscal years beginning after December 15, 2001, addresses financial accounting and reporting for the impairment of long-lived assets, excluding goodwill and intangible assets, to be held and used or disposed of. The Company has not completed its analysis of the effects that these new standards will have on the results of operations, although it does not expect the implementation of these standards to have a significant effect on its results of operations or financial condition.

3.  EARNINGS PER SHARE

     For the three and nine months ended September 30, 2001 and 2000, basic earnings per share is calculated using the weighted average number of common shares outstanding during the period. Income from continuing operations is reduced by preferred stock dividends and accretion for the basic earnings per share computation.

     For the three and nine months ended September 30, 2001, diluted earnings per share is calculated using the sum of the weighted average number of common shares outstanding plus potentially dilutive common shares arising out of stock options, warrants and convertible securities. Options and warrants

                       RAILAMERICA, INC. AND SUBSIDIARIES
totaling 1.6 million were excluded from the diluted earnings per share calculation for the nine months ended September 30, 2001 as their impact was anti-dilutive.

     For the three and nine months ended September 30, 2000, diluted earnings per share is calculated using the sum of the weighted average number of common shares outstanding plus potentially dilutive common shares arising out of stock options and warrants. Options and warrants totaling 5.1 million were excluded from the diluted earnings per share calculation for the three and nine months ended September 30, 2000, as their impact was anti-dilutive. The conversion of convertible debt and convertible preferred stock are also anti-dilutive and are not included in the calculation for the three months ended September 30, 2000.

     The following is a summary of the income from continuing operations available for common stockholders and weighted average shares (in thousands):

                                                              THREE MONTHS        NINE MONTHS
                                                                  ENDED              ENDED
                                                              SEPTEMBER 30,      SEPTEMBER 30,
                                                             ---------------    ----------------
                                                              2001     2000      2001      2000
                                                             ------   ------    -------   ------
Income from continuing operations..........................  $5,155   $1,844    $12,096   $8,543
Preferred stock dividends and accretion....................     (23)    (166)      (297)    (516)
                                                             ------   ------    -------   ------
Income from continuing operations available to common
  stockholders (basic).....................................   5,132    1,678     11,799    8,027
Interest on convertible debt...............................     253       --        788      271
Preferred stock dividends and accretion....................      23       --        297       --
                                                             ------   ------    -------   ------
Income from continuing operations available to common
  stockholders (diluted)...................................  $5,408   $1,678    $12,884   $8,298
                                                             ======   ======    =======   ======
Weighted average shares outstanding (basic)................  23,751   18,555     20,491   17,847
Assumed conversion:
  Options and warrants.....................................   1,438      197      1,126      193
  Convertible debentures and preferred stock...............   2,335       --      2,799    2,364
                                                             ------   ------    -------   ------
Weighted average shares outstanding (diluted)..............  27,524   18,752     24,416   20,404
                                                             ======   ======    =======   ======

4.  ACQUISITION

     On February 4, 2000, the Company acquired RailTex, Inc. for approximately $128 million in cash, assumption of $111 million in debt and approximately 6.6 million shares of the Company's common stock, valued at $60.9 million. RailTex shareholders received $13.50 in cash and two-thirds of a share of RailAmerica common stock in exchange for each share of RailTex stock. This acquisition was accounted for as a purchase and its results have been consolidated since the acquisition date.

                       RAILAMERICA, INC. AND SUBSIDIARIES

     The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition had occurred at the beginning of 2000 and does not purport to be indicative of what would have occurred had the acquisition been made as of that date or results which may occur in the future (in thousands except per share data).

                                                              NINE MONTHS ENDED
                                                              SEPTEMBER 30, 2000
                                                              ------------------
Operating revenue...........................................       $282,091
Income from continuing operations...........................       $ 10,643
Net income..................................................       $  6,708
Net income per share (basic)................................       $   0.34
Net income per share (diluted)..............................       $   0.33

5.  DISCONTINUED OPERATIONS

     Total revenue for the discontinued trailer manufacturing business was $7.7 million and $29.2 million for the three and nine months ended September 30, 2000. Loss before income taxes for the trailer manufacturing business was ($1.1) million and ($1.5) million for the three and nine months ended September 30, 2000.

6.  COMMON STOCK TRANSACTIONS

     In June 2001, the Company sold 3.8 million shares of its common stock at $10.75 per share in a private placement transaction. The net proceeds to the Company were $38.2 million. In addition, the Company issued warrants to purchase 200,000 shares of common stock at $11.825 per share to the placement agent in connection with the transaction.

     In July 2001, 232,400 shares of the Company's redeemable preferred stock were converted into approximately 703,000 shares of common stock. As a result of this conversion, there are no preferred shares outstanding.

     The Company repurchases its common stock under its share repurchase program, which limits such repurchases to $2 million per year pursuant to the senior credit facilities. As of September 30, 2001 the Company had purchased 173,300 shares with a total cost of $1.97 million.

7.  HEDGING ACTIVITIES

     The Company currently uses derivatives to hedge against increases in diesel fuel prices and interest rates. The Company assesses at the time a derivative contract is entered into, and at least quarterly, whether the derivative item is effective in offsetting the forecasted cash flows. Any change in fair value resulting from ineffectiveness is recognized in current period earnings. For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is recorded in Accumulated Other Comprehensive Income as a separate component of Stockholders' Equity and reclassified into earnings in the period during which the hedge transaction affects earnings.

     Diesel fuel represents a significant variable expense to the Company's operations; therefore, the Company maintains a program to hedge against fluctuations in the price of its diesel fuel purchases. Excluding the impact of the hedging program, each one-cent increase in the price of fuel would result in approximately $0.4 million of additional fuel expense on an annual basis.

     The fuel-hedging program includes the use of derivatives that qualify and are accounted for as cash flow hedges. The Company has entered into swap contracts for approximately 1.1 million gallons of diesel

                       RAILAMERICA, INC. AND SUBSIDIARIES
fuel per month at an average price of approximately $0.68 per gallon. The above price does not include taxes, transportation costs, certain other fuel handling costs, and any differences which may occur from time to time between the prices of commodities hedged and the purchase price of diesel fuel. Currently, the Company's fuel-hedging program covers approximately 50% of estimated North American fuel purchases for the remainder of 2001, 38% for the first half of 2002 and 10% for the second half of 2002. Fuel hedge losses of $0.1 million were recorded for the three months ended September 30, 2001.

     In May 2000, the Company was required by its lenders to enter into two interest rate swaps for the purpose of managing exposure to fluctuations in interest rates. The Company fixed the LIBOR component of $212.5 million of its senior credit facility at 7.23%. In May 2001, the Company amended its two interest rate swap agreements, extending the term until May 2005 and reducing the LIBOR component of $212.5 million of its senior debt to 6.72%. Interest expense of $1.6 million related to the swaps was recorded for the three months ended September 30, 2001.

8.  CONTINGENCIES

     In the second quarter of 2000, certain parties filed property damage claims totaling approximately $32.5 million against Mackenzie Northern Railway, a wholly-owned subsidiary of RailAmerica, and others in connection with a fire that allegedly occurred during 1998. The Company intends to vigorously defend these claims and has insurance coverage up to approximately $13 million to cover these claims. The Company's insurer has reserved $9.8 million for these matters. Any loss in excess of the Company's insurance policy coverage may materially affect the Company's earnings, cash flow and financial condition.

9.  LONG-TERM DEBT

     In July 2001, the Company prepaid $19.1 million of long-term debt with cash received from the sale of common stock. Based on this reduction, an extraordinary charge of approximately $236,000, net of taxes, was recorded in the third quarter from the write-off of deferred loan costs from this early extinguishment of debt.

10.  SUBSEQUENT EVENTS

     On October 15, 2001, the Company entered into an agreement to acquire the StatesRail companies for an aggregate purchase price of approximately $90 million, consisting of approximately $70 million in cash and assumption of debt, and the issuance of approximately $20 million of common stock. The transaction, which is expected to close around the end of 2001, is subject to regulatory approvals and other customary closing conditions. StatesRail, a privately owned group of railroads headquartered in Dallas, Texas, owns and operates eight railroads with 1,647 miles of track in eleven states.

     On November 5, 2001, the Company entered into an agreement to acquire ParkSierra Corporation for an aggregate purchase price of approximately $48 million, consisting of approximately $23 million in cash and assumption of debt, and the issuance of approximately $25 million of common stock. The transaction, which is also expected to close around the end of 2001, is subject to regulatory approvals and other customary closing conditions. ParkSierra is headquartered in Napa, California and owns three railroad with 751 miles of track in four western U.S. states.

11.  SEGMENT INFORMATION

     The Company's continuing operations have been classified into two business segments: North American rail transportation and International rail transportation. The North American rail transportation segment includes the operations of the Company's railroad subsidiaries in the United States and Canada, and the International rail transportation segment includes the operations of the Company's railroad

                       RAILAMERICA, INC. AND SUBSIDIARIES
subsidiaries in Chile and Australia. Certain expenses, which were included in North American rail transportation in 2000, are included in corporate and other in 2001. The Company's trailer manufacturing segment, which is excluded from this table, was classified as a discontinued operation and sold during 2000.

     Business segment information for the three and nine months ended September 30, 2001 and 2000 follows (in thousands):

THREE MONTHS ENDED SEPTEMBER 30, 2001:

                                                                                       CORPORATE AND
                                        CONSOLIDATED   NORTH AMERICA   INTERNATIONAL       OTHER
                                        ------------   -------------   -------------   -------------
Revenue...............................    $ 93,173       $ 61,468             31,497   $         208
Depreciation and amortization.........    $  6,513       $  3,721              2,409   $         383
Operating income (loss)...............    $ 19,061       $ 16,647              5,716   $      (3,302)
          Total assets................    $829,961       $577,162            123,823   $     128,976

THREE MONTHS ENDED SEPTEMBER 30, 2000:

                                                                                       CORPORATE AND
                                        CONSOLIDATED   NORTH AMERICA   INTERNATIONAL       OTHER
                                        ------------   -------------   -------------   -------------
Revenue...............................    $ 90,896       $ 59,765             30,930   $         201
Depreciation and amortization.........    $  7,563       $  5,426              1,739   $         398
Operating income (loss)...............    $ 16,863       $ 12,968              7,458   $      (3,563)
          Total assets................    $847,880       $540,218            112,748   $     194,914

NINE MONTHS ENDED SEPTEMBER 30, 2001:

                                                                                       CORPORATE AND
                                        CONSOLIDATED   NORTH AMERICA   INTERNATIONAL       OTHER
                                        ------------   -------------   -------------   -------------
Revenue...............................    $278,588       $184,756             93,355   $         477
Depreciation and amortization.........    $ 19,978       $ 11,835              6,997   $       1,146
Operating income (loss)...............    $ 56,583       $ 47,236             20,626   $     (11,279)

NINE MONTHS ENDED SEPTEMBER 30, 2000:

                                                                                       CORPORATE AND
                                        CONSOLIDATED   NORTH AMERICA   INTERNATIONAL       OTHER
                                        ------------   -------------   -------------   -------------
Revenue...............................    $267,611       $172,232             94,530   $         849
Depreciation and amortization.........    $ 21,693       $ 15,423              5,200   $       1,070
Operating income (loss)...............    $ 55,767       $ 44,718             19,730   $      (8,681)

                       RAILAMERICA, INC. AND SUBSIDIARIES

12.  GUARANTOR FINANCIAL INFORMATION

     In August 2000, RailAmerica Transportation Corp. ("Issuer"), a wholly-owned subsidiary of RailAmerica, Inc. ("Parent"), sold units including 12 7/8% senior subordinated notes, which are registered with the Securities and Exchange Commission. The notes are guaranteed by the Parent, the domestic subsidiaries of the Issuer and Palm Beach Rail Holding, Inc.

                               RAILAMERICA, INC.
                          CONSOLIDATING BALANCE SHEET
                             AT SEPTEMBER 30, 2001

                                                                                NON
                                                  COMPANY     GUARANTOR      GUARANTOR
                                        ISSUER    (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   --------   ------------   ------------   ------------   ------------
ASSETS
Current assets:
  Cash...............................  $     --   $      4     $    290      $  13,156      $      --       $ 13,450
  Cash held in escrow................        --        245           75          2,191             --          2,511
  Accounts and notes receivable......        --      1,898       31,181         27,823         (1,699)        59,203
  Other current assets...............        49        870        5,873          6,797             --         13,589
                                       --------   --------     --------      ---------      ---------       --------
         Total current assets........        49      3,017       37,419         49,967         (1,699)        88,753
Property, plant and equipment, net...        52        857      432,661        286,691             --        720,261
Other assets.........................    13,793      2,631        2,555          1,969             --         20,947
Investment in and advances to
  affiliates.........................   362,191    177,374        4,630       (125,165)      (419,030)            --
                                       --------   --------     --------      ---------      ---------       --------
         Total assets................  $376,084   $183,879     $477,265      $ 213,461      $(420,729)      $829,961
                                       ========   ========     ========      =========      =========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term
    debt.............................  $ 15,405   $     --     $  3,064      $   6,791      $  (1,699)      $ 23,561
  Accounts payable...................        --         91       15,666         18,803             --         34,561
  Accrued expenses...................     5,138        455       23,699         12,543             --         41,836
                                       --------   --------     --------      ---------      ---------       --------
         Total current liabilities...    20,543        546       42,429         38,137         (1,699)        99,958
Long-term debt, less current
  maturities.........................   269,276         --       11,895         13,603             --        294,774
Subordinated debt....................   118,622     20,572       (1,699)         5,295             --        142,790
Deferred income taxes................   (29,785)   (10,881)     103,295         20,826             --         83,455
Minority interest and other
  liabilities........................    19,519         --       11,599         20,153          5,415         56,686
Stockholders' equity:
  Common stock.......................        --         24       (1,345)        30,089        (28,744)            24
  Additional paid-in capital.........        --    167,902      310,249         47,979       (358,228)       167,902
  Retained earnings..................    (9,939)     5,715       26,981         55,441        (37,473)        40,725
  Accumulated other comprehensive
    loss.............................   (12,152)        --      (26,140)       (18,061)            --        (56,353)
                                       --------   --------     --------      ---------      ---------       --------
         Total stockholders'
           equity....................   (22,091)   173,642      309,745        115,449       (424,445)       152,298
                                       --------   --------     --------      ---------      ---------       --------
         Total liabilities,
           redeemable preferred stock
           and stockholders'
           equity....................  $376,084   $183,879     $477,265      $ 213,461      $(420,729)      $829,961
                                       ========   ========     ========      =========      =========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                                         NON
                                           COMPANY     GUARANTOR      GUARANTOR
                                 ISSUER    (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                --------   --------   ------------   ------------   ------------   ------------
Operating revenue.............  $     --   $    382     $135,221      $ 142,985      $      --       $278,588
                                --------   --------     --------      ---------      ---------       --------
Operating expenses:
  Transportation..............        --         --       69,839         88,332             --        158,171
  Selling, general and
     administrative...........       127     10,325       23,616         11,667             --         45,735
  Gain on sale and impairment
     of assets (net)..........        26         --       (1,930)            25                        (1,879)
  Depreciation and
     amortization.............       771         90        9,514          9,603             --         19,978
                                --------   --------     --------      ---------      ---------       --------
          Total operating
            expenses..........       924     10,416      101,039        109,626             --        222,005
                                --------   --------     --------      ---------      ---------       --------
     Operating (loss)
       income.................      (924)   (10,033)      34,182         33,358                        56,583
Interest expense..............    (5,607)    (1,217)     (24,324)        (9,858)                      (41,006)
Non railroad operations.......        --         --           --           (189)                         (189)
Equity in earnings of
  subsidiaries................    21,051     16,342           --             --        (37,393)            --
Minority interest and other
  income (expense)............        --      3,673          714         (2,726)                        1,661
                                --------   --------     --------      ---------      ---------       --------
  Income from continuing
     operations before income
     taxes....................    14,520      8,764        8,764         20,586        (37,393)        17,049
  Provision for income
     taxes....................    (2,247)    (3,096)       3,859          6,437             --          4,953
                                --------   --------     --------      ---------      ---------       --------
  Income before extraordinary
     item.....................    16,767     11,860        6,713         14,149        (37,393)        12,096
Extraordinary loss from early
  extinguishment of debt
  (net of tax)................      (236)                                                                (236)
                                --------   --------     --------      ---------      ---------       --------
     Net income...............  $ 16,530   $ 11,860     $  6,713      $  14,149      $ (37,393)      $ 11,860
                                ========   ========     ========      =========      =========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.
                      CONSOLIDATING STATEMENT OF CASH FLOW
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                                                NON
                                                  COMPANY     GUARANTOR      GUARANTOR
                                        ISSUER    (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   --------   ------------   ------------   ------------   ------------
Cash flows from operating activities:
  Net income.........................  $ 16,530   $ 11,860     $  6,713      $  14,149      $ (37,393)      $ 11,860
Adjustments to reconcile net income
  to net cash (used in) provided by
  operating activities:
  Depreciation and amortization......     3,446        664       10,029          9,603             --         23,742
  Write-off of deferred loan costs...       376                                                                  376
  Equity in earnings of
    subsidiaries.....................   (21,051)   (16,342)          --             --         37,393             --
  Minority interest in income of
    subsidiary.......................        --         --           --          1,090             --          1,090
  Gain on sale or disposal of
    properties.......................        --         --       (1,799)           (80)            --         (1,879)
  Deferred income taxes..............    (2,393)    (3,501)       8,802           (477)            --          2,432
  Changes in operating assets and
    liabilities, net of acquisitions
    and dispositions:
  Accounts receivable................        11       (162)       3,786         (2,873)            --            762
  Other current assets...............       (26)        75          466          4,407             --          4,922
  Accounts payable...................       (74)      (446)       1,919         (4,621)            --         (3,222)
  Accrued expenses...................    (4,748)      (680)      (2,027)            79             --         (7,376)
  Other liabilities..................        --         --       (1,224)           643             --           (581)
  Deposits and other.................        --        230         (637)          (825)            --         (1,232)
                                       --------   --------     --------      ---------      ---------       --------
    Net cash (used in) provided by
      operating activities...........    (7,929)    (8,302)      26,030         21,094             --         30,894
                                       --------   --------     --------      ---------      ---------       --------
Cash flows from investing activities:
  Purchase of property, plant and
    equipment........................        --       (310)     (19,538)       (24,332)            --        (44,180)
  Proceeds from sale of properties...        --         --        7,341          4,331             --         11,672
  Change in cash in escrow...........        --       (245)       1,449          1,734             --          2,938
  Deferred acquisition costs and
    other............................        --       (904)         (68)            --             --           (972)
                                       --------   --------     --------      ---------      ---------       --------
    Net cash used in investing
      activities.....................        --     (1,459)     (10,815)       (18,267)            --        (30,542)
                                       --------   --------     --------      ---------      ---------       --------
Cash flows from financing activities:
  Proceeds from issuance of long-term
    debt.............................    74,800         --          492             --             --         75,292
  Principal payments on long-term
    debt.............................  (109,833)        --       (1,104)        (4,192)            --       (115,129)
  Disbursements/receipts on
    intercompany debt................    42,962    (31,409)     (17,257)         5,704             --             --
  Sale of Common Stock...............        --     38,149           --             --                        38,149
  Proceeds from exercise of stock
    options and warrants.............        --      5,234           --             --             --          5,234
  Preferred stock dividends paid.....        --       (241)          --             --             --           (241)
  Purchase of treasury stock.........        --     (1,975)          --             --             --         (1,975)
                                       --------   --------     --------      ---------      ---------       --------
    Net cash provided by (used in)
      financing activities...........     7,929      9,758      (17,869)         1,512             --          1,330
                                       --------   --------     --------      ---------      ---------       --------
Net (decrease) increase in cash......        --         (3)      (2,655)         4,339             --          1,682
Effect of exchange rates on cash.....        --         --           --         (1,322)            --         (1,322)
Cash, beginning of period............        --          7        2,942         10,141             --         13,090
                                       --------   --------     --------      ---------      ---------       --------
Cash, end of period..................  $     --   $      4     $    287      $  13,157      $      --       $ 13,450
                                       ========   ========     ========      =========      =========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.
                       CONSOLIDATING STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                                         NON
                                           COMPANY     GUARANTOR      GUARANTOR
                                 ISSUER    (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                --------   --------   ------------   ------------   ------------   ------------
Operating revenue.............  $     --   $    269     $141,813      $ 125,798      $    (269)      $267,611
                                --------   --------     --------      ---------      ---------       --------
Operating expenses:
  Transportation..............        --         --       77,142         78,098             --        155,240
  Selling, general and
     administrative...........       356      6,871       26,120         11,819           (269)        44,897
  Gain on sale and impairment
     of assets (net)..........      (834)        --       (9,138)           (14)            --         (9,986)
  Depreciation and
     amortization.............       684         95       13,304          7,610             --         21,693
                                --------   --------     --------      ---------      ---------       --------
          Total operating
            expenses..........       206      6,966      107,428         97,513             --        211,844
                                --------   --------     --------      ---------      ---------       --------
     Operating (loss)
       income.................      (206)    (6,697)      34,385         28,285             --         55,767
Interest expense..............   (34,313)    (1,520)      (3,602)        (1,036)            --        (40,471)
Non railroad operations.......        --         --           --         (1,259)                       (1,259)
Equity in earnings of
  subsidiary..................    33,132     10,633           --             --        (43,765)            --
Minority interest and other
  income (expense)............        --          9         (595)        (1,509)            --         (2,095)
                                --------   --------     --------      ---------      ---------       --------
     (Loss) income from
       continuing operations
       before income taxes....    (1,387)     2,425       30,188         24,481        (43,765)        11,942
     Provision for income
       taxes..................   (13,587)    (3,442)      11,864          8,564             --          3,399
                                --------   --------     --------      ---------      ---------       --------
       Income from continuing
          operations..........    12,200      5,867       18,324         15,917        (43,765)         8,543
                                --------   --------     --------      ---------      ---------       --------
Discontinued operations:
     Loss from operations of
       discontinued segment...        --         --           --           (827)            --           (827)
                                --------   --------     --------      ---------      ---------       --------
(Loss) income before
  extraordinary item..........    12,200      5,867       18,324         15,090        (43,765)         7,716
Extraordinary loss from early
  extinguishment of debt
  (net of tax)................      (740)    (1,259)        (216)          (893)            --         (3,108)
                                --------   --------     --------      ---------      ---------       --------
       Net income.............  $ 11,460   $  4,608     $ 18,108      $  14,197      $ (43,765)      $  4,608
                                ========   ========     ========      =========      =========       ========

                       RAILAMERICA, INC. AND SUBSIDIARIES

                               RAILAMERICA, INC.
                      CONSOLIDATING STATEMENT OF CASH FLOW
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                                                                NON
                                                  COMPANY     GUARANTOR      GUARANTOR
                                        ISSUER    (PARENT)   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   --------   ------------   ------------   ------------   ------------
Cash flows from operating activities:
  Net income.........................  $ 11,460   $  4,608     $ 18,108      $  14,197      $ (43,765)      $  4,608
  Adjustments to reconcile net income
    to net cash (used in) provided by
    operating activities:
    Depreciation and amortization....     3,513        848        8,545          7,694             --         20,600
    Equity in earnings of
      subsidiaries...................   (33,132)   (10,633)          --             --         43,765             --
    Write-off of deferred loan
      costs..........................     1,194      1,353           14          1,396             --          3,957
    Interest paid in kind............        --         --           --          4,252             --          4,252
    Minority interest in income of
      subsidiary.....................        --         --           --          1,207             --          1,207
    (Gain) loss on sale or disposal
      of properties..................      (834)        --       (7,433)         1,254             --         (7,013)
    Deferred income taxes............   (14,041)    (4,298)       7,898         (5,404)            --        (15,845)
    Changes in operating assets and
      liabilities, net of
      acquisitions and dispositions:
    Accounts receivable..............        (4)       748       12,735          5,470             --         18,949
    Other current assets.............       (55)      (403)       1,594         (1,655)            --           (519)
    Accounts payable.................        35        291       11,045         (3,724)            --          7,647
    Accrued expenses.................     7,315       (517)      (1,625)         4,766             --          9,939
    Other liabilities................        --         --       (1,533)        (1,374)            --         (2,907)
    Deposits and other...............        --     (1,276)     (21,407)        (5,222)            --        (27,905)
                                       --------   --------     --------      ---------      ---------       --------
      Net cash (used in) provided by
         operating activities........   (24,549)    (9,279)      27,941         22,857             --         16,970
                                       --------   --------     --------      ---------      ---------       --------
Cash flows from investing activities:
  Purchase of property, plant and
    equipment........................       (51)       (38)     (10,714)       (15,772)            --        (26,575)
  Proceeds from sale of properties...     4,300         --        9,427            147             --         13,874
  Acquisitions, net of cash
    acquired.........................  (150,269)        --          300             --             --       (149,969)
  Deferred acquisition costs and
    other............................        --     (2,438)          29             27             --         (2,382)
                                       --------   --------     --------      ---------      ---------       --------
      Net cash used in investing
         activities..................  (146,020)    (2,476)        (958)       (15,598)            --       (165,052)
                                       --------   --------     --------      ---------      ---------       --------
Cash flows from financing activities:
  Proceeds from issuance of long-term
    debt.............................   336,751        986        9,682          7,352             --        354,771
  Principal payments on long-term
    debt.............................  (154,393)   (11,725)     (18,739)        (2,053)            --       (186,910)
  Disbursements/receipts on
    intercompany debt................     6,344     24,553      (20,532)       (10,365)            --             --
  Proceeds from exercise of stock
    options..........................        --        177           --             --             --            177
  Preferred stock dividends paid.....        --       (288)          --             --             --           (288)
  Purchase of treasury stock.........        --     (1,992)          --             --             --         (1,992)
  Deferred financing costs paid......   (18,133)       (48)          81         (1,508)            --        (19,608)
                                       --------   --------     --------      ---------      ---------       --------
      Net cash provided by (used in)
         financing activities........   170,569     11,663      (29,508)        (6,574)            --        146,150
                                       --------   --------     --------      ---------      ---------       --------
Net (decrease) increase in cash......        --        (92)      (2,525)           685             --         (1,931)
Effect of exchange rates on cash.....        --         --           --         (1,020)            --         (1,020)
Cash, beginning of period............        --         92        3,770          7,736             --         11,598
                                       --------   --------     --------      ---------      ---------       --------
Cash, end of period..................  $     --   $     --     $  1,245      $   7,401      $      --       $  8,647
                                       ========   ========     ========      =========      =========       ========

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     RailAmerica, Inc. (together with its consolidated subsidiaries, the "Company" or "RailAmerica") is the largest owner and operator of short line freight railroads in North America and a leading owner and operator of regional freight railroads in Australia and Chile. RailAmerica owns, leases, or operates a diversified portfolio of 39 railroads with approximately 11,000 miles of track located in the United States, Australia, Canada, Chile and Argentina. Through its diversified portfolio of rail lines, the Company operates in numerous geographic regions with varying concentrations of commodities hauled. The Company believes that individual economic and seasonal cycles in each region may partially offset each other. The Company recognizes railroad transportation revenue after services are provided.

     The Company's operating revenues for the three months ended September 30, 2001 increased 2.5% to $93.2 million from $90.9 million for the three months ended September 30, 2000. Operating income improved to $19.1 million for the three months ended September 30, 2001 from $16.9 million for the three months ended September 30, 2000, as the Company's operating expenses remained fairly constant at $74 million for both periods.

     Set forth below is a discussion of the historical results of operations for the Company's North American and international railroad operations as well as a discussion of corporate overhead.

NORTH AMERICAN RAILROAD OPERATIONS

     The Company's historical results of operations include the operations of RailTex' twenty-five North American railroads from February 4, 2000, the date of RailTex' acquisition. The Company disposed of certain railroads during 2000 as follows:

Minnesota Northern Railroad.................................  August 2000
St Croix Valley Railroad....................................  August 2000
South Central Tennessee Railroad............................  December 2000
Pittsburgh Industrial Railroad..............................  December 2000
Ontario L'Orignal Railway...................................  December 2000

     As a result, the results of operations for the three and nine months ended September 30, 2001 and 2000 are not comparable in various material respects and are not indicative of the results which would have occurred had the acquisitions or dispositions been completed at the beginning of the periods presented.

     The following table sets forth the operating revenues and expenses (in thousands) for the Company's North American railroad operations for the periods indicated. All results of operations discussed in this section are for the Company's North American railroads only, unless otherwise indicated.

                                                THREE MONTHS ENDED      NINE MONTHS ENDED
                                                   SEPTEMBER 30,          SEPTEMBER 30,
                                                -------------------    -------------------
                                                  2001       2000        2001       2000
                                                --------   --------    --------   --------
  Operating revenue...........................  $61,468    $59,765     $184,756   $172,232
                                                -------    -------     --------   --------
  Operating expenses:
     Maintenance of way.......................    6,352      6,641       19,394     18,516
     Maintenance of equipment.................    5,181      3,007       15,111     11,693
     Transportation...........................   16,581     18,374       52,839     51,484
     Equipment rental.........................    3,727      4,057       11,519     11,588
     Gain on sale of assets...................      (81)      (950)      (1,893)    (9,986)
     General and administrative...............    9,340     10,242       28,715     28,796
     Depreciation and amortization............    3,721      5,426       11,835     15,423
                                                -------    -------     --------   --------
          Total operating expenses............   44,821     46,797      137,520    127,514
                                                -------    -------     --------   --------
  Operating income............................  $16,647    $12,968     $ 47,236   $ 44,718
                                                =======    =======     ========   ========

  Comparison of North American Railroad Operating Results for the Three Months Ended September 30, 2001 and 2000.

     Operating Revenue. Operating revenue increased by $1.7 million, or 2.8%, to $61.5 million for the three months ended September 30, 2001 from $59.8 million for the three months ended September 30, 2000. The Company disposed of certain properties during 2000; these properties generated approximately $1.8 million of revenues during the three months ended September 30, 2000.

     North American transportation revenue per carload increased to $245 for the three months ended September 30, 2001 from $244 for the three months ended September 30, 2000. North American carloads handled totaled 220,773 for the three months ended September 30, 2001, an increase of 3,156 compared to 217,617 carloads in the prior year period. On a "same railroad" basis, carloads increased 5.5% or 11,419. The increase in commodities hauled were petroleum, coal and agricultural products partially offset by declines in railroad equipment/bridge traffic and autos.

     Operating Expenses. Operating expenses decreased by $2.0 million, or 4.2%, to $44.8 million for the three months ended September 30, 2001 from $46.8 million for the three months ended September 30, 2000. Excluding gains on sales of assets of $0.1 million and $1.0 million, operating expenses as a percentage of operating revenue were 73.0% and 79.9% for the three months ended September 30, 2001 and 2000, respectively. Maintenance of equipment expenses increased to $5.2 million from $3.0 million, due to the completion of certain sale-leaseback transactions in December 2000 and June 2001. Transportation costs decreased to $16.6 million from $18.4 million primarily due to the reduction in fuel costs, which include the effects of the fuel-hedging program. The average diesel fuel price decreased to $0.93 per gallon for the three months ended September 30, 2001 from $1.08 per gallon for the three months ended September 30, 2000. General and administrative expenses decreased to $9.3 million from $10.2 million. This is due partially to classifying certain costs as corporate overhead in 2001, as well as retention bonuses paid in 2000 and certain other acquisition related costs incurred during 2000. Depreciation and amortization decreased from $5.4 million to $3.7 million primarily due to the sale-leaseback transactions noted above.

  Comparison of North American Railroad Operating Results for the Nine Months Ended September 30, 2001 and 2000.

     Operating Revenue. Operating revenue increased by $12.6 million, or 7.3%, to $184.8 million for the nine months ended September 30, 2001 from $172.2 million for the nine months ended September 30,

2000. The increase was primarily due to increased carloads as a result of the acquisition of RailTex in February 2000 partially offset by the effect of the properties disposed of during 2000. RailTex generated revenues of $14.1 million for the month of January 2000, which are not included in the Company's 2000 results.

     North American transportation revenue per carload increased to $244 for the nine months ended September 30, 2001 from $243 for the nine months ended September 30, 2000. North American carloads handled totaled 667,909 for the nine months ended September 30, 2001, an increase of 46,665 compared to 621,244 carloads in the prior year period. On a "same railroad" basis, pro forma for the acquisition of RailTex and the sale of certain properties in 2000, carloads increased 4.1% to 667,909 in 2001 from 641,729 in 2000. Coal, agricultural products, and intermodal increases were partially offset by declines in automobile and lumber products due to the weak economic conditions in 2001 compared to 2000.

     Operating Expenses. Operating expenses increased by $10.0 million, or 7.8%, to $137.5 million for the nine months ended September 30, 2001 from $127.5 million for the nine months ended September 30, 2000. The increase was due to $10.0 million in gains recognized from disposition of properties in the prior year period. Without such gains, operating expenses increased slightly to $139.4 million for the nine months ended September 30, 2001 from $137.5 million for the nine months ended September 30, 2000. Maintenance of equipment increased to $15.1 million from $11.7 million, due to the completion of certain sale-leaseback transactions in December 2000 and June 2001. Depreciation and amortization decreased to $11.8 million from $15.4 million primarily due to the sale-leaseback transactions. Excluding gains, operating expenses as a percentage of operating revenue were 75.5% and 79.8% for the nine months ended September 30, 2001 and 2000, respectively.

INTERNATIONAL RAILROAD OPERATIONS

     The following table sets forth the operating revenues and expenses (in thousands) for the Company's international railroad operations for the periods indicated.

                                                  THREE MONTHS ENDED     NINE MONTHS ENDED
                                                     SEPTEMBER 30,         SEPTEMBER 30,
                                                  -------------------    -----------------
                                                    2001       2000       2001      2000
                                                  --------   --------    -------   -------
  Operating revenue.............................  $31,497    $30,930     $93,355   $94,530
                                                  -------    -------     -------   -------
  Operating expenses:
     Transportation.............................   20,969     19,154      59,308    61,959
     Gain on sale of assets.....................      (12)        --         (12)       --
     General and administrative.................    2,415      2,579       6,436     7,641
     Depreciation and amortization..............    2,409      1,739       6,997     5,200
                                                  -------    -------     -------   -------
          Total operating expenses..............   25,781     23,472      72,729    74,800
                                                  -------    -------     -------   -------
       Operating Income.........................  $ 5,716    $ 7,458     $20,626   $19,730
                                                  =======    =======     =======   =======

  Comparison of International Operating Results for the Three Months Ended September 30, 2001 and 2000.

     Operating Revenue. Operating revenue increased $0.6 million, or 1.8%, to $31.5 million for the three months ended September 30, 2001 from $30.9 million for the three months ended September 30, 2000. Freight Australia's revenues increased to $26.2 million for the three months ended September 30, 2001 from $24.6 million for the three months ended September 30, 2000. The increase in Freight Australia's revenues is due to the addition of two new haulage contracts in the fourth quarter of 2000, as well as continued strength in grain movements from the large grain harvest in the State of Victoria. For the three months ended September 30, 2001 the average exchange rate was $0.51 Australian Dollars to the U.S. Dollar compared to $0.58 for the three months ended September 30, 2000. On a constant currency basis, Freight Australia's revenues increased 19.2% to $29.3 million for the three months ended September 30, 2001 from $24.6 million for the three months ended September 30, 2000. Ferronor's revenues decreased to

$5.3 million for the three months ended September 30, 2001 from $6.4 million for the three months ended September 30, 2000. The decrease in Ferronor's revenues is primarily due to a planned decline in iron ore shipments out of one of the mines serviced by Ferronor.

     Total carloads were 83,053 for the three months ended September 30, 2001, an increase of 3,009, or 3.8%, compared to 80,044 for the three months ended September 30, 2000. Freight Australia's carloads increased to 58,351 for the three months ended September 30, 2001 from 53,311 for the three months ended September 30, 2000. Ferronor's carloads decreased to 24,702 for the three months ended September 30, 2001 from 26,733 for the three months ended September 30, 2000. As noted above, Freight Australia's carloads increased due to the addition of two new haulage contracts in the fourth quarter of 2000, as well as higher grain moves in 2001, and Ferronor's carloads decreased due to a planned decline in iron ore movements at one of the mines serviced by Ferronor.

     Operating Expenses. Operating expenses increased $2.3 million, or 9.8%, to $25.8 million for the three months ended September 30, 2001 from $23.5 million for the three months ended September 30, 2000. Freight Australia's operating expenses increased $2.4 million to $20.5 million for the three months ended September 30, 2001 from $18.1 million for the three months ended September 30, 2000. Freight Australia's transportation expense increased $2.9 million to $17.6 million for the three months ended September 30, 2001 from $14.7 million for the three months ended September 30, 2001. The increase is primarily due to the addition of two new haulage contracts with customers in the fourth quarter of 2000, which both have long hauls and therefore higher transportation costs. Ferronor's operating expenses decreased $0.1 million to $5.3 million from $5.4 million during the same periods. Operating expenses, as a percentage of operating revenue, were 81.9% and 75.9% for the three months ended September 30, 2001 and 2000, respectively, for the international operations.

  Comparison of International Operating Results for the Nine Months Ended September 30, 2001 and 2000.

     Operating Revenue. Operating revenue decreased $1.1 million, or 1.2%, to $93.4 million for the nine months ended September 30, 2001 from $94.5 million for the nine months ended September 30, 2000. Freight Australia's revenues decreased to $76.5 million for the nine months ended September 30, 2001 from $77.8 million for the nine months ended September 30, 2000, while Ferronor's revenues increased to $16.9 million from $16.7 million during the same periods. The decline in Freight Australia's revenues is primarily due to the 13.2% decline in the Australian dollar. For the nine months ended September 30, 2001 the average exchange rate was $0.52 Australian Dollars to the U.S. Dollar compared to $0.60 for the nine months ended September 30, 2000.

     On a constant currency basis, Freight Australia's revenues increased 13.2% to $88.1 million for the nine months ended September 30, 2001 from $77.8 million for the nine months ended September 30, 2000.

     Total carloads were 248,228 for the nine months ended September 30, 2001, an increase of 15,574, or 6.7%, compared to 232,654 for the nine months ended September 30, 2000. Freight Australia's carloads increased to 170,414 for the nine months ended September 30, 2001 from 152,347 for the nine months ended September 30, 2000. Ferronor's carloads decreased to 77,814 for the nine months ended September 30, 2001 from 80,307 for the nine months ended September 30, 2000.

     Operating Expenses. Operating expenses decreased $2.1 million, or 2.8%, to $72.7 million for the nine months ended September 30, 2001 from $74.8 million for the nine months ended September 30, 2000. Freight Australia's operating expenses decreased $2.9 million to $57.6 million for the nine months ended September 30, 2001 from $60.5 million for the nine months ended September 30, 2000, while Ferronor's operating expenses increased $0.9 million to $15.2 million from $14.3 million during the same periods. Operating expenses, as a percentage of operating revenue, were 77.9% and 79.1% for the nine months ended September 30, 2001 and 2000, respectively for the international operations. The decline in Freight Australia's operating expenses is primarily due to the decline in the Australian dollar. However, the improvement in operating ratio, which is not significantly impacted by the decline in the Australian dollar, is due primarily to increased revenues in Australia while being able to hold costs constant.

CORPORATE OVERHEAD AND OTHER

     Corporate Overhead. Corporate overhead, which benefits all of the Company's segments, has not been allocated to the business segments for this analysis. Corporate overhead services include overall strategic planning, marketing, accounting, legal services, finance, cash management, payroll, engineering and tax return preparation. The Company believes that this presentation will facilitate a better understanding of the changes in the results of the Company's operations. Corporate overhead, which is included in selling, general and administrative expenses in the consolidated statements of income, increased $2.4 million to $10.8 million for the nine months ended September 30, 2001 from $8.4 million for the nine months ended September 30, 2000. The increase was primarily due to the reallocation of facility costs from North America railroad operations to corporate overhead, as well as the effect of including nine months of RailTex corporate overhead in 2001 as compared to eight months in 2000. This increase was partially offset by a reduction in the 2001 corporate bonus accrual based on actual results compared to criteria establish by the Board of Directors.

     Interest Expense. Interest expense, including amortization of deferred financing costs, increased to $41.0 million for the nine months ended September 30, 2001 from $40.5 million for the nine months ended September 30, 2000. This increase is primarily due to the acquisition of RailTex in February 2000 and the associated debt, partially offset by additional principal payments made on our debt, as well as the reduction in interest rates.

     The Company has two interest rate swaps to limit its variable interest rate exposure on a total amount of $212.5 million of debt. As a result, the recent interest rate reductions in 2001 have only benefited the Company to the extent of the unhedged portion of its variable rate debt, approximately $72.2 million. In May 2001, the Company amended its interest rate swap agreements to reduce the fixed interest rate by approximately 50 basis points resulting in estimated interest savings of $250,000 for the remainder of 2001.

LIQUIDITY AND CAPITAL RESOURCES -- COMBINED OPERATIONS

     The discussion of liquidity and capital resources that follows reflects the consolidated results of the Company, including all subsidiaries.

     The Company's cash provided by operating activities was $30.9 million for the nine months ended September 30, 2001. This amount includes $11.9 million of net income and $23.7 million of depreciation and amortization partially offset by $10.6 million of decreases in accounts payable and accrued expenses.

     Cash used in investing activities was $30.5 million for the nine months ended September 30, 2001. The primary use of cash was the purchase of property, plant and equipment with an aggregate cost of approximately $44.2 million. Cash provided by the sale of properties was $11.7 million which included a sale-leaseback transaction of $8.5 million.

     Cash provided by financing activities was $1.3 million for the nine months ended September 30, 2001. During June, the Company completed a private placement of 3.8 million shares of common stock for net proceeds of $38.2 million. This was partially offset by net debt repayments of approximately $39.8 million.

     As of September 30, 2001, the Company had a working capital deficit of $11.2 million compared to a working capital deficit of $7.6 million as of December 31, 2000. During July 2001, the Company prepaid $19.1 million of senior debt with the proceeds from the private placement in June. The Company's cash flows from operations and borrowing under its credit agreements historically have been sufficient to meet its ongoing operating requirements, capital expenditures for property, plant and equipment, and to satisfy the Company's interest requirements.

     The Company anticipates using its cash sources to fund anticipated capital expenditures for the upgrading of existing rail lines and purchases of locomotives and equipment during the remainder of 2001.

To the extent possible, the Company may seek to finance any further acquisitions of property, plant and equipment in order to allow its cash flow from operations to be devoted to other uses, including debt reduction and acquisition requirements.

     It is anticipated that a portion of the Company's debt service will be paid from the operating cash flow of its foreign operations. A material change in the currency exchange rate between the U.S. dollar and other currencies could adversely affect the Company's ability to service the debt.

     The Company's long-term business strategy includes the selective acquisition of additional transportation-related businesses. Accordingly, the Company may require additional equity and/or debt capital in order to consummate acquisitions or undertake major development activities. However, there is no assurance that sufficient financing for such activities will be available on terms acceptable to the Company, if at all.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 141, "Business Combinations", and Statement No. 142, "Goodwill and Other Intangible Assets". Statement No. 141 became effective for business combinations initiated after June 30, 2001 and requires purchase method accounting. Under Statement No. 142, goodwill with an indefinite life will no longer be amortized; however, both goodwill and other intangible assets will need to be tested annually for impairment. Statement No. 142 will be effective for fiscal years beginning after December 15, 2001. The Company believes the adoption of these pronouncements will not have a material impact on its financial statements.

     In addition, FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations," and Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement No. 143, which is effective for fiscal years beginning after June 15, 2002, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Statement No. 144, which is effective for fiscal years beginning after December 15, 2001, addresses financial accounting and reporting for the impairment of long-lived assets, excluding goodwill and intangible assets, to be held and used or disposed of. The Company has not completed its analysis of the effects that these new standards will have on the results of operations, although it does not expect the implementation of these standards to have a significant effect on its results of operations or financial condition.

INFLATION

     Inflation in recent years has not had a significant impact on the Company's operations. The Company believes that inflation will not adversely affect the Company in the future unless it increases substantially and the Company is unable to pass through such increases in its freight rates.

  Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995.

     The foregoing Management's Discussion and Analysis contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events, including: statements regarding further growth in transportation-related assets; the acquisition or disposition of railroads, assets and other companies; the increased usage of the Company's existing rail lines; the growth of gross revenues; and the sufficiency of the Company's cash flows for the Company's future liquidity and capital resource needs. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: decline in demand for transportation services; the effect of economic conditions generally and particularly in the markets served by the Company; the Company's dependence upon the agricultural industry as a significant user of the Company's rail services; the Company's dependence upon the availability of financing for acquisitions of railroads and other companies; an adverse change in currency exchange rates, interest rates or fuel costs; risks inherent in doing business in foreign countries; a decline in the market acceptability of railroad services; an organization or unionization of a material segment of the Company's employee base; the effect of competitive pricing; the inability to integrate acquired businesses; failure to service debt or comply with covenants contained in our debt instrument; the Company's failure to successfully market and sell non-core properties and assets; environmental risks; and the regulation of the Company by federal, state, local and foreign regulatory authorities. Results actually achieved thus may differ materially from expected results included in these statements.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Interest Rates. The Company's interest rate risk results from holding variable rate debt obligations, as an increase in interest rates would result in lower earnings and increased cash outflows.

     The interest rate on the Company's credit facilities is payable at variable rates. To partially mitigate the interest rate risk on these credit facilities, the Company entered into two interest rate swaps in May 2000. At that time, the interest rate swaps locked in a LIBOR rate of 7.23% on $212.5 million of debt for a three-year period. In May 2001, the Company amended these two interest rate swap agreements, extending the term until May 2005 and reducing the LIBOR component of $212.5 million of its senior debt to 6.72%. Fluctuation in the market interest rate will affect the cost of our remaining borrowings. The effect of a 1% increase in interest on the remaining borrowings would result in an annual increase in interest expense of $0.7 million.

     Diesel Fuel. Diesel fuel represents a significant variable expense to the Company's operations. Therefore, the Company is exposed to fluctuations in diesel fuel prices, as an increase in the price of diesel fuel would result in lower earnings and increased cash outflows. To mitigate this exposure, the Company maintains a program to hedge against fluctuations in the price of its diesel fuel purchases. Excluding the impact of the hedging program, each one-cent increase in the price of fuel would result in approximately $0.4 million of additional fuel expense on an annual basis.

     The fuel-hedging program includes the use of derivatives that qualify and are accounted for as cash flow hedges. The Company has entered into swap contracts for approximately 1.1 million gallons of diesel fuel per month at an average price of approximately $0.68 per gallon. The above price does not include taxes, transportation costs, certain other fuel handling costs and any differences, which may occur from time to time between the prices of commodities hedged and the purchase price of diesel fuel.

                          PART II.  OTHER INFORMATION

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS

     In July 2001, 232,400 shares of the Company's redeemable preferred stock were converted into approximately 703,000 shares of common stock. The Company believes these transactions are exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (A) EXHIBITS

     None

     (B) REPORTS ON FORM 8-K

     The Company filed no reports on Form 8-K during the quarter ended September 30, 2001.

ITEMS 1, 3, 4 AND 5 ARE NOT APPLICABLE AND HAVE BEEN OMITTED.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          RAILAMERICA, INC.
Date: November 14, 2001
                                          By: /s/ BENNETT MARKS
                                            ------------------------------------
                                              Bennett Marks
                                              Senior Vice President,
                                              Chief Financial Officer and
                                              Principal Accounting Officer

                                                                         ANNEX J

                               RAILAMERICA, INC.
                       5300 BROKEN SOUND BOULEVARD, N.W.
                           BOCA RATON, FLORIDA 33487
                    --------------------------------------

                          NOTICE OF ANNUAL MEETING OF
                                 STOCKHOLDERS
                           TO BE HELD JUNE 22, 2001
                    --------------------------------------


To our Stockholders:

     Our 2001 annual meeting of stockholders will be held at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486, on Friday, June 22, 2001, beginning at 10:00 a.m., local time. At the meeting, stockholders will act on the following matters:

     1. Electing of three class III directors, each for a term of three years;
and

     2. Any other matters that properly come before the meeting.

     Stockholders of record at the close of business on April 26, 2001 are entitled to vote at the meeting or any postponement or adjournment.

                                            By order of the Board of Directors

                                            /s/ Gary O. Marino
                                            GARY O. MARINO
                                            Chairman of the Board, Chief
                                            Executive Officer and President

Boca Raton, Florida
May 16, 2001

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                      2001 ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                               RAILAMERICA, INC.
                 ---------------------------------------------

                                PROXY STATEMENT

                 ---------------------------------------------

     This proxy statement contains information relating to our annual meeting of stockholders to be held on Friday, June 22, 2001, beginning at 10:00 a.m., at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida 33486, and to any adjournment or postponements.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of three class III directors. In addition, our management will report on our performance during 2000 and respond to questions from stockholders.

WHO IS ENTITLED TO VOTE?

     Only stockholders of record at the close of business on the record date, April 26, 2001, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

WHO CAN ATTEND THE MEETING?

     All stockholders as of the record date, or their duly appointed proxies, may attend. Please note that if you hold shares in "street name," that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

WHAT CONSTITUTES A QUORUM?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 18,850,554 shares of our common stock were outstanding and entitled to vote and held by approximately 511 stockholders of record. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum but will not be counted as votes cast "for" or "against" any given matter.

     If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

HOW DO I VOTE?

     If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.

     Prior to the annual meeting, we will select one or more inspectors of election. These inspectors will determine the number of shares of common stock represented at the meeting, the existence of a quorum, the validity of proxies and will count the ballots and votes and will determine and report the results to us.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     The enclosed proxy is solicited on behalf of the board of directors. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The recommendation of the board of directors is set forth with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

     - FOR the election of the nominated slate of class III directors (see pages 6 to 8).

     The board of directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     ELECTION OF DIRECTORS. A plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.

     OTHER ITEMS. For any other item which may properly come before the meeting, the affirmative vote of a majority of the shares of common stock present, either in person or by proxy, and voting will be required for approval, unless otherwise required by law. A properly executed proxy marked "ABSTAIN" with respect to any of those matters will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by these "broker non-votes" will, however, be counted in determining whether there is a quorum.

WHO PAYS FOR THE PREPARATION OF THE PROXY STATEMENT?

     We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection these activities. We will compensate only independent third party agents that are not affiliated with us but solicit proxies. At this time, we do not anticipate that we will be retaining a third party solicitation firm, but should we determine, in the future, that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expresses associated with retaining this solicitation firm.

     The approximate date that this proxy statement and the enclosed form of proxy are first being sent to stockholders is May 16, 2001. You should review this information in conjunction with our 2000 Annual Report to Stockholders, which accompanies this proxy statement. Our principal executive offices are located at 5300 Broken Sound Boulevard, N.W., Boca Raton, Florida 33487, and our telephone number is (561) 994-6015. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.

                               SECURITY OWNERSHIP

     The following table shows each person known by us to beneficially own more than 5% of our outstanding shares of common stock. The following table also shows the amount of common stock beneficially owned by (a) each of our directors, (b) each of our executive officers named in the Summary Compensation Table below and (c) all of our directors and executive officers as a group. The table sets forth information with respect to (1) in column (A), the number of outstanding shares of our common stock that is beneficially owned by the named owner, (2) in column (B), the number of shares of our common stock that can be acquired by this person within 60 days upon the exercise of options or warrants and (3) the total of the amounts in columns (A) and (B). A person is deemed to be the beneficial owner of securities that can be acquired by this person within 60 days upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by this person (but not those held by any other person) and that are exercisable within 60 days have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Except as otherwise indicated, all information is as of the record date.

                                                                           TOTAL NUMBER OF
                                                                               SHARES
                                              NUMBER OF       SHARES        BENEFICIALLY
                                               SHARES       ACQUIRABLE          OWNED        PERCENTAGE OF
                                                OWNED     WITHIN 60 DAYS      (COLUMNS        OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER(1)          (A)           (B)           (A) + (B))         SHARES
---------------------------------------       ---------   --------------   ---------------   -------------
William Ehrman and Group(2).................  3,420,339             0         3,420,339            18.1%
  c/o Arthur Goetchius
  300 Park Avenue, 21st Floor
  New York, New York 10022
Lockheed Martin Investment Management
  Co.(3)....................................  2,679,162             0         2,679,162            14.2%
  6705 Rockledge Drive, Suite 550
  Bethesda, MD 20817
Cramer Rosenthal McGlynn, LLC(4)............  2,200,950             0         2,200,950            11.8%
  707 Westchester Avenue
  White Plains, NY 10604
Luther King Capital Management
  Corporation(5)............................  1,290,166             0         1,290,166             6.8%
  301 Commerce, Suite 1600
  Fort Worth, TX 76102
Dimension Fund Advisors, Inc.(6)............  1,176,729             0         1,176,729             6.2%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Gary O. Marino..............................    207,862       949,167         1,157,029             5.8%
John H. Marino..............................     96,500        43,333           139,833               *
Donald D. Redfearn..........................     20,876       202,778           223,654             1.2%
John M. Sullivan............................      2,000        43,333            45,333               *
Richard Rampell.............................      1,000        93,333            94,333               *
Charles Swinburn............................      1,000        93,333            94,333               *
Douglas R. Nichols(7).......................          0       234,060           234,060             1.2%

                                                                           TOTAL NUMBER OF
                                                                               SHARES
                                              NUMBER OF       SHARES        BENEFICIALLY
                                               SHARES       ACQUIRABLE          OWNED        PERCENTAGE OF
                                                OWNED     WITHIN 60 DAYS      (COLUMNS        OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER(1)          (A)           (B)           (A) + (B))         SHARES
---------------------------------------       ---------   --------------   ---------------   -------------
W. Graham Claytor III.......................      1,000        63,833            64,833               *
Gary M. Spiegel(8)..........................      5,750        16,667            22,417               *
Robert B. Coward............................    105,815        57,500           163,315               *
Marinus van Onselen.........................          0        21,667            21,667               *
Ferd. C. Meyer, Jr..........................     11,995        35,000            46,995               *
William G. Pagonis..........................      1,939        35,000            36,939               *
All Directors and executive officers as a
  group (13 persons)........................    455,737     1,889,004         2,344,741            11.3%

---------------

  * Less than 1%
(1) Unless otherwise indicated, the address for the beneficial owner is RailAmerica, Inc., 5300 Broken Sound Boulevard, N.W., Boca Raton, Florida 33487.
(2) Based on Amendment No. 1, dated April 27, 2001, to Schedule 13D. Consists of
    (i) 1,857,264 shares of common stock beneficially owned by EGS Associates, L.L.C. (ii) 1,500,780 shares of common stock beneficially owned by Bev Partners, L.P., (iii) 62,195 shares of common stock beneficially owned by Jonas Partners, L.L.C. and (iv) 100 shares of common stock beneficially owned by Frederic Greenberg. In addition, under the securities laws, each of William Ehrman, Frederic Greenberg, Jonas Gerstl, Julia Oliver and EGS Management, L.L.C. may be deemed to own the 1,857,264 shares beneficially owned by EGS Associates and the 1,500,780 shares beneficially owned by Bev Partners because each of them is a general partner of each of EGS Associates and Bev Partners. The general partners disclaim beneficial ownership. Under the terms of a Waiver and Supplemental Agreement, dated as of April 14, 2000, by and between us and each of the above members of the EGS group, the EGS group has agreed to vote at any annual or special meeting of stockholders either (1) in favor of the nominees or proposals of our management or (2) in the same proportion as the other holders of common stock vote on any proposal.
(3) Based on Amendment No. 1, dated December 31, 2000, to Schedule 13G. Lockheed Martin Investment Management Co. is the named fiduciary and investment adviser of Lockheed Martin Corporation Master Retirement Trust. Lockheed Martin Investment Management Co. has been given sole voting and investment power with respect to the shares of common stock listed adjacent to its name in the above table.
(4) Based on Schedule 13G dated February 13, 2001. Cramer Rosenthal is an investment adviser.
(5) Based on Amendment No. 4, dated February 13, 2001, to Schedule 13G. Consists of 1,290,166 shares of common stock beneficially owned by Luther King Capital Management, 12,500 shares of common stock beneficially owned by Bryan King and 12,500 shares of common stock beneficially owned by Mason King. Luther King is an investment adviser.
(6) Based on Schedule 13G dated February 2, 2001. Dimensional Fund Advisors, Inc. is an investment advisor and serves as investment manager to some funds. In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the shares of common stock but these shares are beneficially owned by the funds. All of the shares of common stock reported above are owned by the funds. Dimensional disclaims beneficial ownership of these shares of common stock.
(7) Includes 140,727 shares issuable upon exercise of warrants to purchase our common stock at $8.25 per share owned by First London Securities Corporation. Mr. Nichols is President and principal stockholder of First London Securities Corporation.
(8) Includes 300 shares of common stock which are beneficially owned by Mr. Spiegel's wife.

                                  PROPOSAL 1.
            ELECTION OF DIRECTORS; NOMINEES AND CONTINUING DIRECTORS

     Our Certificate of Incorporation provides that we must divide our board of directors into three classes, as nearly equal in number as possible, designated class I, class II and class III. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. The current term of the class III directors terminates on the date of the annual meeting. The current term of the class I directors terminates on the date of our 2002 annual meeting of stockholders, and the current term of the class II directors terminates on the date of our 2003 annual meeting of stockholders. Messrs. Gary O. Marino, Richard Rampell and Douglas R. Nichols currently serve as class III directors and will stand for re-election at the annual meeting. Messrs. Donald D. Redfearn, Charles Swinburn and Ferd. C. Meyer, Jr. currently serve as class I directors. Messrs. John H. Marino, John M. Sullivan and William G. Pagonis currently serve as class II directors. If elected at the annual meeting, Messrs. Marino, Rampell and Nichols will serve until our 2004 annual meeting of stockholders or until their successors are duly elected and qualified.

     Messrs. Marino, Rampell and Nichols have consented to serve on our board of directors and the board of directors has no reason to believe that they will not serve if elected. However, if any of them should become unavailable to serve as a director, and if the board has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee.

NOMINEES FOR CLASS III DIRECTORS

     GARY O. MARINO - Mr. Marino has served as our Chairman of the Board of Directors since our formation in April 1992, as our Chief Executive Officer since March 1, 1994 and as our President since July 1996. Mr. Marino also served as our Treasurer from April 1992 through 1998. Mr. Marino joined us on a full-time basis in March 1994. Mr. Marino also served as Chairman of Huron Transportation Group, Inc. from its formation in 1987 until it merged with RailAmerica Services Corporation, another subsidiary of ours, in December 1993. From 1984 until October 1993, Mr. Marino served as Chairman, President and Chief Executive Officer of Boca Raton Capital Corporation, a publicly-traded venture capital firm and a former stockholder of ours. Mr. Marino received his B.A. degree from Colgate University in 1966 and an M.B.A. from Fordham University in 1973. From 1966 to 1969, Mr. Marino served as an officer of the United States Army Ordnance Corps. Gary O. Marino is the brother of John H. Marino.

     RICHARD RAMPELL - Mr. Rampell has served as a director of ours since July 1995. Mr. Rampell, a certified public accountant, is currently the Chief Executive of Rampell & Rampell, P.A., Certified Public Accountants, of Palm Beach, Florida. Mr. Rampell is a past President of the Palm Beach Tax Institute and a past President of the Florida Institute of CPA's, East Coast Chapter. Mr. Rampell graduated with honors from Princeton University with an A.B. degree and received an M.B.A. from the Wharton School at the University of Pennsylvania.

     DOUGLAS R. NICHOLS - Mr. Nichols has served as a director of ours since July 1996. Mr. Nichols is a certified public accountant and the founder, President and principal stockholder of First London Securities Corporation, a securities broker-dealer specializing in equity trading and investment banking. From 1989 to 1991, Mr. Nichols was a Vice President with the Dallas, Texas office of Smith Barney and from 1986 to 1989 was a broker with the Dallas branch of Shearson Lehman Brothers. Mr. Nichols is currently a member of the National Railway Historical Society. Mr. Nichols received a B.A. degree from Allegheny College in 1974.

CONTINUING CLASS I DIRECTORS

     DONALD D. REDFEARN - Mr. Redfearn has served as our Chief Administrative Officer since January 2000, has served as our Executive Vice President and Secretary since December 1994 and has served as an officer and director of ours since our formation in April 1992. Mr. Redfearn joined us on a full-time basis in January 1996. From September 1993 until September 1995, Mr. Redfearn served as President of Jenex Financial Services, Inc., a financial consulting firm. From 1984 until September 1993, Mr. Redfearn served in various capacities at Boca Raton Capital Corporation, including Senior Vice President, Assistant Secretary and Treasurer. Mr. Redfearn also served as a Vice President of Huron Transportation until its merger with RailAmerica Services Corporation. Mr. Redfearn received his B.A. degree in Business Administration from the University of Miami and graduated from the School of Banking of the South at Louisiana State University.

     CHARLES SWINBURN - Mr. Swinburn has served as a director of ours since February 1995. Mr. Swinburn is currently a practicing attorney in the Washington, D.C. office of Morgan, Lewis & Bockius, where he specializes in environmental law. From April 1990 through August 1993, Mr. Swinburn served as a consultant to private industry and the government. Prior to that time, Mr. Swinburn served as Vice President of Rollins Environmental Services, Inc. Mr. Swinburn has served in various capacities at the U.S. Department of Transportation, most recently as Deputy Assistant Secretary for Policy and International Affairs. Mr. Swinburn received his B.A. degree from Princeton University in 1969, his M.B.A. from Harvard Business School in 1971 and his J.D. from the University of Pennsylvania in 1993.

     FERD. C. MEYER, JR. - Mr. Meyer became one of our directors in February 2000 at the time of our acquisition of RailTex. Mr. Meyer served as a director of RailTex from 1977 until our acquisition of RailTex. Mr. Meyer currently serves as Of Counsel to the law firm Salans, Hertzfeld, Heilbronn, Christy & Viener. From January 1998 to his time of retirement in July 2000, Mr. Meyer was Executive Vice President and General Counsel of Central and South West Corporation, a public holding company for five electric utility companies operating in Texas, Oklahoma, Arkansas, Louisiana, and the United Kingdom. From 1988 to January 1998, Mr. Meyer was Vice President and Assistant General Counsel of Central and South West Services, Inc., a subsidiary of Central and South West Corporation.

CONTINUING CLASS II DIRECTORS

     JOHN H. MARINO - Mr. Marino currently serves as our Chairman Emeritus of our board of directors. Mr. Marino has served as Vice Chairman of the Board of Directors since July 1996 and has been one of our directors since our formation in April 1992. Mr. Marino currently serves as President of Transportation Management Services, Inc., a position he has held since 1996. From April 1992 until July 1996, Mr. Marino served as our President and Chief Operating Officer. Mr. Marino founded, and from 1986 until April 1996, served as the President and a director of Huron & Eastern Railway Company, Inc., a subsidiary of ours. Mr. Marino also served as the President of Huron Transportation from its formation in January 1987 until its merger with RailAmerica Services Corporation in December 1993. Prior to founding Huron & Eastern in 1985, Mr. Marino served as President and Chief Executive Officer of several shortline railroads, as an officer of the Reading Railroad and with the United States Railway Association, Washington, D.C. Mr. Marino received his B.S. degree in civil engineering from Princeton University in 1961 and his M.S. degree in transportation engineering from Purdue University in 1963. From 1963 to 1965, Mr. Marino served as an officer of the United States Army Corps of Engineers. John H. Marino is the brother of Gary O. Marino.

     JOHN M. SULLIVAN - Mr. Sullivan has served as a director of ours since January 1993. From 1977 until 1981, Mr. Sullivan served, upon appointment by President Carter, as Administrator of the United States Federal Railroad Administration. From 1982 until 1990, Mr. Sullivan was President and Chief Executive Officer of Haug Die Casting, Inc. Mr. Sullivan is currently the Vice President -- Sales of Sullivan Die Casting, Inc., a manufacturer of zinc die casting, in which Mr. Sullivan owns a 19% ownership interest. Mr. Sullivan received his B.S. degree in engineering from the United States Naval Academy and served with the United States Navy as an officer, and ultimately as a carrier aviator from 1946 to 1954.

     WILLIAM G. PAGONIS - Mr. Pagonis became one of our directors in February 2000 at the time of our acquisition of RailTex, Inc. Mr. Pagonis served as a director of RailTex from February 1999 until our acquisition of RailTex. Mr. Pagonis is Executive Vice President of Logistics for Sears, Roebuck and Company, where he is responsible for all of Sears' logistics functions, including vendor relations, transportation, distribution, international logistics, outlet stores, home delivery services and the integration of logistics information services. Prior to joining Sears in November 1993, Mr. Pagonis served in the U.S. Army for 29 years, retiring with the three-star rank of Lieutenant General.

                INFORMATION REGARDING THE BOARD OF DIRECTORS AND
                      COMMITTEES OF THE BOARD OF DIRECTORS

HOW OFTEN DID THE BOARD OF DIRECTORS MEET IN 2000?

     The board of directors held a total of 4 meetings in 2000 and took a number of actions by unanimous written consent. Each director attended at least 75% of the total number of meetings of the board and committees on which he served.

WHAT COMMITTEES HAS THE BOARD ESTABLISHED?

     The board of directors has a standing Audit Committee, Compensation Committee and Executive Committee. Messrs. Rampell, Nichols and Sullivan are the current members of our Audit Committee. Mr. Rampell, the Chairman of the Audit Committee, and Mr. Sullivan are both independent directors as required by applicable rules of the National Association of Securities Dealers. Mr. Nichols may not be independent due to transactions entered into in prior years between us and First London Securities Corporation, a company of which Mr. Nichols is President and principal shareholder. Our board of directors made the determination that Mr. Nichols' membership on the Audit Committee is required in the best interests of our Company and our stockholders due to his extensive experience with accounting concepts and procedures. This committee held 5 meetings during 2000. The duties and responsibilities of the Audit Committee include (i) recommending to the board of directors the appointment of our auditors and any termination of our auditors, (ii) reviewing the plan and scope of audits, (iii) reviewing our significant accounting policies and internal controls and (iv) having general responsibility for all audit related matters. The Audit Committee is governed by a written charter approved by our board of directors. A copy of this charter is included in Appendix A.

     Messrs. Meyer, Pagonis and Swinburn are the current members of our Compensation Committee. This committee held 2 meetings during 2000. The Compensation Committee reviews and approves the compensation of our executive officers and administers each of our compensation and stock plans.

     In addition to the committees described above, our board has established an Executive Committee consisting of Messrs. Gary O. Marino, Donald D. Redfearn and Richard Rampell which held 4 meetings during 2000, and a Government Affairs Committee consisting of Messrs. John H. Marino, John Sullivan, Charles Swinburn and Douglas Nichols which held 2 meetings during 2000. The Executive Committee may exercise all the authority of the full board and take any action that could be taken by the board except those powers and duties that may not be delegated. The Government Affairs Committee recommends corporate policy and position on Federal and State legislative initiatives affecting the freight transportation industry, coordinates lobbying efforts with various regional and national industry and trade associations and agencies and establishes guidelines for use of government affairs outside consultants.

     The board does not have a standing nominating committee.

HOW ARE DIRECTORS COMPENSATED?

     Each of our non-employee directors receives a directors' fee of $2,000 per month, as well as $500 per board meeting and $400 for each additional day spent on our business. All directors are reimbursed for reasonable out-of-pocket expenses associated with travel to meetings of our board of directors or committees of our board of directors. Directors who are also employees of ours do not receive additional compensation for their services as directors.

     As more fully described on page 14, non-employee directors are eligible to receive options under our 1995 Non-Employee Director Stock Option Plan. The directors plan provides for an automatic grant of an option to purchase 50,000 shares of our common stock upon a person's election as a non-employee director of ours.

                                   MANAGEMENT

     Our executive officers are as follows:

NAME                                     AGE                  POSITION
----                                     ---                  --------
Gary O. Marino.........................  56    Chairman of the Board, Chief Executive
                                               Officer and President
Donald D. Redfearn.....................  48    Chief Administrative Officer, Executive
                                               Vice President, Secretary and Director
Gary M. Spiegel........................  51    Executive Vice President and Chief
                                               Operating Officer -- North American
                                               Rail Group
W. Graham Claytor III..................  50    Senior Vice President -- International
                                               Rail Group
Marinus Van Onselen....................  52    Chief Executive Officer, Freight
                                               Australia
Bennett Marks..........................  52    Senior Vice President and Chief
                                               Financial Officer
Walter Zorkers.........................  54    Senior Vice President -- Strategic
                                               Planning
John T. White..........................  70    Vice President and General Counsel

     The business experience of each of Messrs. Gary O. Marino and Donald D. Redfearn appears under the caption "Proposal 1 -- Election of Directors; Nominees and Continuing Directors" above.

     GARY M. SPIEGEL - Mr. Spiegel has served as our Executive Vice President and Chief Operating Officer -- North American Rail Group since he joined us in August 2000. Prior to joining us, Mr. Spiegel was Senior Vice
President -- Operations at CSX Transportation. Prior to joining CSX in 1998, Mr. Spiegel was employed by Conrail, a Class I carrier, and its predecessor railroads for 28 years in various capacities, most recent of which was Vice President -- Service Delivery.

     W. GRAHAM CLAYTOR III - Mr. Claytor has served as a Senior Vice President of ours since he joined us in March 1996. Prior to joining us, Mr. Claytor served as Managing Director of Southern Pacific's Plant Rationalization function where he was charged with selling, leasing and abandoning surplus branch and mainline trackage. Prior to joining Southern Pacific, Mr. Claytor served as Superintendent of the Buffalo & Pittsburgh Railroad and as Trainmaster for Norfolk Southern Corporation, and supervised marine terminal operations of the Virginia Maryland Railroad. Mr. Claytor received his B.S. degree from Boston University.

     MARINUS VAN ONSELEN - Mr. Van Onselen has served as Chief Executive Officer and a director of Freight Australia Limited, a subsidiary of ours, since May 1999. Prior to joining Freight Australia, from 1996 to 1998, Mr. Van Onselen was the General Manager of the private rail freight forwarding company Boxcar. Mr. Van Onselen was employed by V/Line Freight Corporation from 1985 to 1996, the last four and a half years of which as its Managing Director. Freight Australia acquired the business of V/Line Freight in April 1999. He has also been a past member of the boards of Tradegate Australia, the Victorian Grain Elevators Board, the FTC's Workshop Board, the FTC's Corporate Management Group and he has served on the Victorian Road Freight Advisory Council, as well as a number of other transport related committees and groups.

     BENNETT MARKS - Mr. Marks has served as our Senior Vice President and Chief Financial Officer since July 2000. From October 1993 to May 2000, Mr. Marks was Executive Vice President -- Finance, Chief Financial Officer and a director of ProxyMed, Inc., a public company that provides e-solutions for the health care industry. From April 1991 to October 1993, Mr. Marks served as Vice President -- Finance and a director of another public company engaged in manufacturing and marketing of network management systems for use by telecommunication companies. From April 1981 to April 1991, Mr. Marks was an audit partner with KPMG Peat Marwick, an international accounting and consulting firm. While with KPMG, Mr. Marks was the partner on audits of numerous public companies and served as an

Associate SEC Reviewing Partner. He also served as the Administrative Partner in charge of KPMG's West Palm Beach, Florida office. Mr. Marks is a certified public accountant.

     WALTER ZORKERS - Mr. Zorkers joined us in January 2001 as our Senior Vice President -- Strategic Planning. From January 2000 to May 2000, Mr. Zorkers served as a Director, Executive Vice President and Chief Financial Officer of Hvide Marine Incorporated, a publicly traded company that provides marine support and transportation services domestically and internationally. From April 1997 to December 1999, Mr. Zorkers served at Hvide Marine as Senior Vice President -- Corporate Development. From September 1999 to December 1999, Hvide Marine operated under the protection of the reorganization provisions of Chapter 11 of the United States Bankruptcy Code. From 1984 to 1997, Mr. Zorkers was the principal of Commonwealth Management Group, a privately owned management consulting firm in Boston, Massachusetts.

     JOHN T. WHITE - Mr. White joined us in January 2001 as our Vice President and General Counsel. Mr. White has over 30 years of legal experience, including general corporate law, mergers and acquisitions and domestic and international tax law. Prior to joining us, from January 1990 to January 2001, he was Vice President and General Counsel of JLM Industries, a publicly owned chemical manufacturer and distributor located in Tampa, Florida. Prior to that, Mr. White was a Partner at the New York offices of Baker & McKenzie and Wender, Murase & White. He was also Senior Vice President at Paribas Corporation, an affiliate of Banc Paribas. Mr. White, who is admitted to Federal Court Practice, is a member of both the Florida and New York State Bars. He received his A.B. from Harvard College, J.D. from Columbia University and LL.M in Tax from New York University.

ELECTION OF EXECUTIVE OFFICERS

     Our officers are elected annually and serve at the discretion of our board of directors.

HAVE WE COMPLIED WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934?

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons owning more than ten percent of our outstanding common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required to furnish us with copies of all reports they file.

     To our knowledge, based solely on a review of the copies of filings furnished to us and written or oral representations that no other reports were required, we believe that all of our directors and executive officers complied during 2000 with the reporting requirements of Section 16(a) of the Exchange Act.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for the years ended December 31, 2000, 1999 and 1998, the aggregate compensation awarded to, earned by or paid to (i) Gary
O. Marino, our Chairman of the Board, Chief Executive Officer and President,
(ii) Donald D. Redfearn, our Chief Administrative Officer, Executive Vice President and Secretary, (iii) W. Graham Claytor III, our Senior Vice
President -- International Rail Group, (iv) Robert B. Coward, our former Senior Vice President -- Manufacturing Group, (v) Gary M. Spiegel, our Executive Vice President and Chief Operating Officer -- North American Rail Group and (vi) Marinus Van Onselen, the Chief Executive Officer of Freight Australia, our Australian subsidiary. We refer to these executive officers as our named executive officers. We did not grant any restricted stock awards or stock appreciation rights or make any long term incentive plan payouts during these years.

SUMMARY COMPENSATION TABLE

                                                               ANNUAL COMPENSATION                COMPENSATION AWARDS
                                                      -------------------------------------    --------------------------
                                                                               OTHER ANNUAL    SECURITIES     ALL OTHER
                                                                               COMPENSATION    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                   YEAR    SALARY($)    BONUS($)        (1)         OPTIONS(#)        ($)
---------------------------                   ----    ---------    --------    ------------    ----------    ------------
Gary O. Marino..............................  2000    $550,000     $692,600(2)   $    --         50,000(3)        --
  Chairman of the Board,                      1999     486,583(4)   417,500(2)   129,743(5)     550,000(6)        --
  Chief Executive Officer                     1998     301,000      230,617(7)   301,875(8)     350,000(9)        --
  and President
Donald D. Redfearn..........................  2000    $250,000     $250,100      $    --         53,333(10)
  Chief Administrative                        1999     181,000      142,500       34,490(5)     130,000(11)       --
  Officer, Executive Vice                     1998     151,000       52,031           --         20,000(12)       --
  President and Secretary
W. Graham Claytor III.......................  2000    $190,000     $ 80,100      $    --         30,500(13)
  Senior Vice President --                    1999     137,500       72,500       28,918(5)      31,500(14)       --
  International Rail Group                    1998     115,000       45,000           --         11,500(12)       --
Robert Coward...............................  2000    $212,144     $300,000(15)   $    --        11,500(3)        --
  Former Senior Vice President --             1999     153,297       30,469       58,419(5)      31,500(14)       --
  Manufacturing Group                         1998     115,000       57,000           --         11,500(12)       --
Gary M. Spiegel.............................  2000    $ 95,985     $ 94,945      $54,106(16)     50,000(17)
  Executive Vice President                    1999          --           --           --             --           --
  & Chief Operating Officer,                  1998          --           --           --             --           --
  North American Rail Group
Marinus van Onselen.........................  2000    $175,000     $ 64,166      $    --         15,000(17)       --
  Chief Executive Officer,                    1999     164,640           --           --         25,000(18)       --
  Freight Victoria..........................  1998          --           --           --             --           --

---------------

 (1) The aggregate amount of perquisites and other personal benefits provided to each named executive officer is less than 10% of the total amount of salary and bonus of the officer.
 (2) Includes forgiveness of $32,500 under a promissory note owed to us. See "Certain Transactions."
 (3) Represents options granted under our 1998 Executive Incentive Compensation Plan which have an exercise price of $8.75 per share.
 (4) Includes $100,583 which related to a deferred compensation plan that was paid directly to the executive officer.
 (5) Consists of amounts paid under a Supplemental Executive Retirement Plan.
 (6) Represents options for the purchase of 50,000 shares of our common stock at an exercise price of $8.75 and options for the purchase of 500,000 shares of our common stock at an exercise price of $9.00 granted under our 1998 Executive Incentive Compensation Plan.
 (7) Includes forgiveness of promissory notes owed to us in the amount of $80,617. See "Certain Transactions."
 (8) Represents gains on exercise of stock options and subsequent sales of the common stock.
 (9) Granted under the terms of Mr. Gary Marino's former employment agreement. These options have exercise prices ranging from $7.25 to $9.50 per share.

(10) Represents options for the purchase of 20,000 shares of our common stock at an exercise price of $8.75 per share and for the purchase of 33,333 shares of our common stock at an exercise price of $6.50 per share granted under our 1998 Executive Incentive Compensation Plan.
(11) Represents options for the purchase of 20,000 shares of our common stock at an exercise price of $8.75 and for the purchase of 110,000 shares of our common stock at an exercise price of $9.00 granted under our 1998 Executive Incentive Compensation Plan.
(12) Represents options granted under our 1998 Executive Incentive Compensation Plan which have an exercise price of $6.125 per share.
(13) Represents options for the purchase of 11,500 shares of our common stock at an exercise price of $8.75 per share and for the purchase of 19,000 shares of our common stock at an exercise price of $6.50 per share granted under our 1998 Executive Incentive Compensation Plan.
(14) Represents options for the purchase of 11,500 shares of our common stock at an exercise price of $8.75 and for the purchase of 20,000 shares of our common stock at an exercise price of $9.00 granted under our 1998 Executive Incentive Compensation Plan.
(15) Consists of amounts paid to Mr. Coward as severance payments in connection with the termination of his employment with us. Mr. Coward terminated his employment with us when we sold Kalyn/Siebert in December 2000.
(16) Consists of moving costs reimbursed to Mr. Spiegel when he began his employment with us.
(17) Represents options granted under our 1998 Executive Incentive Compensation Plan which have an exercise price of $6.25 per share.
(18) Represents options granted under our 1998 Executive Incentive Compensation Plan which have an exercise price of $9.75 per share.

EMPLOYMENT AGREEMENTS

     In May 2000, Mr. Gary O. Marino entered into a new employment agreement with us effective January 1, 2000, which provides that he serve as our Chief Executive Officer. Mr. Marino's agreement replaces and supersedes an employment agreement which Mr. Marino had entered into with us on January 1, 1998. Mr. Marino currently receives a base salary of $650,000 per year. Mr. Marino's base salary is subject to increases in accordance with the Consumer Price Index, as well as additional increases in the discretion of our board of directors. Furthermore, Mr. Marino is eligible to receive bonuses as determined by our board of directors. Mr. Marino is also entitled to a $1,000 monthly car allowance. Under Mr. Marino's agreement, Mr. Marino is entitled to those benefits (including medical, dental, disability and life insurance) as we and our subsidiaries typically provide to our employees. In addition, Mr. Marino's agreement ratified the issuance to him on December 31, 1999 of options to purchase an aggregate of 500,000 shares of our common stock at an exercise price of $9.00 per share. Two-thirds of these options are currently exercisable, and another one-third of these options will vest on January 1, 2002. The options have a term of 10 years. Mr. Marino's agreement has an initial term expiring on December 31, 2002 and is subject to automatic one year renewal terms, unless Mr. Marino notifies us or we notify Mr. Marino of non-renewal 180 days prior to the expiration of the then current term. Mr. Marino's agreement also contains non-competition provisions applicable to Mr. Marino should he resign from his position with us or we terminate him with cause.

     In May 2000, Mr. Donald D. Redfearn also entered into an employment agreement with us, effective January 1, 2000, which provides that he serve as our Chief Administrative Officer, Executive Vice President and Secretary. Mr. Redfearn currently receives a base salary of $325,000 per year. Mr. Redfearn's base salary is subject to increase in the discretion of our board of directors. Furthermore, Mr. Redfearn is eligible to receive bonuses as determined by our board of directors. Under Mr. Redfearn's agreement, Mr. Redfearn is entitled to those benefits (including medical, dental, disability and life insurance) as we and our subsidiaries typically provide to our employees. Mr. Redfearn's agreement has an initial term expiring on December 31, 2001 and is subject to automatic one year renewal terms, unless Mr. Redfearn notifies us or we notify Mr. Redfearn of non-renewal 180 days prior to the expiration of the then current term. Mr. Redfearn's agreement also contains non-competition provisions applicable to Mr. Redfearn should he resign from his position with us or we terminate him with cause.

     On April 4, 2001, Marinus Van Onselen entered into an employment agreement with Freight Australia, our Australian subsidiary, which provides that he serve as Fright Australia's Chief Executive Officer. Under Mr. Van Onselen's agreement, Mr. Van Onselen receives a base salary of AUS$375,000 (USD 190,000 if calculated with the exchange rate effective as of the record date) per year. Mr. Van Onselen's base salary is subject to increases in accordance with the Consumer Price Index applicable to the Melbourne region as well as additional increases in the discretion of the board of directors of Freight Australia. Mr. Van Onselen also receives bonus compensation in an amount equal to 1% of the pre-tax profit earned by Freight Australia, payable 30 days after completion of each audited year-end financial statement.

     Mr. Van Onselen's agreement has an initial term expiring on December 30, 2004 and is subject to automatic two year renewal terms, unless Mr. Van Onselen notifies us or we notify Mr. Van Onselen of non-renewal no later than the second year of the then current extended period. In the event a change of control occurs and, as a result, (a) Mr. Van Onselen's employment with us is terminated for reasons other than serious misconduct or (b) Mr. Van Onselen terminates his employment due to a material reduction in his compensation or employee-related benefits or a change in his status as the Chief Executive Officer of Freight Australia, Mr. Van Onselen is entitled to receive on the date of termination a lump sum equal to 200% of his total compensation for the 12 month period prior to the date of termination.

     We have also entered into change in control severance agreements with each of Mr. Marino, Mr. Redfearn, W. Graham Claytor, III and Gary Spiegel. These severance agreements are in addition to the above-described employment agreements. Each severance agreement generally provides that in the event of a change in control of our company, we will continue to employ the officer under the severance agreement for a period of three years following the change in control or, if earlier, until the first day of the month after the officer reaches age 65. During this three year employment period, the officer will:

          (a) receive a monthly salary at least equal to the highest monthly salary paid to the officer during the twelve months preceding the change in control;

          (b) receive, on an annual basis, a cash bonus at least equal to the average annual bonus paid to the officer in the three fiscal years immediately preceding the change in control or, if greater, the bonus that would have been paid to the officer for the fiscal year in which the change in control occurs based upon the same formula, terms and conditions for the bonuses for the immediately preceding fiscal year;

          (c) continue to be eligible to participate in our welfare benefit plans, incentive, savings and retirement plans and other fringe benefit plans, on at least as favorable terms as those in place before the change in control; and

          (d) receive reimbursement for reasonable business expenses.

     The severance agreements provide for various termination payments if we terminate the employment of the officer prior to the end of the three year employment period. If we terminate the officer's employment without cause or the officer terminates his employment for good reason, including the case in which he terminates his employment for any reason during the 30-day period immediately following the first anniversary of the effective date of the change in control, the officer will receive, as a lump sum payment:

          (a) any accrued but unpaid base salary and bonus through the date of termination;

          (b) a pro rata portion of the bonus otherwise payable to the officer for the fiscal year in which the termination occurs;

          (c) an amount equal to a specified multiple of the sum of the officer's base salary and bonus;

          (d) an amount equal to the value of the portion of the officer's benefits under any savings, pension, profit sharing or deferred compensation plans that are forfeited under these plans by reason of the termination;

          (e) a continuation of the health, dental, disability and life insurance benefits for the officer and his or her family for the remainder of the three year employment period; and

          (f) an amount equal to the value of unused vacation days that have accumulated during the calendar year in which the termination occurs.

     The multiple referred to in (c) above is 3x for Mr. Marino and Mr. Redfearn and 2x for Mr. Claytor and Mr. Spiegel.

     If we terminate the officer's employment with cause or the officer terminates employment without good reason, the officer will be entitled to receive only those amounts which have accrued but have not yet been paid to the officer. Each severance agreement requires us to reimburse the officer, on a fully grossed-up basis, for any excise tax imposed upon the officer as a result of any payments constituting excess parachute payments.

     For purposes of these severance agreements, the term change in control generally means any of the following:

          (a) any person, entity or group acquires ownership of 33 1/3% percent or more of either the outstanding shares of our common stock or the combined voting power of our outstanding voting securities,

          (b) the individuals who as of the date of the severance agreement constitute our board of directors, and/or future directors approved by the incumbent board, cease for any reason to constitute at least a majority of our board of directors, or

          (c) our stockholders approve:

             (1) a reorganization, merger or consolidation with respect to which persons who were our stockholders immediately prior to this reorganization, merger or consolidation do not, immediately afterwards, own more than 66 2/3% of the combined voting power of the resulting company,

             (2) our liquidation or dissolution, or

             (3) the sale of all or substantially all of our assets.

STOCK OPTION AND BONUS PLANS

     1995 STOCK INCENTIVE PLAN. Effective January 1, 1995, we adopted the 1995 Stock Incentive Plan under which our key personnel are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, stock appreciation rights, stock bonuses, restricted stock awards, performance units and phantom stock units, and awards consisting of combinations of these incentives. We have reserved 1,000,000 shares of our common stock for the grant of options under the 1995 Stock Incentive Plan. As of the record date, options to purchase an aggregate of 220,250 shares of our common stock were outstanding under the 1995 Stock Incentive Plan.

     1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. Effective January 1, 1995, our board of directors adopted the 1995 Non-Employee Directors Plan, under which, as amended and restated effective April 8, 1999 and further amended on June 22, 2000, 750,000 shares of our common stock have been reserved for issuance. Under the directors plan, our directors who are not also employees of ours are granted options to purchase our common stock upon election to our board of directors. The directors plan is administered by the compensation committee, the members of which are also participants in the directors plan. Subject to the provisions of the directors plan, the compensation committee has sole discretionary authority to construe, interpret and apply the terms of the directors plan, to determine all questions under the directors plan, and to adopt and amend any rules and regulations for the administration of the directors plan as it may deem desirable.

     Under the terms of the directors plan, each non-employee director is granted an option to purchase 50,000 shares of our common stock on the date that person is first elected to become a director of ours. The term of the directors plan is ten years from the effective date, after which no further options will be granted under it. Options granted under the directors plan expire ten years from the date of grant. The exercise price per share of each option granted under the directors plan will be the fair market value of our common stock on the date prior to the date the option is granted. Options granted under the directors plan vest over a period of three years at the rate of one-third on the date of grant and then one-third annually on each of the two consecutive anniversaries of the date of grant, provided the non-employee director to whom the options are granted continues to serve as a director on each of these vesting dates. As of the record date, options to purchase an aggregate of 595,000 shares of our common stock were outstanding under the directors plan.

     1995 EMPLOYEE STOCK PURCHASE PLAN. Our board of directors has adopted, effective January 1, 1995, the 1995 Employee Stock Purchase Plan, under which 250,000 shares of our common stock are reserved for issuance. During the first quarter of 1996, we implemented the stock purchase plan. The stock purchase plan, which is designed to qualify under Section 423 of the Internal Revenue Code, is designed to encourage stock ownership by our employees. All of our employees other than members of our board of directors and owners of 5% or more of our common stock are eligible to participate in the stock purchase plan, with some exceptions, if they are employed by us for at least 20 hours per week and more than five months per year. No employee is eligible to participate who, after the grant of options under the stock purchase plan, owns (including all shares which may be purchased under any outstanding option) 5% or more of our common stock.

     On January 1 of each year, the enrollment date, we will grant to each participant an option to purchase on December 31, the exercise date of that year, at a purchase price determined in the manner described below, the number of full shares of our common stock which his or her accumulated payroll deductions on the exercise date will purchase at the purchase price. The purchase price will be the lesser of:

          (i) a percentage (not less than 85%) of the fair market value of our common stock on the enrollment date, or

          (ii) a percentage (not less than 85%) of the fair market value of our common stock on the exercise date.

     As soon as practicable after any exercise date on which a purchase of shares of our common stock occurs, we will deliver to each participant a certificate representing the shares purchased upon exercise of his or her option; however, the compensation committee may determine to hold a participant's certificates until the participant ceases participation in the stock purchase plan or requests delivery of the certificates.

     1998 EXECUTIVE INCENTIVE COMPENSATION PLAN. In April 1998, our board of directors adopted our 1998 Executive Incentive Compensation Plan, which was approved by our stockholders in June 1998 and later amended on June 22, 2000. The terms of the 1998 incentive plan provide for grants of stock options, stock appreciation rights, or SARS, restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property. The 1998 incentive plan supersedes our 1995 Stock Incentive Plan. The effective date of the 1998 incentive plan was April 16, 1998. As of the record date, options to purchase an aggregate of 1,680,832 shares of our common stock were outstanding under the 1998 incentive plan.

     Although some types of awards authorized under the 1998 incentive plan are similar to those under the preexisting plan, our board of directors determined to adopt an entirely new plan in order to respond to a number of changes and proposed changes relating to Rule 16b-3 under the Securities Exchange Act of 1934 and regulations under Section 162(m) of the Internal Revenue Code of 1986, to broaden the types of performance goals that may be set and the types of awards that may be granted by the compensation committee of our board of directors and otherwise to add flexibility to annual incentive awards and other performance-based awards intended to qualify for corporate tax deductions under
Section 162(m), to
increase the number of shares of our common stock that may be subject to awards, and to otherwise adopt provisions intended to enable the compensation committee to better promote the goals of our compensation policies and programs, as discussed above.

     Shares Available for Awards; Annual Per-Person Limitations. Under the 1998 incentive plan, as amended, the maximum number of shares of our common stock that may be subject to the granting of awards under the 1998 incentive plan at any time during the term of the 1998 incentive plan is equal to the sum of (i) 15% of the number of shares of our common stock that were outstanding as of April 15, 2000, plus (ii) 15% of the number of shares of our common stock issued after April 15, 2000 (including any shares issued as a result of conversions of our preferred stock and/or debt obligations into shares of our common stock), plus (iii) the number of shares of our common stock that are surrendered in payment of any awards or any tax withholding with regard to the awards, minus
(iv) the number of shares that then are subject to outstanding awards under the preexisting plan. As of the record date, this maximum number equaled 2,450,158 shares.

     In addition, the 1998 incentive plan imposes individual limitations on the amount of some awards in part to comply with section 162(m) of the tax code. Under these limitations, during any fiscal year the number of options, SARs, restricted shares of our common stock, deferred shares of our common stock, shares as a bonus or in lieu of other obligations of ours, and other stock-based awards granted to any one participant may not exceed 4% of the number of shares of our common stock issued and outstanding as of April 15, 2000, or 791,952 shares. The maximum amount that may be paid out as an annual incentive award or other cash award in any fiscal year to any one participant is $1,000,000, and the maximum amount that may be earned as a performance award or other cash award in respect of a performance period by any one participant is $2,000,000. The 1998 Incentive Plan currently limits the number of shares which may be issued pursuant to incentive stock options to 930,000 shares.

     The compensation committee is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding awards, including adjustments to exercise prices of options and other affected terms of awards, in the event that a dividend or other distribution, whether in cash, shares of our common stock or other property, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The compensation committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

     Eligibility. Our officers, directors, employees and independent contractors and the officers, directors, employees and independent contractors of our subsidiaries are eligible to receive awards under the 1998 incentive plan. Independent contractors are not eligible to receive any awards other than stock options. An employee on leave of absence may be considered as still in our employ for purposes of eligibility for participation in the 1998 incentive plan.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Effective November 1999, we adopted a Supplemental Executive Retirement Plan. The retirement plan is intended to be funded through insurance products. In early 2001, we elected not to retain the current administrator of the retirement plan. We have not yet appointed a replacement administrator.

     LONG TERM INCENTIVE PLAN. On January 25, 2001, our board of directors approved the implementation of the 2001 Long Term Incentive Plan, or LTIP. The purpose of the LTIP is to provide management the opportunity to increase their equity ownership in our Company and to provide an additional incentive to reward and retain qualified competent persons, upon whose efforts and judgment our success is largely dependent, by providing an opportunity for them to receive additional compensation depending upon the attainment of key business objectives over a three-year period. The LTIP will have an effective date of January 1, 2001. The LTIP will be administered by the Compensation Committee of our board of directors. Set forth below are the material terms that will govern the LTIP.

     Eligibility. Our key executive employees who are designated by the Compensation Committee will be eligible to participate in the plan. Participants will be divided into two tiers: Tier I consists of high level executive officers selected by the Compensation Committee and Tier II will consist of other key executive employees selected by the Compensation Committee. In the future the LTIP will require participating executives to maintain a prescribed stock ownership percentage in order to participate.

     Awards. The LTIP provides an opportunity for a participant to receive an award at the end of a three year performance cycle. As of the first day of the performance cycle, the Compensation Committee will establish (a) an aggregate target amount payable, or aggregate target pool, under the LTIP, and (b) individual target award amounts that each participant may earn, which will be equal to a stated percentage of the participant's base salary. The individual target amount for Tier I participants will be equal to 100% of base salary, the individual target amount for some Tier II participants will be 60% of base salary and the individual target amount for some other Tier II participants will be 40% of base salary.

     The amount of the award that a participant will be eligible to receive from the aggregate target pool will be determined by a stated formula based upon the compounded growth in our annual earnings per share over the performance cycle. If, at the end of the three year performance cycle, we have an annual earnings per share growth of at least 8% but less than 10%, then the amount of the award that a participant will receive will be equal to 75% of his or her individual target amount. If we have an annual earnings per share growth of at least 10% but less than 12%, then the amount of the award that a participant will receive will be equal to 100% of his or her individual target amount If we have an annual earnings per share growth of at least 12%, then the amount of the award that a participant will receive will be equal to 125% of his or her individual target amount.

     After the end of the performance cycle, the Compensation Committee will determine and certify the amount of any awards payable to each participant in the LTIP. Awards earned under the LTIP will be payable to participants 50% in cash and 50% in shares of our common stock.

OPTION/SAR GRANT TABLE

     There were no stock appreciation rights granted during 2000. The table below sets forth the following information with respect to options granted to the named executive officers during the year ended December 31, 2000:

     - the number of shares of common stock underlying options granted during the year;

     - the percentage that those options represent of all options granted to employees during the year;

     - the exercise price;

     - the expiration date; and

     - the potential realizable value of each grant of options assuming that the market price of the common stock appreciates in value from the date of grant to the end of the option term at an annual rate of 5% and 10%, respectively.

                                                                                            POTENTIAL REALIZABLE VALUE
                                      NUMBER OF      % OF TOTAL                              AT ASSUMED ANNUAL RATES
                                      SECURITIES    OPTIONS/SARS                           OF STOCK PRICE APPRECIATION
                                      UNDERLYING     GRANTED TO    EXERCISE                      FOR OPTION TERM
                                     OPTIONS/SARS   EMPLOYEES IN    PRICE     EXPIRATION   ----------------------------
NAME                                  GRANTED(#)    FISCAL YEAR     ($/SH)       DATE         5%($)           10%($)
----                                 ------------   ------------   --------   ----------   ------------    ------------
Gary O. Marino.....................     50,000           5%         $8.75       4/8/09       241,000         594,000
Donald D. Redfearn.................     20,000           2%         $8.75       4/8/09        96,400         237,600
                                        33,333           3%         $6.50      8/30/10       136,332         345,330
W. Graham Claytor III..............     11,500           1%         $8.75       4/8/09        55,430         136,620
                                        14,000           2%         $6.50      8/30/10        77,710         225,720
Robert B. Coward...................     11,500           1%         $8.75       4/8/09        55,430         136,620
Gary M. Spiegel....................     50,000           5%         $6.25      8/26/10       196,500         498,000
Marinus van Onselen................     15,000           1%         $6.50      8/30/10        61,350         155,400

OPTION EXERCISES AND VALUES FOR 2000

     The table below sets forth the following information with respect to stock options held by the named executive officers at December 31, 2000:

     - the number of shares of common stock acquired upon exercise of options during 2000;

     - the aggregate dollar value realized upon the exercise of those options;

     - the total number of exercisable and nonexercisable stock options held at December 31, 2000; and

     - the aggregate dollar value of in-the-money exercisable options at December 31, 2000.

                                                                           NUMBER OF SECURITIES
                                                                          UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                              SHARES                      OPTIONS AT DECEMBER 31,        THE-MONEY OPTIONS AT
                                             ACQUIRED        VALUE                2000(#)               DECEMBER 31, 2000($)(1)
                                                ON         REALIZED     ---------------------------   ---------------------------
NAME                                        EXERCISE(#)       ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                        -----------   -----------   -----------   -------------   -----------   -------------
Gary O. Marino............................       --            --         765,833        366,667       1,171,659           --
Donald D. Redfearn........................       --            --         196,111         72,222         294,591       41,321
W. Graham Claytor III.....................       --            --          49,500         37,500         106,283       23,610
Robert B. Coward..........................       --            --          43,167         24,833          84,272        6,389
Gary M. Spiegel...........................       --            --          16,667         33,333          26,563       33,127
Marinus van Onselen.......................       --            --          13,333         26,667           7,969       15,938

---------------

(1) The closing sale price of our common stock on December 31, 2000 as reported by Nasdaq was $7.8438 per share. Value is calculated by multiplying (a) the difference between $7.8438 and each option exercise price by (b) the number of shares of our common stock underlying the option.

           AUDIT COMMITTEE REPORT -- COMPENSATION COMMITTEE REPORT --
                               PERFORMANCE GRAPH

     The following Report of the Audit Committee and the Report of the Compensation Committee and the Performance Graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate the reports or the performance graph by reference in that filing.

                         REPORT OF THE AUDIT COMMITTEE

     The members of the Audit Committee are each a non-employee member of our board of directors and two of the members, Richard Rampell, the Audit Committee's chairman, and John Sullivan, are independent from our management as required by the rules of the National Association of Securities Dealers. The third member, Douglas Nichols, may not be independent due to transactions entered into in prior years between us and First London Securities Corporation, a company of which Mr. Nichols is President and principal shareholder. Our board of directors made the determination that Mr. Nichols' membership on the Audit Committee is required in the best interests of our Company and our stockholders due to his extensive experience with accounting concepts and procedures. The board of directors has adopted a written charter for the audit committee, which is included as an appendix to this proxy statement as required by the rules of the Securities and Exchange Commission. The Audit Committee oversees our processes related to financial reporting, internal control, auditing and regulatory compliance activities on behalf of our board of directors. The Audit Committee also recommends to the board of directors the selection of independent auditors. The Audit Committee's role is limited to this oversight. Management and our independent auditors are responsible for planning or conducting audits, determining that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and assuring compliance with applicable laws and regulations and our business conduct guidelines.

     In performing its oversight function, the Audit Committee reviewed and discussed our 2000 audited financial statements with management and the independent auditors. The Audit Committee also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, which relates to the conduct of our audit, including our auditors' judgment about the quality of the accounting principles applied in our 2000 audited financial statements. The Audit Committee received the written disclosures and the letter from our independent auditors required by Independence Standards Board No. 1, Independence Discussions With Audit Committees, and has discussed with our auditors their independence from management and us. The Audit Committee also considered the compatibility of any nonaudit services provided by our independent auditors with their independence.

     The Audit Committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee held 5 meetings during fiscal year 2000. Based upon the reports and discussions described in this report, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                               MEMBERS OF THE AUDIT COMMITTEE

                                               Richard Rampell, Chairman
                                               Douglas R. Nichols
                                               John M. Sullivan

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee has responsibility for matters related to compensation, including compensation policy, approval of salaries, bonuses and other compensation for our executive officers and administration of our various compensation and stock plans.

     Our executive compensation policy is designed to enable us to attract, motivate and retain highly qualified executive officers and reward executives for achieving financial, operating and individual objectives that produce a corresponding and direct return to our stockholders in both the long-term and the short-term. The key components of our compensation program are base salary, annual incentive bonus awards and equity participation in the form of stock options. The Compensation Committee seeks to ensure that an appropriate relationship exists between executive pay and corporate performance. In arriving at specific levels of compensation for executive officers, the Compensation Committee has relied on the recommendations of management, measurement of our performance through a comparison of benchmarks against a business plan that has been previously approved by our board of directors, consultation with an outside, independent management compensation consulting firm and the experience of committee members and their knowledge of compensation paid by other similar transportation companies.

     Executive officers are also entitled to customary benefits generally available to all of our employees, including group medical, dental, and life insurance and our 401(k) plan and our stock purchase plan. We have employment agreements with Gary O. Marino, our Chief Executive Officer and Chairman, Donald
D. Redfearn, our Chief Administrative Officer, Executive Vice President and Secretary, and Marinus Van Onselen, the Chief Executive Officer of Freight Australia, our Australian subsidiary, to provide them with the employment security and severance deemed necessary by the Compensation Committee to retain them.

COMPONENTS OF EXECUTIVE COMPENSATION

     BASE SALARY. In addition to complying with the requirements of the employment agreements of Mr. Marino, Mr. Redfearn and Mr. Van Onselen, compensation for each of the executive officers for 2000 was based on the executive's duties and responsibilities, our performance, both financial and otherwise, and the success of the executive in developing and executing our marketing, financing and strategic plans, as appropriate. With the exception of Mr. Marino, salaries for each of the executive officers was based upon recommendations of Mr. Marino, subject to the review and approval of our board of directors. Mr. Marino's agreement and salary was determined by our board of directors in consultation with an outside, independent management compensation consulting firm which provided data concerning compensation of chief executive officers at companies of similar size. Specifically, Mr. Marino's compensation was set at the 75th percentile among the sample set of chief executive officers. Our board of directors decided to select the 75th percentile as the bench mark for Mr. Marino's salary as opposed to the median due to its determination that, under Mr. Marino's leadership, various benchmarks and goals outlined below had been exceeded.

     BONUS. Executive officers received cash bonuses for the 2000 fiscal year ranging from approximately 42% to 120% of base salary based on the degree we achieved our financial and other objectives and based on the extent to which each officer achieved his or her individual objectives as approved by the compensation committee. Performance of each executive officer is measured against an approved business plan that is adopted each year by our board of directors at the end of the previous year. The benchmarks measured by our board of directors in making its determination are earnings per share, return on equity, pre-tax income and return on assets, as defined in the plan. The board of directors may also take into consideration other accomplishments achieved during the year, such as acquisitions and other important benchmarks. In the case of Mr. Marino, we achieved amounts greater than the desired level of performance as measured by each benchmark outlined above, and he was eligible to receive an amount equal to 120% of his base salary. The actual achieved amounts as a percentage of the approved plan were as follows for the year 2000: 119% of earnings per share, 105% of growth in earnings per share, 180% of return on equity, 147% of pre-tax income, and 195% of return on assets. Other achievements taken into account in 2000 were the consummation and integration of the acquisition of RailTex, Inc., the refinancing of our debt and that of RailTex, the permanent refinancing of outstanding bridge loans, and our successful asset rationalization program. For 2001, if we achieve the desired level of performance, Mr. Marino will receive an amount equal to 75% of his base salary. If performance surpasses the predetermined levels, then Mr. Marino will be eligible to receive an amount up to 150% of his base salary. On January 25, 2001, our board of directors determined to increase Mr. Marino's base salary to $650,000 and, in addition, granted to him 10,000 shares of our common stock, with a market value at the time of grant of approximately $78,438 plus an amount of cash equal to the "gross-up" amount necessary to account for withholding taxes. This increase and the grant of stock were made in connection with the determination of our board of directors that Mr. Marino's leadership assisted us in surpassing our predetermined goals.

     STOCK OPTIONS. Equity participation is a key component of our executive compensation program. Stock options are granted to executive officers primarily based on the officer's actual and expected contribution to our development. Options are designed to retain executive officers and motivate them to enhance stockholder value by aligning their financial interests with those of our stockholders. Stock options provide an effective incentive for management to create stockholder value over the long-term since the option value depends on appreciation in the price of our common stock over a number of years. With the exception of Mr. Marino, the number of options received by each executive officer is based upon recommendation by Mr. Marino and consultations by our board of directors with the management compensation consulting firm described above.

                                               MEMBERS OF THE COMPENSATION
                                               COMMITTEE

                                               Ferd. C. Meyer, Jr., Chairman
                                               William G. Pagonis
                                               Charles Swinburn

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The membership of the compensation committee of our board of directors in 2000 consisted of Ferd. C. Meyer, Jr., William G. Pagonis and Charles Swinburn. No member of the compensation committee is now or ever was an officer or an employee of ours. No executive officer of ours serves as a member of the compensation committee of our board of directors of any entity one or more of whose executive officers serves as a member of our board of directors or compensation committee. There were no compensation committee interlocks during fiscal 2000.

PERFORMANCE GRAPH

     The Securities and Exchange Commission requires us to present a line graph comparing cumulative stockholder returns on an indexed basis with the Total Return Index for the Nasdaq Stock Market (U.S. and foreign) or another broad-based index, and either a nationally-recognized industry standard or a group of peer companies selected by us. We have selected, for purposes of this comparison, Nasdaq Trucking and Transportation Stocks. The graph is to present the shorter of 5 years or the period our common stock has been registered under
Section 12 of the Securities Exchange Act of 1934. The graph assumes that $100 was invested on December 31, 1995 in each of our common stock, the Total Return Index for the Nasdaq Stock Market (U.S. and foreign) and the peer group consisting of Nasdaq Trucking and Transportation Stocks, and that all dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                               RAILAMERICA, INC.

                              (PERFORMANCE GRAPH)

--------------------------------------------------------------------------------------------------
                       12/29/1995   12/31/1996   12/31/1997   12/31/1998   12/31/1999   12/29/2000
--------------------------------------------------------------------------------------------------
RailAmerica, Inc.       100.00       134.5        177.6        284.5        286.2        216.4
Nasdaq Stock Market
  (US & Foreign)        100.00       122.4        149.4        206.9        385.8        282.7
Nasdaq Trucking &
 Transportation
 Stocks
 SIC 3700 - 3799,
 4200 - 4299,
 4400 - 4599, 4700 -
 4799 US & Foreign      100.00       110.4        141.3        127.1        122.8        111.6

                              CERTAIN TRANSACTIONS

     During 1997, we sold substantially all of the assets of our wholly-owned subsidiary, Gettysburg Railway, to a company owned by Mr. John Marino. The sale price was $1.45 million, which consisted of cash in the amount of $300,000, an $800,000 promissory note bearing interest at 8.5% per annum due June 30, 1998 and a $350,000 mortgage note bearing interest at 8.5% per annum, which calls for monthly payments of $3,037, and has a maturity date of June 30, 2003. The principal and accrued interest on the $800,000 promissory note were repaid in February 2001.

     In connection with Gary Marino's former employment agreement with us, Mr. Marino acquired shares of our common stock, the consideration for which was a promissory note issued by Mr. Marino to us. So long as Mr. Marino remained employed as our Chief Executive Officer, the note was forgiven and the stock was granted. This note has been fully satisfied as of the end of 2000. See "Executive Compensation".

     We believe that the transactions described above were on terms comparable to these which might have been obtained from unaffiliated parties.

                                 OTHER BUSINESS

     Our board of directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                              INDEPENDENT AUDITORS

     We intend to retain PricewaterhouseCoopers LLP as our independent auditors for 2001. PricewaterhouseCoopers LLP has served as our independent auditors since prior to our initial public offering in 1992.

     Representatives of PricewaterhouseCoopers LLP will attend the meeting and will be available to respond to questions from our stockholders. The representatives do not intend to make a statement.

     The fees billed by PricewaterhouseCoopers LLP for services rendered to us and our subsidiaries in 2000 were as follows:

  Audit Fees

     For the audit of our annual financial statements for the fiscal year ended December 31, 2000 and for reviews of interim financial information included in our Quarterly Reports on Form 10-Q for that fiscal year, $330,000.

  Financial Information Systems Design and Implementation Fees

     For financial information systems design and implementation for the fiscal year ended December 31, 2000, $0.00.

  All Other Fees

     For services rendered to us, other than the services described under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" above, for the fiscal year ended December 31, 2000, $421,259. This total represents fees related to SEC registration statements, accounting consultations, tax services and due diligence.

     The Audit Committee believes that the provision of the services described under "All Other Fees" above was compatible with maintaining
PricewaterhouseCoopers LLP's independence from us or our management.

                  INFORMATION CONCERNING STOCKHOLDER PROPOSALS

     Stockholders interested in presenting a proposal for consideration at our 2002 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our Bylaws. To be eligible for inclusion in our proxy statement and form of proxy relating to the meeting, stockholder proposals must be received by our Corporate Secretary no later than January 23, 2002. Any stockholder proposal submitted other than for inclusion in our proxy materials for that meeting must be delivered to us no later than January 23, 2002, or that proposal will be considered untimely. If a stockholder proposal is received after May 10, 2002, we may vote in our discretion as to the proposal all of the shares for which we have received proxies for the 2002 annual meeting of stockholders.

                                            By order of the Board of Directors

                                            /s/ Gary O. Marino
                                            GARY O. MARINO
                                            Chairman of the Board, Chief
                                            Executive Officer and President

Boca Raton, Florida
May 16, 2001

                                                                      APPENDIX A

                               RAILAMERICA, INC.
                            AUDIT COMMITTEE CHARTER

--------------------------------------------------------------------------------

                                    PURPOSE
--------------------------------------------------------------------------------

     The primary purpose of the Audit Committee (the "Committee") is to assist the Company's Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including by overseeing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof; the Company's systems of internal accounting and financial controls; and the external and internal process.

     In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Committee is authorized to retain outside counsel, auditors or other experts and professionals for this purpose. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Those duties are the responsibility of management and the independent auditor. In addition, it is not the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's business conduct guidelines.

     The Committee shall review the adequacy of this Charter on an annual basis.

--------------------------------------------------------------------------------

                                   MEMBERSHIP
--------------------------------------------------------------------------------

     The Committee shall be comprised of not less than three members of the Board, and the Committee's composition shall meet all requirements of the Audit Committee Policy of the NASD.

     Accordingly, all of the members must be directors:

          - who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company; and

          - who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee must have accounting or related financial management expertise.

--------------------------------------------------------------------------------

                              KEY RESPONSIBILITIES
--------------------------------------------------------------------------------

     The Committee is to meet at least four times annually and as many additional times as the Committee deems necessary. The content of the agenda for each meeting should be cleared in advance by the Chairman of the Committee. The Committee is to meet in separate executive sessions with the Company's chief financial officer (or, if the Company does not have a chief financial officer, its chief accounting officer), outside auditors and internal audit personnel at least once each year and at other times when considered appropriate.

     Committee members will strive to be present at all meetings of the Committee. As necessary or desirable, the Chairman of the Committee may request that members of management and representatives of the outside auditors and internal audit personnel be present at Committee meetings.

     The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate under the circumstances.

          - The Committee shall review with management and the Company's outside auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61. Such review shall occur prior to the filing of the Company's Annual Report on Form 10-K.

          - The Committee shall review with the outside auditors the Company's interim financial results to be included in the Company's Quarterly Reports on Form 10-Q to be filed with the Commission and the matters required to be discussed by SAS No. 61. Such review shall occur prior to the filing of the Company's Quarterly Reports on Form 10-Q.

     The Committee shall discuss with management and the outside auditors the quality and adequacy of the Company's internal controls.

     The Committee shall:

          - request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No. 1;

          - discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor's independence; and

          - recommend that the Board take appropriate action to oversee the independence of the outside auditors.

     The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the outside auditor.

                                                                         ANNEX K

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) AUGUST 31, 2000

                               RAILAMERICA, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                       0-20618                                              65-0328006
              (Commission File Number)                           (IRS Employer Identification No.)

                         5300 BROKEN SOUND BLVD., N.W.
                           BOCA RATON, FLORIDA 33487
          (Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code (561) 994-6015

                                      N/A
         (Former name or former address, if changed since last report)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS.

     Attached hereto as exhibit 7(a) are the audited consolidated financial statements of RailTex, Inc., a Texas corporation ("RailTex") and RailTex's subsidiaries as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997. On February 4, 2000, RailAmerica, Inc., a Delaware corporation (the "Registrant"), acquired all of the issued and outstanding shares (the "Shares") of capital stock of RailTex, pursuant to the merger (the "Merger") of Cotton Acquisition Corp., a Texas corporation wholly owned by the Registrant ("Merger Sub"), with and into RailTex.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a) Financial Statements of Business Acquired.

         Attached hereto as exhibit 7(a) and incorporated herein by reference:

         Report of Independent Public Accountants

         Consolidated Statements of Income for the years ended December 31, 1999, 1998 and 1997

         Consolidated Balance Sheets as of December 31, 1999 and 1998

         Consolidated Statements of Shareholders' Equity for the years ended December 31, 1999, 1998 and 1997

         Consolidated Statements of Cash Flows -- For the Years Ended December 31, 1999, 1998 and 1997

         Notes to Consolidated Financial Statements

     (b) Pro Forma Financial Information.

         Not applicable

     (c) Exhibits

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 23.1     Consent of Arthur Andersen LLP

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          RAILAMERICA, INC.

                                                         By: /s/ DONALD D. REDFEARN
                                                         ----------------------------------------------------
                                                         Name: Donald D. Redfearn
                                                         Its: Chief Administrative Officer, Executive
Dated: August 31, 2000                                       Vice President and Secretary

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To RailTex, Inc.:

     We have audited the accompanying consolidated balance sheets of RailTex, Inc. (a Texas corporation), and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RailTex, Inc., and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

San Antonio, Texas
February 17, 2000

                         RAILTEX, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
OPERATING REVENUES..........................................  $177,845    $161,020    $148,791
OPERATING EXPENSES:
  Transportation............................................    57,716      53,485      50,870
  General and administrative................................    36,437      30,855      30,701
  Equipment.................................................    19,256      18,837      17,830
  Maintenance of way........................................    17,091      15,933      13,449
  Depreciation and amortization.............................    16,693      14,258      12,940
                                                              --------    --------    --------
          Total operating expenses..........................   147,193     133,368     125,790
                                                              --------    --------    --------
OPERATING INCOME............................................    30,652      27,652      23,001
INTEREST EXPENSE............................................   (10,435)    (11,236)    (10,527)
OTHER INCOME, NET...........................................     3,051       4,215       4,198
                                                              --------    --------    --------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF A CHANGE
  IN ACCOUNTING PRINCIPLE...................................    23,268      20,631      16,672
INCOME TAXES................................................    (9,389)     (7,853)     (6,048)
                                                              --------    --------    --------
NET INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN
  ACCOUNTING PRINCIPLE......................................    13,879      12,778      10,624
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE (NET
  OF INCOME TAXES)..........................................        --      (1,703)         --
                                                              --------    --------    --------
NET INCOME..................................................  $ 13,879    $ 11,075    $ 10,624
                                                              ========    ========    ========
BASIC EARNINGS PER SHARE:
  NET INCOME BEFORE CUMULATIVE EFFECT
  OF A CHANGE IN ACCOUNTING PRINCIPLE.......................  $   1.49    $   1.39    $   1.16
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE (NET
  OF INCOME TAXES)..........................................        --       (0.19)         --
                                                              --------    --------    --------
  NET INCOME................................................  $   1.49    $   1.20    $   1.16
                                                              ========    ========    ========
WEIGHTED AVERAGE NUMBER OF BASIC SHARES
OF COMMON STOCK OUTSTANDING.................................     9,285       9,205       9,153
DILUTED EARNINGS PER SHARE:
  NET INCOME BEFORE CUMULATIVE EFFECT
  OF A CHANGE IN ACCOUNTING PRINCIPLE.......................  $   1.48    $   1.38    $   1.15
  CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE (NET
     OF INCOME TAXES).......................................        --       (0.18)         --
                                                              --------    --------    --------
  NET INCOME................................................  $   1.48    $   1.20    $   1.15
                                                              ========    ========    ========
WEIGHTED AVERAGE NUMBER OF DILUTED
SHARES OF COMMON STOCK OUTSTANDING..........................     9,388       9,251       9,222

  The accompanying notes are an integral part of these consolidated financial statements.

                         RAILTEX, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  1,801   $  1,243
  Accounts receivable, less doubtful receivables of $884 in
     1999; $844 in 1998.....................................    31,239     35,478
  Prepaid expenses and other current assets.................     1,919      2,387
  Inventories...............................................       852        849
  Deferred tax assets, net..................................     1,569      1,906
                                                              --------   --------
          Total current assets..............................    37,380     41,863
                                                              --------   --------
PROPERTY AND EQUIPMENT, NET.................................   293,971    291,779
                                                              --------   --------
OTHER ASSETS:
  Investments in Brazilian railroad companies...............    21,095     19,994
  Other, net................................................    12,724      8,709
                                                              --------   --------
          Total other assets................................    33,819     28,703
                                                              --------   --------
          Total assets......................................  $365,170   $362,345
                                                              ========   ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term notes payable..................................  $     --   $    215
  Current portion of long-term debt.........................     1,010      8,568
  Accounts payable..........................................    18,000     20,574
  Accrued liabilities.......................................    18,004     17,729
                                                              --------   --------
          Total current liabilities.........................    37,014     47,086
DEFERRED INCOME TAXES, NET..................................    31,272     30,294
LONG-TERM DEBT, LESS CURRENT PORTION........................   111,475    122,982
OTHER LIABILITIES...........................................    13,977      6,835
                                                              --------   --------
          Total liabilities.................................   193,738    207,197
                                                              --------   --------
COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST IN BRAZILIAN INVESTMENTS..................    11,561     11,000
                                                              --------   --------
SHAREHOLDERS' EQUITY:
  Preferred Stock; $1.00 par value; 10 million shares
     authorized;
     no shares issued or outstanding........................        --         --
  Common Stock; $.10 par value; 30 million shares
     authorized;
     issued and outstanding 9,293,314 in 1999; 9,273,963 in
      1998..................................................       929        927
  Paid-in capital...........................................    86,095     85,115
  Retained earnings.........................................    73,855     59,976
  Deferred compensation.....................................    (1,201)      (948)
  Accumulated other comprehensive income....................       193       (922)
                                                              --------   --------
          Total shareholders' equity........................   159,871    144,148
                                                              --------   --------
          Total liabilities and shareholders' equity........  $365,170   $362,345
                                                              ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         RAILTEX, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                           COMMON STOCK
                                      -----------------------                                        ACCUMULATED
                                        SHARES                                                          OTHER           TOTAL
                                      ISSUED AND    $.10 PAR    PAID-IN   RETAINED     DEFERRED     COMPREHENSIVE   SHAREHOLDERS'
                                      OUTSTANDING     VALUE     CAPITAL   EARNINGS   COMPENSATION      INCOME          EQUITY
                                      -----------   ---------   -------   --------   ------------   -------------   -------------
BALANCE, December 31, 1996..........     9,124        $912      $83,629   $38,277      $    --          $(115)        $122,703
  Comprehensive income:
  Net income........................        --          --           --    10,624           --             --           10,624
  Foreign currency translation......        --          --           --        --           --           (243)            (243)
                                         -----        ----      -------   -------      -------          -----         --------
        Total comprehensive
          income....................        --          --           --    10,624           --           (243)          10,381
  Exercise of stock options.........        37           4          170        --           --             --              174
                                         -----        ----      -------   -------      -------          -----         --------
BALANCE, December 31, 1997..........     9,161         916       83,799    48,901           --           (358)         133,258
  Comprehensive income:
  Net income........................        --          --           --    11,075           --             --           11,075
  Foreign currency translation......        --          --           --        --           --           (564)            (564)
                                         -----        ----      -------   -------      -------          -----         --------
        Total comprehensive
          income....................        --          --           --    11,075           --           (564)          10,511
  Exercise of stock options.........        33           3          326        --           --             --              329
  Restricted stock awards...........        80           8          990        --         (998)            --               --
  Amortization of deferred
    compensation....................        --          --           --        --           50             --               50
                                         -----        ----      -------   -------      -------          -----         --------
BALANCE, December 31, 1998..........     9,274         927       85,115    59,976         (948)          (922)         144,148
  Comprehensive income:
  Net income........................        --          --           --    13,879           --             --           13,879
  Foreign currency translation......        --          --           --        --           --          1,115            1,115
                                         -----        ----      -------   -------      -------          -----         --------
        Total comprehensive
          income....................        --          --           --    13,879           --          1,115           14,994
  Exercise of stock options.........        19           2          129        --           --             --              131
  Performance stock awards..........        --          --          851        --         (851)            --               --
  Amortization of deferred
    compensation....................        --          --           --        --          598             --              598
                                         -----        ----      -------   -------      -------          -----         --------
BALANCE, December 31, 1999..........     9,293        $929      $86,095   $73,855      $(1,201)         $ 193         $159,871
                                         =====        ====      =======   =======      =======          =====         ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         RAILTEX, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1999        1998        1997
                                                              --------    --------    --------
OPERATING ACTIVITIES:
  Net income................................................  $13,879     $11,075     $10,624
  Adjustments to reconcile net income to net cash provided
     by
     operating activities:
     Cumulative effect of a change in accounting
       principle............................................       --       2,747          --
     Depreciation and amortization..........................   16,693      14,258      12,940
     Deferred income taxes..................................    1,315       5,432       2,182
     Provision for losses on accounts receivable............      427         187         638
     Amortization of deferred financing costs...............      452         388         384
     Gain on sale of assets.................................   (3,041)     (1,867)     (6,771)
     Gain on sale of subsidiary.............................     (511)         --          --
     Gain on sale of minority interest......................       --      (2,045)         --
     Write down of investments..............................       --          --       2,100
     Other..................................................      579          82        (275)
     Changes in working capital:
       Accounts receivable..................................    3,812      (2,565)     (5,975)
       Prepaid expenses and other current assets............      207         (22)        (59)
       Accounts payable and accrued liabilities.............   (1,157)        777      10,109
                                                              -------     -------     -------
            Net cash provided by operating activities.......   32,655      28,447      25,897
                                                              -------     -------     -------
INVESTING ACTIVITIES:
  Purchase of property and equipment........................  (24,919)    (30,320)    (35,507)
  Proceeds from sale of property and equipment..............   12,339       2,288       7,327
  Proceeds from sale of subsidiary..........................      675          --          --
  Purchase of new properties and related equipment and other
     costs..................................................       --     (13,096)    (25,978)
  Investment in Brazilian railroad companies................     (540)         --      (1,362)
  Sale of preferred shares in Brazilian railroad company....       --          --       2,758
  Proceeds from sale of minority interest...................       --      10,861          --
  Organization and acquisition costs........................       18         (79)        (97)
  Decrease (increase) in other long-term assets.............      547      (1,617)       (152)
                                                              -------     -------     -------
            Net cash used in investing activities...........  (11,880)    (31,963)    (53,011)
                                                              -------     -------     -------
FINANCING ACTIVITIES:
  (Decrease) increase in short-term notes payable...........     (215)       (355)        218
  Proceeds from long-term debt..............................      272      21,900      75,000
  Principal payments on long-term debt and capital leases...   (3,469)    (16,687)    (53,398)
  Net (decrease) increase in working capital facilities.....  (16,593)       (750)      4,000
  Deferred financing costs..................................     (848)         (3)       (369)
  Issuance of common stock..................................       76         247          74
                                                              -------     -------     -------
            Net cash (used in) provided by financing
               activities...................................  (20,777)      4,352      25,525
                                                              -------     -------     -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................      560        (163)         51
                                                              -------     -------     -------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................      558         673      (1,538)
CASH AND CASH EQUIVALENTS, beginning of year................    1,243         570       2,108
                                                              -------     -------     -------
CASH AND CASH EQUIVALENTS, end of year......................  $ 1,801     $ 1,243     $   570
                                                              =======     =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                         RAILTEX, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF THE COMPANY'S BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements include the accounts of RailTex, Inc. (a Texas corporation) and its wholly-owned subsidiaries. References to "RailTex" or the "Company" mean RailTex, Inc. and, unless the context indicates otherwise, its consolidated subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

     The Company is an operator of short line railroads in North America. Its holdings include short line railroads concentrated in the Southeastern, Great Lakes region, New England and Central United States as well as Eastern Canada. During 1999, the Company owned investments in two Brazilian railroad companies which were sold in January 2000 (See Note 5).

     The Company's strategy is to grow through (i) the creation of new business and improvement in operating performance of newly added and currently operated properties and (ii) additions to and divestitures from its portfolio of short line railroad properties, primarily through strategic acquisitions of Class I railroad branch lines or existing short line properties, and divestiture of non-strategic lines to smaller, independently operated short line companies.

ESTIMATES IN FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

CASH AND CASH EQUIVALENTS AND CONSOLIDATED STATEMENTS OF CASH FLOWS

     All short-term investments which mature in less than 90 days when purchased are considered cash equivalents. Cash equivalents are stated at cost, which approximates market value.

     Supplemental disclosures of cash flow information (in thousands):

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1999         1998         1997
                                                         ---------    ---------    --------
Cash paid during the year for:
     Interest..........................................   $10,534      $11,207      $8,962
     Income taxes......................................     7,358        2,514       2,604
Non-cash investing and financing activities:
     Grants............................................     6,652        2,918         352
     Capital leases....................................        31        1,959       1,844
     Tax benefit from exercise of non-qualified stock
       options.........................................        61           76         100
     Amortization of deferred compensation.............       598           50          --
Liabilities and long-term debt assumed in connection
  with the acquisition of railroad companies:
     Fair value of assets acquired.....................        --       15,809          --
     Cash paid for capital stock.......................        --       14,003          --
                                                          -------      -------      ------
     Liabilities and long-term debt assumed............   $    --      $ 1,806      $   --
                                                          =======      =======      ======

                         RAILTEX, INC. AND SUBSIDIARIES

PROPERTY AND EQUIPMENT

     Property and equipment are carried at historical cost. Acquired railroad property is recorded at the purchased cost. Major renewals or betterments are capitalized; routine maintenance and repairs, which do not improve the asset or extend asset lives, are charged to expense when incurred. Gains or losses on sales or other dispositions are credited or charged to income. Depreciation is computed using the straight-line method over periods ranging from 8 to 30 years for roadway and structures, 3 to 15 years for locomotives and other railroad equipment and 3 to 10 years for other non-railroad equipment. Leasehold improvements are amortized over the life of the lease or the service lives of the improvements, whichever is shorter.

     The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets To Be Disposed Of." This statement requires the recognition of an impairment loss on a long-lived asset held for use when events and circumstances indicate that the estimate of undiscounted future cash flows expected to be generated by the asset are less than its carrying amount. The Company recorded an impairment loss totaling approximately $375,000 related to one of its railroad properties for the year ended December 31, 1998. For the years ended December 31, 1999 and 1997, no impairment loss was recorded.

INVESTMENTS IN BRAZILIAN RAILROAD COMPANIES

     Investments in Brazilian railroad companies represent minority interest in Ferrovia Centro Atlantica, S.A. ("FCA") and America Latina Logistica, S.A. ("ALL"), the parent corporation of Ferrovia Sul Atlantico, S.A. ("FSA"), are accounted for using the cost method of accounting and are valued at the lower of cost or market.

OTHER ASSETS

     At December 31, 1999, other assets primarily include a note receivable of $5.0 million, interest at LIBOR plus 2.0%, goodwill, and deferred financing costs, while at December 31, 1998, other assets primarily include goodwill and deferred financing costs. Goodwill is amortized over 30 years. Financing costs are amortized over the related loan terms using the effective interest method. Amortization of these costs is included in interest expense. Prior to the Company's adoption of Statement of Position 98-5 in 1998, "Reporting on the Costs of Start-up Activities" ("SOP 98-5") (see further discussion below), the Company capitalized the costs associated with start-up activities, including the acquisition of new railroads, and these costs were amortized using the straight-line method over five years. Amortization of goodwill, financing, organization and acquisition costs totaled approximately $648,000, $478,000 and $1.6 million for the years ended December 31, 1999, 1998 and 1997, respectively. Accumulated amortization of these costs was approximately $3.2 million and $2.6 million at December 31, 1999 and 1998, respectively.

DEFERRED GRANT REVENUE

     Included in other liabilities at December 31, 1999 and 1998 is $6.3 million and $4.4 million, respectively, of deferred grant revenue. Deferred grant revenue represents economic development funds contributed to the Company by government entities for track rehabilitation. Deferred grants are being amortized to income over the life of the assets acquired with the funds.

     Also included in other liabilities at December 31, 1999 and 1998 is $8.0 million and $2.7 million, respectively, of deferred revenue contributed to the Company by one of its customers for rehabilitation of track used to serve this customer. The deferred revenue is being amortized to income over 15 years, the life of the service contract with the customer. The assets acquired are being depreciated over 30 years. As a result, the Company recognized income, in excess of depreciation, of approximately $221,000 in 1999. There was no income recognized in 1998 as the asset had not been placed in service.

                         RAILTEX, INC. AND SUBSIDIARIES

REVENUE RECOGNITION

     Freight revenues are recognized as shipments initially move onto the Company's tracks, which, due to the relatively short length of haul, is not materially different from the recognition of revenues as shipments progress. Non-freight revenues, including joint facilities, switching, demurrage, car hire and car repair services, are recognized as the service is performed.

INCOME TAXES

     The Company files consolidated U.S. Federal income tax returns which include all of its U.S. subsidiaries and separate Canadian federal income tax returns for each Canadian subsidiary. Deferred income taxes are provided when certain revenues and expenses are reported in periods which are different for financial reporting purposes than for income tax reporting purposes.

     Deferred tax liabilities and assets are recorded based on the enacted income tax rates which are expected to be in effect in the periods in which the deferred tax liability or asset is expected to be settled or realized. A change in the tax laws or rates results in adjustments to the deferred tax liabilities and assets. The effect of such adjustments is included in income in the period in which the tax laws or rates are changed.

FOREIGN CURRENCY TRANSLATION

     The financial position and results of operations of the Company's Canadian subsidiaries are measured using the local currency as the functional currency. Assets and liabilities of operations denominated in foreign currencies are translated into U.S. dollars at exchange rates in effect at year-end, while revenues and expenses are translated at average exchange rates prevailing during the year. The resulting translation gains and losses are charged directly to foreign currency translation, a component of shareholders' equity, and are not included in net income until realized through sale or liquidation of the investment.

CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS AND MAJOR CUSTOMERS

     The Company regularly grants trade credit to all of its customers. In addition, the Company grants trade credit to other railroads through the routine interchange of traffic. The Company's accounts receivable are well diversified except for a concentration of accounts receivable with some Class I railroads. The Company's management believes these Class I railroads are large, financially strong companies, and thus believe the Company's exposure to credit risk is minimal. Approximately 16% and 15% of the Company's accounts receivable were due from one Class I railroad at December 31, 1999 and 1998, respectively. No other customer individually accounted for more than 10% of the Company's accounts receivable balance at December 31, 1999 or 1998.

     During 1999, the Company served more than 1,100 customers who shipped and received a wide variety of products. Although most of the Company's railroads have a well-diversified customer base, several have one or two dominant customers. The Company's largest customer in 1999, 1998 and 1997 was Canadian National Railways ("CN"), representing 6.7%, 7.0% and 8.1% of operating revenues, respectively.

PRICE RISK MANAGEMENT ACTIVITIES

     The Company historically has hedged certain anticipated transactions. Interest rate swaps and diesel fuel price contracts with third parties are used to hedge interest rates and diesel fuel costs. Hedges of anticipated transactions are accounted for under the deferral method with gains and losses on these transactions recognized in interest expense and operating expenses, as applicable, when the hedged

                         RAILTEX, INC. AND SUBSIDIARIES
transaction occurs. The Company does not currently hold or issue financial instruments for trading purposes.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. As issued, this statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this statement was to become effective for the Company's financial statements beginning January 1, 2000. However, in June 1999, FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" which delayed for one year the effective date of SFAS 133. The Company believes the adoption of this statement will not have a material impact on the financial condition or results of operations of the Company.

     In April 1998, the Accounting Standards Executive Committee issued SOP 98-5. SOP 98-5 requires costs associated with start-up activities to be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company adopted SOP 98-5 for the year ended December 31, 1998. This adoption resulted in the recognition of a non-recurring charge of approximately $1,703,000 (net of income taxes) entitled, "Cumulative effect of a change in accounting principle (net of income taxes)" in the accompanying consolidated financial statements. Prior to the adoption of SOP 98-5, the Company capitalized the costs associated with start-up activities, including the acquisition of new railroad properties, and amortized those costs over five years. Prospectively, the Company's results of operations will reflect higher costs associated with the acquisition of new railroad properties in the period of acquisition.

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year amounts to conform with the current period presentation.

2.  RELATED PARTY TRANSACTIONS

     The Company purchases, in the normal course of business, various parts for locomotives and grade crossing signals from certain subsidiaries of Harmon Industries, Inc., of which the Company's Founder and Chairman Emeritus is a director. Purchases from subsidiaries of Harmon Industries, Inc. for the years ended December 31, 1999, 1998 and 1997 totaled approximately $584,000, $1,200,000 and $462,000, respectively.

            THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

                         RAILTEX, INC. AND SUBSIDIARIES

3.  EARNINGS PER SHARE

     In 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which was effective for fiscal years ending after December 15, 1997. Basic earnings per share is determined by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is determined by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Stock options with an exercise price below fair market value for any of the periods presented are considered common stock equivalents.

     The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per share computations (in thousands, except per share amounts).

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                        --------------------------------
                                                          1999        1998        1997
                                                        --------    --------    --------
NUMERATOR:
  Net income before cumulative effect of a change in
     accounting principle.............................  $13,879     $12,778     $10,624
  Cumulative effect of a change in accounting
     principle
     (net of income taxes)............................       --      (1,703)         --
                                                        -------     -------     -------
  Net income..........................................  $13,879     $11,075     $10,624
                                                        =======     =======     =======
DENOMINATOR:
  Weighted average number of basic share of common
     stock outstanding................................    9,285       9,205       9,153
EFFECT OF DILUTIVE SECURITIES:
  Stock options.......................................       79          46          69
  Performance stock...................................       24          --          --
                                                        -------     -------     -------
                                                            103          46          69
  Weighted average number of diluted shares of common
     stock outstanding................................    9,388       9,251       9,222
                                                        =======     =======     =======
BASIC EARNINGS PER SHARE:
  Net income before cumulative effect of a change in
     accounting principle.............................  $  1.49     $  1.39     $  1.16
  Cumulative effect of a change in accounting
     principle
     (net of income taxes)............................       --       (0.19)         --
                                                        -------     -------     -------
          Total.......................................  $  1.49     $  1.20     $  1.16
                                                        =======     =======     =======
DILUTED EARNINGS PER SHARE:
  Net income before cumulative effect of a change in
     accounting principle.............................  $  1.48     $  1.38     $  1.15
  Cumulative effect of a change in accounting
     principle
     (net of income taxes)............................       --       (0.18)         --
                                                        -------     -------     -------
          Total.......................................  $  1.48     $  1.20     $  1.15
                                                        =======     =======     =======

                         RAILTEX, INC. AND SUBSIDIARIES

4.  PROPERTY AND EQUIPMENT, NET

     Property and equipment, net consisted of the following (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Roadway and structures......................................  $272,479    $263,541
Locomotives and other railroad equipment....................    67,547      61,831
Office furniture and other equipment........................    14,948      13,751
Equipment and vehicles held under capital leases............     5,733       5,730
Vehicles....................................................     1,167       1,120
                                                              --------    --------
                                                               361,874     345,973
Less accumulated depreciation and amortization..............   (67,903)    (54,194)
                                                              --------    --------
                                                              $293,971    $291,779
                                                              ========    ========

5.  INVESTMENTS IN BRAZILIAN RAILROAD COMPANIES

     At December 31, 1999, the Company owned a 50.5% membership interest totaling $9.5 million in RailTex Global Investments, LLC, a limited liability company that owned shares in FCA and ALL. In January 2000, RailTex sold its interests in FCA and ALL and as a result, the Company no longer owns any interests in any Brazilian company (See Note 18).

6.  SHORT-TERM NOTES PAYABLE

     At December 31, 1999, the Company had no outstanding unsecured short-term notes payable to insurance companies. At December 31, 1998, the Company had outstanding unsecured short-term notes payable to insurance companies totaling approximately $215,000. The notes bore interest at 7.75% and were due in monthly installments of principal and interest totaling approximately $37,000 through June 1999. The weighted average interest rate for the short-term notes payable was 7.2% for the year ended December 31, 1998.

            THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

                         RAILTEX, INC. AND SUBSIDIARIES

7.  LONG-TERM DEBT

     Long-term debt consisted of the following (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Senior unsecured notes payable to two institutions; interest at 7.44%; interest only due semiannually; principal
  balance payable through six annual mandatory prepayments
  beginning July 2007.......................................  $ 50,000    $ 50,000
Senior unsecured notes payable to four institutions;
  interest at 7.23%; interest only due semiannually;
  principal balance due September 2005......................    40,000      40,000
Senior unsecured notes payable to banks; interest is
  variable (LIBOR based weighted average interest rate of
  6.46% on $18.3 million in borrowings and U.S. prime based
  interest rate of 7.75% on $0.3 million in borrowings at
  December 31, 1998); interest due monthly; principal
  partially due through quarterly principal payments through
  April 2002, with remaining balance due April 2002.........        --      18,575
Senior unsecured notes payable to two institutions; interest at 9.21%; interest only due semiannually; principal
  balance of $6.9 million and $3.5 million due September
  2005 and October 2005, respectively.......................    10,388       9,756
Senior unsecured subordinated notes; interest at 12.0%;
  interest only due semiannually; principal balance of $2.5
  million and $2.5 million due January 2001 and January
  2002, respectively........................................     5,000       5,000
Senior unsecured notes payable to banks; interest is
  variable (Prime based 8.75% on $1.0 million and LIBOR
  based 7.73% on $3.0 million at December 31, 1999);
  interest payment periods range from one month to six
  months depending on type of loan; all borrowings due April
  2002......................................................     4,000          --
Senior unsecured notes payable to banks; interest is
  variable (LIBOR based weighted average interest rate of
  6.375% at December 31, 1998); interest only due monthly
  through April 1999, when all borrowings become due........        --       2,000
Senior unsecured notes payable to banks; interest is
  variable (90 day Canadian BA rate of 6.145% at December
  31, 1998); interest only due monthly through April 1999,
  when all borrowings become due............................        --       1,951
Capital lease obligations; interest at rates ranging from
  7.25% to 8.5% at December 31, 1999 and 1998; payable in
  variable monthly installments through August 2003.........     2,402       3,513
Other, primarily due to state agencies; interest at rates
  ranging from 5.0% to 7.9% at December 31, 1999 and 1998;
  payable in variable installments through March 2011.......       695         755
                                                              --------    --------
Total long-term debt........................................   112,485     131,550
Less current portion........................................    (1,010)     (8,568)
                                                              --------    --------
Long-term debt, less current portion........................  $111,475    $122,982
                                                              ========    ========

     In April 1999, the Company completed the refinancing and expansion of its senior revolving credit facility to $175 million. The refinancing and expansion replaced the Company's previous U.S. and

                         RAILTEX, INC. AND SUBSIDIARIES

Canadian credit agreements, which expired in April 1999. The three year agreement consists of a syndicate of ten banks, led by Chase Bank of Texas, N.A., who serves as administrative agent. The facility allows for an equivalent of U.S. $20 million to be allocated for use in Canada. The facility will be used to finance acquisitions, capital expenditures, working capital and other general corporate purposes. Interest payment periods range from one month to six months depending on the type of loan. Interest rates also vary depending on the type of loan. All borrowings become due and payable in April 2002. The unused portion of the refinanced Senior Bank Facility is subject to a 0.30% to 0.50% commitment fee based on certain ratios.

     At December 31, 1999 and 1998, the Company had a $300,000 letter of credit ("LOC") outstanding under its credit facilities, in place at the time. This LOC collateralizes a loan from the State of Michigan that financed specific capital improvements.

     Covenants contained in the agreements evidencing the Company's senior bank, senior unsecured and senior subordinated debt prohibit the Company from paying dividends on its capital stock and limit its ability to incur additional indebtedness, create liens on its assets, make capital expenditures and repurchase shares of its capital stock or any outstanding options or other rights to acquire capital stock of the Company. The Company is also limited in its ability to make loans, investments or guarantees. Additionally, the Company is required to maintain a minimum tangible net worth and certain ratios of leverage and cash flow to interest. At December 31, 1999, the Company was in compliance with all covenants. As a result of the Company's merger with RailAmerica, Inc. ("RailAmerica"), all long-term debt, except capital leases, were paid in full subsequent to December 31, 1999 (See Note 18).

     Maturities of long-term debt were as follows (in thousands):

              FOR THE YEARS ENDED DECEMBER 31,
              --------------------------------
2000........................................................  $  1,010
2001........................................................     3,385
2002........................................................     7,076
2003........................................................       217
2004........................................................        77
Thereafter..................................................   100,720
                                                              --------
          Total.............................................  $112,485
                                                              ========

8.  FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     The Company historically has hedged certain anticipated transactions. Interest rate swaps and diesel fuel price collar contracts with third parties are used to hedge interest rates and diesel fuel costs. Hedges of anticipated transactions are accounted for under the deferral method with gains and losses on these transactions recognized in interest expense and operating expenses when the hedged transaction occurs. The Company does not currently hold or issue financial instruments for trading purposes.

     The Company is exposed to fluctuations in diesel fuel prices, as an increase in the price of diesel fuel would result in lower earnings and increased cash outflows. The Company has entered into several commodity collar transactions to hedge market risks of diesel fuel prices. The first collar was effective April 1, 1998 and terminated March 31, 1999 and represented notional amounts totaling 225,000 gallons per month with a cap price of $0.5600 per gallon and a floor price of $0.4375 per gallon. The second collar was effective July 1, 1998 and terminated June 30, 1999 and represented notional amounts totaling 225,000 gallons per month with a cap price of $0.5600 per gallon and a floor price of $0.4490 per gallon.

     In February 1999, the Company entered into two additional contracts to hedge its market risk from diesel fuel prices. The first consisted of three monthly swap agreements which fix the price of 725,000

                         RAILTEX, INC. AND SUBSIDIARIES
gallons of diesel fuel in April, May and June 1999 at $0.3215, $0.3280 and $0.3375 per gallon, respectively. The second is a cap which fixes the price of 725,000 gallons of diesel fuel per month for the period July 1999 to June 2000 at $0.4500 per gallon. The cost of the cap was approximately $209,000, which will be amortized over the period covered by the cap. The cap which expires in June 2000, hedges approximately 60% of the Company's estimated monthly diesel fuel consumption.

     At December 31, 1999 and 1998, the Company had not entered into any interest rate swaps contracts.

9.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments held by the Company:

     Current assets and current liabilities: The carrying value approximates fair value due to the short maturity of these items.

     Accrued interest payable: The carrying amount approximates fair value as the majority of interest payments are made monthly or semiannually.

     Long-term investment: The carrying value approximates fair value based on discounted cash flows.

     Long-term debt, senior subordinated debt and senior notes payable: The fair value of the Company's long-term debt, senior subordinated debt and senior notes payable is based on secondary market indicators. Since the Company's debt is not quoted, estimates are based on each obligation's characteristics, including remaining maturities, interest rates, credit rating, collateral, amortization schedule and liquidity. The carrying amount approximates fair value.

     Commodity collar transactions: The fair value of commodity collar transactions is the amount at which they could be settled, based on estimates obtained from dealers. The unrealized gain on the commodity collar transaction at December 31, 1999 was approximately $766,000 and the unrealized loss on the commodity collar transaction at December 31, 1998 was approximately $249,000.

10.  EMPLOYEE BENEFITS

STOCK BASED COMPENSATION

  Stock Options

     In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), was issued. SFAS 123 defines a fair value based method of accounting for employee stock options or similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period of the award, which is usually the vesting period. However, SFAS 123 also allows entities to continue to measure compensation costs for employee stock compensation plans using the intrinsic value method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). The Company adopted SFAS 123 effective January 1, 1996, and has elected to remain with the accounting prescribed by APB 25. The Company has made the required disclosures prescribed by SFAS 123.

     The Company grants non-qualified stock options to outside Directors and key employees of the Company. In September 1993, the Board of Directors and shareholders of the Company approved an equity incentive plan ("1993 Plan"). In June 1996, the 1993 Plan was amended to (i) increase the maximum number of shares of Common Stock issuable under the 1993 Plan from 750,000 to 1,250,000, without reduction for the number of shares issued upon exercise of options granted outside of the 1993

                         RAILTEX, INC. AND SUBSIDIARIES

Plan; (ii) extend the exercise period for Outside Director's Options from two to ten years and increase the number of shares which may be purchased under Outside Director's Options from 2,000 to 3,000; (iii) specify 1,250,000 shares as the maximum number of shares issuable under the 1993 Plan to any employee in any year; (iv) permit the 1993 Plan administrator to specify shorter vesting periods for non-qualified options; and (v) clarify that cashless exercises of stock rights are permitted under the 1993 Plan. In May 1999, the shareholders of the Company voted to increase the maximum number of shares of Common Stock issuable under the 1993 Plan from 1,250,000 to 1,650,000, without reduction for the number of shares issued upon exercise of options granted outside of the 1993 Plan.

     Under the Company's stock option plan, options have been granted to outside directors and certain key employees of the Company at prices equal to or more than the fair market value of the Company's stock on the date of grant and expire 10 years from the date of grant, unless specified otherwise. Stock options granted to outside directors are exercisable immediately and stock options granted to key employees vest at a rate of 20% per year, unless specified otherwise.

     A summary of the status of the Company's 1993 Plan, as amended, for the years ended December 31, 1999, 1998 and 1997, and changes during the years ending on those dates is presented below:

                                                                 DECEMBER 31,
                                        ---------------------------------------------------------------
                                               1999                  1998                  1997
                                        -------------------   -------------------   -------------------
                                                   WEIGHTED              WEIGHTED              WEIGHTED
                                                   AVERAGE               AVERAGE               AVERAGE
                                                   EXERCISE              EXERCISE              EXERCISE
                                         SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                        --------   --------   --------   --------   --------   --------
Outstanding, beginning of the year....   854,614    $13.60     581,783    $18.07     743,954    $19.00
Granted...............................   215,197     13.46     710,216     13.42     188,973     19.31
Exercised.............................   (19,351)     3.73     (33,039)     7.49     (58,667)     4.71
Forfeited.............................  (105,692)    11.93    (404,346)    20.22    (292,477)    23.93
                                        --------              --------              --------
Outstanding, end of year..............   944,768     13.95     854,614     13.60     581,783     18.07
                                        ========              ========              ========
Options exercisable end of year.......   311,416    $13.68     194,654    $13.33     245,940    $13.50
                                        ========    ======    ========    ======    ========    ======
Weighted average fair value of options
  granted during year.................              $ 8.31                $ 8.41                $12.66
                                                    ======                ======                ======

     The following table summarizes the information about the 1993 Plan options outstanding at December 31, 1999:

                                              OPTIONS OUTSTANDING
                                      ------------------------------------    OPTIONS EXERCISABLE
                                                     WEIGHTED                ----------------------
                                                      AVERAGE     WEIGHTED                 WEIGHTED
                                                     REMAINING    AVERAGE                  AVERAGE
                                        NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
           EXERCISE PRICE             OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
           --------------             -----------   -----------   --------   -----------   --------
$ 3.74- 8.80........................     94,890        1.83        $ 6.37       94,890      $ 6.37
$10.88-11.94........................    259,205        8.91         11.84       59,491        5.78
$14.00-18.50........................    511,514        7.87         14.47       85,764       14.77
$24.25-27.75........................     79,159        5.49         26.56       71,271       26.60
                                        -------                                -------
                                        944,768        7.35        $13.95      311,416      $13.68
                                        =======                                =======

     In November 1998, the Board of Directors of the Company granted employee stock options to its current employee option holders other than its then Chairman of the Board and its Chief Executive Officer at an exercise price of $11.9375 per share, the then current market value of the Company's common stock. The options vest over five years in accordance with the Company's 1993 Plan, as amended. In order to

                         RAILTEX, INC. AND SUBSIDIARIES
obtain the newly granted stock options the employees were required to tender all previously granted employee options for cancellation. As to any employee, the amount of shares included under the new options were reduced from the number of shares covered by the canceled options by the same percentage as the new option exercise price was less than the canceled option exercise price. The reduction in the number of options outstanding and the reduced exercise price is reflected in the tables above.

     Because the Company has elected to remain with the accounting prescribed by APB 25, no compensation cost has been recognized for its 1993 Plan. Had compensation cost for the Company's stock-based compensation plans been determined on the fair value of the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's net income, earnings per basic share and earnings per diluted share would have decreased to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                        --------------------------------
                                                          1999        1998        1997
                                                        --------    --------    --------
Net income:
     As reported......................................  $13,879     $11,075     $10,624
     Pro forma........................................   12,378     $ 9,362     $ 9,289
Basic earnings per share:
     As reported......................................  $  1.49     $  1.20     $  1.16
     Pro forma........................................  $  1.33     $  1.02     $  1.01
Diluted earnings per share:
     As reported......................................  $  1.48     $  1.20     $  1.15
     Pro forma........................................  $  1.32     $  1.01     $  1.01

     The fair value of each option grant is estimated on the date of grant using an option-pricing model similar to Black-Scholes with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively:

     Dividend yield of 0.0% for all years; expected volatility of 48.1%, 42.0% and 42.2%; risk-free interest rates of 7.7%, 5.6% and 6.5%; and expected lives of 7.6, 10 and 10 years for December 31, 1999, 1998 and 1997, respectively.

  Restricted Stock

     In 1998, the Company, under the 1993 Plan, granted 80,000 restricted shares in the form of the Company's common stock to key executives. Of the 80,000 restricted shares awarded in 1998, 30,000 vest ratably over three years and 50,000 vest ratably over five years. The restricted shares will also vest in the event of a change in control or termination, not for cause. The unvested portion of the restricted shares forfeit if the key executive is terminated for cause during the restriction period. The awards were recorded at the fair market value of the Company's common stock on the date of grant as deferred compensation and will be amortized over the restriction period. For the years ended December 31, 1999 and 1998, the Company recorded compensation expense of approximately $243,000 and $50,000, respectively. For the year ended December 31, 1999, 20,000 of the 80,000 restricted shares vested.

PERFORMANCE STOCK

     Performance shares were awarded to certain key employees in 1998, through the 1993 Plan. Employees must be employed by the Company at the end of three years from the date of the award to receive the performance shares. During the three-year period, the number of shares to be awarded can increase by a maximum of 200.0% or decrease to zero as determined by the Company's total shareholder return as compared to benchmarks, as defined in the plan.

                         RAILTEX, INC. AND SUBSIDIARIES

     In addition, the Company, under the 1993, granted performance shares to key executives in 1999. The performance shares vest over a three-year period depending on whether certain earnings per share and return on capital targets are met, as defined. The performance shares cliff vest seven years from the date of grant. If the earnings per share and return on capital targets are met, the executives must be employed by the Company at the end of three years from the date of the award to receive the performance shares. If the earnings per share and return on capital targets are not met, the executive must be employed by the Company at the end of seven years from the date of the award to receive the performance shares.

     As of December 31, 1999 and 1998, a total of 56,716 and 20,457 performance shares were outstanding, respectively. At December 31, 1999, the Company recorded compensation expense related to the performance shares of approximately $355,000. There was no compensation expense recorded at December 31, 1998 related to the performance shares.

     On February 4, 2000, the Company was acquired by a wholly-owned subsidiary of RailAmerica. As a result of the acquisition, all stock options, restricted stock and performance stock under the 1993 Plan became fully exercisable and vested. All stock options, restricted stock and performance stock outstanding immediately prior to closing were canceled. Each stock option holder received an amount in cash equal to $13.50 minus the exercise price of the stock option plus two-thirds of a share of RailAmerica stock in exchange for each share of RailTex stock. Restricted stock and performance stock holders received an amount in cash of $13.50 per share plus two-thirds of a share of RailAmerica stock in exchange for each share of RailTex stock (See Note 18).

CASH BASED COMPENSATION

     The Company has various performance-based, cash incentive compensation programs which include all employees. Total cash incentive compensation of approximately $5.2 million, $3.6 million and $3.1 million was awarded under the various incentive compensation programs in 1999, 1998 and 1997, respectively.

RETIREMENT PLANS

     The Company has a 401(k) profit sharing plan ("401(k) Plan") for all eligible employees of the Company, as defined in the 401(k) Plan document. The 401(k) Plan qualifies under Section 401(k) of the Internal Revenue Code as a salary reduction plan. Employees may elect to contribute a certain percentage of their salary on a before-tax basis. Employees are immediately fully vested in their contributions and begin vesting in employer contributions after one year of service, as defined in the 401(k) Plan document. The 401(k) Plan is a defined contribution plan with employer contributions made solely at the discretion of the Board of Directors.

     Effective July 1, 1995, the 401(k) Plan was amended to provide for a Company matching contribution for certain employees of RailTex, Inc., the parent company, who are not covered under the Railroad Retirement and Railroad Unemployment Insurance Acts ("The Retirement Acts"). The Company matches employee contributions, for these employees, at the rate of 200.0% on employee contributions up to 5.0% of eligible compensation. Employees begin vesting in the employer matching contributions after one year of service. Company matching contributions to the 401(k) Plan totaled approximately $327,000, $314,000 and $230,000 in 1999, 1998 and 1997, respectively.

EMPLOYEE OPEN MARKET STOCK PURCHASE PLAN

     The Company had an Employee Open Market Stock Purchase Plan ("Stock Purchase Plan"), which was canceled in October 1999 when the Company announced plans to merge with RailAmerica. The purpose of the Stock Purchase Plan was to allow employees of the Company to participate in the

                         RAILTEX, INC. AND SUBSIDIARIES

Company's future. The Stock Purchase Plan was a payroll deduction plan which permits employees who meet specified length of service requirements to purchase shares, on an after-tax basis, of the Company's common stock on the open market at prevailing market prices. The Company paid the brokerage commissions on all purchases and incurred the administrative expenses associated with the Stock Purchase Plan. Stock Purchase Plan expenses in 1999, 1998 and 1997 were not material.

EXECUTIVE DEFERRED COMPENSATION

     During 1995, the Company implemented an Executive Deferred Compensation Plan wherein certain key employees were provided with life insurance protection in an amount sufficient to provide supplemental income, based upon a percentage of the employee's base salary, at retirement.

     The Executive Deferred Compensation Plan was funded through the purchase of split-dollar life insurance contracts. Upon death or retirement, the participant or the participant's estate was to reimburse the Company for all policy premiums paid. Also, should employment terminate prior to death or retirement, the participant could forfeit, at the discretion of the Compensation Committee, any future rights in the insurance policy. Effective January 1, 1999, the Executive Deferred Compensation Plan was modified and all split-dollar life insurance contracts, except two policies for two former executives, were canceled and replaced with a new Executive Deferred Compensation Plan. Under the new plan, each executive is entitled to 1% of their gross annual salary as deferred compensation. Premiums paid for the split dollar life insurance contracts for 1999, 1998 and 1997 were approximately $149,000, $407,000 and $311,000, respectively. The combined cash surrender value of these policies was approximately $526,000 and $859,000 at December 31, 1999 and 1998, respectively.

     As a result of RailAmerica's acquisition of RailTex, which was effective February 4, 2000, the two remaining split-dollar life insurance policies were transferred to the two former executives and the deferred compensation that had been accrued through February 4, 2000 under the new Executive Deferred Compensation Plan was paid to each executive.

POST-RETIREMENT AND POST-EMPLOYMENT BENEFITS

     The Company does not provide post-retirement or post-employment benefits to its employees.

                         RAILTEX, INC. AND SUBSIDIARIES

11.  INCOME TAXES

     Income tax expense consisted of the following (in thousands):

                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                       ---------------------------------
                                                        1999         1998         1997
                                                       -------      -------      -------
United States:
  Federal --
       Current.......................................  $5,181       $1,486       $2,358
       Deferred......................................   1,349        4,672        1,837
                                                       ------       ------       ------
                                                        6,530        6,158        4,195
                                                       ------       ------       ------
  State --
       Current.......................................   1,337         (180)         965
       Deferred......................................    (270)         970           36
                                                       ------       ------       ------
                                                        1,067          790        1,001
                                                       ------       ------       ------
Foreign:
       Current.......................................   1,556          635          543
       Deferred......................................     236          270          309
                                                       ------       ------       ------
                                                        1,792          905          852
                                                       ------       ------       ------
                                                       $9,389       $7,853       $6,048
Tax effect of change in accounting principle.........      --       (1,044)          --
                                                       ------       ------       ------
                                                       $9,389       $6,809       $6,048
                                                       ======       ======       ======

     The following summarizes the estimated tax effect of significant cumulative temporary differences that are included in the net deferred income tax liability (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1999       1998
                                                              -------    -------
Differences in property depreciation and amortization.......  $36,488    $33,009
Accruals and reserves not deducted for tax purposes until
  paid or realized..........................................   (1,982)    (1,333)
Federal benefit of state taxes..............................     (724)      (890)
Charitable contribution carryforward........................     (609)    (1,291)
AMT credit carryforward.....................................       --       (993)
Deferred revenue............................................   (3,470)        --
Other items, net............................................       --       (114)
                                                              -------    -------
     Net deferred tax liability.............................  $29,703    $28,388
                                                              =======    =======

     At December 31, 1999 and 1998, there were no valuation allowances against deferred tax assets.

     The Company has not provided any U.S. deferred income taxes or Canadian withholding taxes on the undistributed earnings of its Canadian subsidiaries based on the determination that such earnings will be indefinitely reinvested. At December 31, 1999, the cumulative undistributed earnings of these subsidiaries were approximately $10.2 million. If such earnings were not considered indefinitely reinvested, deferred U.S. and Canadian withholding taxes would have been provided after consideration of foreign tax credits. However, determination of the amount of deferred federal income taxes and Canadian withholding taxes is not practical.

                         RAILTEX, INC. AND SUBSIDIARIES

     The reconciliation of the U.S. statutory tax rate to the effective income tax rate follows:

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1999    1998    1997
                                                              ----    ----    ----
United States statutory rate................................  35.0%   35.0%   35.0%
Effect of foreign operations................................   1.8     1.0     1.3
State income taxes, net of federal income tax benefit.......   3.0     4.8     5.0
Contribution for tax purposes, net of valuation allowance...    --      --    (5.0)
Reversal of valuation allowance.............................    --    (2.5)     --
Other, net..................................................   0.5    (0.2)     --
                                                              ----    ----    ----
                                                              40.3%   38.1%   36.3%
                                                              ====    ====    ====

12.  LEASES

     Operating lease expense for the years ended December 31, 1999, 1998 and 1997 totaled approximately $5.1 million, $7.6 million and $6.1 million, respectively.

     The minimum future lease payments for equipment and facilities under non-cancelable leases are as follows (in thousands):

                                                              OPERATING   CAPITAL
              FOR THE YEARS ENDED DECEMBER 31,                 LEASES     LEASES
              --------------------------------                ---------   -------
2000........................................................   $ 4,285    $1,090
2001........................................................     2,937       902
2002........................................................     2,885       536
2003........................................................     2,752       146
2004........................................................     2,635        --
Thereafter..................................................     7,909        --
                                                               -------    ------
          Total minimum payments............................   $23,403     2,674
                                                               =======
  Less amount representing interest at rates ranging from
     7.25% to 8.5%..........................................                 272
                                                                          ------
  Present value of minimum lease payments...................              $2,402
                                                                          ======

     The Company has entered into various lease agreements covering certain of its railroad properties. For railroad properties it leases, the Company ordinarily assumes all operating and financial responsibilities, including maintenance, payment of property taxes and regulatory compliance, upon commencement date. Lease payments on three railroad properties leased from one major railroad are structured to ensure that the Company interchanges an agreed-upon percentage of outbound carloads with the lessor railroad. Under these leases, no payments to the lessor are required as long as a minimum percentage of traffic volume is interchanged with the lessor; therefore, the Company controls, to some extent, the amounts which may be payable under these leases. If the minimum percentage of traffic volume interchanged with the lessor is not met, the amounts which may be payable under these leases could be significant and have an adverse effect on the Company. These leases are subject to an initial 20 year term with one or more renewal terms at the Company's option. In addition, lease payments on five properties leased from two other major railroads are subject to reduction from the base rate, down to zero, depending upon the level of traffic interchanged with the lessors. The maximum aggregate annual base rate lease payments under these leases is approximately $1.7 million. These leases have initial lease terms of 5 to 20 years and leases on four of the five properties include purchase options which may be exercised by the Company after one to three years of operation. To date, no payments have been required under any of the Company's railroad property

                         RAILTEX, INC. AND SUBSIDIARIES
leases. Therefore, the above table does not include any rentals pertaining to the Company's railroad property leases.

13.  COMMITMENTS AND CONTINGENCIES

     The Company has added railroad properties to its portfolio through the purchase of track and roadbed, lease of such assets and contracts to operate such assets under management agreements. These arrangements typically relate only to the physical assets of the railroad property and, except for the purchases of Central Properties, Inc. ("CPI") and Indiana & Ohio Rail Corp. ("IORC") (See Note 14), which were structured as acquisitions of stock, the Company typically does not contractually assume any of the operations or liabilities of the divesting carriers.

     Rail properties operated by the Company under management agreements typically have initial ten year terms followed by either a purchase option or one or more renewal terms at the Company's option. These operating contracts typically require that the Company assume all operating and financial responsibilities for freight operations on the property, including maintenance, payment of property taxes and regulatory compliance. Payments by the Company for the right to conduct rail operations on these properties are typically calculated as a percentage of revenues from the respective properties.

     In August 1995, the Company entered into a ten year Information Technology Services Agreement ("ITS Agreement") with Electronic Data Systems Corporation ("EDS"). Under the ITS Agreement, EDS is responsible for the management information systems of the Company, including developing, obtaining licenses for and maintaining new software for the Company, coordinating the acquisition and maintenance of computers and related equipment and coordinating the maintenance of the Company's existing software. The Company currently pays EDS $2.0 million annually which is subject to annual escalation based on the Consumer Price Index. The ITS Agreement is subject to earlier termination under certain limited conditions.

     The Company maintains insurance to cover costs associated with personal injury, including death, and property damage, including derailments. The Company's liability policies, which include third party property damage, are currently subject to a self-insured retention of $500,000 per occurrence. With respect to its transportation of hazardous commodities, the Company's liability policies cover sudden releases of hazardous materials, including expenses related to evacuation. Personal injuries associated with grade crossing accidents and damage to property of shippers are also covered under the Company's liability policies. The Company's property damage policies, which cover owned/leased property, are currently subject to a self-insured retention of $150,000 per occurrence.

     The Company's railroad employees are covered by the Federal Employers' Liability Act ("FELA"), a fault-based system under which injuries and deaths of railroad employees are settled by negotiation or litigation based on the comparative negligence of the employee and the employer. FELA-related claims are covered under the Company's liability insurance policies.

     The Company is currently subject to a number of claims and legal actions that arose in the ordinary course of business, including FELA claims by its employees and personal injury claims (including wrongful death claims) by third parties. The Company believes these claims, taking into account reserves and applicable insurance, will not have a material adverse effect on the Company. However, adverse judgments in these claims, individually or in the aggregate, in excess of related reserves and applicable insurance, could have a materially adverse effect on the Company's financial condition and results of its operations.

                         RAILTEX, INC. AND SUBSIDIARIES

14.  ACQUISITIONS AND DIVESTITURES

     In September 1999, the Company sold 100% of the stock of the Salt Lake City Southern Railroad for $675,000.

     In June 1999, the Company sold the assets of the Greenville Northern Railroad for approximately $1.3 million.

     In April 1999, the Company completed the divestiture of the Northeast Kansas & Missouri Railroad to Union Pacific ("UP") for approximately $3.2 million. The Company also completed the divestiture of the assets of the New Orleans Lower Coast Railroad to the New Orleans & Gulf Coast Railway Company for approximately $5.2 million.

     In January 1999, a wholly-owned subsidiary of the Company, the Dallas Garland and Northeast Railroad ("DGNO") commenced operations on 89 miles of rail line north of Dallas, Texas ("North Dallas Lines") under a lease arrangement with UP. The North Dallas Lines connect to and are operated as part of the DGNO.

     In November 1998, a wholly-owned subsidiary of the Company, Goderich-Exeter Railway ("GEXR") commenced operations on the Guelph Line under a lease arrangement with CN. The Guelph Line is a 99 mile rail line that operates between Silver and London, Ontario and connects with the GEXR at Stratford, Ontario.

     In September 1998, the Company acquired approximately 10 miles of track in two separate five mile sections from the Burlington Northern and Santa Fe Railway ("BNSF") for approximately $810,000. One section is in Carthage, Missouri and the other is in Joplin, Missouri. Both sections are being operated as part of the Company's Missouri & Northern Arkansas Railroad ("MNAR").

     In June 1998, the Company acquired 100% of the outstanding stock of CPI. The stock was originally held in a voting trust pending Surface Transportation Board ("STB") approval, which was received effective July 1998. CPI was a privately held company which owned 100% of the stock of two railroads in Ohio and Indiana. The Central Railroad of Indianapolis ("CERA") operates almost 92 miles of rail line in north central Indiana under lease and trackage rights arrangements. The Central Railroad of Indiana ("CIND") owns and operates 81 miles of rail line between Cincinnati, Ohio and Shelbyville, Indiana. The purchase price was approximately $14.3 million including an approximately $14.0 million cash payment and the assumption of approximately $266,000 of long-term debt. The Company began actively operating the two railroads in August 1998.

     The following unaudited pro forma results of operations for the years ended December 31, 1998 and 1997, assumes the acquisition of the CPI occurred as of the beginning of the respective periods (in thousands, except per share amounts).

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
                                                                  (UNAUDITED)
Operating revenues..........................................  $163,953    $155,790
                                                              ========    ========
Net income..................................................  $ 10,214    $ 11,716
                                                              ========    ========
Basic earnings per share....................................  $   1.11    $   1.28
                                                              ========    ========
Diluted earnings per share..................................  $   1.10    $   1.27
                                                              ========    ========

     These pro forma results have been prepared for comparative purposes only and include certain adjustments such as depreciation expense as a result of a step-up in the basis of fixed assets and an

                         RAILTEX, INC. AND SUBSIDIARIES
adjustment of depreciable lives, additional amortization expense as a result of organization costs and increased interest expense on acquisition debt. The unaudited pro forma information is not necessarily indicative of the results that would have occurred had such transactions actually taken place at the beginning of the periods specified, nor does such information purport to project the results of operations for any future date or period.

     In February 1997, a wholly-owned subsidiary of the Indiana & Ohio Rail Corp., Indiana & Ohio Railway Company ("IORY"), purchased substantially all of the assets of the former DTI from the Grand Trunk Western Railroad, Inc., a subsidiary of CN. IORY acquired 146 miles of track for approximately $22.0 million and, with trackage rights, operates over 255 miles of track between Detroit, Michigan and Cincinnati, Ohio. IORY committed to return the former DTI track to Federal Railroad Administration Class IV standards, over a three year period. This rehabilitation project was completed during the year ended December 31, 1998. In addition,$5.0 million of the purchase price was reimbursed to the Company due to certain levels of carloadings not achieved within a specified time period, as detailed in the purchase and sale agreement.

15.  COMPREHENSIVE INCOME

     During 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive Income is defined as the total of net income and all other changes in equity of an enterprise that result from transactions and other economic events of a reporting period other than transactions with owners. The Company has chosen to disclose comprehensive income in the Consolidated Statements of Shareholders' Equity. For purposes of SFAS 130, the Company's other comprehensive income or loss was comprised of net currency translation adjustments. Paragraph 9(f) of Statement 109 "prohibits recognition of a deferred tax liability or asset for differences related to assets and liabilities that under FASB Statement No. 52, "Foreign Currency Translation,' are remeasured from the local currency into the functional currency using historical rates". Therefore, other comprehensive income is not being shown net of tax.

16.  SEGMENT INFORMATION

     During 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes new standards for reporting information about operating segments in annual and interim financial statements, requiring that public business enterprises report financial and descriptive information about its reportable segments based on a management approach. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. In applying the requirements of this statement, each of the Company's geographic areas described below were determined to be an operating segment as defined by the statement, but have been aggregated as allowed by the statement for reporting purposes. As a result, the Company continues to have one reportable segment, which is the operation of short line railroads.

                         RAILTEX, INC. AND SUBSIDIARIES

     The following table presents information about the Company by geographic area (in thousands). Identifiable Assets include property and equipment, intangible assets and other long-term assets, excluding organization and acquisition costs and deferred financing costs.

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1999        1998        1997
                                                     --------    --------    --------
Total Revenues:
     United States.................................  $157,640    $146,358    $134,496
     Canada........................................    20,122      13,841      13,855
     Other foreign.................................        83         821         440
                                                     --------    --------    --------
          Total....................................  $177,845    $161,020    $148,791
                                                     ========    ========    ========
Operating Income:
     United States.................................  $ 25,319    $ 23,463    $ 19,225
     Canada........................................     5,320       3,307       3,906
     Other foreign.................................        13         882        (130)
                                                     --------    --------    --------
          Total....................................  $ 30,652    $ 27,652    $ 23,001
                                                     ========    ========    ========
Identifiable Assets:
     United States.................................  $284,220    $280,717    $244,034
     Canada........................................    21,257      18,855      19,293
     Other foreign.................................    21,095      20,133      18,367
                                                     --------    --------    --------
          Total....................................  $326,572    $319,705    $281,694
                                                     ========    ========    ========

     During 1999, the Company served more than 1,100 customers who shipped and received a wide variety of products. Although most of the Company's railroads have a well-diversified customer base, several have one or two dominant customers. The Company's largest customer in 1999, 1998 and 1997 was CN, representing 6.7%, 7.0% and 8.1% of operating revenues, respectively.

                         RAILTEX, INC. AND SUBSIDIARIES

17.  GUARANTOR FINANCIAL STATEMENT INFORMATION

     In anticipation of being a guarantor of debt, below are consolidating financial statements of the Guarantor Subsidiaries, Non-Guarantor Subsidiaries and the Company on a consolidated basis. Guarantor Subsidiaries include the parent company, RailTex, and all U.S. subsidiaries. Non-Guarantor Subsidiaries include all Canadian subsidiaries. Operating revenue and operating expense eliminations are due to inter-company leases for locomotives and equipment between the Guarantor parent and the non-guarantor subsidiaries.

                       CONSOLIDATING STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                             FOR THE YEAR ENDED DECEMBER 31, 1999
                                                   ---------------------------------------------------------
                                                    GUARANTOR         NON-
                                                    PARENT AND     GUARANTOR
                                                   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                   ------------   ------------   ------------   ------------
OPERATING REVENUES...............................    $159,238       $ 19,720       $ (1,113)      $177,845
OPERATING EXPENSES:
  Transportation.................................      51,570          7,145           (999)        57,716
  General and administrative.....................      34,688          1,749             --         36,437
  Equipment......................................      16,641          2,632            (17)        19,256
  Maintenance of way.............................      15,130          2,058            (97)        17,091
  Depreciation and amortization..................      15,875            818             --         16,693
                                                     --------       --------       --------       --------
          Total operating expenses...............     133,904         14,402         (1,113)       147,193
                                                     --------       --------       --------       --------
OPERATING INCOME.................................      25,334          5,318             --         30,652
INTEREST EXPENSE.................................      (9,273)        (1,162)            --        (10,435)
INCOME FROM SUBSIDIARIES.........................       2,124             --         (2,124)            --
OTHER INCOME, NET................................       3,291           (240)            --          3,051
                                                     --------       --------       --------       --------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT
  OF A CHANGE IN ACCOUNTING PRINCIPLE............      21,476          3,916         (2,124)        23,268
INCOME TAXES.....................................      (7,597)        (1,792)            --         (9,389)
                                                     --------       --------       --------       --------
NET INCOME BEFORE CUMULATIVE EFFECT OF A
  CHANGE IN ACCOUNTING PRINCIPLE.................      13,879          2,124         (2,124)        13,879
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE (NET OF INCOME TAXES)................          --             --             --             --
                                                     --------       --------       --------       --------
NET INCOME.......................................    $ 13,879       $  2,124       $ (2,124)      $ 13,879
                                                     ========       ========       ========       ========

                         RAILTEX, INC. AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                     DECEMBER 31, 1999
                                                 ----------------------------------------------------------
                                                  GUARANTOR
                                                  PARENT AND    NON-GUARANTOR
                                                 SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                 ------------   -------------   ------------   ------------
                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................    $    160        $ 1,641        $     --     $      1,801
  Accounts receivable..........................      29,092          2,147              --           31,239
  Intercompany accounts receivable.............          --          3,384          (3,384)              --
  Prepaid expense and other current assets.....       1,923             (4)             --            1,919
  Inventories..................................         650            202              --              852
  Deferred tax assets, net.....................       1,569             --              --            1,569
                                                   --------        -------        --------     ------------
          Total current assets.................      33,394          7,370          (3,384)          37,380
                                                   --------        -------        --------     ------------
PROPERTY AND EQUIPMENT, NET....................     272,714         21,257              --          293,971
                                                   --------        -------        --------     ------------
OTHER ASSETS:
  Investments in Brazilian railroad
     companies.................................      21,095             --              --           21,095
  Other, net...................................      25,118            116         (12,510)          12,724
                                                   --------        -------        --------     ------------
          Total other assets...................      46,213            116         (12,510)          33,819
                                                   --------        -------        --------     ------------
          Total assets.........................    $352,321        $28,743        $(15,894)    $    365,170
                                                   ========        =======        ========     ============

     LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term notes payables....................    $     --        $    --        $     --     $         --
  Current portion of long-term debt............       1,010             --              --            1,010
  Accounts payable.............................      16,384          1,616              --           18,000
  Intercompany accounts payable................       3,384             --          (3,384)              --
  Accrued liabilities..........................      16,191          1,813              --           18,004
                                                   --------        -------        --------     ------------
          Total current liabilities............      36,969          3,429          (3,384)          37,014
                                                   --------        -------        --------     ------------
DEFERRED INCOME TAXES, NET.....................      29,048          2,224              --           31,272
LONG-TERM DEBT, LESS CURRENT PORTION...........     101,088         10,387              --          111,475
OTHER LIABILITIES..............................      13,977             --              --           13,977
                                                   --------        -------        --------     ------------
          Total liabilities....................     181,082         16,040          (3,384)         193,738
                                                   --------        -------        --------     ------------
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN BRAZILIAN
  INVESTMENTS..................................      11,561             --              --           11,561
                                                   --------        -------        --------     ------------
SHAREHOLDERS' EQUITY:
  Preferred Stock..............................          --             --              --               --
  Common Stock.................................         929             73             (73)             929
  Paid-in capital..............................      86,095          2,252          (2,252)          86,095
  Retained earnings............................      73,855         10,185         (10,185)          73,855
  Deferred compensation........................      (1,201)            --              --           (1,201)
  Accumulated other comprehensive income.......          --            193              --              193
                                                   --------        -------        --------     ------------
          Total shareholders' equity...........     159,678         12,703         (12,510)         159,871
                                                   --------        -------        --------     ------------
          Total liabilities and shareholders'
            equity.............................    $352,321        $28,743        $(15,894)    $    365,170
                                                   ========        =======        ========     ============

                         RAILTEX, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         FOR THE YEAR ENDED DECEMBER 31, 1999
                                                              ----------------------------------------------------------
                                                               GUARANTOR
                                                               PARENT AND    NON-GUARANTOR
                                                              SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                              ------------   -------------   ------------   ------------
OPERATING ACTIVITIES:
  Net income................................................    $ 13,879        $ 2,124        $ (2,124)    $     13,879
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................      15,875            818              --           16,693
    Deferred income taxes...................................         952            363              --            1,315
    Provision for losses on accounts receivable.............         271            156              --              427
    Amortization of deferred financing costs................         404             48              --              452
    Income from subsidiaries................................      (2,124)            --           2,124               --
    Gain on sale of assets..................................      (3,005)           (36)             --           (3,041)
    Gain on sale of subsidiary..............................        (511)            --              --             (511)
    Other...................................................         566             13              --              579
    Change in working capital:
      Accounts receivable, including intercompany accounts
        receivable..........................................       4,112         (1,100)            800            3,812
      Prepaid expenses and other current assets.............         188             19              --              207
      Accounts payable and accrued liabilities, including
        intercompany accounts payable.......................      (1,641)         1,284            (800)          (1,157)
                                                                --------        -------        --------     ------------
          Net cash provided by operating activities.........      28,966          3,689              --           32,655
                                                                --------        -------        --------     ------------
INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (22,829)        (2,090)             --          (24,919)
  Proceeds from sale of property and equipment..............      12,301             38              --           12,339
  Proceeds from sale of subsidiary..........................         675             --              --              675
  Investment in Brazilian railroad company..................        (540)            --              --             (540)
  Organization and acquisition costs........................          --             18              --               18
  Decrease in other long-term assets........................         547             --              --              547
                                                                --------        -------        --------     ------------
          Net cash used in investing activities.............      (9,846)        (2,034)             --          (11,880)
                                                                --------        -------        --------     ------------
FINANCING ACTIVITIES:
  Decrease in short-term notes payable......................        (215)            --              --             (215)
  Proceeds from long-term debt..............................         272             --              --              272
  Principal payments on long-term debt and capital leases...      (3,469)            --              --           (3,469)
  Net decrease in working capital facilities................     (14,581)        (2,012)             --          (16,593)
  Deferred financing costs..................................        (768)           (80)             --             (848)
  Issuance of common stock..................................          76             --              --               76
                                                                --------        -------        --------     ------------
          Net cash used in financing activities.............     (18,685)        (2,092)             --          (20,777)
                                                                --------        -------        --------     ------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................          --            560              --              560
                                                                --------        -------        --------     ------------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................         435            123              --              558
CASH AND CASH EQUIVALENTS, beginning of year................        (275)         1,518              --            1,243
                                                                --------        -------        --------     ------------
CASH AND CASH EQUIVALENTS, end of year......................    $    160        $ 1,641        $     --     $      1,801
                                                                ========        =======        ========     ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest..................................................    $  9,347        $ 1,187              --     $     10,534
  Income taxes..............................................       6,734            624              --            7,358
Non-cash investing and financing activities:
  Grants....................................................       6,652             --              --            6,652
  Capital leases............................................          31             --              --               31
  Tax benefit from exercise of non-qualified stock
    options.................................................          61             --              --               61
  Amortization of deferred compensation.....................         598             --              --              598

                         RAILTEX, INC. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                            FOR THE YEAR ENDED DECEMBER 31, 1998
                                                 ----------------------------------------------------------
                                                  GUARANTOR
                                                  PARENT AND    NON-GUARANTOR
                                                 SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                 ------------   -------------   ------------   ------------
OPERATING REVENUES.............................    $147,943       $ 13,532        $   (455)      $161,020
OPERATING EXPENSES:
  Transportation...............................      48,944          4,911            (370)        53,485
  General and administrative...................      29,680          1,173               2         30,855
  Equipment....................................      16,728          2,117              (8)        18,837
  Maintenance of way...........................      14,730          1,282             (79)        15,933
  Depreciation and amortization................      13,516            742              --         14,258
                                                   --------       --------        --------       --------
          Total operating expenses.............     123,598         10,225            (455)       133,368
                                                   --------       --------        --------       --------
OPERATING INCOME...............................      24,345          3,307              --         27,652
INTEREST EXPENSE...............................     (10,104)        (1,132)             --        (11,236)
INCOME FROM SUBSIDIARIES.......................         987             --            (987)            --
OTHER INCOME, NET..............................       4,427           (212)             --          4,215
                                                   --------       --------        --------       --------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
  EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE...      19,655          1,963            (987)        20,631
INCOME TAXES...................................      (6,948)          (905)             --         (7,853)
                                                   --------       --------        --------       --------
NET INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE
  IN ACCOUNTING PRINCIPLE......................      12,707          1,058            (987)        12,778
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE (NET OF INCOME TAXES)..............      (1,632)           (71)             --         (1,703)
                                                   --------       --------        --------       --------
NET INCOME.....................................    $ 11,075       $    987        $   (987)      $ 11,075
                                                   ========       ========        ========       ========

                         RAILTEX, INC. AND SUBSIDIARIES

                          CONSOLIDATING BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                          DECEMBER 31, 1998
                                                      ----------------------------------------------------------
                                                       GUARANTOR
                                                       PARENT AND    NON-GUARANTOR
                                                      SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                      ------------   -------------   ------------   ------------
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................    $   (275)      $  1,518        $     --       $  1,243
  Accounts receivable...............................      33,137          2,341              --         35,478
  Intercompany accounts receivable..................         337          2,245          (2,582)            --
  Prepaid expense and other current assets..........       2,276            111              --          2,387
  Inventories.......................................         742            107              --            849
  Deferred tax assets, net..........................       1,906             --              --          1,906
                                                        --------       --------        --------       --------
          Total current assets......................      38,123          6,322          (2,582)        41,863
                                                        --------       --------        --------       --------
PROPERTY AND EQUIPMENT, NET.........................     273,029         18,750              --        291,779
                                                        --------       --------        --------       --------
OTHER ASSETS:
  Investments in Brazilian railroad companies.......      19,994             --              --         19,994
  Other, net........................................      18,991            104         (10,386)         8,709
                                                        --------       --------        --------       --------
          Total other assets........................      38,985            104         (10,386)        28,703
                                                        --------       --------        --------       --------
          Total assets..............................    $350,137       $ 25,176        $(12,968)      $362,345
                                                        ========       ========        ========       ========
        LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term notes payables.........................    $    215       $     --        $     --       $    215
  Current portion of long-term debt.................       6,617          1,951              --          8,568
  Accounts payable..................................      19,779            795              --         20,574
  Intercompany accounts payable.....................       2,245            337          (2,582)            --
  Accrued liabilities...............................      16,716          1,013              --         17,729
                                                        --------       --------        --------       --------
          Total current liabilities.................      45,572          4,096          (2,582)        47,086
                                                        --------       --------        --------       --------
DEFERRED INCOME TAXES, NET..........................      28,434          1,860              --         30,294
LONG-TERM DEBT, LESS CURRENT PORTION................     113,226          9,756              --        122,982
OTHER LIABILITIES...................................       6,835             --              --          6,835
                                                        --------       --------        --------       --------
          Total liabilities.........................     194,067         15,712          (2,582)       207,197
                                                        --------       --------        --------       --------
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN BRAZILIAN INVESTMENTS..........      11,000             --              --         11,000
                                                        --------       --------        --------       --------
SHAREHOLDERS' EQUITY:
  Preferred Stock...................................          --             --              --             --
  Common Stock......................................         927             73             (73)           927
  Paid-in capital...................................      85,115          2,252          (2,252)        85,115
  Retained earnings.................................      59,976          8,061          (8,061)        59,976
  Deferred compensation.............................        (948)            --              --           (948)
  Accumulated other comprehensive income............          --           (922)             --           (922)
                                                        --------       --------        --------       --------
          Total shareholders' equity................     145,070          9,464         (10,386)       144,148
                                                        --------       --------        --------       --------
          Total liabilities and shareholders'
            equity..................................    $350,137       $ 25,176        $(12,968)      $362,345
                                                        ========       ========        ========       ========

                         RAILTEX, INC. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         FOR THE YEAR ENDED DECEMBER 31, 1998
                                                              ----------------------------------------------------------
                                                               GUARANTOR
                                                               PARENT AND    NON-GUARANTOR
                                                              SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                              ------------   -------------   ------------   ------------
OPERATING ACTIVITIES:
  Net Income................................................    $ 11,075       $    987        $   (987)      $ 11,075
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Cumulative effect of a change in accounting principle...       2,633            114              --          2,747
    Depreciation and amortization...........................      13,516            742              --         14,258
    Deferred income taxes...................................       5,161            271              --          5,432
    Provision for losses on accounts receivable.............         155             32              --            187
    Amortization of deferred financing costs................         351             37              --            388
    Income from subsidiaries................................        (987)            --             987             --
    Gain on sale of assets..................................      (1,867)            --              --         (1,867)
    Gain on sale of minority interest.......................      (2,045)            --              --         (2,045)
    Other...................................................          32             50              --             82
    Change in working capital:
      Accounts receivable, including intercompany accounts
        payable.............................................        (871)          (665)         (1,029)        (2,565)
      Prepaid expenses and other current assets.............          24            (46)             --            (22)
      Accounts payable and accrued liabilities, including
        intercompany accounts payable.......................       1,299         (1,551)          1,029            777
                                                                --------       --------        --------       --------
          Net cash provided by operating activities.........      28,476            (29)             --         28,447
                                                                --------       --------        --------       --------
INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (28,597)        (1,723)             --        (30,320)
  Proceeds from sale of property and equipment..............       2,288             --              --          2,288
  Purchase of new properties and related equipment and other
    costs...................................................     (13,096)            --              --        (13,096)
  Proceeds from sale of minority interest...................      10,861             --              --         10,861
  Organization and acquisition costs........................         (58)           (21)             --            (79)
  Increase in other long-term assets........................      (1,637)            20              --         (1,617)
                                                                --------       --------        --------       --------
          Net cash used in investing activities.............     (30,239)        (1,724)             --        (31,963)
                                                                --------       --------        --------       --------
FINANCING ACTIVITIES:
  Decrease in short-term notes payable......................        (355)            --              --           (355)
  Proceeds from long-term debt..............................      21,900             --              --         21,900
  Principal payments on long-term debt and capital leases...     (16,687)            --              --        (16,687)
  Net decrease in working capital facilities................      (2,000)         1,250              --           (750)
  Deferred financing costs..................................          --             (3)             --             (3)
  Issuance of common stock..................................         247             --              --            247
                                                                --------       --------        --------       --------
          Net cash provided by financing activities.........       3,105          1,247              --          4,352
                                                                --------       --------        --------       --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................          --           (163)             --           (163)
                                                                --------       --------        --------       --------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................       1,342           (669)             --            673
CASH AND CASH EQUIVALENTS, beginning of year................      (1,617)         2,187              --            570
                                                                --------       --------        --------       --------
CASH AND CASH EQUIVALENTS, end of year......................    $   (275)      $  1,518        $     --       $  1,243
                                                                ========       ========        ========       ========

                                                                     (continued)

                         RAILTEX, INC. AND SUBSIDIARIES

             CONSOLIDATING STATEMENTS OF CASH FLOWS -- (CONTINUED)

                        (IN THOUSANDS)

                                                                         FOR THE YEAR ENDED DECEMBER 31, 1998
                                                              ----------------------------------------------------------
                                                               GUARANTOR
                                                               PARENT AND    NON-GUARANTOR
                                                              SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                              ------------   -------------   ------------   ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest..................................................    $ 10,100       $  1,107        $     --       $ 11,207
  Income taxes..............................................       1,816            698              --          2,514
Non-cash investing and financing activities:
  Grants....................................................       2,918             --              --          2,918
  Capital Leases............................................       1,959             --              --          1,959
  Tax benefit from exercise of non-qualified stock
    options.................................................          76             --              --             76
  Amortization of deferred compensation.....................          50             --              --             50
Liabilities and long-term debt assumed in connection with
  the acquisition of railroad companies:
  Fair value of assets acquired.............................      15,809             --              --         15,809
  Cash paid for capital stock...............................      14,003             --              --         14,003
                                                                --------       --------        --------       --------
  Liabilities and long-term debt assumed....................    $  1,806       $     --        $     --       $  1,806
                                                                ========       ========        ========       ========

                         RAILTEX, INC. AND SUBSIDIARIES

                       CONSOLIDATING STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 FOR THE YEAR ENDED DECEMBER 31, 1997
                                                      ----------------------------------------------------------
                                                       GUARANTOR
                                                       PARENT AND    NON-GUARANTOR
                                                      SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                      ------------   -------------   ------------   ------------
OPERATING REVENUES..................................    $135,625       $ 13,611        $   (445)      $148,791
OPERATING EXPENSES:
  Transportation....................................      46,434          4,809            (373)        50,870
  General and administrative........................      29,753            961             (13)        30,701
  Equipment.........................................      15,776          2,062              (8)        17,830
  Maintenance of Way................................      12,444          1,056             (51)        13,449
  Depreciation and amortization.....................      12,124            816              --         12,940
                                                        --------       --------        --------       --------
          Total operating expenses..................     116,531          9,704            (445)       125,790
                                                        --------       --------        --------       --------
OPERATING INCOME....................................      19,094          3,907              --         23,001
INTEREST EXPENSE....................................      (8,616)        (1,911)             --        (10,527)
INCOME FROM SUBSIDIARIES............................         975             --            (975)            --
OTHER INCOME, NET...................................       4,367           (169)             --          4,198
                                                        --------       --------        --------       --------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF
  A CHANGE IN ACCOUNTING PRINCIPLE..................      15,820          1,827            (975)        16,672
INCOME TAXES........................................      (5,196)          (852)             --         (6,048)
                                                        --------       --------        --------       --------
NET INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN
  ACCOUNTING PRINCIPLE..............................      10,624            975            (975)        10,624
CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE (NET OF INCOME TAXES)...................          --             --              --             --
                                                        --------       --------        --------       --------
NET INCOME..........................................    $ 10,624       $    975        $   (975)      $ 10,624
                                                        ========       ========        ========       ========

                         RAILTEX, INC. AND SUBSIDIARIES

                     CONSOLIDATING STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         FOR THE YEAR ENDED DECEMBER 31, 1997
                                                              ----------------------------------------------------------
                                                               GUARANTOR
                                                               PARENT AND    NON-GUARANTOR
                                                              SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                                              ------------   -------------   ------------   ------------
OPERATING ACTIVITIES:
  Net Income................................................    $ 10,624       $    975        $   (975)      $ 10,624
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................      12,124            816              --         12,940
    Deferred income taxes...................................       1,942            240              --          2,182
    Provision for losses on accounts receivable.............         637              1              --            638
    Amortization of deferred financing costs................         335             49              --            384
    Income from subsidiaries................................        (975)            --             975             --
    Gain on sale of assets..................................      (6,771)            --              --         (6,771)
    Write down of investments...............................       2,100             --              --          2,100
    Other...................................................        (272)            (3)             --           (275)
    Change in working capital:
      Accounts receivable, including intercompany accounts
        receivable..........................................      (4,999)          (501)           (475)        (5,975)
      Prepaid expenses and other current assets.............        (126)            67              --            (59)
      Accounts payable and accrued liabilities, including
        intercompany accounts payable.......................       9,576             58             475         10,109
                                                                --------       --------        --------       --------
          Net cash provided by operating activities.........      24,195          1,702              --         25,897
                                                                --------       --------        --------       --------
INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (34,199)        (1,308)             --        (35,507)
  Proceeds from sale of property and equipment..............       7,327             --              --          7,327
  Purchase of new properties and related equipment and other
    costs...................................................     (25,978)            --              --        (25,978)
  Investment in Brazilian railroad companies................      (1,362)            --              --         (1,362)
  Sale of preferred shares in Brazilian railroad company....       2,758             --              --          2,758
  Organization and acquisition costs........................         (53)           (44)             --            (97)
  Increase in other long-term assets........................        (167)            15              --           (152)
                                                                --------       --------        --------       --------
          Net cash used in investing activities.............     (51,674)        (1,337)             --        (53,011)
                                                                --------       --------        --------       --------
FINANCING ACTIVITIES
  Increase in short-term notes payable......................         218             --              --            218
  Proceeds from long-term debt..............................      74,790            210              --         75,000
  Principal payments on long-term debt and capital leases...     (52,456)          (942)             --        (53,398)
  Net Increase in working capital facilities................       4,000             --              --          4,000
  Deferred financing costs..................................        (367)            (2)             --           (369)
  Issuance of common stock..................................          74             --              --             74
                                                                --------       --------        --------       --------
          Net cash provided by financing activities.........      26,259           (734)             --         25,525
                                                                --------       --------        --------       --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.....................          --             51              --             51
                                                                --------       --------        --------       --------
NET CHANGE IN CASH AND CASH EQUIVALENTS.....................      (1,220)          (318)             --         (1,538)
CASH AND CASH EQUIVALENTS, beginning of year................        (397)         2,505              --          2,108
                                                                --------       --------        --------       --------
CASH AND CASH EQUIVALENTS, end of year......................    $ (1,617)      $  2,187        $     --       $    570
                                                                ========       ========        ========       ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest..................................................    $  7,069       $  1,893              --       $  8,962
  Income taxes..............................................       1,678            926              --          2,604
Non-cash investing and financing activities
  Grants....................................................         352             --              --            352
  Capital Leases............................................       1,844             --              --          1,844
  Tax benefit from exercise of non-qualified stock
    options.................................................         100             --              --            100

                         RAILTEX, INC. AND SUBSIDIARIES

18.  SUBSEQUENT EVENTS

     In January 2000, RailTex Global Investments, LLC ("LLC"), a limited liability company in which the Company owns a 50.5% membership interest, sold all of its shares in FCA to existing shareholders for U.S. $6.4 million. Also in January, RailTex International Holdings, Inc. ("RIHI"), a wholly-owned subsidiary of RailTex, sold all of its remaining membership interest in the LLC and, thus, indirectly, the LLC's shares in America Latina Logistica, S.A. ("ALL"), the parent corporation of FSA, to Global Environmental Fund ("GEF") for U.S. $3.4 million. Concurrent with the sale of RailTex's ALL shares to GEF, RailTex's obligations to repurchase any of the Brazilian interests previously sold to GEF terminated. The Company received total proceeds on both of these transactions of U.S. $9.8 million, which were used to reduce its senior credit facilities and for general corporate purposes. RailTex recorded a gain of U.S. $130,000, or $0.01 per share, from these transactions in the month of January 2000.

     On February 4, 2000, RailAmerica acquired all of the outstanding stock of RailTex for approximately $325 million, including the assumption of all of the Company's outstanding long-term debt. Each outstanding share of common stock of the Company was converted into the right to receive (i) $13.50 in cash, and (ii)
0.666667 shares of common stock, par value $0.001 per share of RailAmerica common stock. As a result of the acquisition, RailTex became a wholly-owned operating subsidiary of RailAmerica.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Registrant has authority under Section 145 of the Delaware General Corporation Law to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Certificate of Incorporation provides for indemnification of The Registrant's officers and directors to the extent permitted under the Delaware general Corporation Law.

     The Registrant's Certificates of Incorporation limits the liability of directors to the maximum extent permitted by Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant's Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Delaware law and requires the Registrant to advance expenses to its directors and officers to defend any action for which rights of indemnification are provided in the Certificate of Incorporation, and also permits the Board of Directors to grant such rights to its employees and agents.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

EXHIBITS                          DESCRIPTION
--------                          -----------
2.1       Amended and Restated Agreement and Plan of Merger, dated
          November 26, 2001 between RailAmerica, ParkSierra and
          ParkSierra Acquisition Corp. (incorporated by reference to
          Annex A to this Form S-4).
5.1       Opinion of Greenberg Traurig, P.A.
23.1      Consent of Greenberg Traurig, P.A. (to be contained in
          exhibit 5.1)
23.2      Consent of PricewaterhouseCoopers LLP
23.3      Consent of Arthur Andersen Langton Clarke
23.4      Consent of Arthur Andersen, LLP
24.1      Power of Attorney (filed with the signature page)

---------------

ITEM 22.  UNDERTAKINGS

     1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     2. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     4. The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Boca Raton, Florida, on December 17, 2001.

                                          RAILAMERICA, INC.

                                          By:      /s/ GARY O. MARINO
                                            ------------------------------------
                                                       Gary O. Marino
                                                Chairman, President and Chief
                                                      Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary O. Marino and Donald D. Redfearn his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                           SIGNATURE                                            TITLE                      DATE
                           ---------                                            -----                      ----



                       /s/ GARY O. MARINO                           Chairman, President and Chief    December 17, 2001
        ------------------------------------------------                  Executive Officer
                         Gary O. Marino                             (Principal Executive Officer)



                     /s/ DONALD D. REDFEARN                         Chief Administrative Officer,    December 17, 2001
        ------------------------------------------------              Executive Vice President,
                       Donald D. Redfearn                                     Secretary
                                                                            and Director



                       /s/ BENNETT MARKS                               Chief Financial Officer       December 17, 2001
        ------------------------------------------------
                         Bennett Marks



                       /s/ JOHN H. MARINO                                     Director               December 17, 2001
        ------------------------------------------------
                         John H. Marino



                     /s/ DOUGLAS R. NICHOLS                                   Director               December 17, 2001
        ------------------------------------------------
                       Douglas R. Nichols



                              /s/                                             Director               December 17, 2001
        ------------------------------------------------
                        Richard Rampell



                      /s/ CHARLES SWINBURN                                    Director               December 17, 2001
        ------------------------------------------------
                        Charles Swinburn

                           SIGNATURE                                            TITLE                      DATE
                           ---------                                            -----                      ----




                      /s/ JOHN M. SULLIVAN                                    Director               December 17, 2001
        ------------------------------------------------
                        John M. Sullivan



                     /s/ FERD C. MEYER, JR.                                   Director               December 17, 2001
        ------------------------------------------------
                       Ferd C. Meyer, Jr.



                     /s/ WILLIAM G. PAGONIS                                   Director               December 17, 2001
        ------------------------------------------------
                       William G. Pagonis

                                PARKSIERRA CORP.

                           211 GATEWAY ROAD WEST #401

                             NAPA, CALIFORNIA 94558

     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

                                  COMMON STOCK

    The undersigned, a holder of Common Stock of ParkSierra Corp., a California corporation (the "Company"), hereby appoints David L. Parkinson and Christopher
O. Motley, as proxies for the undersigned, with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of stock of the Company held of record by the undersigned at the close of business on December 4, 2001 at the Special Meeting of Shareholders of the Company, to be held on December 21, 2001, at 10 a.m., local time, at the offices of Steinhart & Falconer, 333 Market Street, 32nd Floor, San Francisco, CA 94105, and at any adjournment(s) or postponement(s) thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL.

    The Board of Directors recommends a vote FOR the proposal set forth below.

1. To approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of November 26, 2001, among RailAmerica, Inc., ParkSierra Acquisition Corp. (the "Merger Sub") and the Company and the transactions contemplated thereby, including the merger of the Company with and into the Merger Sub.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

    In their discretion the proxies are authorized to vote upon such other business as may properly come before the Special Meeting, or at any adjournment(s) or postponement(s) thereof.

    The undersigned hereby acknowledges receipt of (1) the Notice of Special Meeting (2) and the Proxy Statement/Prospectus.

                                    Dated
                                           ---------------------------------

                                    --------------------------------------------
                                    Signature

                                    --------------------------------------------
                                    Signature if held jointly

                                    IMPORTANT: Please sign exactly as your name appears and mail it promptly even though you now plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
                                    If a corporation, please sign in full
                                    corporate name by president or other
                                    authorized officer. If a partnership,
                                    please sign in partnership name by
                                    authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.